   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON September 30, 1998

                                                            Registration No. 333



                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         -----------------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         -----------------------------

                    QWEST COMMUNICATIONS INTERNATIONAL INC.
            (Exact name of registrant as specified in its charter)

                         -----------------------------

            Delaware                                4813                     84-1339282
 (State or other jurisdiction         (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
of incorporation or organization)      classification code number)     identification number)

                               1000 Qwest Tower
                            555 Seventeenth Street
                            Denver, Colorado 80202
                                (303) 992-1400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         -----------------------------

             ROBERT S. WOODRUFF, EXECUTIVE VICE PRESIDENT--FINANCE
                    Qwest Communications International Inc.
                               1000 Qwest Tower
                            555 Seventeenth Street
                            Denver, Colorado 80202
                                (303) 992-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                         -----------------------------


                            COPIES TO:

       DRAKE S. TEMPEST, ESQ.                    MICHAEL WEINSIER, ESQ.
       O'MELVENY & MYERS LLP              PARKER CHAPIN FLATTAU & KLIMPL, LLP
 153 EAST 53RD STREET, 54TH FLOOR            1211 AVENUE OF THE AMERICAS
   NEW YORK, NEW YORK  10022-4611              NEW YORK, NEW YORK 10036
          (212) 326-2000                               (212) 704-6000
       (212) 326-2061 (FAX)                         (212) 704-6288 (FAX)

                         ----------------------------


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after the Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger dated as of September 13, 1998, described in the enclosed Proxy Statement/Prospectus have been satisfied or waived.

  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[_]

                       ---------------------------------
                        CALCULATION OF REGISTRATION FEE


=====================================================================================================================
                                                                                 Proposed maximum
       Title of each class of          Amount to be       Proposed maximum          aggregate           Amount of
     securities to be registered         registered    offering price per share   offering price     registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value)......... 8,116,136 (1)             N/A             $211,167,464 (2)        $62,294
====================================================================================================================

(1) Represents the estimated number of shares of common stock, par value $.01 per share, of the Registrant ("Qwest Common Stock") issuable upon consummation of the merger (the "Merger") of a subsidiary of the Registrant with and into Icon CMT Corp. ("Icon"), assuming exercise of all options and warrants to purchase common stock, par value $.001 per share, of Icon ("Icon Common Stock") and an "exchange ratio" of 0.4444 shares of Qwest Common Stock for each share of Icon Common Stock. The exact number of shares to be issued will be calculated based upon a specified average trading price of the Qwest Common Stock over a specified period prior to the consummation of the transactions contemplated by the Merger Agreement. The Registrant does not expect the number of shares actually issued in the Merger to exceed the number indicated.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act on the basis of $11.563 (the average of the high and low prices of the Icon Common Stock as reported on the Nasdaq National Market on September 28, 1998) multiplied by 18,263,132 (the maximum aggregate number of shares of Icon Common Stock to be acquired in the Merger, including 2,378,754 shares subject to issuance pursuant to outstanding stock options and warrants).

                        ------------------------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

================================================================================

                                 ICON CMT CORP.
                             1200 Harbor Boulevard
                              Weehawken, NJ  07087

LOGO


                                                                _______ __, 1998

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Icon CMT Corp.:

  Icon CMT Corp. ("Icon") entered into a merger agreement with Qwest Communications International Inc. ("Qwest") on September 13, 1998. The Icon board of directors is seeking your vote for approval of this important transaction.

  If the merger closes, Icon will become a subsidiary of Qwest, and Icon stockholders will become stockholders of Qwest. In the merger, each share of Icon common stock will be converted into the right to receive a fraction of one share of Qwest common stock that results from dividing $12.00 by the average of the daily volume weighted averages of the trading prices for Qwest common stock for the 15 consecutive trading day period ending on the trading day that is three business days before the actual date of the special meeting of Icon stockholders. However, a share of Icon common stock will not be converted into the right to receive less than 0.3200 shares of Qwest common stock even if the average trading price exceeds $37.50 or more than 0.4444 shares of Qwest common stock even if the average trading price is less than $27.00. The fraction of one share of Qwest common stock that will be issued for each share of Icon common stock in the merger is referred to as the Qwest exchange ratio.

  We are asking you to approve the merger and to adopt the merger agreement. THE ICON BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN YOUR BEST INTERESTS AND THE BEST INTERESTS OF ICON, HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE. THE ICON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT. You can find the full text of the merger agreement at the back of this document as Annex A.

  The fraction of one share of Qwest common stock that will be issued for each share of your Icon common stock in the merger will not be determined until shortly before the actual date of the special meeting of Icon stockholders.
You may call xxx-xxx-xxxx anytime after _______, 1998 until the merger closes to hear a tape recorded message stating what the average trading price of Qwest common stock and the Qwest exchange ratio would be if they were determined on the date of your call.

  Whether or not you plan to attend the special meeting, please take the time to vote on the merger proposal submitted to Icon's stockholders by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return a properly executed proxy card it will have the same effect as a vote AGAINST the merger. YOUR VOTE IS VERY IMPORTANT.

  Scott A. Baxter, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President -- Information Technologies of Icon, and Scott Harmolin, Senior Vice President -- Chief Technology Officer of

Icon, who are also directors of Icon, have agreed to vote all of their shares of Icon common stock to approve the merger agreement and the merger and against any other business combination transaction. Messrs. Baxter, Brown and Harmolin own 6,572,172 shares of Icon common stock in the aggregate, or approximately 41.3% of the shares currently outstanding. In addition, Icon officers and directors [and other Icon stockholders] who in the aggregate hold _____ shares of Icon common stock, or approximately ___% of the shares currently outstanding, have indicated that they will vote their shares in favor of the merger and the adoption of the merger agreement.

  Approval of the merger and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Icon common stock entitled to vote at the special meeting. The Icon board of directors unanimously recommends that you vote to authorize Icon to adjourn the Icon special meeting to solicit additional proxies if the number of proxies sufficient to approve the merger and adopt the merger agreement has not been received by the scheduled date of the special meeting.

  The date, time and place of the special meeting is:

            _____________
            _____________
            _____________

  This document provides you with detailed information about Icon, Qwest and the proposed merger. I encourage you to read this entire document carefully.
Should you have any questions about Qwest, Icon or the merger, please contact Qwest's Investor Relations Department at 800-567-7296 or Andrea Kaimowitz of Morgan Walke Associates, Icon's investors relations representative, at 212-850-5600.


Sincerely,



Scott A. Baxter
President and Chief Executive Officer


                               Icon CMT Corp.
                               1200 Harbor Blvd.
                               Weehawken, N.J. 07087

                                 ICON CMT CORP.
                             1200 HARBOR BOULEVARD
                              WEEHAWKEN, NJ  07087

                              --------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         -----------------------------

  Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Icon CMT Corp. ("Icon") will be held at ________ a.m., local time, on _______, _______, 1998 at ____________________________________________
_____________________. The Special Meeting is being called for the following purposes:

  1. To consider and vote upon a proposal to approve the merger of Icon with a wholly owned subsidiary of Qwest Communications International Inc. ("Qwest"), and to adopt the Agreement and Plan of Merger dated as of September 13, 1998 (as amended, the "Merger Agreement") relating to the merger;

  2. To authorize Icon to adjourn the Special Meeting to solicit additional proxies in the event that the number of proxies sufficient to approve any of the proposals has not been received by the date of the Special Meeting; and

  3. To transact such other business as may be properly brought before the Special Meeting and any adjournments thereof.

  A copy of the Merger Agreement is set forth as Annex A to the Proxy Statement/Prospectus that accompanies this notice.

  The Merger Agreement provides for Qwest 1998-I Acquisition Corp. to merge with and into Icon. As a result of the Merger, Icon will become a wholly owned subsidiary of Qwest and each share of common stock of Icon ("Icon Common
Stock") will be converted into the right to receive the fraction of one share of Qwest common stock (the "Qwest Common Stock") that is equal to the "Exchange Ratio." The Exchange Ratio will equal $12.00 divided by the average of the daily volume weighted averages of the trading prices for Qwest Common Stock for the 15 consecutive trading day period ending on the trading day that is three business days before the Special Meeting (the "Average Market
Price"), but will not be less than 0.3200 (if the Average Market Price exceeds $37.50) or more than 0.4444 (if the Average Market Price is less than $27.00).

  Only holders of Icon Common Stock of record at the close of business on ____ __, 1998 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

  The accompanying Proxy Statement/Prospectus sets forth information relating to Icon and Qwest, including financial information, and describes the terms and conditions of the Merger and the Merger Agreement. Other important information about these matters is incorporated by reference to other documents. Please review all these materials carefully before completing the enclosed proxy card.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD. PLEASE RETURN THE PROXY CARD IN THE RETURN POSTAGE-PAID ENVELOPE SO THAT WE RECEIVE IT BEFORE _______ __, 1998. BY RETURNING THE PROXY CARD PROMPTLY, YOU WILL SAVE ICON ANY ADDITIONAL EXPENSE OF SOLICITING YOUR PROXY.

                                       By Order of the Board of Directors


                                       Richard M. Brown
                                       Secretary

Weehawken, New Jersey
________ __, 1998

LOGO
                                 ICON CMT CORP.

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON _____ __, 1998

                              ---------------------

                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                                   PROSPECTUS

  Icon CMT Corp. and Qwest Communications International Inc. are furnishing this Proxy Statement/Prospectus to holders of shares of Icon common stock, in connection with the solicitation of proxies by the Icon board of directors for use at a special meeting of Icon stockholders that has been called to consider and vote on a proposal to approve the merger of Icon with a wholly owned subsidiary of Qwest and to adopt the related merger agreement. A copy of the merger agreement is attached to this Proxy Statement/Prospectus as Annex A and is a part of this document.

   If the merger closes, Icon will become a subsidiary of Qwest, and Icon stockholders will become stockholders of Qwest. In the merger, each share of Icon's common stock will be converted into the right to receive a fraction of one share of Qwest common stock that results from dividing $12.00 by the average of the daily volume weighted averages of the trading prices for Qwest common stock for the 15 consecutive trading day period ending on the trading day that is three business days before the Icon special meeting. However, a share of Icon common stock will not be converted into the right to receive less than
0.3200 shares of Qwest common stock even if the average trading price exceeds $37.50 or more than 0.4444 shares of Qwest common stock even if the average trading price is less than $27.00. The fraction of one share of Qwest common stock that will be issued for each share of Icon common stock in the merger is referred to as the Qwest exchange ratio.

  SEE "RISK FACTORS" BEGINNING ON PAGE __ FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY ICON STOCKHOLDERS AND IN EVALUATING THE PROPOSALS TO BE VOTED UPON AT THE ICON SPECIAL MEETING.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The Icon special meeting will held on _________, ______ __, 1998 at ________ a.m., local time, at ___________________________________________________________
_______ and at any adjournment or postponement thereof.

  We expect that the merger will close on ______ __, 1998 promptly following the Icon special meeting. However, some of the other conditions to closing may not be satisfied at that time. If those remaining conditions are satisfied after the Icon special meeting, the Qwest exchange ratio will not be adjusted to reflect any change that might result if the average trading price were determined on the later date when the closing actually occurs. You may call xxx-xxx-xxxx anytime after ________, 1998 until the merger closes to hear a tape recorded message stating what the Qwest average market price and the exchange ratio would be if they were determined on the date of the call.

  THE ICON BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF
THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT AT THE ICON SPECIAL MEETING.

  The merger will not close unless holders of a majority of the outstanding shares of Icon common stock vote to approve the merger and adopt the merger agreement. The three principal executive officers of Icon, who are also Icon directors, have agreed to vote all of their shares of Icon common stock to approve the merger agreement and the merger and against any other business combination transaction. These stockholders own 6,572,172 shares of Icon common stock in the aggregate, or approximately 41.3% of the shares currently outstanding. In addition, Icon officers and directors [and other Icon stockholders] who in the aggregate hold _____ shares of Icon common stock, or approximately ___% of the shares currently outstanding, have indicated that they will vote their shares in favor of the merger and the adoption of the merger agreement.

  This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to Icon stockholders on or about _____ __, 1998.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS ________ __, 1998

  This document incorporates important business and financial information about Qwest that is not included in or delivered with this document. We will provide you with this information without charge upon written or oral request. To receive this information, please contact Qwest's Investor Relations Department at 1000 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202, telephone number 800-527-7296. In order for your request to be processed before the Special Meeting of Icon stockholders, your request must be received before __________, 1998.

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.............................................  1

SUMMARY............................................................................  6

THE COMPANIES......................................................................  6

  Icon CMT Corp....................................................................  6

  Qwest Communications International Inc...........................................  7

ICON SPECIAL MEETING...............................................................  7

  Purpose of the Special Meeting...................................................  7

  Date, Time and Place ............................................................  7

  Recommendation of the Icon Board ................................................  8

  Opinion of Icon's Financial Advisor..............................................  8

  Vote Required for Approval and Related Matters...................................  8

RISK FACTORS.......................................................................  9

PLAN OF MERGER.....................................................................  9

  The Merger Agreement.............................................................  9

  Option Agreements................................................................ 13

  Voting Agreements................................................................ 13

  Qwest Credit Facility ........................................................... 13

  Warrants; Registration Rights Agreement.......................................... 14

  Private Line Services Agreement.................................................. 14

  Interests of Certain Persons in the Merger....................................... 14

  Accounting Treatment of the Merger............................................... 14

  Certain Federal Income Tax Consequences.......................................... 14

  No Appraisal Rights ............................................................. 15

COMPARATIVE PER SHARE DATA......................................................... 16

COMPARATIVE MARKET PRICE INFORMATION............................................... 18

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA.................................................. 20

ICON SPECIAL MEETING............................................................... 27

  Date, Time, Place and Purpose.................................................... 27

  Record Date; Shares Entitled to Vote............................................. 27

  Quorum; Vote Required............................................................ 28

  Proxies.......................................................................... 28

  RISK FACTORS..................................................................... 29

  Uncertainty of Value of Qwest Common Stock Received in the Merger................ 29

  Tax Treatment.................................................................... 29

  Interests of Icon Officers and Directors in the Merger........................... 29

  Completing the Qwest Network and Increasing Traffic Volume....................... 30

  Operating Losses and Working Capital Deficits.................................... 30

  Icon's Limited Operating History; History of Negative Cash Flow
  and Operating Losses; ........................................................... 31

  Competition...................................................................... 31

  Dependence on Significant Customers.............................................. 32

  Managing Rapid Growth............................................................ 32

  Pricing Pressures and Industry Capacity.......................................... 33

  Rapid Technological Changes...................................................... 33

  Regulation Risks................................................................. 33

  Reliance on Key Personnel........................................................ 34

  Concentration of Voting Power; Potential Conflicts of Interest................... 34

  Anti-Takeover Provisions......................................................... 34

  Dividend Policy; Restriction on Payment of Dividends............................. 35

  Possible Volatility of Stock Price............................................... 35

  Shares Eligible for Future Sale.................................................. 35

PLAN OF MERGER..................................................................... 37

Background of the Merger........................................................... 37

  Recommendation of the Icon Board; Icon's Reasons for the Merger.................. 39

  Opinion of Icon's Financial Advisor.............................................. 41

  Terms of the Merger Agreement.................................................... 44

  Certain Federal Income Tax Consequences.......................................... 57

  Accounting Treatment of the Merger............................................... 58

  Regulatory Approvals............................................................. 58

  No Appraisal Rights.............................................................. 59

  Other Transaction Documents...................................................... 59

  INTERESTS OF CERTAIN PERSONS IN THE MERGER....................................... 61

  FEDERAL SECURITIES LAW CONSEQUENCES.............................................. 63

  LITIGATION....................................................................... 64

INDUSTRY OVERVIEW.................................................................. 65

  General ......................................................................... 65

  Long Distance Network Services .................................................. 66

  Telecommunications Technology.................................................... 66

  Telecommunications Markets....................................................... 67

BUSINESS OF ICON................................................................... 68

  General.......................................................................... 68

  Market and Industry Overview..................................................... 68

  Strategy......................................................................... 69

  Joint Venture.................................................................... 71

  Communications Infrastructure.................................................... 71

  Services and Products............................................................ 72

  Communications Services.......................................................... 72

  Sales and Marketing.............................................................. 74

  Competition...................................................................... 76

  Proprietary Rights............................................................... 78

  Government Regulation............................................................ 78

  Legal Proceedings................................................................ 80

  Employees........................................................................ 80

  Properties....................................................................... 80

SELECTED HISTORICAL FINANCIAL DATA OF ICON ........................................ 81

ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
     OF OPERATIONS................................................................. 83

Overview..........................................................................  83

  Results of Operations...........................................................  86

  Quarterly Results of Operations.................................................  90

  Liquidity and Capital Resources.................................................  92

  Recently Issued Accounting Standards............................................  93

  Year 2000.......................................................................  93

MANAGEMENT OF ICON................................................................  94

  Directors, Executive Officers and Key Employees.................................  94

  Committees of the Board of Directors............................................  96

  Compensation of Directors.......................................................  96

COMPENSATION OF ICON'S EXECUTIVE OFFICERS.........................................  97

  Option Grants in Last Fiscal Year...............................................  98

  Fiscal Year-End Value of Unexercised Options....................................  98

  Employment Agreements...........................................................  98

  Compensation Committee Interlocks and Insider Participation.....................  99

  1995 Option Plan................................................................  99

  Agreements With Employees....................................................... 100

  401(k) Plan..................................................................... 100

  Profit Sharing Plan............................................................. 100

CERTAIN TRANSACTIONS.............................................................. 101

SECURITY OWNERSHIP OF ICON MANAGEMENT AND OTHERS.................................. 102

BUSINESS OF QWEST................................................................. 104

  Recent Developments............................................................. 105

  DESCRIPTION OF QWEST CAPITAL STOCK.............................................. 105

  Authorized and Outstanding Capital Stock........................................ 105

  Common Stock.................................................................... 106

  Authorized Qwest Preferred Stock................................................ 106

  Certain Charter and Statutory Provisions........................................ 106

COMPARATIVE MARKET PRICE INFORMATION.............................................. 108

COMPARATIVE RIGHTS OF QWEST STOCKHOLDERS AND ICON STOCKHOLDERS.................... 109

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS................................. 111

QWEST COMMUNICATIONS INTERNATIONAL INC. PRO FORMA CONDENSED COMBINED BALANCE

    SHEET......................................................................... 113

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS........................ 117

LEGAL OPINION..................................................................... 120

TAX OPINION....................................................................... 120

EXPERTS........................................................................... 120

AVAILABLE INFORMATION............................................................. 120

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS.................................. 121

DOCUMENTS INCORPORATED BY REFERENCE............................................... 122

GLOSSARY ......................................................................... 123

INDEX TO THE FINANCIAL STATEMENTS ................................................ F-1

ANNEX A--MERGER AGREEMENT......................................................... A-1
ANNEX B--OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION........... B-1

--------------------------------------------------------------------------------

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY IS THE MERGER A GOOD IDEA?

A: First, the merger will increase your stockholder value. The $12.00 merger price was 65.5% above the $7.25 closing price per share of Icon common stock on September 11, 1998, the last trading day before the signing of the merger agreement. The merger will generally be tax-free, meaning that you will not have to pay taxes on the shares of Qwest common stock you receive until you sell those shares. You will have to pay taxes only on the cash that you will receive instead of a fractional share of Qwest common stock.

    Second, the merger is a good strategic combination of two companies that have different, but related, businesses. Qwest is a facilities-based provider of multimedia communications services to interexchange carriers and other communications entities and to businesses and consumers. It also constructs and installs fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use. Icon is an Internet solutions provider that offers a comprehensive range of services and products that enable corporate customers to implement their Internet, intranet and extranet strategies.

    We believe that Icon's established base of customers, particularly in the financial services, telecommunications, pharmaceutical and media industries, and experienced sales and engineering staff, complement Qwest's strategy to expand its multimedia service offerings for its customers on a global basis. The merger will join these customers to Qwest's fiber-optic network, extensive distribution channels and state-of-the-art back office systems. The merger will also help Qwest enter the Web hosting and Web enabling market for its large business customers.

    For a more detailed discussion of the reasons for the merger, see "PLAN OF MERGER---Recommendation of the Icon Board; Icon's Reasons for the Merger." Achieving the anticipated benefits of the Merger is subject to certain risks, as discussed under "RISK FACTORS" and "INFORMATION REGARDING FORWARD-LOOKING STATEMENTS."

Q:  WHAT WILL HAPPEN TO MY ICON COMMON STOCK IN THE MERGER?

A: In the merger, you will receive a fraction of one share of Qwest common stock in exchange for each share of your Icon common stock. The size of the fraction depends on the average trading price of Qwest common stock on the Nasdaq National Market during a specified period before the special meeting of Icon stockholders that has been called to vote on the merger agreement and the merger. This fraction is referred to as the Qwest exchange ratio. If the number of shares of Icon common stock that you own would entitle you to receive a whole number of shares of Qwest common stock as well as a fractional share of Qwest common stock, then you will receive that whole number of the shares of Qwest common stock and you also will receive cash instead of that fractional share of Qwest common stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Q:  HOW IS THE QWEST EXCHANGE RATIO DETERMINED?

A: The Qwest exchange ratio will give you a fractional share of Qwest common stock having an exchange value of $12.00 for each share of your Icon common stock, subject to certain limitations explained below. The exchange ratio is calculated by dividing $12.00 by the average of the daily volume weighted averages of the trading prices of Qwest common stock on the Nasdaq National Market over the 15 consecutive trading days ending on the trading day that is three business days before the scheduled date of the Icon special meeting. This average is referred to as the Qwest average market price.

    If the Qwest average market price is between $27.00 and $37.50, the Qwest exchange ratio will be set between 0.4444 and 0.3200, so that Icon stockholders will receive shares of Qwest common stock having an exchange value of $12.00 for each share of Icon common stock.

    If the Qwest average market price is greater than $37.50, the Qwest exchange ratio will be set at 0.3200, so that the exchange value you will receive for each share of Icon common stock will be greater than $12.00 as the Qwest average market price increases above $37.50 per share.

    If the average market price is less than $27.00, the Qwest exchange ratio will be set at 0.4444 so that the exchange value you will receive for each share of Icon common stock will be less than $12.00 as the Qwest average market price decreases below $27.00 per share.

    The Qwest average market price would have been $_____ if the Icon special meeting had been held on ________ __, 1998. Accordingly, if this Qwest average market price were actually used in calculating the Qwest exchange ratio, then the Qwest exchange ratio would be _______ and the Qwest exchange value for each share of your Icon common stock would be $_____. This is only an example. You should not expect the actual Qwest average market price to be $_____. The actual Qwest average market price will be determined three business days before the scheduled date of the Icon special meeting. Although the Qwest average market price may be $_____ as of that date, it is more likely to be greater or less than $_____, and the difference may be significant. The Qwest exchange ratio and the Qwest exchange value would then increase or decrease accordingly, subject to the limitations explained above.

Q:  HOW WILL I KNOW WHAT THE ACTUAL QWEST EXCHANGE RATIO IS?

A: You can call Qwest toll free xxx-xxx-xxxx anytime after ______ __, 1998 to hear a tape recorded message stating what the Qwest average market price and the Qwest exchange ratio would be on the date of the call, as if that date was the date to be used for determining the Qwest average market price. The actual determination date will be three business days before the date of the Icon special meeting.

Q:  WHAT IS THE VALUE OF THE QWEST COMMON STOCK THAT I WILL RECEIVE IN THE
    MERGER?

A: The cash value of the shares of Qwest common stock that you will receive in the merger depends mainly on the number of shares that you receive and the trading price for Qwest common stock when you sell the shares. You should consider the following:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    . The number of shares of Qwest common stock that you will receive in the merger is determined by the Qwest average market price rather than the
                                         -------
       actual trading price of Qwest common stock on any specific date, including the merger closing date. As explained above, the Qwest average market price depends on the trading prices of Qwest common stock over a 15-day period that ends three days before the scheduled date of the Icon special meeting. For example, if the Icon special meeting had taken place on __________ __, 1998, then the Qwest average market price would have been $_____. By contrast, the closing price per share of Qwest common stock was $_____ on that day. Because of the difference between these two prices, you would receive a [** greater/lesser **] fraction of one share of Qwest common stock for each share of your Icon common stock if the Qwest exchange ratio had been determined on the basis of the actual closing price on that day rather than on the basis of the Qwest average market price. Note that the Qwest average market price will be fixed three business days before the actual date of the Icon special meeting even if the merger does not close on that date, but instead closes sometime later. The Qwest average market price will not be recalculated after the actual meeting date.

    . The exchange value of the Qwest common stock that you will receive in the merger is calculated by multiplying the Qwest average market price by the Qwest exchange ratio. That amount is referred to as the Qwest exchange value. As indicated above, the Qwest exchange value will be $12.00 for each share of your Icon common stock if the Qwest average market price is between $27.00 and $37.50. The Qwest exchange value will exceed $12.00 if the Qwest average market price is greater than $37.50, and the Qwest exchange value will be less than $12.00 if the Qwest average market price is less than $27.00. The table on page 10 of the attached Proxy Statement/Prospectus sets forth the range of Qwest exchange values that relate to a sample range of Qwest average market prices. The Qwest exchange value of the fractional share of Qwest common stock that you will receive in the merger for each share of your Icon common stock is not necessarily the market value of that fractional share, as noted below.

    . The cash value that you would receive from selling the Qwest common stock that you receive in the merger will mainly depend upon the Qwest trading price per share when you sell those shares. This cash value is NOT the same as the Qwest exchange value of the Qwest common stock that you will receive in the merger. The cash value may be greater than the Qwest exchange value or less than the Qwest exchange value, and the cash value will in any case change over time. The cash value of your Qwest shares will depend upon the factors that generally influence the trading prices of securities.

Q:  WHEN WILL THE MERGER CLOSE?

A: We expect that the merger will close promptly after the Icon stockholders approve the merger and adopt the merger agreement at the Icon special meeting. The Icon special meeting is scheduled for ______ __, 1998. However, the closing may be delayed if other closing conditions have not been then satisfied.

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                                       3

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Q:  WHAT ARE MY FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: Your receipt of shares of Qwest common stock in the merger generally will be tax free. However, you may have to pay taxes on cash received instead of a fractional of Qwest common stock. For a detailed discussion of the tax consequences of the merger, see "RISK FACTORS--Tax Treatment" and "PLAN
    OF MERGER--Certain Federal Income Tax Consequences."

Q:  WILL I HAVE APPRAISAL RIGHTS?

A:  No. You will not have any appraisal rights as a result of the merger.

Q:  WHY SHOULD I VOTE?

A: You should vote to express your approval or disapproval of the merger and the merger agreement. Not voting the shares has the same effect as voting against the merger and the merger agreement.

    THE ICON BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT.

    Scott A. Baxter, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President -- Information Technologies of Icon, and Scott Harmolin, Senior Vice President -- Chief Technology Officer of Icon, who are also directors of Icon, have agreed to vote all of their shares of Icon common stock to approve the merger agreement and the merger and against any other business combination transaction. Messrs. Baxter, Brown and Harmolin own 6,572,172 shares of Icon common stock in the aggregate, or approximately 41.3% of the shares currently outstanding. In addition, Icon officers and directors [and other Icon stockholders] who in the aggregate hold _____ shares of Icon common stock, or approximately ___% of the shares currently outstanding, have indicated that they will vote their shares in favor of the merger and the adoption of the merger agreement.

    The merger will not close unless holders of a majority of the outstanding shares of Icon common stock vote to approve the merger and adopt the merger agreement. The Icon board of directors unanimously recommends that you vote to authorize Icon to adjourn the Icon special meeting to solicit additional proxies if the number of proxies sufficient to approve the merger and adopt the merger agreement has not been received by the scheduled date of the Icon special meeting.

Q:  WHAT SHOULD I DO NOW?

A: Please vote. You should mail your signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the Icon special meeting. After the merger is completed, we will send you written instructions that will tell you how to exchange your share certificates. Please do not send in your Icon stock certificates now or with your proxies. Hold your Icon stock certificates until you receive our instructions.

Q:  CAN I CHANGE MY VOTE AFTER YOU MAIL IN A SIGNED PROXY CARD?

A: Yes. You can change your vote in one of three ways at any time before your proxies are used. First, you can revoke your proxies by written notice. Second, you can complete a new, later-dated proxy card. Third, you can attend the Icon special meeting and vote in person.

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                                       4

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Q:  HOW DO I VOTE SHARES HELD IN MY BROKER'S NAME?

A: If your broker holds your shares of Icon common stock in his name (or in what is commonly called "street name"), then you should give your broker written instructions on how to vote. The shares will not be voted if you do not give these instructions. Please instruct your broker in writing to vote shares held in street name to approve of the merger and to adopt the merger agreement.

Q:  WHO CAN ANSWER MY QUESTIONS?

A: Please call Qwest's Investor Relations Department at 800-567-7296 or Andrea Kaimowitz of Morgan Walke Associates, Icon's investor relations representative, at 212-850-5600 if you have questions about Qwest, Icon or the merger.

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                                       5

--------------------------------------------------------------------------------
                                    SUMMARY

    This section summarizes selected information from this Proxy Statement/Prospectus, the merger agreement and other documents. It may not contain all the information that is important to you. To understand the merger more fully, and for a more complete description of Icon and Qwest, please read carefully the Proxy Statement/Prospectus, the merger agreement and the other documents to which we refer you.

    References to "Qwest" mean Qwest Communications International Inc. and its predecessors, together with Qwest's subsidiaries, including Qwest Corporation ("QC") and Qwest Communications Corporation ("QCC"). A glossary of other terms used in this Proxy Statement/Prospectus begins on page ___ of this Proxy Statement/Prospectus.



                                 THE COMPANIES

Icon CMT Corp.
1200 Harbor Blvd.
Weehawken, New Jersey  07087
(201) 601-2000
Internet: www.icon.com
(See page 68)

    Icon is an Internet solutions provider that offers a comprehensive range of services and products that enable corporate customers to implement their Internet, intranet and extranet strategies.

    Icon's mission is to provide end-to-end solutions to its customers by facilitating the distribution of the customers' information and applications over Icon's communications infrastructure as well as access to such information and applications. In order to provide end-to-end solutions, Icon integrates services and products in three key areas: (1) communications services, including high quality Internet access and web/server hosting and management; (2) a range of professional services, including custom application and website development and design, systems integration and maintenance and support services; and (3) product resales, including hardware and software, which are an integral component of systems design and integration and serve as a means of establishing customer relationships. Icon differentiates itself by integrating its services and products to provide customized turnkey solutions for the needs of corporate customers.

    Icon's customers include major corporations in the financial services, telecommunications, pharmaceutical and media industries, such as Astra Pharmaceuticals, L.P. (formerly Astra Merck, Inc.), Bear, Stearns & Co. Inc., Bell Atlantic Internet Solutions, Inc., CBS, Inc., C/net: The Computer Network, Merrill Lynch & Co., Inc., Proctor & Gamble Co., Swissotel, U.S. Clearing Corp. and Zapata Corporation.

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                                       6

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QWEST COMMUNICATIONS INTERNATIONAL INC.
1000 QWEST TOWER
555 Seventeenth Street
Denver, Colorado  80202
(307) 992-1400
Internet: www.qwest.net
(See page 104)

  Qwest is a facilities-based provider of a full range of multimedia communications services to interexchange carriers, communications entities and businesses and consumers. In addition, Qwest is constructing and installing fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use. Qwest is expanding its existing long distance network into an approximately 18,450 route-mile, coast-to-coast, technologically advanced, fiber optic telecommunications network. Qwest will employ, throughout substantially all of the network, a self-healing SONET ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent Technologies and Northern Telecom Inc., respectively. The network's advanced fiber and transmission electronics are expected to provide Qwest with lower installation, operating and maintenance costs than older fiber systems generally in commercial use today. In addition, Qwest has entered into contracts for the sale of dark fiber along the route of the network, which will reduce Qwest's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, Qwest believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for long haul voice and data transmission capacity and services.

  Under Qwest's current plan, its network will extend approximately 18,450 route miles coast-to-coast and connect approximately 130 metropolitan areas that represent approximately 80% of the originating and terminating long distance traffic in the United States. Presently, Qwest provides services to its customers through owned and leased digital fiber optic facilities and more than 15 switches strategically located throughout the United States, connecting Qwest to metropolitan areas that account for more than 95% of U.S. call volume. Construction of the network is scheduled to be completed in 1999. Through a combination of its network and leased facilities, Qwest will continue to offer interstate services in all 48 contiguous states. In April 1998, Qwest activated the entire transcontinental portion of the network from Los Angeles to San Francisco to New York, thus becoming the first network service provider to complete a transcontinental native Internet Protocol fiber network. Qwest is also expanding its network to carry international data and voice traffic into Mexico and Europe. Completion of the Mexico network is scheduled for late 1998. The network extension into Europe has been obtained through the exchange of telecommunications capacity with Teleglobe Inc., including two STM1's (the European equivalent of OC3 SONET circuits) crossing the Atlantic Ocean from New York City to London, and with Global Crossing Ltd., including four STM1s on Global's subsea fiber optic cable system connecting U.S. cities with Europe. The transatlantic telecommunications capacity supports Qwest's growth into the European market.

                             ICON SPECIAL MEETING

PURPOSE OF THE SPECIAL MEETING  (See page 27)

  The purpose of the Icon special meeting is to consider and vote upon a proposal to approve the merger and adopt the merger agreement.

DATE, TIME AND PLACE  (See page 27)

  The Icon special meeting will be held on ________, _______ __, 1998, at ______ a.m., local time, at ______________________.

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                                       7

--------------------------------------------------------------------------------

RECOMMENDATION OF THE ICON BOARD  (See page 39)

  The Icon board of directors has unanimously determined that the merger agreement and the merger are in your best interests and the best interests of Icon, has approved the merger and the merger agreement and has determined that the merger and the merger agreement are advisable. THE ICON BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF ICON'S FINANCIAL ADVISOR  (See page 41)

  Donaldson, Lufkin & Jenrette Securities Corporation, financial advisor to Icon in connection with the merger, has delivered its opinion to the board of directors of Icon, dated September 13, 1998, to the effect that as of the date of the opinion and based upon and subject to the assumptions, limitations and qualifications contained in the opinion, the merger consideration to be received by the holders of Icon common stock in the merger (other than holders of Icon common stock who are affiliates of Icon) was fair, from a financial point of view, to such holders. The entire opinion is attached as Annex B to this Proxy Statement/Prospectus. The opinion is directed to the Icon board of directors and relates only to the fairness of the merger consideration to the holders of Icon common stock (other than the holders of Icon common stock who are affiliates of Icon) from a financial point of view, does not address any other aspect of the merger or related transactions and does not constitute a recommendation to any Icon stockholder as to how such stockholder should vote at the Icon special meeting. Please read the opinion carefully in its entirety in connection with this Proxy Statement/Prospectus for the assumptions made and procedures followed by the financial advisor, the matters considered by them and the limits of their review.

VOTE REQUIRED FOR APPROVAL AND RELATED MATTERS  (See page 28)

  Record Date; Shares Entitled to Vote.   You are entitled to receive notice of
the Icon special meeting and to vote at the special meeting only if you were a stockholder of record of Icon common stock at the close of business on _______ __, 1998. At the close of business on the record date, ___________ shares of Icon common stock were outstanding. Each share entitles its registered holder to one vote.

  Quorum; Vote Required; Proxies. Holders of a majority of the outstanding shares of Icon common stock entitled to vote must be present at the Icon special Meeting in person or by proxy to constitute a quorum at the Icon special meeting. As of the record date, Icon's directors and executive officers and their affiliates beneficially owned approximately _____% of the outstanding shares of Icon common stock.

  Scott A. Baxter, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President -- Information Technologies of Icon, and Scott Harmolin, Senior Vice President and Chief Technology Officer of Icon, have agreed to vote all their shares of Icon common stock to approve the merger agreement and the merger and against any other business combination transaction. They have granted to Qwest an irrevocable proxy in connection with this agreement.
Messrs. Baxter, Brown and Harmolin hold 6,572,172 shares of Icon common stock in the aggregate, or approximately 41.3% of the shares currently outstanding. In addition, Icon officers and directors [and other Icon stockholders] who in the aggregate hold _____ shares of Icon common stock, or approximately ____% of the shares currently outstanding, have indicated that they will vote their shares in favor of the merger and the adoption of the merger agreement.

  Approval of the merger and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Icon common stock entitled to vote at the Icon special meeting. The Icon board of directors unanimously recommends that you vote to authorize Icon to adjourn the Icon special meeting to solicit additional proxies if the number of proxies sufficient to approve theh merger and adopt the merger agreement has not been received by the scheduled date of the Icon special meeting.

  Icon common stock represented by properly executed proxies for which no instruction is given will be voted "FOR" adoption of the merger agreement and "FOR" the adjournment of the Icon special meeting to solicit additional proxies, if necessary.

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                                       8

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                                 RISK FACTORS

  In evaluating Icon, Qwest, the merger and the merger agreement, you should carefully consider certain risk factors. See "RISK FACTORS" beginning on page 29.


                                PLAN OF MERGER

The Merger Agreement  (See page 37)

  Merger Agreement. Icon and Qwest entered into the merger agreement on September 13, 1998. The merger agreement is attached as Annex A to this Proxy Statement/Prospectus.

  The Merger. If the merger closes, Icon will become a subsidiary of Qwest, and Icon stockholders will become stockholders of Qwest. In the merger, each share of Icon's common stock will be converted into the right to receive a fraction of one share of Qwest common stock that results from dividing $12.00 by the average of the daily volume weighted averages of the trading prices for Qwest common stock for the 15 consecutive trading day period ending on the trading day that is three business days before the actual date of the special meeting of Icon stockholders. However, a share of Icon common stock will not be converted into the right to receive less than 0.3200 shares of Qwest common stock even if the average trading price exceeds $37.50 or more than 0.4444 shares of Qwest common stock even if the average trading price is less than $27.00. Accordingly, the value you would receive for each share of Icon common stock (based upon the Qwest average market price) will be greater than $12.00 as the Qwest average market price increases above $37.50 per share. Correspondingly, the value you will receive for each share of Icon common stock (based upon the Qwest average market price) will be less than $12.00 as the Qwest average market price decreases below $27.00 per share. The fraction of one share of Qwest common stock that will be issued for each share of Icon common stock in the merger is referred to as the Qwest exchange ratio. The exchange value described above that you will receive for each share of your Icon common stock is not necessarily the cash value of the fractional share of Qwest common stock that you will receive for each of your Icon shares as explained below.

  Table of Exchange Values of Qwest Common Stock to be Issued in the Merger. The columns in the table below give you the following information:

       (A) The first column shows a range of Qwest average market prices from $46.00 to $20.00. The Qwest average market price can be greater than $46.00 and less than $20.00. Note that the number of shares of Qwest common stock that you receive in the merger will be based upon an average market price over
                                                       -------
  a 15-day period that ends three business days before the actual date of the Icon special meeting. That number will not be based on the closing price per share of the Qwest common stock on the closing date. The Qwest average market price can, and probably will, differ from the trading price of the Qwest common stock on the closing date of the merger. For example, the Qwest average market price would have been $_____ if the Icon special meeting had been held on ________ __, 1998. By contrast, the closing price per share of Qwest common stock was $_____ on that date. Because of the difference between these two prices, you would have received a [** greater/lesser **] fraction of one share of Qwest common stock for each share of your Icon common stock if the exchange ratio had been determined on the basis of the actual closing price on that day rather than on the basis of the Qwest average market price. Note that the Qwest average market price will be fixed as of three business days before the actual date of the Icon special meeting, even if the merger does not close on the meeting date, but instead closes sometime later. The Qwest average market price will not be recalculated.

       (B) The second column shows the fractional share of Qwest common stock that would be issued for each share of your Icon common stock at each of the Qwest average market prices shown in the table. This fractional share is also known as the Qwest exchange ratio. Note that the Qwest exchange ratio does not fall

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                                       9

--------------------------------------------------------------------------------

  below 0.3200 if the Qwest average market price exceeds $37.50, nor does the Qwest exchange ratio rise above 0.4444 if the Qwest average market price is less than $27.00. The Qwest exchange ratio will not be recalculated if the merger closes anytime after the actual date of the Icon special meeting.

       (C) The third column shows the exchange values of the fractional share of Qwest common stock that would be issued for each share of your Icon common stock at each of the Qwest average market prices shown in the table. These Qwest exchange values are determined by multiplying the Qwest average market prices shown in the first column by the corresponding Qwest exchange ratios shown in the second column. Note that the Qwest exchange value that you will receive in the merger will be greater than $12.00 if the Qwest average market price is greater than $37.50 and that the exchange value for each share of your Icon common stock will be less than $12.00 if the Qwest average market price is less than $27.00. The Qwest exchange value does NOT represent the actual cash value per share of Icon common stock that you could expect to receive from selling the shares of Qwest common stock that you will receive in the merger. The cash value may be greater than the Qwest exchange value or less than the Qwest exchange value, and the cash value will in any case change over time. The cash amount mainly depends upon the trading price per share of Qwest common stock when you sell the Qwest shares. The trading price per share of Qwest common stock will vary depending upon the factors that generally influence the trading prices of securities. See "RISK FACTORS-- Uncertainty of Value of Qwest Common Stock Received in the Merger."


                           TABLE OF EXCHANGE VALUES

                                                                                               (C)
                   (A)                                      (B)                           QWEST EXCHANGE
              QWEST AVERAGE                            QWEST EXCHANGE                   VALUE PER SHARE OF
             PRICE PER SHARE                               RATIO                        ICON COMMON STOCK
------------------------------------------  ------------------------------------  ------------------------------

                  $46.00                                   0.3200                             $14.7200
                  $45.00                                   0.3200                             $14.4000
                  $44.00                                   0.3200                             $14.0800
                  $43.00                                   0.3200                             $13.7600
                  $42.00                                   0.3200                             $13.4400
                  $41.00                                   0.3200                             $12.1200
                  $40.00                                   0.3200                             $12.8000
                  $39.00                                   0.3200                             $12.4800
                  $38.00                                   0.3200                             $12.1600
----------------------------------------------------------------------------------------------------------------
                  $37.50                                   0.3200                             $12.0000
                  $36.00                                   0.3243                             $12.0000
                  $35.00                                   0.3429                             $12.0000
                  $34.00                                   0.3529                             $12.0000
                  $33.00                                   0.3636                             $12.0000
                  $32.00                                   0.3750                             $12.0000
                  $31.00                                   0.3871                             $12.0000
                  $30.00                                   0.4000                             $12.0000
                  $29.00                                   0.4138                             $12.0000
                  $28.00                                   0.4286                             $12.0000

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                                      10

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
                  $27.00                                   0.4444                             $12.0000
----------------------------------------------------------------------------------------------------------------
                  $26.00                                   0.4444                             $11.5544
                  $25.00                                   0.4444                             $11.1100
                  $24.00                                   0.4444                             $10.6560
                  $23.00                                   0.4444                             $10.2212
                  $22.00                                   0.4444                             $ 9.7768
                  $21.00                                   0.4444                             $ 9.3324
                  $20.00                                   0.4444                             $ 8.8880

  Conditions to the Merger. Icon and Qwest are required to close the merger only if the following principal conditions, among others, are satisfied at or before the closing date:

     .   Holders of a majority of the outstanding shares of Icon common stock have duly approved the merger agreement and the merger.

     .   Icon and Qwest have obtained from each governmental body or other person each material approval that is required or advisable in connection with the merger agreement and the related transactions.

     .   No law, rule, regulation or other official action of any governmental body is in effect that makes the merger illegal or otherwise prohibits the merger or could reasonably be expected to have a material adverse effect on Icon or Qwest.

     .   Icon and Qwest are not in material breach of any law, rule, regulation or other official action of any governmental body or any agreement, indenture or other instruments in which its properties or operations may be affected and has not received notice that it would be in breach in connection therewith.

     .   The representations and warranties of each other party contained in each transaction document in connection with the merger to which such other party is a party are true and correct in all material respects on and as of the closing date.

     .   Each other party has performed, in all material respects, all of the covenants and other obligations required by each transaction document required to be performed by that party at or before the closing; and

     .   Icon has received an opinion from its counsel to the effect that the merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

  Termination of the Merger Agreement.   Icon and Qwest may terminate the merger
agreement before the merger becomes effective, for the following principal reasons, among others:

     .   We may mutually agree to terminate the merger agreement.

     .   Either Icon or Qwest may terminate on or after March 13, 1999, if the closing of the merger does not occur because of the breach or violation by the other party, in any material respect, of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

     .   Either Icon or Qwest may terminate after the date of the Icon special meeting, if the stockholders of Icon do not approve the merger agreement and the merger.

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                                      11

--------------------------------------------------------------------------------

     .   Qwest may terminate, if Icon or its board of directors authorize, recommend or propose that Icon enter into an agreement with respect to a business combination transaction with a third party.

     .   Icon may terminate, prior to the date of the Icon special meeting, if its board of directors determines that an unsolicited, bona fide written proposal made by any person is a superior proposal as compared to the terms of the merger agreement with Qwest, provided that Qwest is given the opportunity to modify the terms of the merger such that Icon prefers to conclude the merger in lieu of concluding the unsolicited written proposal by the other person.

     .   Qwest may terminate, if a business combination transaction involving
  Icon and another person closes.

  Icon Non-Solicitation Provisions. The merger agreement does not permit Icon or its officers, directors, employees, financial advisors or other representatives to solicit, initiate or encourage proposals for alternative business combination transactions, providing information to or conducting negotiations or discussions with other persons regarding alternative business combination transactions, withdrawing the Icon board of directors' approval of the merger agreement and the merger, recommending that Icon's stockholders approve an alternative business combination transaction or terminating the merger agreement to accept an alternative business combination transaction, except in each case as summarized in the following paragraph.

  The merger agreement permits Icon to provide information and conduct negotiations in connection with written proposals for alternative business combination transactions that the Icon board of directors believes are reasonably likely to be superior to the merger. The Icon board may also withdraw its recommendation that the Icon stockholders approve the merger agreement and the merger if the Icon board determines that an alternative business combination proposed by another person is superior to the merger. The Icon board may also terminate the merger agreement in order to enter into an agreement providing for an alternative business combination transaction with another person if the Icon board determines that the alternative transaction is superior to the merger and if the Icon board first gives Qwest an opportunity to modify the terms of the merger so that the alternative transaction is not superior to the merger, as so modified.

  The merger agreement sets out a number of factors that the Icon board of directors must consider in determining whether an alternative transaction is superior to the merger, either on the terms that have been approved by Icon and Qwest or on the terms that Qwest may propose in response to an alternative business combination transaction that the Icon board might otherwise determine to be a proposal superior to the merger. The Icon board may take any of the actions referred to in the preceding paragraph with respect to an alternative business combination transaction proposed by another person only if the Icon board concludes in good faith, based upon the advice of Icon's legal counsel, that failure to take the action would breach its fiduciary duties to Icon's stockholders, other than its affiliates.

  Termination Fee. The merger agreement requires Icon to pay Qwest a termination fee of $7 million if either Icon or Qwest terminates the merger agreement for the reasons summarized above under the last four bullet points under "The Merger Agreement -- Termination" above. Icon must also pay a $7 million fee if the parties terminate the merger agreement for the reason summarized in the second bullet point in that section if another person has made a proposal for an alternative business combination transaction at the time of termination and within the following 12 months Icon enters into a definitive agreement with respect to an alternative business combination transaction or an alternative business combination transaction involving Icon closes during that period. Icon's obligation to pay a termination fee may adversely affect the willingness of another person to propose an alternative business combination transaction involving Icon or the price and other terms of such a proposal.

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                                      12

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  Purchase of Qwest Products and Services.  The merger agreement also requires
Icon to purchase from Qwest products and services for an aggregate purchase price of $30 million if Icon consummates an alternative business combination with another person within 12 months following the termination of the merger agreement for any reason other than Qwest's material breach of the merger agreement. Icon's obligation to purchase products and services from Qwest may adversely affect the willingness of another person to propose an alternative business combination transaction involving Icon or the price and other terms of such a proposal.

OPTION AGREEMENTS   (See page 59)

     When Icon and Qwest entered into the merger agreement, Qwest also entered into option agreements with Scott A. Baxter, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President -- Information Technologies of Icon, and Scott Harmolin, Senior Vice President -- Senior Technology Officer of Icon, who own 6,572,172 shares of Icon common stock in the aggregate, or approximately 41.3% of the shares currently outstanding. The form of the option agreements is attached as Exhibit A to the merger agreement.

     In each option agreement, the stockholder grants Qwest an option to acquire all the shares of Icon common stock beneficially owned by him at a price of $12.00 per share. The option may be exercised, in whole or in part, within one year following the termination of the merger agreement if an alternative business combination transaction involving Icon closes during that period. In lieu of acquiring any shares, Qwest may elect, in its sole discretion, to require the stockholder to repurchase the option, or a portion of the option, for cash in the amount by which the value of consideration per share that would be received by the stockholder in the alternative business combination transaction exceeds $12.00. The stockholder also agreed to certain restrictions in the voting and the sale of the shares of Icon common stock subject to the option. The voting restrictions terminate upon the termination of the merger agreement and the payment of any termination fee then required to be paid by Icon to Qwest.

VOTING AGREEMENTS   (See page 60)

     When Icon and Qwest entered in the merger agreement, Qwest also entered into voting agreements and proxies with Messrs. Baxter, Brown and Harmolin. The form of the voting agreements is attached as Exhibit B to the Merger Agreement.

     In each voting agreement, the stockholder agrees to vote all the shares of Icon common stock beneficially owned by him to approve the merger agreement and the merger, to vote against any alternative business combination transaction and to vote against any action or against that would result in a breach of the merger agreement or impede or delay the merger closing. The stockholder also granted to Qwest an irrevocable proxy in connection with these matters. The voting agreement terminates upon the termination of the merger agreement and the payment of any termination fee then required to be paid by Icon to Qwest.

QWEST CREDIT FACILITY  (See page 61)

     In the merger agreement, Qwest committed to lend to Icon up to $15 million in the aggregate. The terms and conditions of the loan are attached as Exhibit D to the merger agreement. On September 28, 1998, Qwest and Icon entered into a definitive credit agreement with respect to the loan.

     The initial availability date of the loan is January 31, 1999. The proceeds of the loan will be applied to repay Icon's outstanding indebtedness, acquire equipment and pay general corporate and operating expenses. The maturity date of the loan is January 31, 2000. Before the occurrence of a material adverse condition affecting the business, properties, operations, prospects or condition (financial or otherwise) of Icon and its subsidiaries, taken as a whole, interest on the loan will accrue at a floating rate equal to the rate published in The Wall Street Journal

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                                      13

--------------------------------------------------------------------------------

from time to time as the prime rate, plus 1.00%. After the occurrence of a material adverse condition, the interest rate will be at a floating rate equal to the prime rate plus 8.00%.

     The credit agreement contains customary representations, warranties, covenants, conditions to funding and events of default. The covenants include limitations on Icon's ability to incur additional debt to replace its president, chief executive officer or general counsel, without Qwest's approval, which may not be unreasonably withheld, conditioned or delayed. The loan is secured by a lien on substantially all of Icon's real and personal property and assets. The events of default, which entitle Qwest to require Icon to pay the loan in full upon notice, include (1) the consummation of an alternative business combination transaction with respect to Icon, (2) termination of the merger agreement on or after January 13, 1999 by Qwest because of a material breach by Icon of its obligations under the merger agreement or (3) a willful or reckless breach by Icon of any of its material obligations under the merger agreement. Under certain circumstances, Qwest may be required to advance the loan, and Icon would not be in default under the Qwest credit facility, even if an event occurred that could reasonably be expected to have a material adverse effect on Icon's business, properties, operations, propects or condition.

WARRANTS; REGISTRATION RIGHTS AGREEMENT   (See page 61)

     When Icon and Qwest entered into the merger agreement, Icon issued to Qwest warrants to purchase 750,000 shares Icon common stock exercisable at $12.00 per share for 10 years with registration rights granted pursuant to a registration rights agreement. Icon issued the warrants in consideration of Qwest's commitment to make the $15 million loan referred to above. The forms of the warrants and the registration rights agreement are attached as Exhibits E and F, respectively, to the merger agreement.

PRIVATE LINE SERVICES AGREEMENT  (See page 61)

     When Icon and Qwest entered into the merger agreement, they also entered into a private line services agreement, under which Qwest will provide to Icon telecommunications capacity and related ancillary services, and a master collocation license agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER  (See page 61)

     You should be aware that certain directors and executive officers of Icon may be deemed to have conflicts of interest with respect to the merger. These interests include (1) new employment agreements, effective when the merger closes, for Messrs. Baxter, Brown and Harmolin, who are the three principal executive officers of Icon and who as Icon directors voted to approve the merger agreement and the merger, (2) possible payments for Messrs. Baxter, Brown and Harmolin and other executive officers in the event such officers' employment is terminated under certain circumstances, (3) indemnification and liability insurance for directors and executive officers and (4) the assumption by Qwest of each unexercised and outstanding Icon stock option issued by Icon to purchase shares of Icon common stock held by a director or executive officer of Icon and the conversion of those options into stock options for Qwest common stock. In addition, Messrs. Baxter, Brown and Harmolin have also entered into voting agreements and option agreements with Qwest (as described above).

ACCOUNTING TREATMENT OF THE MERGER  (See page 58)

  The merger will be accounted for using the purchase method of accounting.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES  (See page 57)

  We intend the merger to qualify as a tax-free reorganization for federal income tax purposes, so that generally no gain or loss will be recognized by the Icon stockholders on the exchange of Icon common stock for Qwest common stock, except to the extent that Icon stockholders receive cash in lieu of fractional shares. Please consult your own tax advisors regarding the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences of the merger.

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                                      14

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NO APPRAISAL RIGHTS   (See page 59)

  You are not entitled to appraisal rights in connection with the merger or the other transactions contemplated by the merger agreement.

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                                      15

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                          COMPARATIVE PER SHARE DATA

  The following table sets forth selected comparative per share data for Qwest and for Icon on both an historical and unaudited pro forma combined basis giving effect to (1) the proposed acquisition by Qwest of all of the issued and outstanding shares of capital stock of Icon, as if the acquisition had occurred as of the balance sheet dates below for purposes of calculating book value per share amounts, and on January 1, 1997 for purposes of calculating net income
(loss) per share amounts, (2) the acquisition by Qwest of all of the issued and outstanding shares of capital stock, and capital stock issued at the closing of the acquisition in October 1997, of SuperNet, Inc. ("SuperNet"), as if the acquisition had occurred on January 1, 1997 for purposes of calculating net income (loss) per share amounts, (3) the acquisition by Qwest of all of the issued and outstanding shares of capital stock of Phoenix Network, Inc. ("Phoenix") in March 1998, as if the acquisition had occurred on January 1, 1997 for purposes of calculating net income (loss) per share amounts and (4) the acquisition by Qwest of all of the issued and outstanding shares of capital stock of LCI International, Inc. ("LCI") in June 1998, as if the acquisition had occurred on January 1, 1997 for purposes of calculating net income (loss) per share amounts. Items (2), (3) and (4) above, together with the historical results of operations of Qwest, are referred to in the following table as "Qwest historical." The following table does not give effect to Qwest's acquisition of EUnet International Limited ("EUnet"), because it is not significant for purposes of Securities and Exchange Commission Regulation S-X. None of Qwest, Icon, LCI, SuperNet or Phoenix has paid cash dividends. Accordingly, no information is provided with respect to pro forma combined or pro forma equivalent cash dividends. All share and per share information with respect to Qwest included herein gives effect to the Qwest two-for-one stock split effected in February 1998 in the form of a stock dividend. These tables should be read in conjunction with the historical financial statements of Qwest, Icon, LCI, Supernet and Phoenix including the respective notes thereto, and the unaudited pro forma condensed combined financial information, including the notes thereto, incorporated by reference into this Proxy Statement/Prospectus. The following information is not necessarily indicative of the results of operations or combined financial position that would have been achieved had the transactions been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                   AT              AT
                                               DECEMBER 31,     JUNE 30,
                                                  1997            1998
                                             --------------  --------------
Book value per share
     Qwest historical                             $ 13.43        $ 11.02
     Icon historical                               ($2.80)       $  1.93
     Qwest/Icon pro forma combined                $ 13.79        $ 11.42
     Icon pro forma equivalent(1)                 $  4.41        $  3.65

                                              FOR THE YEAR     FOR THE SIX
                                                  ENDED       MONTHS ENDED
                                              DECEMBER 31,      JUNE 30,
                                                   1997           1998
                                             --------------  --------------
  Net earnings (loss) per share
     Qwest historical--basic                     ($0.11)         ($0.06)
     Qwest historical--diluted                   ($0.11)         ($0.06)
     Icon historical--basic                      ($1.90)         ($0.83)
     Icon historical--diluted                    ($1.90)         ($0.83)

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                                      16

--------------------------------------------------------------------------------

     Qwest/Icon pro forma combined--basic               ($0.20)  ($0.12)
     Qwest/Icon pro forma combined--diluted             ($0.20)  ($0.12)
     Icon pro forma equivalent--basic(1)                ($0.06)  ($0.04)
     Icon pro forma equivalent--diluted(1)              ($0.06)  ($0.04)

__________________
     (1) The Icon pro forma equivalent represents the Qwest/Icon pro forma combined book value or net income (loss) per share multiplied by a Qwest exchange ratio of 0.3200. This Qwest exchange ratio assumes a Qwest average market price that is equal to or greater than $37.50.

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                                      17

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                     COMPARATIVE MARKET PRICE INFORMATION

  Icon became a publicly traded company on February 12, 1998 following Icon's initial public offering. Icon common stock is quoted on the Nasdaq National Market under the symbol "ICMT." Qwest became a publicly traded company on June 23, 1997 following Qwest's initial public offering. Qwest common stock is quoted on the Nasdaq National Market under the symbol "QWST." The table below sets forth, for the periods indicated, the high and low sales prices per share of Icon common stock and Qwest common stock as reported on the Nasdaq National Market (as adjusted for the Qwest two-for-one stock split in February 1998). For current price information, please consult publicly available sources.

                                                                        ICON                           QWEST
                                                           ------------------------------  ------------------------------
                                                                HIGH            LOW             HIGH            LOW
                                                           --------------  --------------  --------------  --------------
FISCAL 1998 (ENDING DECEMBER 31, 1998):
Third Quarter (through September 25, 1998):.............         $21.3750        $ 6.7500        $47.5000        $22.0000
Second Quarter..........................................         $28.7500        $12.8750        $40.0625        $27.8750
First Quarter...........................................         $17.6250        $ 8.3750        $41.0625        $29.6250

Fiscal 1997 (ended December 31, 1997):
Fourth Quarter..........................................            N/A             N/A          $34.4375        $22.9375
Third Quarter...........................................            N/A             N/A          $26.5000        $13.6250
Second Quarter..........................................            N/A             N/A          $15.0625        $13.1875
First Quarter...........................................            N/A             N/A             N/A             N/A

  On September 11, 1998, the last trading day prior to the announcement of the execution of the merger agreement, the closing price per share of Icon common stock, as reported on the Nasdaq National Market, was $7.25. On ______ __, 1998, the most recent practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Icon common stock, as reported on the Nasdaq National Market, was $_________. The "equivalent per share" closing price of Icon common stock was $12.00 as of September 11, 1998 and $__________ as of ______ __, 1998. This "equivalent per share" price is determined by multiplying the Qwest exchange ratio as of the relevant date (determined as if the closing price on such date were the Qwest average market price) by the Qwest common stock closing price on that date. On the Icon record date, there were approximately _______ Icon stockholders of record.

  On September 11, 1998, the last trading day prior to the announcement of the execution of the merger agreement, the closing price per share of Qwest common stock, as reported on the Nasdaq National Market, was $28.8125. On ______ __, 1998, the most recent practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Qwest common stock, as reported on the Nasdaq National Market, was $________. On September 25, 1998, there were approximately 3,200 Qwest stockholders of record.

  Icon has not declared or paid cash dividends on Icon common stock since Icon's initial public offering. The Icon board of directors intends to retain earnings for use in the development and continued expansion of Icon's business. The payment of cash dividends by Icon is prohibited under its revolving line of credit. Any future determination concerning the payment of dividends will be within the sole discretion of the Icon board and will depend upon the existence of such restriction, Icon's financial condition, Icon's results of operations and such other factors as the Icon board of directors deems relevant.

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                                      18

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  Qwest has not declared or paid cash dividends on Qwest common stock since
Qwest's initial public offering, and Qwest anticipates that any future earnings will be retained for investment in its business. Any payment of cash dividends in the future will be at the discretion of the Qwest board of directors and will depend upon, among other things, Qwest's earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to the payment of dividends.

  See "COMPARATIVE MARKET PRICE INFORMATION."

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                                      19

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                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                       CONDENSED COMBINED FINANCIAL DATA

  The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 1997 and for the six months ended June 30, 1998 gives effect to the acquisitions of SuperNet, Phoenix, LCI and Icon as if the acquisitions had occurred on January 1, 1997. The unaudited pro forma condensed combined balance sheet data as of June 30, 1998 set forth below gives effect to the proposed acquisition by Qwest of all the issued and outstanding shares of capital stock of Icon and the assumption of the Icon common stock options as if the acquisition had occurred on June 30, 1998. The selected unaudited pro forma condensed combined financial data does not give effect to Qwest's acquisition of EUnet, because it is not significant for purposes of Rule 3-05 of Securities and Exchange Commission Regulation S-X.

  The selected unaudited pro forma condensed combined financial data give effect to the acquisitions described above under the purchase method of accounting and are based on the assumptions and adjustments described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements contained elsewhere in this Proxy Statement/Prospectus. The fair value of the consideration will be allocated to the assets and liabilities acquired based upon the fair values of such assets and liabilities at the date of each respective acquisition and may be revised for a period of up to one year from the date of each respective acquisition. The preliminary estimates and assumptions as to the value of the assets and liabilities of LCI and Icon to the combined company are based upon information available at the date of preparation of the Unaudited Pro Forma Condensed Combined Financial Statements, and will be adjusted upon the final determination of such fair values. Qwest will complete final allocation of purchase price within one year from the acquisition date. The items awaiting final allocation include LCI non-current asset valuation and final determination of the costs to sell or exit certain activities of LCI. Its is anticipated that final allocation of the LCI purchase price will not differ materially from the preliminary allocation.

  The final allocation of purchase price to the Icon assets acquired and liabilities assumed is dependent upon an analysis which has not progressed to a stage at which there is sufficient information to make an allocation in these pro forma condensed combined financial statements. Qwest has undertaken a study to determine the allocation of the Icon purchase price to the various assets acquired, including in-process research and development projects, and the liabilities assumed. TO THE EXTENT THAT A PORTION OF THE ICON PURCHASE PRICE IS ALLOCATED TO IN-PROCESS RESEARCH AND DEVELOPMENT, A CHARGE, WHICH MAY BE SIGNIFICANT AND MATERIAL TO QWEST'S RESULTS OF OPERATIONS, WOULD BE RECOGNIZED IN THE PERIOD IN WHICH THE PROPOSED MERGER OCCURS. However, this charge is not expected to be material to the stockholders' equity or revenue of Qwest, based on the aggregate Icon purchase price of approximately $200.0 million.

  THE SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA BELOW DO NOT PURPORT TO REPRESENT WHAT QWEST'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD HAVE ACTUALLY BEEN OR WHAT OPERATIONS WOULD BE IF THE TRANSACTIONS THAT GIVE RISE TO THE PRO FORMA ADJUSTMENTS HAD OCCURRED ON THE DATES ASSUMED AND ARE NOT INDICATIVE OF FUTURE RESULTS.

  The selected historical financial data of Icon and Qwest as of the end of, and for each of the years in, the five year period ended December 31, 1997 and as of June 30, 1998 and 1997 and for the six months ended June 30, 1998 and 1997 have been taken or derived from the respective historical consolidated financial statements of Icon and Qwest.

  The selected historical consolidated financial data and the selected unaudited pro forma condensed combined financial data of Icon and Qwest, respectively, should be read in conjunction with the discussions under "ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Historical Consolidated Financial Statements and Unaudited Interim Financial Statements of Qwest and Icon, and the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this Proxy Statement/Prospectus.

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                                       20

--------------------------------------------------------------------------------

       SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA (UNAUDITED)
              (AMOUNTS IN MILLIONS, EXCEPT PER SHARE INFORMATION)

                                                                                            SIX MONTHS
                                                                            YEAR ENDED         ENDED
                                                                           DECEMBER 31,       JUNE 30,
                                                                               1997            1998
                                                                          --------------   --------------
STATEMENT OF OPERATIONS DATA:
Revenue..................................................................        $2,473          $1,371
Operating expenses.......................................................         2,211           1,217
Depreciation and amortization............................................           247             139
                                                                                 ------          ------

Earnings from operations.................................................            15              15
Other expense, net.......................................................            39              33
                                                                                 ------          ------

Earnings before income taxes.............................................           (24)            (18)
Income tax expense.......................................................            42              23
                                                                                 ------          ------

Net loss.................................................................        $  (66)         $  (41)
                                                                                 ======          ======

Loss per share--basic and diluted........................................        $(0.20)         $(0.12)


Shares used in calculating basic and diluted loss per share..............           327             330

                                                                                              AS OF
                                                                                             June 30,
                                                                                               1998
                                                                                         ----------------
BALANCE SHEET DATA:
Current assets............................................................................         $1,076
Property and equipment, net...............................................................         $1,755
Total assets..............................................................................         $6,645
Debt......................................................................................         $1,481
Total liabilities.........................................................................         $2,842
Total stockholders' equity................................................................         $3,803

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                                       21

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                  SELECTED HISTORICAL FINANCIAL DATA OF QWEST


                                                                                  SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                 JUNE 30,
                                   ------------------------------------------         --------
                                     1993     1994     1995     1996     1997       1997      1998(1)
                                   -------  -------  -------  -------  ------    --------  --------
                                        (IN MILLIONS, EXCEPT PER SHARE DATA AND OPERATING DATA)
STATEMENT OF OPERATIONS AND
 OTHER FINANCIAL DATA:
Total revenue..................       $  69   $   71   $  125   $  231   $ 697    $  301    $  571
Total operating expenses ......          80       81      161      243     673    $  321    $1,462
Earnings (loss) from operations         (11)     (11)     (36)     (12)     23       (20)     (891)
Other income (expense)(2)......         123       --       (2)       2      --         5      (19)
Earnings (loss) before income
 taxes.........................         112      (11)     (38)     (10)     24       (15)     (910)
Net earnings (loss)............       $  69   $   (7)  $  (25)  $   (7)  $  15    $  (10)   $ (883)
                                      -----   ======   ======   ======   =====    ======    ======
Earnings (loss) per share--basic      $0.40   $(0.04)  $(0.15)  $(0.04)  $0.08    $(0.06)   $(3.93)
Earnings (loss) per share--diluted    $0.40   $(0.04)  $(0.15)  $(0.04)  $0.07    $(0.06)   $(3.93)
EBITDA(3)......................       $  (1)  $   (6)  $  (26)  $    7   $  42    $  (12)   $   29
Net cash provided by (used in)
 operating activities..........       $  (7)  $    3   $  (57)  $   33   $ (36)   $    1    $  101
Net cash provided by (used in)
 investing activities..........       $ 107   $  (42)  $  (59)  $  (53)  $(357)   $ (120)   $ (436)
Net cash provided by (used in)
 financing activities..........       $ (96)  $   34   $  114   $   26   $ 766    $  427    $  321
Capital expenditures(4)........       $   4   $   41   $   49   $   86   $ 445    $  134    $  413

                                                          AS OF DECEMBER 31,                              AS OF JUNE 30,
                                   ----------------------------------------------------------------  -------------------------
                                      1993        1994         1995          1996          1997         1997          1998 (2)
                                   ----------  ----------  ------------  ------------  ------------  -----------  ------------
                                                                         (IN MILLIONS)
SUMMARY BALANCE SHEET DATA:
Total assets.....................       $  61       $  89         $ 184         $ 263        $1,398        $ 790        $6,428
Long-term debt...................       $   2       $  27         $  69         $ 109        $  630        $ 251        $1,365
Total stockholders' equity(5)....       $  12       $  25         $  26         $   9        $  382        $ 321        $3,604

                                                 AS OF DECEMBER 31,                       AS OF JUNE 30,
                                     -------------------------------------------  ------------------------------
                                         1995           1996           1997           1997            1998
                                     -------------  -------------  -------------  -------------  ---------------
OPERATING DATA:
Route miles of conduit installed             3,200          3,650          9,500          6,220           13,840
Route miles of lit fiber installed             580            900          3,400            900            8,600
Total minutes of use(6)............    237,000,000    382,000,000    669,000,000    234,000,000    1,895,000,000

--------------
(1) On June 5, 1998, Qwest acquired LCI. The acquisition was accounted for as a purchase and the results of LCI's operations are included with Qwest's for the period subsequent to the acquisition.

(2) In November 1993, Qwest sold substantially all of its then owned fiber optic network capacity and related equipment and assets to a third-party purchaser for $185.0 million (the "1993 Capacity Sale"). After deducting the carrying value of the assets sold and direct costs associated with the 1993 Capacity Sale, Qwest recognized a gain of approximately $126.5 million.
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                                       22

--------------------------------------------------------------------------------

(3) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization, a nonrecurring expense of $2.6 million in the year ended December 30, 1996 to restructure operations, the gain on sale of telecommunications agreements of $6.1 million (which is non-recurring) in the year ended December 31, 1996, the gain on sale of contract rights of approximately $9.3 million (which is non-recurring) in the six months ended June 30, 1997 and in the year ended December 31, 1997 and combined merger costs and provision for in-process research and development (which are non-recurring) of $880.5 million in the six months ended June 30, 1998. EBITDA includes earnings from the construction contracts for the sale of dark fiber that Qwest will use to provide cash for the construction cost of the Qwest Network. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of Qwest's operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies. Qwest believes that EBITDA is commonly used by financial analysts and others in the telecommunications industry. Without the effect of the growth share plan expense, EBITDA would have been $115.2 million, $20.0 million, and $1.8 million for the years ended December 31, 1997, 1996 and 1993, respectively, and $33.4 million and $51.5 million for the six months ended June 30, 1998 and 1997, respectively.

(4) Capital expenditures include expenditures for property and equipment, accrued capital expenditures, capital expenditures financed with the equipment credit facility and initial obligations under capital leases.

(5) Qwest has not declared or paid cash dividends on the Qwest common stock since becoming a public company in June 1997.

(6) Represents total minutes of use for the years ended December 31, 1997, 1996 and 1995 and the six months ended June 30, 1998 and 1997.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  SELECTED HISTORICAL FINANCIAL DATA OF ICON

  The following selected consolidated financial data for each of the years in the three-year period ended December 31, 1997 and as of December 31, 1996 and 1997 are derived from, and are qualified by reference to, Icon's audited consolidated financial statements (the "Icon Financial Statements") included elsewhere herein. The selected consolidated financial data below as of December 31, 1995 have been derived from audited consolidated financial statements of Icon that are not included herein. The following selected financial data as of December 31, 1993 and 1994 and for each year in the two-year period ended December 31, 1994 are derived from, and are qualified by reference to, Icon's unaudited consolidated financial statements not included herein. The selected financial data as of June 30, 1998 and for the six-month periods ended June 30, 1997 and 1998 are derived from the unaudited consolidated financial statements of Icon included elsewhere herein and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the data presented. The selected financial data for each three-month period in the 24-month period ended June 30, 1998 are derived from, and are qualified by reference to, Icon's unaudited consolidated financial statements not included herein. The results for the six months ended June 30, 1998 are not necessarily indicative of results for the full year. The information presented below should be read in conjunction with "ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION" and the Icon Financial Statements included elsewhere herein.

                                                              YEAR ENDED                                       SIX MONTHS ENDED
                                                              DECEMBER 31,                                         JUNE 30,
                                      -------------------------------------------------------------------    ----------------------
                                         1993          1994          1995          1996           1997           1997        1998
                                      ----------    ----------   -----------   ----------     -----------    ----------    --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
   Services:
      Professional....................   $ 2,439       $ 3,549      $ 6,388       $11,166        $ 22,484       $  9,840   $ 15,747
      Communications..................        --            --          189         1,268           5,979          2,171      6,063
      Media...........................        --            --          202           529              89             77         14
                                         ---------     ---------    --------      --------       ---------      ---------  ---------

          Total services revenues          2,439         3,549        6,779        12,963          28,552         12,088     21,824
                                         ---------     ---------    ---------     --------       ----------     ---------- ---------

   Products...........................    10,605        17,083       21,424        29,741          23,769          9,680     16,526
                                         ---------     ---------    --------      --------       ---------      ---------  ---------

Total revenues, net...................    13,044        20,632       28,203        42,704          52,321         21,768     38,350
                                         ---------     ---------    --------      --------       ---------      ---------  ---------

Cost of revenues:
   Services...........................     1,251         1,746        3,798         9,213          19,919          8,091     15,151
   Products...........................     9,596        14,132       17,653        24,607          19,401          7,905     14,335
                                         ---------     ---------    --------      --------       ---------      ---------  ---------

Total cost of revenues................    10,847        15,878       21,451        33,820          39,320         15,996     29,486
                                         ---------     ---------    --------      --------       ---------      ---------  ---------

Gross profit..........................     2,197         4,754        6,752         8,884          13,001          5,772      8,864
                                         ---------     ---------    --------      --------       ---------      ---------  ---------

Operating expenses:
   General and administrative.........       957         1,839        2,863         7,645          11,826          5,413      8,757
   Selling and marketing..............       835         1,671        3,782         7,184          10,849          4,537      8,598
   Research and development...........        69           501          411           969           1,347            559      1,167
   Depreciation and amortization......        85           110          241           493           1,024            413        797
   Special merger related charges.....        --            --           --            --              --             --      1,094
                                         ---------     ---------    --------      --------       ---------      ---------  ---------

Total operating expenses..............     1,946         4,121        7,297        16,291          25,046         10,922     20,413
                                         ---------     ---------    --------      --------       ---------      ---------  ---------

Income (loss) from operations.........       251           633         (545)       (7,407)        (12,045)        (5,150)   (11,549)

Net income (loss).....................       201           340         (437)       (7,164)        (12,566)        (5,686)   (11,245)

Basic earnings (loss) per share and
   diluted earnings (loss) per
   share(a)...........................     $0.03         $0.05       $(0.06)       $(1.06)         $(1.90)        $(0.84)    $(0.83)

Weighted average shares outstanding
  used for basic earnings (loss) per
  share and diluted earnings (loss)
  per share(a)......................       7,274         7,274        7,274         7,274           7,274          7,274     13,764

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                              DECEMBER 31,                                                 JUNE 30,
                                      -------------------------------------------------------------------                 ---------
                                         1993          1994          1995          1996           1997                       1998
                                      ----------    ----------   -----------   ----------     -----------                 ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Cash and cash equivalents...........   $   193       $   121      $   845       $   722        $  1,410                    $ 18,387
Working capital.....................       241           493         (651)       (1,704)           (897)                     18,574
Total assets........................     2,309         4,950        9,250        14,556          22,157                      44,912
Total liabilities...................     1,875         4,199        8,823        12,367          15,324                      14,380
Mandatorily redeemable preferred
stock...............................        --            --           --         9,881          27,229                          --
Stockholders' equity (deficit) .....       434           752          427        (7,692)        (20,396)                     30,532

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                            THREE MONTHS ENDED
                                ---------------------------------------------------------------------------------------------------
                                SEPTEMBER 30,   DECEMBER 31,  MARCH 31,  JUNE 30,  SEPTEMBER 30,  DECEMBER 31,  MARCH 31,   JUNE 30,
                                   1996            1996         1997       1997       1997          1997         1998         1998
                                ----------------------------------------------------------------------------------------------------

                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Services:
     Professional...............  $ 3,068        $ 3,845       $ 4,338   $ 5,502     $ 6,108      $ 6,536       $ 7,516     $ 8,231
     Communications.............      353            583           938     1,233       1,760        2,048         2,813       3,250
     Media......................      116            176            77        --          --           12            14          --
                                 ---------       --------      -------   --------    --------     -------       --------     -------


       Total services revenues      3,537          4,604         5,353     6,735       7,868        8,596        10,343      11,481
                                 ---------       --------      -------   --------    --------     -------       --------     -------


  Products......................    7,732          7,400         4,795     4,885       4,626        9,463         9,056       7,470
                                 ---------       --------      -------   --------    --------     -------       --------     -------


Total revenues, net.............   11,269         12,004        10,148    11,620      12,494       18,059        19,399      18,951
                                 ---------       --------      -------   --------    --------     -------       --------     -------


Cost of revenues:
  Services......................    2,679          3,248         3,760     4,331       5,560        6,268         7,226       7,925
  Products......................    6,384          6,201         3,813     4,092       3,771        7,725         7,986       6,349
                                 ---------       --------      -------   --------    --------     -------       --------     -------


Total cost of revenues..........    9,063          9,449         7,573     8,423       9,331       13,993        15,212      14,274
                                 ---------       --------      -------   --------    --------     -------       --------     -------


Gross profit....................    2,206          2,555         2,575     3,197       3,163        4,066         4,187       4,677

Operating expenses..............    4,233          5,034         5,143     5,779       6,209        7,915         8,871      11,542
                                 ---------       --------      -------   --------    --------     -------       --------     -------


Loss from operations............   (2,027)        (2,479)       (2,568)   (2,582)     (3,046)      (3,849)       (4,684)     (6,865)

Net loss........................   (1,958)        (2,453)       (2,935)   (2,751)     (3,061)      (3,819)       (4,554)     (6,691)

Basic loss per share and
  diluted loss per share........  $ (0.29)       $ (0.36)      $ (0.42)  $ (0.41)    $ (0.48)     $ (0.59)      $ (0.41)    $ (0.42)


_______________
(a) For information concerning the computation of basic and diluted earnings
    (loss) per share and weighted average shares of Icon common stock outstanding, see Note 5 to the Icon Financial Statements.

--------------------------------------------------------------------------------

                             ICON SPECIAL MEETING

DATE, TIME, PLACE AND PURPOSE

  The special meeting of Icon stockholders (the "Icon Stockholders") will be held on _______, ______ __, 1998 at ______ a.m., local time, at
____________________, or at any postponement or adjournment thereof (the "Special Meeting"), to consider and vote upon a proposal to approve the merger and adopt the merger agreement.

  The Board of Directors of Icon (the "Icon Board") has called the Special Meeting to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of September 13, 1998 (the "Merger Agreement") among Qwest, Qwest 1998-I Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Qwest ("Qwest Subsidiary"), and Icon. In accordance with the Merger Agreement, Qwest Subsidiary will merge with and into Icon (the "Merger") and Icon will become a subsidiary of Qwest (the "Surviving Corporation"). In the Merger, each share of Icon's common stock ("Icon Common Stock") will be converted into the right to receive a number of shares of Qwest common stock ("Qwest Common Stock") that is equal to the "Exchange Ratio." The Exchange Ratio will equal $12.00 divided by the average of the daily volume weighted averages of the trading prices for Qwest Common Stock for the 15 consecutive trading day period ending on the trading day that is three business days before the Special Meeting (the "Average Market Price"). However, a share of Icon Common Stock will not be converted into the right to receive less than 0.3200 shares of Qwest Common Stock (even if the Average Market Price exceeds $37.50) or more than 0.4444 shares of Qwest Common Stock (even if the Average Market Price is less than $27.00).

  THE ICON BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN YOUR BEST INTERESTS AND THE BEST INTERESTS OF ICON, HAS APPROVED THE MERGER AND THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE. THE BOARD OF DIRECTORS OF ICON UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT. SEE "PLAN OF MERGER--BACKGROUND OF THE MERGER" AND "-- RECOMMENDATION OF THE ICON BOARD; ICON'S REASONS FOR THE MERGER."

RECORD DATE; SHARES ENTITLED TO VOTE

  Only holders of record of Icon Common Stock at the close of business on ________ __, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. As of the close of business on the Record Date, __________ shares of Icon Common Stock were outstanding. Each share entitles the registered holder thereof to one vote. As of the Record Date, Icon's directors and executive officers and their affiliates beneficially owned approximately ___% of the outstanding shares of Icon Common Stock.

  Scott A. Baxter, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President -- Information Technologies of Icon, and Scott Harmolin, Senior Vice President -- Senior Chief Technology Officer of Icon, who own 6,572,172 shares of Icon Common Stock in the aggregate, or approximately 41.3% of the shares currently outstanding, have agreed to vote all their shares of Icon Common Stock to approve the Merger Agreement and the Merger and against any other business combination transaction and granted to Qwest an irrevocable proxy in connection therewith. In addition, Icon officers and directors [and other Icon stockholders] who in the aggregate hold _____ shares of Icon Common Stock, or approximately ____% of the shares currently outstanding, have indicated that they will vote their shares in favor of the Merger and the adoption of the Merger Agreement.

QUORUM; VOTE REQUIRED

  The presence in person or by proxy of holders representing a majority of the voting power of the Icon Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Adoption of the Merger Agreement by the Icon Stockholders requires the affirmative vote of at least a majority of the outstanding shares of Icon Common Stock entitled to vote thereon at the Special Meeting.

  A properly executed proxy marked "ABSTAIN" or an abstention at the Special Meeting will be counted for purposes of determining whether there is a quorum and will be counted towards the tabulation of votes cast on each proposal presented to the Icon Stockholders and will have the same effect as a negative vote. Shares represented by broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) although counted for purposes of determining whether there is a quorum at the Special Meeting, will not be counted for any purpose in determining whether the Merger Agreement have been adopted and will therefore have the effect of a vote against the approval of the Merger and the adoption of the Merger Agreement.

  In the event there is an insufficient number of shares of Icon Common Stock present in person or by proxy at the Special Meeting to approve the Merger and adopt the Merger Agreement, the Icon Board requests your approval to adjourn the Special Meeting to a later date. The effect of any such adjournment would be to permit Icon to solicit additional proxies for approval of the Merger and adoption of the Merger Agreement. While such an adjournment would not invalidate any proxies previously filed, including those filed by Icon Stockholders voting against the Merger, it would afford Icon the opportunity to solicit additional proxies in favor of the Merger.

  THE ICON BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" AUTHORIZING
ICON TO ADJOURN THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IF THE NUMBER OF PROXIES SUFFICIENT TO APPROVE THE MERGER AND ADOPT THE MERGER AGREEMENT HAS NOT BEEN RECEIVED BY THE SCHEDULED DATE OF THE SPECIAL MEETING.

PROXIES

  Icon Common Stock represented by properly executed proxies received at or prior to the Special Meeting that have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Icon Common Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" adoption of the Merger Agreement and "FOR" the adjournment of the Special Meeting to solicit additional proxies, if necessary. Shares represented by proxies voting against the proposal to approve the Merger and adopt the Merger Agreement will be voted against a proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies. Icon Stockholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. An Icon Stockholder may revoke a proxy at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of Icon a written revocation bearing a later date or by attending and voting in person at the Special Meeting. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.

  If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies (except for any proxies that have theretofore effectively been revoked or withdrawn) will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, notwithstanding that such proxies may have been effectively voted on the same or any other matter at a previous meeting.

  The cost of solicitation of proxies for the Special Meeting will be paid by Icon. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of Icon or Icon's financial advisors, without additional compensation, and by telephone, telegram, teletype, facsimile or similar method. Icon will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this Proxy Statement/Prospectus and other proxy materials to, and obtaining instructions relating to such materials from, beneficial owners of Icon Common Stock.

  Icon will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of Icon Common Stock.

  YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARDS. AFTER THE MERGER IS COMPLETED, YOU WILL RECEIVE WRITTEN INSTRUCTIONS FOR EXCHANGING YOUR ICON COMMON STOCK CERTIFICATES FOR QWEST COMMON STOCK

CERTIFICATES. YOU SHOULD CONTINUE TO HOLD YOUR ICON COMMON STOCK CERTIFICATES UNTIL YOU RECEIVE SUCH INSTRUCTIONS.


                                 RISK FACTORS

  You should carefully consider the following risk factors in evaluating Qwest, Icon, the Merger and the Merger Agreement. Please carefully review this Proxy Statement/Prospectus, together with all documents that are incorporated by reference, before you decide how to vote on the Merger and the Merger Agreement.

UNCERTAIN VALUE OF QWEST COMMON STOCK RECEIVED IN THE MERGER

  Qwest cannot assure the Icon Stockholders of the value of the shares of Qwest Common Stock to be issued to them in the Merger. The calculation of the Exchange Ratio is generally designed to provide Icon Stockholders with $12.00 in value of Qwest Common Stock for each share of Icon Common Stock converted in the Merger, but they will receive less than $12.00 in value for each share converted if the Average Market Price is less than $27.00. In addition, the value of the shares of Qwest Common Stock to be issued in the Merger is likely to change after the date the Merger is completed based upon changes in the business, operations and prospects of Qwest, general market and economic conditions such as interest rates, regulatory considerations and other factors beyond the control of Qwest.

TAX TREATMENT

  The Merger is intended to be treated as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and generally to be tax free to the Icon stockholders, except to the extent Icon stockholders receive cash in lieu of fractional shares. The obligation of Icon to complete the Merger is conditioned on receiving an opinion from its counsel that the Merger will be treated as a reorganization. Counsel to Icon will rely upon representations of Qwest and Icon, made as of the effective time of the Merger. If the representations are untrue, incorrect or incomplete, the Merger may not be treated as a reorganization within the meaning of Section 368(a), and the receipt of Qwest Common Stock in the Merger may be taxable to the Icon stockholders. See "PLAN OF MERGER--Certain Federal Income Tax Consequences."

INTERESTS OF ICON OFFICERS AND DIRECTORS IN THE MERGER

  You should be aware that certain directors and executive officers of Icon may be deemed to have conflicts of interest with respect to the Merger. These interests include (1) new employment agreements, effective when the Merger closes, for Scott A. Baxter, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President--Information Technologies of Icon, and Scott Harmolin, Senior Vice President--Chief Technology Officer of Icon, who are the three principal executive officers of Icon and who as Icon directors voted to approve the Merger Agreement and the Merger, (2) possible payments for Messrs. Baxter, Brown and Harmolin and other executive officers in the event such officers' employment is terminated under certain circumstances, (3) indemnification and liability insurance for directors and executive officers and
(4) the assumption by Qwest of each unexercised and outstanding Icon stock option issued by Icon to purchase shares of Icon common stock held by a director or executive officer of Icon and the conversion of those options into stock options for Qwest common stock. In addition, Messrs. Baxter, Brown and Harmolin have also entered into voting agreements and option agreements with Qwest. These interests, together with other relevant factors, were considered by the Icon Board in approving the Merger Agreement and the Merger. See "PLAN OF MERGER--Other Transaction Documents--Option Agreements," " -- Voting Agreements" and "-- Interests of Certain Persons in the Merger."

COMPLETING THE QWEST NETWORK AND INCREASING TRAFFIC VOLUME

  Qwest's ability to achieve its strategic objective will depend largely on completion of Qwest's network on schedule and within budget, as well as on achieving substantial traffic volumes on the network. The construction of the network will be affected by many factors, such as weather and regulatory approvals, that are beyond Qwest's control. Qwest cannot assure the Icon stockholders that the entire network will be completed as planned for the costs and in the time frame currently estimated. Although Qwest believes that its cost estimates and build-out schedule are reasonable, the actual construction costs or time required to complete the Qwest Network could exceed current estimates. In addition, Qwest must substantially increase its current traffic volume in order to realize the anticipated cash flow, operating efficiencies and cost benefits of the network. Qwest cannot assure the Icon stockholders that it will be able to achieve this increased traffic volume. See "--Competition" and "-- Pricing Pressures and Industry Capacity."

OPERATING LOSSES AND WORKING CAPITAL DEFICITS

  Qwest's operations have generated operating losses and insufficient cash flow to enable it to meet its debt service requirements, capital expenditures and other cash needs. Qwest had a net loss of $883.1 million for the six months ended June 30, 1998 (or $26.2 million excluding non-recurring costs associated with recent acquisitions and provisions for in-process research and development) and net earnings of approximately $14.5 million for the year ended December 31, 1997. It had an accumulated deficit of approximately $915.0 million at June 30, 1998.

  Although Qwest had working capital of approximately $15.2 million at June 30, 1998, Qwest expects to incur approximately $650.0 million of total capital expenditures for the remainder of the year ending December 31, 1998. Qwest has had working capital deficits for each of the four fiscal years prior to 1997. Working capital deficits after the Merger could limit Qwest's cash resources, resulting in reduced liquidity. Qwest cannot assure the Icon stockholders it will be able to achieve or sustain operating profitability. Qwest may require additional capital in order to offset operating losses and working capital deficits and to support its strategic objective. Certain debt instruments to which Qwest and its subsidiaries are parties limit but do not prohibit its incurrence of additional indebtedness, and Qwest expects additional indebtedness to be incurred by Qwest or its subsidiaries in the future. Qwest cannot assure the Icon stockholders that it will be successful in obtaining additional borrowings when required, or that the terms of future indebtedness will not impair the ability of Qwest to develop its business.

  The ability of Qwest to meet its obligations is affected by factors, such as prevailing economic conditions, that are beyond Qwest's control. In addition, the ability of Qwest's operating subsidiaries to pay dividends or to make other payments to Qwest may be restricted by the terms of credit arrangements of the operating subsidiaries or legal restrictions, and the payments may have adverse tax consequences. Failure to generate sufficient cash flow may impair Qwest's ability to obtain additional equity or debt financing or to meet its debt service requirements. In these circumstances, Qwest may be required to renegotiate the terms of the instruments for its long-term debt or to refinance all or a portion of that long-term debt. Qwest cannot assure the Icon stockholders that it would be able to renegotiate the terms successfully or refinance its indebtedness when required or that the terms of any refinancing would be acceptable to management. If Qwest were unable to refinance its indebtedness or obtain new financing under these circumstances, it would have to consider options that include the sale of certain assets to meet its debt service obligations, the sale of equity, negotiations with its lenders to restructure applicable indebtedness or other options lawfully available to it.

ICON'S LIMITED OPERATING HISTORY; HISTORY OF NEGATIVE CASH FLOW AND OPERATING LOSSES

  Founded in 1991, Icon has only a limited operating history available for evaluating Icon and its prospects. Although Icon has experienced revenue growth in recent years, it has not been profitable for the last three years. Icon's recent growth rate may not be sustainable and may not be indicative of future operating results. To date, Icon has incurred negative cash flow from operations and substantial and increasing net losses. Net cash used in operations for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998 was $4.4 million, $9.2 million, $7.3 million and $10.0 million, respectively. Losses from operations for the years ended December 31, 1996 and 1997 and the six months ended June 30, 1997 and 1998 were $7.4 million, $12.0 million, $5.2 million and $11.5 million, respectively. Icon had an accumulated deficit at June 30, 1998 of $32.0 million. Icon expects to continue to incur significant losses.

  Neither Qwest nor Icon can assure the Icon stockholders that Icon will be successful in attracting new customers, retaining current customers, increasing revenues, generating profits or ever achieving profitability. Furthermore, a substantial portion of its Internet access services is currently resold by a limited number of resellers. Neither Qwest nor Icon can assure the Icon stockholders that any of these resellers will continue to actively market Icon's services. Icon's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, Icon must, among other things, respond to competitive developments and continue to attract, retain and motivate qualified persons.
It also must continue to upgrade its technologies and develop commercial services and products that incorporate these technologies. There can be no assurance that Icon will be successful in addressing such risks.

COMPETITION

  The telecommunications industry is highly competitive. Many of Qwest's existing and potential competitors have financial, personnel, marketing and other resources significantly greater than those of Qwest, as well as other competitive advantages. Increased consolidation and strategic alliances in the industry resulting from the Telecommunications Act of 1996 (the "Telecommunications Act") also could give rise to significant new competitors to Qwest.

  The success of Qwest's business plan depends in large part on significant increases in its share of the communications services markets in the medium and long term. Qwest's primary competitors are other communications service providers, including large and small facilities-based interexchange carriers. For high volume capacity services, Qwest competes primarily with other coast-to-coast and regional fiber optic network providers. AT&T, MCI WorldCom and Sprint currently are the three principal facilities-based long distance fiber optic networks. Qwest is aware that others are planning additional networks that, if constructed, could employ similar advanced technology as the Qwest Network. In addition, Qwest has sold dark fiber along major portions of Qwest's network to Frontier Corporation and GTE Corporation. Upon completion of Qwest's network, Frontier and GTE will each have a fiber network similar in geographic scope and potential operating capability to that of Qwest. Another competitor is constructing, and has already obtained a significant portion of the financing for, a fiber optic network. As publicly announced, the scope of this competitor's network is less than that of Qwest. Nevertheless, it is expected to compete directly with the Qwest Network for many of the same customers along a significant portion of the same routes. A carrier's carrier announced in January 1998 that it plans to sell wholesale capacity on its fiber optic network and that it has entered into an agreement with one of the RBOCs to be the primary user of its network. Qwest believes that this network, although potentially competitive, is different in operating capability from the Qwest Network. Another potential competitor, a new telecommunications company, has announced its intention to create a telecommunications network based on Internet technology.

  Qwest also sells switched services to businesses, consumers and other carriers, competing with facilities-based carriers such as AT&T, MCI WorldCom and Sprint and some of the regional carriers. Qwest competes in this segment of the communications services market on the basis of price, transmission quality, network reliability and customer service and support. The ability of Qwest to compete effectively in this market will depend upon its ability to maintain high quality services at prices equal to or below those charged by its competitors. In this market also, Qwest's primary competitors include AT&T, MCI WorldCom and Sprint, all of which have extensive experience in the long distance market. The Telecommunications Act will allow the RBOCs and others to enter the long distance market. Qwest cannot assure the Icon stockholders that it will be able to compete successfully with existing competitors or new entrants in its communications services markets. Failure by Qwest to do so would have a material adverse effect on Qwest's business, financial condition and results of operations.

DEPENDENCE ON SIGNIFICANT CUSTOMERS

  Qwest has substantial business relationships with a few large customers. Frontier, GTE and WorldCom (prior to its merger with MCI) accounted for approximately 16%, 17% and 4%, respectively, of these revenues for the six months ended June 30, 1998, approximately 31%, 37% and 6%, respectively, of these revenues in 1997 and approximately 26%, 0% and 28%, respectively, of these revenues in 1996. Revenues from these large customers were attributable primarily to construction contracts for the sale of dark fiber that extend through 1998 or into 1999. In 1997, Qwest entered into two substantial construction contracts for the sale of dark fiber to GTE. The Frontier and GTE contracts provide for reduced payments and varying penalties for late delivery of route segments, and allow the purchaser, after expiration of grace periods ranging generally from 12 to 18 months, to delete the non-delivered segment from the system route to be delivered. A default by any of Qwest's dark fiber purchasers would require Qwest to seek alternative funding sources for capital expenditures. A significant reduction in the level of services Qwest provides for any of its large customers could have a material adverse effect on Qwest's results of operations or financial condition. In addition, Qwest's business plan assumes increased revenue from its communications services operations to fund the expansion of the Qwest Network. Qwest is aware that certain interexchange carriers are constructing or considering new networks. Accordingly, Qwest cannot assure the Icon stockholders that any of Qwest's communications services customers will increase their use of Qwest's services, or will not reduce or cease their use of Qwest's services. This could have a material adverse effect on Qwest's ability to fund the completion of its network. However, because of a significant increase in revenues resulting from recent acquisitions, Qwest's dependence on these significant customers will decrease.

MANAGING RAPID GROWTH

  Part of Qwest's strategy is to achieve rapid growth by using its network to exploit opportunities that Qwest expects will result from regulatory and technological changes and other industry developments. Qwest's growth strategy also includes exploring opportunities for strategic acquisitions. Qwest has completed four acquisitions since Qwest's initial public offering. As a result of its strategy, Qwest is experiencing rapid expansion that management expects will continue for the foreseeable future. This growth has increased the operating complexity of Qwest. Qwest's ability to manage its expansion effectively will depend on: (1) expansion, training and management of its employee base, which includes attracting and retaining highly skilled personnel;
(2) expansion and improvement of Qwest's systems for serving and communicating with its customers; (3) continued development and marketing of new products and services; (4) integration of acquired operations and (5) control of Qwest's expenses related to the expansion of its business. Failure of Qwest to satisfy these requirements, or otherwise mange its growth effectively, could have a material adverse effect on Qwest's business, financial condition and results of operations.

PRICING PRESSURES AND INDUSTRY CAPACITY

  The long distance transmission industry has generally been characterized as having overcapacity and declining prices since shortly after the AT&T divestiture in 1984. Qwest believes that increasing demand in the last several years has resulted in a shortage of capacity and slowed the decline in prices. However, Qwest also anticipates that prices for communications services will continue to decline over the next several years. This is due primarily to (1) recent technological advances that permit substantial increases in the transmission capacity of both new and existing fiber and (2) strategic alliances or similar transactions, such as long distance capacity purchasing alliances among RBOCs, that increase the parties' purchasing power. Also, Qwest's existing construction contracts for the sale of dark fiber and other potential contracts or arrangements with other carriers will increase supply and may lower prices for traffic on the Qwest Network. These downward pressures on prices could have a material adverse effect on the business of Qwest and on its financial condition and results of operations, including its ability to fund future operations.

RAPID TECHNOLOGICAL CHANGES

  The telecommunications industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit substantial increases in transmission capacity of both new and existing fiber. The introduction of new products or emergence of new technologies also may reduce the cost or increase the supply of certain services similar to those provided by Qwest. Qwest believes that for the foreseeable future technology changes will neither materially affect the continued use of fiber optic cable nor materially hinder Qwest's ability to acquire necessary technologies. However, the effect of technological changes on Qwest's operations cannot be predicted and could have a material adverse effect on Qwest's business, financial condition and results of operations.

REGULATION RISKS

  Qwest's operations are subject to extensive federal and state regulation. Communications services are subject to the provisions of the Communications Act of 1934, as amended. This includes the Telecommunications Act and the FCC regulations under the Communications Act. Communications services also are covered by laws and regulations of the states, including regulation by PUCs and other state agencies. Generally, Qwest must obtain and maintain certificates of authority from regulatory bodies in most states where it offers intrastate services. It also must obtain prior regulatory approval of tariffs for its intrastate services in most of these jurisdictions.

  Regulation of the telecommunications industry is changing rapidly, and the regulatory environment varies substantially from state to state. As deregulation at the federal level occurs, some states are reassessing the level and scope of regulation that may be applicable to Qwest. Some of Qwest's operations are also subject to a variety of environmental, safety, health and other governmental regulations. Qwest cannot assure the Icon stockholders that future regulatory, judicial or legislative activities will not have a material adverse effect on Qwest.

  The Telecommunications Act may have potentially significant effects on the operations of Qwest. The Telecommunications Act allows the RBOCs to enter the long distance business and enables other entities, including entities affiliated with power utilities and ventures between local exchange carriers ("LECs") and cable television companies, to provide an expanded range of telecommunications services. Entry of these companies into the long distance business would result in substantial additional competition in communications services. This may have a material adverse effect on Qwest and its customers. However, Qwest believes that entry by the RBOCs and other companies into the market will create opportunities for Qwest to sell fiber or lease long distance high volume capacity.

  Qwest monitors compliance with federal, state and local regulations governing the discharge and disposal of hazardous and environmentally sensitive materials, including the emission of electromagnetic radiation. Qwest believes that it is in compliance with these regulations, but it cannot assure the Icon stockholders that any discharge, disposal or emission might not expose Qwest to claims or actions that could have a material adverse effect on Qwest.

RELIANCE ON KEY PERSONNEL

  Qwest's operations are, and after the consummation of the Merger will continue to be, managed by key executive officers. The loss of any of these executive officers could have a material adverse effect on Qwest. Qwest believes that its growth and future success will depend in large part on its continued ability to attract and retain highly skilled and qualified personnel. The competition for qualified personnel in the telecommunications industry is intense. Qwest cannot assure the Icon Stockholders that it will be able to hire or retain necessary personnel. The loss of senior management or the failure to recruit additional qualified personnel in the future could significantly impede attainment of Qwest's financial, expansion, marketing and other objectives.

CONCENTRATION OF VOTING POWER; POTENTIAL CONFLICTS OF INTEREST

  Philip F. Anschutz, a director and Chairman of Qwest, beneficially owned approximately 53.2% of the issued and outstanding shares of Qwest Common Stock at September 25, 1998. Based on the number of shares of Qwest Common Stock and Icon Common Stock issued and outstanding at__________ __, 1998 and the Icon Record Date, respectively, and assumed Exchange Ratios of 0.3200 and 0.4444, upon completion of the Merger Mr. Anschutz would beneficially own approximately ____% or approximately ____%, respectively, of the issued and outstanding shares of Qwest Common Stock. As a result, Mr. Anschutz will continue to have the power to elect all the directors of Qwest and to control the vote on all other matters, including significant corporate actions. Also, Mr. Anschutz is a director and holds approximately 5% of the stock of Union Pacific Railroad Company. Subsidiaries of that company own railroad rights-of-way on which a significant portion of the Qwest Network has been and will be built.

ANTI-TAKEOVER PROVISIONS

  Qwest's Amended and Restated Certificate of Incorporation and bylaws include provisions that may have the effect of delaying, deterring or preventing a future takeover or change in control of Qwest without approval by the Qwest Board. These provisions may render the removal of directors and management more difficult. The Qwest Certificate of Incorporation places restrictions on who may call a special meeting of stockholders. In addition, the Qwest Board has the authority to issue up to 25,000,000 shares of preferred stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Qwest Common Stock may be adversely affected by the rights of the holders of any Qwest preferred stock that may be issued in the future. The issuance of shares of Qwest preferred stock may provide desirable flexibility in connection with possible acquisitions and may serve other corporate purposes. However it could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Qwest or even may discourage a third party from attempting to do so. In addition, Qwest is also is covered by anti-takeover provisions of Section 203 of the DGCL. This provision will prohibit Qwest from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing change of control of Qwest. Furthermore, Qwest's bylaws include provisions that provide that the exact number of directors will be determined by a majority of the Qwest Board and that vacancies on the Qwest Board may be filled by a majority vote of the directors then in office. These provisions may have the effect of delaying or preventing changes in control or management of Qwest, and could adversely affect the market price of the Qwest Common Stock. Additionally, there are federal regulations that require prior approval of some transfers of control and could also have the effect of delaying, deferring or preventing a change of control. See "DESCRIPTION OF QWEST CAPITAL STOCK."

DIVIDEND POLICY; RESTRICTION ON PAYMENT OF DIVIDENDS

  Qwest does not anticipate paying cash dividends in the foreseeable future. Qwest's ability to pay dividends is limited by its debt instruments.

POSSIBLE VOLATILITY OF STOCK PRICE

  Qwest made its initial public offering in June of 1997 and, accordingly, has a limited history as a public company. Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. The trading price of Qwest Common Stock could be subject to wide fluctuations in response to numerous factors. These factors include (1) operating results, (2) competition, (3) announcements of technological innovations or new products by Qwest or its competitors, (4) product enhancements by Qwest or its competitors, (5) regulatory changes, and (6) any differences in actual results and results expected by investors and analysts. In addition, the stock market has experienced volatility that has affected the market prices of equity securities of many companies and that often has been unrelated to the operating performance of those companies. These broad market fluctuations may adversely affect the market price of the Qwest Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

  At September 25, 1998, approximately 333 million shares of Qwest Common Stock were outstanding. The outstanding shares included approximately 173 million "restricted" shares that currently are eligible for sale in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 under the Securities Act. In addition, at August 31, 1998, approximately 6.2 million shares of Qwest Common Stock beneficially owned by officers and directors of Qwest who may be "affiliates" of Qwest under Rule 144 currently are eligible for sale to the extent permitted by Rule 144.

  If one year has elapsed since the later of the date of acquisition of restricted shares from Qwest or any "affiliate" of Qwest, or if shares are held by any "affiliate," Rule 144 permits the holder to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of Qwest Common Stock or (2) the average weekly trading volume of shares of Qwest Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date when notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to restrictions on the manner of sales, notice requirements and the availability of current public information about Qwest. If two years have elapsed since the date of acquisition of restricted shares from Qwest or from any "affiliate" of Qwest, and the holder was not an affiliate of Qwest at any time during the 90 days preceding a sale, that person would be entitled to sell that Qwest Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  Qwest has an effective registration statement under the Securities Act with respect to 35,000,000 shares of Qwest Common Stock reserved for issuance under its Equity Incentive Plan. All shares issuable under the plan generally may be resold by non-affiliates in the public market upon issuance without restriction under the

Securities Act. Affiliates may sell the shares to the extent permitted by Rule
144. At August 31, 1998, approximately 20,216,700 shares of Qwest Common Stock were subject to outstanding options under the Equity Incentive Plan and 8,600,000 shares were issuable under a warrant held by an affiliate of Anschutz Company.

  In connection with the acquisition of EUnet, Qwest has issued or will issue approximately 3.6 million shares of Qwest Common Stock, in the aggregate, to stockholders and optionholders of EUnet. The shares have been or will be issued in a private placement exempt from registration under the Securities Act and bear restrictive legends. Qwest has undertaken the registration of the resale of such shares of Qwest Common Stock under the Securities Act. In connection with the registration, EUnet stockholders will also receive, at Qwest's option, either (1) approximately $14.4 million in cash plus interest to the date of payment or (2) additional shares of Qwest Common Stock having the value of the cash payment, based upon an average of the closing prices for 15 consecutive trading days commencing 20 trading days before the effective date of the registration. Approximately .6 million shares of the shares of Qwest Common Stock issued in the transaction have been placed in escrow for two years and may be recovered by Qwest to satisfy any indemnification claims. Any shares of Qwest Common Stock remaining in escrow after the satisfaction of any indemnification claims will be transferred to the former EUnet stockholders.

  Sales of a substantial amount of Qwest Common Stock in the public market, or the perception that the sales may occur, could adversely affect the market price of Qwest Common Stock and impair Qwest's ability to raise additional capital through the sale of its equity securities.

                                 PLAN OF MERGER

BACKGROUND OF THE MERGER

  The following summarizes the significant contacts between Icon and Qwest that resulted in the execution of the Merger Agreement.

  On November 7, 1997, Scott A. Baxter, President and Chief Executive Officer of Icon and Joseph P. Nacchio, President and Chief Executive Officer of Qwest, met in Qwest's Morristown, New Jersey office to learn more about each other's respective companies. They concluded that there might be some synergies related to a strategic alliance and agreed to talk further at a later date.

  Later in November 1997, Mr. Baxter and Kenneth J. Hall, Senior Vice President, Chief Financial Officer and Treasurer of Icon, met in Denver, Colorado with Mr. Nacchio and Marc B. Weisberg, Senior Vice President of Qwest Communications Corporation, a wholly owned subsidiary of Qwest ("QCC"), Lewis O. Wilks, President --Business Markets of QCC, and certain other Qwest representatives. The parties discussed a potential strategic alliance between Icon and Qwest. After the meeting and following additional discussions between the parties during November and December 1997, Icon and Qwest decided not to pursue further discussions at that time.

  On May 15, 1998, Mr. Weisberg and certain other Qwest representatives met in Weehawken, New Jersey with Messrs. Baxter and Hall and certain other Icon representatives. The Qwest parties obtained a general understanding of Icon's various business units and how they would complement Qwest's capabilities. These discussions continued through the beginning of June 1998.

  In July 1998, Icon circulated to several carriers a Request for Proposal (the "RFP") for network services and related communications infrastructure facilities. During the course of discussions with executives at several of the carriers who responded to the RFP, including Qwest, Icon explored potential business combination transactions and other strategic transactions to complement the services and facilities arrangements contemplated in the RFP. See "--Reasons for the Merger."

  On July 9, 1998, representatives of Icon's communications and corporate development departments met with representatives of Qwest's sales department to present and discuss Qwest's response to the RFP. The parties had follow-up discussions by telephone and email regarding Qwest's response to the RFP.

  On July 22, 1998, Mr. Weisberg and Mr. Baxter met in New York City to discuss the possibility of an alliance between Icon and Qwest and the manner in which Icon and Qwest could accelerate their respective business plans if they entered into that alliance.

  On August 5, 1998, Mr. Weisberg and Mr. Baxter met in New York City to discuss Qwest's response to the RFP. Messrs. Weisberg and Baxter also discussed how Icon and Qwest might work together if the companies were combined. Messrs. Weisberg and Baxter did not discuss the terms of any such combination.

  On August 18, 1998, Mr. Weisberg and Mr. Baxter discussed by telephone the various components of Icon's operations. Mr. Weisberg asked Mr. Baxter questions with a view towards determining what value Icon has to Qwest's operations. Messrs. Weisberg and Baxter did not discuss the terms of any business combination transaction.

  On August 20, 1998, Mr. Weisberg and Mr. Baxter again discussed by telephone the various components of Icon's operations. Mr. Weisberg told Mr. Baxter that Qwest might have an interest in pursuing some type of business combination transaction with Icon. Messrs. Weisberg and Baxter did not discuss the terms of any such transaction. They agreed to meet again on August 24, 1998.

  On August 24, 1998, Messrs. Nacchio, Weisberg and Baxter met in Morristown, New Jersey, to discuss Icon's current service offerings and how they would fit with Qwest's service offerings. They discussed the possible synergies that might be achieved if the operations of Icon and Qwest were combined and whether Mr. Baxter would be able and willing to run Icon as a division of Qwest after the combination. Mr. Weisberg said that Qwest was prepared to deliver to Icon a term sheet for such a transaction and, if the term sheet were generally acceptable, to undertake all necessary due diligence.

  On August 28, 1998, Mr. Weisberg told Mr. Baxter by telephone that Qwest had an interest in acquiring Icon in an all-stock transaction at a value of $12.00 of Qwest Common Stock for each share of Icon Common Stock. Mr. Baxter said that Icon would be interested in such a transaction and asked Mr. Weisberg to summarize the other terms of the transaction. Later that day, Mr. Weisberg delivered to Mr. Baxter a preliminary term sheet for a business combination transaction between Icon and Qwest. Mr. Weisberg said that, if the term sheet were generally acceptable, Qwest could commence its due diligence at Icon's offices in Weehawken, New Jersey during the week beginning August 31, 1998 and could deliver a draft merger agreement shortly. Mr. Weisberg said that Qwest would be in a position to make a firm offer to acquire Icon after completing the due diligence and negotiating the merger agreement.

  On August 30, 1998, Mr. Baxter told Mr. Weisberg by telephone that the term sheet was generally acceptable to Icon. Mr. Weisberg and Mr. Baxter discussed the scope and timing of Qwest's due diligence and delivery of a draft merger agreement.

  On September 1, 2 and 3, 1998, Messrs. Weisberg and Wilks, Laurence J. Bowman, Executive Vice President -- Product Development and Multimedia Services of QCC, Tom Matthews, Executive Vice President -- Human Resources of QCC, and certain other representatives of Qwest, O'Melveny & Myers LLP, Qwest's legal counsel, and KPMG Peat Marwick LLP, Qwest's independent public accountants, met at Icon's offices in Weehawken, New Jersey to conduct due diligence. Messrs. Baxter and Hall, David L. Goret, Vice President, Business Affairs & General Counsel of Icon, and certain other representatives of Icon discussed due diligence matters with the Qwest representatives. Mr. Weisberg and Mr. Baxter discussed the term sheet in general terms.

  On September 3, 1998, Qwest's legal counsel delivered a draft merger agreement to Icon and to Parker Chapin Flauttau & Klimpl, LLP, Icon's legal counsel.

  On September 4, 1998, Mr. Weisberg discussed with Mr. Baxter the progress of Qwest's due diligence. Mr. Weisberg said that Qwest had not learned any information that lessened its interest in proposing a business combination transaction with Qwest. Messrs. Weisberg and Baxter did not discuss the preliminary term sheet or draft merger agreement delivered by Qwest to Icon. Messrs. Weisberg and Baxter agreed to meet in New York City on September 10, 1998 to discuss the draft merger agreement and the other terms of a business combination transaction.

  On September 8, 1998, Qwest's legal counsel delivered to Icon and its legal counsel drafts of option agreements and voting agreements to be entered into by Mr. Baxter and by Richard M. Brown, Vice President -- Information Technologies of Icon, and Scott Harmolin, Senior Vice President -- Chief Technology Officer of Icon.

  On September 10, 11, 12 and 13, 1998, Messrs. Weisberg and Matthews and Qwest's legal counsel met with Messrs. Baxter, Hall and Goret, Icon's legal counsel and financial advisors in New York City to negotiate the merger agreement, the option agreements and the voting agreements and to discuss the other terms of a business combination transaction. Among the other matters discussed in these meetings, Icon said that it was prepared to enter into a merger agreement only if Qwest would commit to provide certain debt financing and to provide telecommunications capacity and related ancillary services. The parties negotiated the terms of a credit facility, the terms of warrants that would be issued by Icon to Qwest in consideration of Qwest's commitment to provide the credit facility and the terms of a registration rights agreement relating to the shares of Icon Common Stock that would be issued upon exercise of the warrants. The parties also negotiated the terms of a private line services agreement and a colocation facilities license agreement.

  On September 13, 1998, Qwest offered to enter into the merger agreement and related documents on the terms that had been negotiated. At a meeting held that day, Icon's Board of Directors approved the Merger and the Merger Agreement and certain related matters and accepted Qwest's offer. The parties entered into the Merger Agreement and related documents later that evening.

  On September 28, 1998, Qwest and Icon entered into the Credit Agreement. "See "-- Other Transaction Documents -- Qwest Credit Facility."

RECOMMENDATION OF THE ICON BOARD; ICON'S REASONS FOR THE MERGER

  The Icon Board believes that the Merger offers the Icon Stockholders an opportunity to receive a significant premium on their shares of Icon Common Stock in a tax-free transaction and participate in a combined organization that the Icon Board believes will be a stronger competitor in the telecommunications industry. The Icon Board has carefully considered the terms of the proposed Merger and has unanimously determined that the Merger and the Merger Agreement are in the best interests of Icon and the Icon Stockholders, has approved the Merger and the Merger Agreement, and unanimously recommends that the Icon Stockholders vote "FOR" the approval of the Merger and the adoption of the Merger Agreement.

     In reaching its decision to approve the Merger and the Merger Agreement and to recommend that the Icon Stockholders vote to approve the Merger and adopt the Merger Agreement, Icon's Board consulted with its financial and legal advisors and with senior management and considered a number of factors, including, without limitation, the following:

  . Information concerning Qwest's and Icon's respective businesses, assets, management, competitive position and prospects, including Icon's need for bandwidth at attractive prices and sufficient capital to continue to grow and implement its business plan in 1999, Qwest's industry-leading, high performance IP nationwide OC-48 network and Icon's determination that Qwest offered Icon the best opportunity to meet Icon's short and long term capital and facilities needs and strategic business objectives.

  . Enhancement of the strategic and market position of Qwest and Icon together, beyond that achievable by Icon alone, and the fact that the Merger will strengthen the combined management team of Qwest and Icon and will improve the ability of the combined entity to compete in the Internet services industry and to respond to challenges resulting from the changing regulatory and technological environment in the domestic telecommunications industry.

  . The potential efficiencies, elimination of redundancies, economies of scale and other synergies that may be realized as a result of the combination of Qwest's and Icon's operations, together with the likelihood that the combined entity would continue to provide career opportunities and employment for many of the employees of Icon.

  . The financial condition, cash flows and results of operations of Qwest and Icon, both on a historical and prospective basis, and current industry, economic and market conditions.

  . The potential difficulty that Icon could experience raising capital in light of recent volatility in the capital markets.

  . Qwest's commitment to provide debt financing pursuant to the Qwest Credit Facility and to provide telecommunications capacity and related ancillary services pursuant to a private line services agreement and a colocation agreement.

  . Historical market prices and trading information with respect to the Qwest Common Stock and the Icon Common Stock.

  . The opportunity for Icon Stockholders to receive Qwest Common Stock valued at a significant premium over the market price of Icon Common Stock prevailing prior to the public announcement of the Merger (65.5% over the closing market price on the last trading day prior to public announcement of the Merger Agreement and 60.0% over the closing market price one week prior to public announcement of the Merger Agreement).

  . The opportunity for Icon stockholders to receive Qwest Common Stock which offers a more liquid and less volatile security in a growth company with a more diversified stream of revenues that, nonetheless, continues to be focused on data communications.

  .  The fact that the Merger is designed to be tax-free to Icon Stockholders.

  . The Exchange Ratio and related collar provisions of the Merger Agreement, which provide that (1) Icon Stockholders will receive Qwest Common Stock valued at $12.00 per share (based on the Average Market Price) for each share of Icon Common Stock so long as the Average Market Price is not less than $27.00 or more than $37.50, (2) if the Average Market Price increases, Icon Stockholders will have the opportunity to participate in this increased value because they will receive Qwest Common Stock valued at more than $12.00 for each share of Icon Common Stock (based on the Average Market Price), and (3) if the Average Market Price decreases below $27.50, Icon Stockholders will receive Qwest Common Stock valued at less than $12.00 (based on the Average Market Price). See "--Terms of the Merger Agreement--Conversion of Icon Common Stock in the Merger."

  . The obligation of Qwest and Icon to close the Merger without regard to the market price of Qwest Common Stock or Icon Common Stock.

  . The ability of Icon, subject to certain conditions, (1) to provide information to, and negotiate with, a third party which has made an unsolicited acquisition proposal and (2) to terminate the Merger Agreement if the Icon Board approves a Superior Proposal, subject to payment of a termination fee in an amount that the Icon Board and its financial advisor believed would not substantially impair the possibility of a competing transaction. See "--Terms of the Merger Agreement--Termination."

  . The other terms and conditions of the Merger Agreement and the other Transaction Documents. See "--Terms of the Merger Agreement" and "--Other Transaction Documents."

  . Discussions by Icon's management with other companies regarding potential business combination transactions and other strategic transactions to complement the services and facilities arrangements contemplated by Icon's RFP circulated to several carriers in July 1998 and the belief of the Icon Board that there are very limited number of potential acquirors that offer the kinds of benefits provided by Qwest, i.e., its low cost dark fiber network, its superior financial resources and, for Icon stockholders, a continuing interest in a more liquid and less volatile growth stock. Moreover, only Qwest submitted a firm proposal to engage in a business combination.

  . Icon's strategic alternatives, including maintaining Icon as an independent company.

  . The financial presentation of DLJ and the DLJ Opinion, a copy of which is included as Annex B to this Proxy Statement/Prospectus. See "--Opinion of Icon's Financial Advisor."

  The foregoing discussion of the information and factors considered by the Icon Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Icon Board did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Icon Board may have given different weights to different factors. For a discussion of the interest of certain members of Icon's management and Icon's Board in the Merger, see "--Interests of Certain Persons in the Merger."

  THE ICON BOARD UNANIMOUSLY RECOMMENDS THAT THE ICON STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT.

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

OPINION OF ICON'S FINANCIAL ADVISOR

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has acted as financial advisor to Icon in connection with the Merger and delivered its oral opinion to the Icon Board on September 13, 1998, which was subsequently confirmed by delivery of a written opinion dated September 13, 1998 (the "DLJ Opinion") to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration was fair to the holders of Icon Common Stock (other than holders of Icon Common Stock who are affiliates of Icon) from a financial point of view.

  THE FULL TEXT OF THE DLJ OPINION IS SET FORTH AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

  The DLJ Opinion was prepared for the Icon Board and addresses only the fairness of the Merger Consideration to the holders of Icon Common Stock (other than holders of Icon Common Stock who are affiliates of Icon) from a financial point of view and does not constitute a recommendation to any shareholder of Icon as to how such shareholder should vote at the Icon Special Meeting. DLJ did not express any opinion as to the price at which Qwest Common Stock will actually trade at any time. The DLJ Opinion did not address the relative merits of the Merger and the other business strategies considered by Icon's Board, nor did it address Icon Board's decision to proceed with the Merger. The type and amount of consideration was determined by arm's length negotiations between Icon and Qwest. No restrictions or limitations were imposed upon DLJ with respect to the investigations made or procedures followed by DLJ in rendering its opinion.

  In arriving at the DLJ Opinion, DLJ reviewed the Merger Agreement and the exhibits thereto. DLJ also reviewed financial and other information that was publicly available or furnished to it by Icon and Qwest, including information provided during discussions with the respective managements of Icon and Qwest. Included in the information provided during the discussions with the management of Icon were certain financial projections of Icon for the period beginning December 31, 1997 and ending December 31, 2002 prepared by the management of Icon. In addition, DLJ compared certain financial and securities data of Icon and Qwest with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Icon Common Stock and Qwest Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion. DLJ was not requested to, and did not, solicit the interest of any other party in acquiring Icon.

  In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Icon and Qwest or the respective representatives of Icon and Qwest, or that was otherwise reviewed by DLJ. With respect to the financial projections supplied to DLJ, DLJ relied on the representation of the management of Icon that the financial projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Icon as to the future operating and financial performance of Icon, assuming the Company would be able to satisfy its anticipated funding needs on satisfactory terms and timing. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ relied as to certain legal matters on advice of counsel to Icon.

  The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on information made available to DLJ as of, the date of such opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.

  The following is a summary of the material analyses performed by DLJ in connection with the DLJ Opinion and presented by DLJ to the Icon Board at the September 13, 1998 meeting of the Icon Board.

  Comparable Company Analysis. To provide comparative market information, DLJ compared selected historical and projected operating and financial ratios of Icon to the corresponding data and ratios of selected internet providers whose securities are publicly traded. Such companies included Concentric Network Corp., PSI Net, Inc., US Web Corp., Verio, Inc., Exodus Communications, Inc., Mindspring Enterprises, Inc. and Earthlink Network, Inc. (collectively, the "Comparable Companies"). Of the Comparable Companies, DLJ focused primarily on Concentric Network Corp., PSI Net, Inc., US Web Corp. and Verio, Inc. (collectively, the "Most Comparable Companies"). Historical financial information used in connection with the ratios provided below with respect to Icon and the Comparable Companies is as of the most recent financial statements publicly available for each company as of June 30, 1998. Revenue estimates of the Comparable Companies were derived from publicly available research reports and revenue estimates for Icon were based on estimates provided by the management of Icon.

  DLJ performed a valuation analysis of Icon by applying certain market trading statistics for the Most Comparable Companies to Icon's historical and estimated financial results. DLJ examined certain publicly available financial data of the Most Comparable Companies, including, among other things, enterprise value (defined as market value of common equity plus book value of total debt and preferred stock less cash) as a multiple of (i) latest 12 months ("LTM") revenue, (ii) latest quarter annualized ("LQA") revenue, (iii) projected calendar year 1998 revenue and (iv) projected calendar year 1999 revenue. For purposes of its valuation, DLJ focused on the implied valuation of Icon's higher growth, higher margin service revenues. DLJ valued Icon's lower growth, lower margin revenues by using a 0.75x revenue multiple, in line with research valuation methodology. DLJ examined Icon's adjusted enterprise value (excluding the enterprise value of the product revenues) in relationship to its service revenues for comparative purposes. DLJ believes that looking at Icon's service revenues is appropriate and consistent with the manner in which the Comparable Companies are evaluated based on their sales mix. DLJ noted that as of September 11, 1998, the Most Comparable Companies were trading at implied multiples of enterprise value in a range of (i) 3.9x to 5.2x for LTM revenue, (ii) 2.8x to 5.9x for LQA revenue, (iii) 3.9x to 4.2x for projected calendar year 1998 revenue and (iv) 1.2x to 2.8x for projected calendar year 1999 revenue. Based on the valuation multiples of the Most Comparable Companies discussed above, DLJ derived a summary valuation range for Icon Common Stock of $10.75 to $15.50 per share, as compared to the equity value implied by the Merger Consideration of $12.00 per share.

  Comparable Transaction Analysis. DLJ also performed an analysis of selected merger and acquisition transactions of internet providers consisting of 10 transactions announced and/or consummated during the period from June 1997 to August 1998. Such transactions included: (Target/Acquiror) CKS Group, Inc. and US Web Corp.; NTX, Inc. (TABNet) and Verio, Inc.; MCI Internet and Cable & Wireless plc; Hiway Technologies Inc. and Verio, Inc.; NetSpeed, Inc. and Cisco Systems, Inc.; GlobalCenter, Inc. and Frontier Corp.; Erol's Internet Inc. and RCN Corp.; Netcom On-Line Communication Services and ICG Communications, Inc.; ANS Communications, Inc. and WorldCom Inc. (now MCI WorldCom Inc.); and Digex, Inc. and Intermedia Communications, Inc. (collectively, the "Comparable Transactions"). Of these Comparable Transactions, DLJ focused on CKS Group, Inc. and US Web Corp; Digex, Inc. and Intermedia Communications, Inc.; and Global Center, Inc. and Frontier Corp. (the "Most Comparable Transactions"). Multiples reviewed in the Comparable Transactions consisted of aggregate transaction value (defined as the equity value of the offer plus book value of total debt and preferred stock less cash) to, among other things, the LTM revenue as of the time of the announcement of the acquisition. DLJ noted that the implied multiples of aggregate transaction value for the Most Comparable Transactions were in a range of 2.0x to 6.8x for LTM revenue. Based on the multiples paid in the Most Comparable Transactions discussed above, DLJ derived a summary valuation range for Icon

Common Stock of $6.75 to $15.50 per share, as compared to the equity value implied by the Merger Consideration of $12.00 per share.

  No company, transaction or business utilized in the "Comparable Company Analysis" or the "Comparable Transaction Analysis" is identical to Icon, Qwest or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical, but necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

  Discounted Cash Flow Analysis. In addition, DLJ performed a discounted cash flow analysis for the four-year period commencing January 1, 1999 and ending December 31, 2002 based on the stand-alone unlevered free cash flows of Icon. Unlevered free cash flows were calculated as the after-tax operating income of Icon, plus depreciation and amortization, plus (or minus) net changes in working capital minus projected capital expenditures. DLJ calculated terminal values by applying a range of estimated earnings before interest, tax, depreciation and amortization ("EBITDA") multiples of 10.0x to 15.0x to the projected EBITDA of Icon in 2002. The unlevered free cash flows and terminal value were then discounted to the present using a range of discount rates of 15.0% to 25.0% representing an estimated range of the weighted average cost of capital of Icon. Based on this analysis, DLJ calculated per share equity values of Icon ranging from $8.50 to $16.50, as compared to the equity value implied by the Merger Consideration of $12.00 per share.

  Premium Analysis. DLJ compared the implied premium payable in the Merger with the premiums paid in selected transactions having transaction values between $100 million and $300 million over the period September 1997 to September 1998 based on the closing trading price of the common stock of the target companies one day, one week and one month prior to public announcement of such selected transactions. The mean premiums to public market trading prices one day, one week and one month prior to the announcement of the selected transactions were 22.3%, 21.4% and 20.3%, respectively. The implied equity value of the Merger Consideration of $12.00 per share represents premiums to the trading prices of Icon Common Stock one day, one week and one month prior to public announcement of the Merger of 65.5%, 60.0% and 0%, respectively.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the analyses contained in the materials presented by DLJ to the Icon Board in connection with DLJ rendering its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of the analyses taken as a whole. DLJ did not place particular reliance or weight on any individual factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate facts summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pursuant to a letter agreement between Icon and DLJ dated September 10, 1998, DLJ is entitled to (1) a retainer fee of $100,000, (2) an opinion fee of $400,000 and an additional fee of $50,000 for each update of an opinion, and (3) a fee equal to (x) .85% (if the Merger is consummated and no third party has made a bona fide proposal for a business combination transaction involving Icon) or (y) 1.25% (if the Merger or any other business combination transaction involving Icon is consummated and another party has made a bona fide proposal for a business combination transaction involving Icon) of the aggregate value of the fully diluted outstanding common shares, plus outstanding liabilities in connection with the Merger, which fee amount shall not be less than $1,200,000, less the amounts paid pursuant to (1) and (2) above. In addition, Icon has agreed to reimburse DLJ for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of its counsel) incurred by DLJ in connection with its engagement thereunder (up to a maximum of $35,000), and to indemnify DLJ and certain related parties for certain liabilities and expenses arising out of its engagement or the transactions in connection therewith, including liabilities under federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and Icon believe are customary in transactions of this nature, were negotiated at arm's length between Icon and DLJ and the Icon Board was aware of such arrangement.

  DLJ was selected by Icon to act as its financial advisor in connection with the Merger based upon DLJ's qualifications, expertise and reputation, including the fact that DLJ, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placement and valuations for corporate and other purposes. In the ordinary course of business, DLJ may trade the securities of both Qwest and Icon for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities. DLJ has performed investment banking and other services for Icon in the past and has been compensated for such services. DLJ has in the past performed, and is currently performing, investment banking and other services not related to the Merger for Qwest and its majority shareholder, and has been, and will be, compensated for such services.

TERMS OF THE MERGER AGREEMENT

  THE FOLLOWING DISCUSSION SUMMARIZES THE MATERIAL TERMS OF THE MERGER AGREEMENT BUT DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL PROVISIONS OF THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. YOU SHOULD READ THE MERGER AGREEMENT CAREFULLY, SINCE IT IS THE LEGAL DOCUMENT WHICH GOVERNS THE MERGER.

  The Merger. Subject to the terms and conditions of the Merger Agreement, Qwest Subsidiary will merge with and into Icon at the Effective Time. Following the Merger, the separate corporate existence of Qwest Subsidiary will cease, and Icon will continue as the Surviving Corporation under the name "Icon CMT
Corp."

  Conversion of Icon Common Stock in the Merger. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each share of Icon Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Icon Common Stock owned by Qwest or Qwest Subsidiary or held by Icon, all of which will be canceled) will be converted into the right to receive a number of shares of Qwest Common Stock (the "Merger Consideration") equal to the Exchange Ratio. "Exchange Ratio" means the quotient (rounded to the nearest 1/10,000) determined by dividing $12.00 by the average (rounded to the nearest 1/10,000) of the daily volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Qwest Common Stock on the Nasdaq National Market, as reported by Bloomberg Financial Markets (or such other source as Qwest and Icon shall agree in writing), for each of the 15 consecutive trading days ending on the trading day (the "Determination Date") that is three business days before the actual date of the Special Meeting (the "Average Market Price"). However, the Exchange Ratio shall not be less than
0.3200 (if the Average Market Price exceeds $37.50) or more than 0.4444 (if the Average Market Price is less than $27.00).

  Toll Free Number. Interested persons may call xxx-xxx-xxxx from ____ __, 1998 until the Effective Time to hear a tape recorded message stating what the Average Market Price and the Exchange Ratio would be if such date were the Determination Date. The actual Determination Date will be three Business Days prior to the actual date of the Special Meeting.

  Closing. The Closing will take place on the business day after the satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in the Merger Agreement.

  Effective Time of the Merger. As soon as practicable following the Closing, Qwest and Icon will file a certificate of merger in such form as is required by and executed in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The Merger will become effective at such time (the "Effective Time") as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent time as Qwest and Icon agree and specify in the certificate of merger.

  Certificate of Incorporation and Bylaws of the Surviving Corporation. The Merger Agreement provides that the certificate of incorporation of the Surviving Corporation will be amended in accordance with the DGCL such that the certificate of incorporation of the Surviving Corporation will consist of the provisions of the certificate of incorporation of Qwest Subsidiary, except that it will be amended to reflect the fact that the name of the Surviving Corporation will be "Icon CMT Corp." The bylaws of Qwest Subsidiary at the Effective Time will be the bylaws of the Surviving Corporation.

  Directors and Officers of the Surviving Corporation. The Merger Agreement provides that the officers and the directors of Qwest Subsidiary as of the Effective Time will be the initial officers and the initial directors of the Surviving Corporation.

  Exchange of Certificates. Prior to the Effective Time, Qwest will appoint a commercial bank or trust company (the "Exchange Agent") to act as exchange agent under the Merger Agreement for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Icon Common Stock (each, an "Icon Certificate") for the Merger Consideration. At or prior to the Effective Time, Qwest will deposit with the Exchange Agent, in trust for the benefit of Icon Stockholders, certificates representing the Qwest Common Stock (each, a "Qwest Certificate") issuable in exchange for outstanding shares of Icon Common Stock. Qwest has agreed to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares and any dividends and other distributions pursuant to the Merger Agreement. Any cash and Qwest Certificates deposited with the Exchange Agent are referred to as the "Exchange Fund."

  As soon as practicable after the Effective Time, the Exchange Agent will mail to each record holder (other than Icon, Qwest, Qwest Subsidiary and their respective wholly owned subsidiaries) of an Icon Certificate or Icon Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Icon Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Icon Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of an Icon Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Icon Certificate shall be entitled to receive in exchange therefor (1) a Qwest Certificate representing that number of whole shares of Qwest Common Stock which such holder has the right to receive pursuant to Section 1.1(a) of the Merger Agreement, (2) certain dividends or other distributions in accordance with Section 1.1(e) of the Merger Agreement and (3) cash in lieu of any fractional share in accordance with Section 1.1(f) of the Merger Agreement, and such Icon Certificate will be canceled. No interest shall be paid or accrued on the Merger Consideration, on any such dividend or other distribution or on cash payable in lieu of any fractional share of Qwest Common Stock. All distributions to holders of Icon Certificates shall be subject to any applicable federal, state, local and foreign tax withholding, and such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of Icon Certificates in respect of which such deduction and withholding was made. If the Merger Consideration is to be distributed to a person other than the person in whose name the Icon Certificate surrendered is registered, it shall be a condition of such distribution that the Icon Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (including signature guarantees, if required by the Surviving Corporation in its sole discretion) and that the person requesting such distribution shall pay any transfer or other taxes required by reason of such distribution to a person other than the registered holder of the Icon Certificate surrendered or, in the alternative, establish to the satisfaction of the Qwest Subsidiary that such tax has been paid or is not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration.

  No dividends or other distributions with respect to Qwest Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Icon Certificate with respect to the shares of Qwest Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.1(f) of the Merger Agreement, and all such dividends, other distributions and cash in lieu of fractional shares of Qwest Common Stock shall be paid by Qwest to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Icon Certificate in accordance with Section 1.1(d) of the Merger Agreement. Subject to the effect of applicable escheat or similar laws following surrender of any such Icon Certificate, there shall be paid to the holder thereof (1) at the time of surrender, a Qwest Certificate representing whole shares of Qwest Common Stock issued in exchange therefor, without interest, (2) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Qwest Common Stock and the amount of any cash payable in lieu of a fractional share of Qwest Common Stock to which such holder is entitled pursuant to Section 1.1(f) of the Merger Agreement and (3) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Qwest Common Stock, without interest. Qwest shall make available to the Exchange Agent cash for these purposes to the extent sufficient funds are not then available in the Exchange Fund.

  YOU SHOULD NOT FORWARD YOUR ICON CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

  Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time will be delivered to Qwest, and any holders of the Certificates who have not complied with Section 1.1 of the Merger Agreement will thereafter look only to Qwest for the Merger Consideration with respect to the shares of Icon Common Stock formerly represented thereby, any cash in lieu of fractional shares of Qwest Common Stock and any dividends or distributions with respect to shares of Qwest Common Stock to which such holders are entitled pursuant to the Merger Agreement. Any such portion of the Exchange Fund remaining unclaimed by Icon Stockholders seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body (as defined in the Merger Agreement)) will, to the extent permitted by law, become the property of Qwest, free and clear of any claims or interest of any person previously entitled thereto. None of Qwest, Qwest Subsidiary, Icon, the Surviving Corporation or the Exchange Agent will be liable to any person in respect of any Merger Consideration delivered from the Exchange Fund to a public official pursuant to any applicable abandoned property, escheat or similar law.

  No Fractional Shares. Pursuant to the Merger Agreement, no Qwest Certificates or scrip representing fractional shares of Qwest Common Stock will be issued upon the surrender for exchange of Icon Certificates, no dividend or distribution of Qwest will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Qwest. Following the Effective Time, the Exchange Agent shall determine the excess of the number of whole shares of Qwest Common Stock delivered to the Exchange Agent by Qwest pursuant to Section 1.1(a) of the Merger Agreement over the aggregate number of whole shares of Qwest Common Stock to be distributed to Icon Stockholders pursuant to Section 1.1(d) of the Merger Agreement. Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of Icon, sell the excess shares at then-prevailing prices on the Nasdaq National Market, all in the manner provided in Section 1.1(f)(3) of the Merger Agreement.

  The Merger Agreement provides that Qwest may by written notice delivered to Icon before the Effective Time, in lieu of the issuance and sale of the excess shares and the making of the payments as described above, elect to pay each Icon Stockholder an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Icon Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the closing price of the Qwest Common Stock on the Closing Date.

  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Icon Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Icon Common Stock subject to and in accordance with the terms of Section 1.1(e) of the Merger Agreement.

  Withholding Rights. Pursuant to the Merger Agreement, the Surviving Corporation and Qwest are entitled to deduct and withhold from the consideration otherwise payable to any Icon Stockholder such amounts as they are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Qwest, as the case may be, such withheld amounts will be treated as having been paid to the Icon Stockholder in respect of which such deduction and withholding is made.

  Representations and Warranties. The Merger Agreement contains various representations and warranties of Icon, Qwest and Qwest Subsidiary. In the Merger Agreement, Icon represents and warrants as to: (1) corporate existence and power; (2) due authorization of the Transaction Documents (as defined in the Merger Agreement) and non-contravention with organizational documents and laws;
(3) receipt of approvals; (4) binding effect; (5) financial information; (6) absence of certain changes or events; (7) taxes; (8) undisclosed liabilities;
(9) litigation; (10) compliance with regulations; (11) licenses; (12) employee matters; (13) capitalization; (14) subsidiaries; (15) property; (16) property rights; (17) insurance; (18) environmental matters; (19) books and records; (20) material contracts; (21) transactions with affiliates; (22) documents filed with the Commission; (23) this Proxy Statement/Prospectus, Registration Statement, and other information; (24) approval by Icon Board; (25) required vote of the stockholders of Icon; (26) Business Combination Transactions (as defined in the Merger Agreement); (27) fees for financial advisors, brokers and finders; (28) ownership of Qwest Common Stock; and (29) certain continuing representations and warranties.

  The Merger Agreement also includes representations and warranties by each of Qwest and Qwest subsidiary as to: (1) corporate existence and power; (2) due authorization of the Transaction Documents and non-contravention with organization documents and laws; (3) receipt of approvals; (4) binding effect;
(5) financial information; (6) absence of certain changes or events; (7) litigation; (8) compliance with regulations; (9) capitalization; (10) documents filed with the Commission; (11) this Proxy Statement/Prospectus; (12) the Registration Statement; (13) certain other information; (14) ownership of Icon capital stock; and (15) certain continuing representations and warranties.

  Certain Covenants of the Parties. In the Merger Agreement each of Icon, Qwest and Qwest Subsidiary has agreed to (1) preserve and maintain its corporate existence and good standing; (2) comply with all material legal and regulatory requirements, including requirements relating to the Hart-Scott-Rodino Act; (3) use its reasonable best efforts to satisfy the conditions to the Merger; (4) notify the other parties of a breach of a representation or warranty or a failure of a condition, covenant or agreement; (5) coordinate press releases and public filings with the other parties; (6) use reasonable best efforts to cause the Merger to qualify as a tax-free reorganization; (7) keep certain information confidential (this covenant will continue indefinitely); (8) take such further action reasonably requested by any other party in furtherance of the consummation of the transactions contemplated by the Merger Agreement; and (9) prepare and file with the Commission this Proxy Statement/Prospectus and the Registration Statement.

  In the Merger Agreement, Icon has agreed that it will, and will cause its subsidiaries to, (1) take all action to cause Icon Common Stock to continue to be listed on the Nasdaq National Market; (2) keep adequate books and records;
(3) preserve its material properties; (4) conduct its business only in the ordinary course; (5) maintain its insurance policies; (6) file all tax returns and pay all taxes and assessments as they come due; (7) furnish to Qwest and Qwest Subsidiary (a) prompt notice of an event that does or could reasonably constitute a Material Adverse Effect or certain other events, (b) monthly, quarterly and annual financial statements, (c) notice of commencement of material litigation, and (d) certain other information; (8) provide to Qwest and Qwest Subsidiary a list of, and certain other information relating to, "affiliates" of Icon within the meaning of Rule 145 of the Securities Act; (9) take certain action with respect to certain stock options, warrants and other rights; (10) use reasonable best efforts to amend and restate the Agreement of General Partnership of Icon and Teleway Corporation Partners; and (11) take certain action with respect to and hold the Special Meeting.

  In addition, Icon has agreed that it will not, and will cause its subsidiaries to not, except with the prior written consent of Qwest and Qwest Subsidiary (which may be granted, withheld, delayed or conditioned in their sole discretion), (1) dissolve any of itself or its subsidiaries or amend its organizational documents; (2) issue any shares of capital stock (other than as contemplated by the Merger Agreement); (3) incur any liens not permitted by the Merger Agreement; (4) incur certain liabilities other than in the ordinary course; (5) settle any material litigation; (6) declare any dividend or make any other payments to persons other than Icon or its wholly owned subsidiaries; (7) make any capital expenditures other than in the ordinary course; (8) make any acquisitions, certain other investments or enter into any Business Combination Transaction (other than the Transactions); (9) enter into certain leases or other similar transactions; (10) alter any line of business; (11) enter into any material transaction with an affiliated person or other related entity; (12) permit certain events relating to employee benefit plans to occur; (13) increase compensation (monetary or otherwise) or benefits to its officers and employees;
(14) employ any new executive officers; (15) enter into or amend any collective bargaining agreement; (16) change its accounting practices; and (17) make any tax election or settle any income tax liability.

  Reasonable Best Efforts. Subject to the terms and conditions of the Merger Agreement or the other Transaction Documents, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to the Merger Agreement or any other Transaction Document in doing all things necessary, proper or advisable to cause the satisfaction of the conditions to the conclusion of the transactions contemplated thereby (such transactions, the "Transactions") as soon as reasonably practicable, including, without limitation, using its reasonable best efforts to obtain all Approvals (as defined in the Merger Agreement) that are required or advisable on the part of any party with respect to the Transactions. Qwest and Icon have agreed to promptly make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Act with respect to the transactions contemplated by the Merger Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Hart-Scott-Rodino Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Act as soon as practicable. However, none of Qwest and its subsidiaries is required to (1) sell or otherwise dispose of any substantial amount of the assets of any of Qwest, the Company and their respective subsidiaries, whether as a condition to obtaining any Approval from a Governmental Body or any other person or for any other reason, or (2) prevent Qwest from engaging in any activities, discussions or negotiations with respect to a Business Combination Transaction with respect to any of Qwest and its subsidiaries, entering into any agreements or other arrangements with respect to the same or concluding any transactions contemplated by, or believed by any of Qwest and its subsidiaries to be in furtherance of, such Business Combination Transaction, and no such actions by any of Qwest and its subsidiaries with respect to such a Business Combination Transaction shall constitute a breach of any representation, warranty, covenant or agreement of Qwest or Qwest Subsidiary in any Transaction Document. On ________ __, 1998, the parties received a notification from the FTC of early termination of the waiting period under the Hart-Scott-Rodino Act.

  In the Merger Agreement, each of Qwest and Icon has agreed to, in connection with the efforts described in the preceding paragraph, use its reasonable best efforts to comply (and exchange information with other parties to enable them to comply) with any applicable requirements under the Hart-Scott-Rodino Act relating to filing and furnishing information to the Department of Justice and the Federal Trade Commission, including, without limitation, the following: (1) assisting in the preparation and filing of each applicable "Antitrust Improvements Act Notification and Report Form for Certain Mergers and Acquisitions" and taking all other action required by 16 C.F.R. Parts 801-803 (or any successor form or regulation); (2) complying with any additional request for documents or information made by the Department of Justice or the Federal Trade Commission or by a court; and (3) causing all affiliated persons of the "ultimate parent entity" of the party within the meaning of the Hart-Scott-Rodino Act to cooperate and assist in such filing and compliance.

  Pursuant to the Merger Agreement, each of Qwest, Qwest Subsidiary and Icon will use its best efforts to cause the Merger to qualify and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code.

  Acquisition Proposals. Pursuant to the Merger Agreement, except as described below, Icon has agreed that neither it nor any of its subsidiaries nor any of its officers, directors, employees, financial advisors and other representatives will do, any of the following or to enter into an agreement or other arrangement (other than the Transaction Documents) with respect to any of the following:

     (1) enter into any agreement or other arrangement with respect to, or take any other action to effect, any Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries or publicly announce any intention to do any of the foregoing;

     (2) solicit, initiate or encourage (including, without limitation, by way of furnishing information), or take any other action to facilitate, any inquiry or the making of any proposal to any of Icon, its subsidiaries and its stockholders from any person (other than Qwest, Qwest Subsidiary or any affiliate of, or any person acting in concert with, Qwest or Qwest Subsidiary) which constitutes, or may reasonably be expected to lead to, a proposal with respect to a Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries, or endorse any Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries;

     (3) continue, enter into or participate in any activities, discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of any of Icon and its subsidiaries or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; or

     (4) recommend that the stockholders of Icon accept or approve any Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries, modify or amend the Icon Board Approval in any respect materially adverse to Qwest or Qwest Subsidiary or withdraw the Icon Board Approval, or publicly announce any intention to do any of the foregoing.

  In each case subject to the limitations described in the following paragraphs, the Merger Agreement does not prohibit (1) Icon from (A) furnishing to any person (other than a Principal Stockholder or an affiliate of, or other person acting in concert with, Icon or a Principal Stockholder) that has made an unsolicited, bona fide written proposal with respect to a Business Combination Transaction with respect to any of Icon and its subsidiaries information concerning Icon and its subsidiaries and the business, properties, operations, prospects or condition (financial or otherwise) of Icon and its subsidiaries or
(B) engaging in discussions or negotiations with such a person that has made such written proposal with respect to a Business Combination Transaction, (2) following receipt of such written proposal with respect to a Business Combination Transaction, Icon from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, (3) following receipt of such written proposal with respect to a Business Combination Transaction, the Board of Directors of Icon from withdrawing or modifying the Icon Board Approval or (4) following the payment by Icon of all amounts then owed by Icon to Qwest and Qwest Subsidiary pursuant to
Section 9.2 of the Merger Agreement, the Board of Directors from terminating the obligations of the parties pursuant to Section 9.1(a)(9) of the Merger Agreement in order to enter into an agreement with any person (other than Qwest, Qwest Subsidiary or any affiliate of, or any person, acting in concert with, Qwest or Qwest Subsidiary) to effect a Superior Proposal (as defined below).

  The Merger Agreement permits Icon or the Board of Directors of Icon, as the case may be:

     (x) to take any action described in clauses (3) and (4) of the preceding paragraph with respect to an unsolicited, bona fide written proposal with respect to a Business Combination Transaction that is referred to in the preceding paragraph if such written proposal satisfies each of the requirements of a Superior Proposal;

     (y) to furnish to the person making such written proposal any information described in clause (1)(A) of the preceding paragraph and engage in the negotiations or discussions referred to in clause (1)(B) of the preceding paragraph only if the Board of Directors of Icon shall have determined in good faith that such written proposal is or is reasonably likely to be a Superior Proposal, and Icon shall then furnish such information to Qwest and Qwest Subsidiary (or shall have previously furnished such information to Qwest or Qwest Subsidiary) and such information shall be so furnished to such person pursuant to a customary confidentiality agreement; and

     (z) to take any action described in clauses (1), (2) and (3) of the preceding paragraph only if the Board of Directors of Icon shall, by written notice delivered to Qwest and Qwest Subsidiary not less than 24 hours prior thereto, inform Qwest and Qwest Subsidiary of its intention to take such action. In no event may Icon or the Board of Directors of Icon take any action described in the clauses (1), (3) and (4) of the preceding paragraph if the Special Meeting shall have occurred.

  In the Merger Agreement, Icon agreed to cease and cause to be terminated any existing activities, discussions or negotiations with all persons (other than Qwest, Qwest Subsidiary or any affiliate of, or any person acting in concert with, Qwest or Qwest Subsidiary) conducted on or before the date of the Merger Agreement with respect to any Business Combination Transaction, and to Icon shall inform each of its officers, directors, employees, financial advisors and other representatives of the obligations undertaken in Section 7.2(z) of the Merger Agreement. If Icon, or any member of the Board of Directors thereof, receives a proposal or inquiry, in each case whether written or oral, with respect to a Business Combination Transaction with respect to any of Icon and its subsidiaries, then Icon and its financial advisers and independent counsel are required, by written notice delivered within 24 hours after the receipt of such proposal or inquiry, to inform Qwest and Qwest Subsidiary of the terms and conditions of such proposal or inquiry and the identity of the person making the proposal or inquiry with respect to such Business Combination Transaction and to keep Qwest and Qwest Subsidiary generally informed with reasonable promptness of any steps it is taking pursuant to Section 7.2(z) of the Merger Agreement with respect to such proposal or inquiry. The Merger Agreement does not permit Icon to terminate any obligations under the Merger Agreement except pursuant to
Article IX of the Merger Agreement.

  For purposes of the Merger Agreement, "Business Combination Transaction" with respect to any person and its subsidiaries means, whether concluded or intended to be concluded in one transaction or a series of related transactions, each of the following: (1) the acquisition from any of such person and its subsidiaries, or from any holder thereof, of any Equity Securities (as defined in the Merger Agreement) of any of such person and its subsidiaries as a result of which the holders of Equity Securities of any of such person and its subsidiaries immediately before such transaction or series of transactions would beneficially own less than 80% of the Equity Securities of such person or such subsidiary, as the case may be, issued and outstanding immediately after such transaction or series of transactions; (2) the merger or consolidation of any of such person and its subsidiaries with or into any person other than such person or its wholly owned subsidiary;
(3) the transfer of a substantial portion of the assets of any of such person and its subsidiaries to any person or group other than such person or its wholly owned subsidiary; or (4) any transaction (whether or not any of such person and its subsidiaries shall be a party thereto) as a result of which a majority of the members of the board of directors, or similar officials, of such person or such subsidiary would not be persons who on the day after the closing date of such transaction were members of the board of directors, or similar officials, or who were nominated for election or elected with the approval of a majority of the directors, or similar officials, who were directors, or similar officials, on that date or whose nomination or election was previously so approved.

  For purposes of the Merger Agreement, "Superior Proposal" means: (A) a written proposal for (i) the acquisition from Icon or any holder thereof of Equity Securities of Icon as a result of which the holders of shares of Icon Common Stock immediately before such transaction or series of transactions would beneficially own less than 40% of the shares of Icon Common Stock issued and outstanding immediately after such transaction or series of transactions, (ii) the merger or consolidation of Icon with or into any person other than a wholly owned subsidiary or (iii) the transfer of all or substantially all the assets of Icon and its subsidiaries and (B) with respect to such written proposal after the Board of Directors of Icon shall have concluded in good faith that (i) based on the advice of a financial advisor of nationally recognized reputation, taking into account the terms and conditions of such proposed Business Combination Transaction and the Merger Agreement respectively, all other legal, financial, regulatory and other aspects of such proposed Business Combination Transaction and the Merger, and respectively, the identity of the person making such written proposal, (a) such proposed Business Combination Transaction is reasonably capable of being completed and would, if completed, result in a transaction more favorable to Icon and its stockholders, other than the Principal Stockholders, from a financial point of view than would the Merger and (b) financing for such proposed Business Combination Transaction, to the extent required, is then committed by a financial institution or other source able to provide such financing and (ii) based on the advice of independent counsel for Icon, the failure to take such action would breach its fiduciary duties to the stockholders of Icon, other than the Principal Stockholders,

  Conditions to the Merger. The obligations of Icon, Qwest and Qwest Subsidiary to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Holders of a majority of the outstanding shares of Icon Common Stock shall have approved the Merger Agreement and the Merger in accordance with the DGCL, the certificate of incorporation and bylaws of Icon and the regulations of the Nasdaq National Market;

     (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect;

     (c) The shares of Qwest Common Stock issuable in the Merger shall have been approved for inclusion in the Nasdaq National Market, if necessary, subject only to official notice of issuance;

     (d) Each of Icon, its subsidiaries, Qwest and Qwest Subsidiary shall have obtained from each Governmental Body or other person each Approval or taken all actions required to be taken in connection with each Approval, and all waiting, review or appeal periods under the Hart-Scott-Rodino Act or otherwise prescribed with respect to each Approval shall have terminated or expired, as the case may be, in each case with respect to an Approval that is required or advisable on the part of such person for (1) the due execution and delivery by such person of each Transaction Document to which it is or may become a party, (2) the conclusion of the Transactions, (3) the performance by such person of its obligations with respect to the Transactions under each Transaction Document to which it is or may become a party and (4) the exercise by such person of its rights and remedies with respect to the Transactions under each Transaction Document to which it is or may become a party or with respect to which it is or may become an express beneficiary, except in each case referred to in the preceding clauses (1), (2), (3) and (4) where the failure to obtain such Approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such person;

     (e) No Regulation (as defined in the Merger Agreement) shall have been enacted, entered, promulgated or enforced by any Governmental Body which is in effect and (1) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or (2) could reasonably be expected to have a Material Adverse Effect on any of Icon, its subsidiaries, Qwest and Qwest Subsidiary;

     (f) None of Icon, its subsidiaries, Qwest and Qwest Subsidiary (1) is in violation or breach of or default with respect to (A) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations or (B) any agreement, indenture or other instrument to which it is a party or by which it or its properties may be bound or affected, (2) would be in violation or breach of or default with respect to any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations in connection with or as a result of the conclusion of any of the Transactions or (3) has received notice that, in connection with or as a result of the conclusion of any of the Transactions, it is or would be in violation or breach of or default with respect to any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, except in each case referred to in the preceding clauses (1), (2), (3), and (4) for violations, breaches or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such person;

     (g) each Transaction Document required to be executed and delivered prior to the Effective Time shall have been so executed and delivered by the respective parties thereto;

     (h) the representations and warranties of each other party contained in each Transaction Document to which such other party is a party shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a particular period of time, which representations or warranties shall be true and correct as of such date or with respect to such period), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to "material," "materiality," "Material Adverse Effect," specified dollar amount thresholds or other similar qualifiers), individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on such person;

     (i) each other party shall have performed, in all material respects, all of the covenants and other obligations required by each Transaction Document required to be performed by such other party at or before the Closing;

     (j) counsel to Icon shall have received tax representation letters as set forth in the Merger Agreement and Icon shall have received an opinion from its counsel as set forth in the Merger Agreement;

     (k) each party shall have received from each other party the following, in the manner as set forth in the Merger Agreement:

          (1) a certificate of the Secretary or an Assistant Secretary of such other party with respect to (A) the certificate of incorporation or articles of incorporation, as the case may be, of such other party, (B) the bylaws of such other party, (C) the resolutions of the Board of Directors of such other party, approving each Transaction Document to which such other party is a party and the other documents to be delivered by it under the Transaction Documents, and (D) the names and true signatures of the officers of such other party who signed each Transaction Document to which such other party is a party and the other documents to be delivered by such other party under the Transaction Documents;

          (2) a certificate of the President or a Vice President of such other party to the effect that (A) the representations and warranties of such other party contained in the Transaction Documents to which it is a party are true and correct in all material respects as of the Closing Date and (B) such other party has performed, in all material respects, all covenants and other obligations required by the Transaction Documents to which it is a party to be performed by it on or before the Closing Date;

          (3) with respect to Icon, certified copies, or other evidence reasonably satisfactory to Qwest and Qwest Subsidiary, of all Approvals of all Governmental Bodies and other persons with respect to Icon referred to in the Merger Agreement;

          (4) with respect to Qwest, certified copies, or other evidence reasonably satisfactory to Icon, of all Approvals of all Governmental Bodies and other persons with respect to Qwest referred to in the Merger Agreement;

          (5) with respect to Qwest Subsidiary, certified copies, or other evidence reasonably satisfactory to Icon, of all Approvals of all Governmental Bodies and other persons with respect to Qwest Subsidiary referred to in the Merger Agreement;

          (6) a certificate of the Secretary of State of the jurisdiction in which such other party is incorporated, dated as of a recent date, as to the good standing of and payment of taxes by such other party and as to the charter documents of such other party on file in the office of such Secretary of State; and

          (7) with respect to Icon, a certificate of the President or a Vice President of Icon with respect to U.S. real property interests, as set forth in the Merger Agreement; and

     (l) Qwest and Qwest Subsidiary shall have received from Icon a written agreement of each person who is identified as an "affiliate" on the list furnished by Icon pursuant to the Merger Agreement, without material cost or other liability to any of Icon, its subsidiaries, Qwest and Qwest Subsidiary and any other person.

  Assumption of Icon Stock Options and Warrants. Each option or warrant outstanding at the Effective Time to purchase shares of Common Stock granted or issued by Icon shall be assumed by Qwest and deemed to constitute an option or warrant, as the case may be, to acquire, on the same terms and conditions, as were applicable under such option or warrant prior to the Effective Time, the number of shares of Qwest Common Stock as the holder of such option or warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant in full immediately prior to the Effective Time (not taking into account whether or not such option or warrant was in fact exercisable) as a price per share equal to (A) the aggregate exercise price for Icon Common Stock otherwise purchasable pursuant to such option or warrant (provided that such aggregate exercise price shall not exceed $12.00 multiplied by the number of shares of Icon Common Stock otherwise purchasable pursuant to such option or warrant) divided by (B) the number of shares of Qwest Common Stock deemed purchasable pursuant to such assumed option or warrant; provided that the number of shares of Qwest Common Stock that may be purchased upon exercise of any such option or warrant shall not include any fractional share and, upon exercise of such option or warrant, a cash payment shall be made for any fractional share based upon the closing price of a share of Qwest Common Stock on the trading day immediately preceding the date of exercise. Any adjustments with respect to any Stock Options that are "incentive stock options" shall be effected in a manner consistent with Section 424(a) of the Code.

  Employee Benefits. Except as otherwise set forth in Section 1.1(l) of the Merger Agreement, in the case of any Icon Employee Plans (as defined in the Merger Agreement) under which the employees' interests are based upon the Icon Common Stock or the market price thereof (but which interests do not constitute stock options), Icon and Qwest agree that such interests shall, from and after the Effective Time, be based on Qwest Common Stock determined in accordance with the Exchange Ratio.

  Except as otherwise expressly set forth in any Transaction Document, none of the Transaction Documents and none of the Transactions shall (1) before or after the Effective Time, require the continued employment of any person by any of Icon, Qwest, the Surviving Corporation and their respective subsidiaries or (2) after the Effective Time, prevent any of Icon, the Surviving Corporation and their respective subsidiaries from taking any action or refraining from taking any action with respect to any person that may then be permitted by law.

  Listing of Qwest Common Stock. Pursuant to the Merger Agreement, Qwest has agreed to take all action required to cause the shares of Qwest Common Stock to be issued in the Merger and the shares of Qwest Common Stock to be reserved for issuance upon exercise of any stock options or warrants of Icon to be approved for quotation, upon official notice of issuance, on the Nasdaq National Market.

  Indemnification. Pursuant to the Merger Agreement, each of the Surviving Corporation and its subsidiaries will cause to be maintained in effect in its certificate of incorporation and bylaws (i) for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation and by-laws or other organizational documents of Icon and its subsidiaries and (ii) for a period of six years, the policies of directors' and officers' liability insurance and fiduciary liability insurance in amounts and for coverage agreed by Icon and Qwest to be appropriate in respect of the activities and operations of Icon and its subsidiaries.

  Termination.   The Merger Agreement may be terminated at any time prior to the
Effective Time, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Icon, in each case by:

     (1)  the agreement of the parties;

     (2) Icon, on or after the date that is six months after the date of the Merger Agreement, if (A) the Closing shall then not have occurred for any reason other than the breach or violation by Icon, in any material respect, of any of its representations, warranties, covenants and agreements set forth in the Merger Agreement (an "Icon Breach"), (B) an Icon Breach shall not then have occurred and be continuing and (C) Icon shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2 of the Merger Agreement;

     (3) Qwest or Qwest Subsidiary, on or after the date that is six months after the date of the Merger Agreement, if (A) the Closing shall then not have occurred for any reason other than the breach or violation by Qwest or Qwest Subsidiary, in any material respect, of any of their respective representations, warranties, covenants and agreements set forth in the Merger Agreement (a "Qwest Breach") and (B) a Qwest Breach shall then not have occurred and be continuing;

     (4) Icon, on or after the date that is four months after the date of the Merger Agreement, if (A) a Qwest Breach shall then have occurred and be continuing and (B) an Icon Breach shall then not have occurred and be continuing;

     (5) Qwest or Qwest Subsidiary, on or after the date that is four months after the date of the Merger Agreement, if (A) an Icon Breach shall have occurred and be continuing and (B) a Qwest Breach shall then not have occurred and be continuing;

     (6) Icon, on or after the date of the Special Meeting, and all adjournments thereof, if the stockholders of Icon shall not have approved the Merger Agreement and the Merger and Icon shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2 of the Merger Agreement;

     (7) Qwest or Qwest Subsidiary, on or after the date of the Special Meeting, and all adjournments thereof, if the stockholders of Icon shall not have approved the Merger Agreement and the Merger;

     (8) Qwest or Qwest Subsidiary, if Icon or the Board of Directors of Icon shall have (A) authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement with respect to a Business Combination Transaction (as defined below) with respect to any of Icon and its subsidiaries (other than the Transactions), (B) recommended (or publicly announced its intention to recommend) that the stockholders of Icon accept or approve any such Business Combination Transaction or (C) modified or amended (or publicly announced its intention to modify or amend) the Icon Board Approval in any respect materially adverse to Qwest or Qwest Subsidiary or withdrawn (or publicly announced its intention to withdraw) the Icon Board Approval; provided that (x) a communication of Icon to Qwest and Qwest Subsidiary that advises that Icon has received a written proposal with respect to a Business Combination Transaction and that takes no position with respect to such proposal or that advises that Icon is engaging in an activity permitted by clause (1) or (2) of the proviso to the first sentence of Section 7.2(z) of the Merger Agreement with respect to a Superior Proposal, shall not be deemed to be a modification, amendment or withdrawal of Icon Board Approval and (y) a "stop-look-and-listen" communication of the nature contemplated in Rule 14d-9(e) under the Exchange Act with respect to an unsolicited tender offer or exchange offer that, if concluded in accordance with the terms thereof, would constitute or result in a Business Combination Transaction with respect to any of Icon and its subsidiaries (other than the Transactions), without more, shall not be deemed to be a modification, amendment or withdrawal of the Icon Board Approval if, within the time period contemplated by Rule 14e-2 under the Exchange Act, the Board of Directors of Icon shall publicly confirm the Icon Board Approval and recommend against the acceptance of such tender offer or exchange offer by the stockholders of Icon;

     (9) Icon, prior to the date of the Special Meeting, if (A) the Board of Directors of Icon shall have determined that an unsolicited, bona fide written proposal made by any person (other than a Principal Stockholder) or an affiliate of, or other person acting in concert with, the Company or a Principal Stockholder) with respect to a Business Combination Transaction with respect to any of Icon and its subsidiaries is a Superior Proposal, (B) the Board of Directors of Icon shall have complied in all material respects with
  Section 7.2(z) of the Merger Agreement with respect to actions taken or proposed to be taken by Icon or the Board of Directors of Icon with respect to such Superior Proposal, (C) Icon shall have notified Qwest and Qwest Subsidiary in writing, in each case not less than three full Business Days in advance of taking such action, of its election to terminate the obligations of the parties pursuant to Section 9.1(a)(9) of the Merger Agreement for the purpose of entering into an agreement to effect such Superior Proposal concurrently with such termination, (D) Icon and its advisors and representatives shall have discussed with Qwest and Qwest Subsidiary the modifications to the terms of the Merger Agreement that would permit Icon to conclude the Merger in lieu of concluding such Superior Proposal, (E) at the end of such three Business Day period the Board of Directors of Icon shall have determined that such Superior Proposal continues to constitute a Superior Proposal, and (F) Icon shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2 of the Merger Agreement; or

     (10) Qwest or Qwest Subsidiary, if there shall have occurred a Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries.

  Effect of Termination; Payment of Termination Fee.   In the event of
termination of the Merger Agreement by either Icon or Qwest as provided under "--Termination," the Merger Agreement will become void and there will be no liability or obligation on the part of Qwest or Icon or their respective officers or directors except with respect to certain provisions of the Merger Agreement regarding payment of broker's fees, maintaining the confidentiality of non-public information, the payment of expenses, and certain other general provisions.

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

  The Merger Agreement requires Icon to pay to Qwest the sum of $7 million (the "Termination Fee") as follows: (1) in connection with the termination of the obligations of the parties or of the Merger Agreement pursuant to any of clauses
(6), (7), (8), (9) and (10) of Section 9.1(a) of the Merger Agreement, or, (2) if (A) Icon or Qwest shall terminate the obligations of the parties or the Merger Agreement pursuant to any of clauses (2) and (3) of Section 9.1(a) of the Merger Agreement, (B) at any time after the date of the Merger Agreement and at or before the time of such termination there shall exist a proposal for a Business Combination Transaction with respect to any of Icon and its subsidiaries (or the public announcement of a third party to commence or of its intention to pursue or engage in such a transaction) and (C) within 12 months of such termination, Icon enters into a definitive agreement with any third party with respect to a Business Combination Transaction with respect to any of Icon and its subsidiaries or such a transaction is consummated.

  Fees and Expenses.   Except as otherwise provided in Section 9.2 of the Merger
Agreement, whether or not the Merger is concluded, all costs and expenses incurred or paid by a party (including, without limitation, attorney's fees and expenses related to the Transactions and the preparation of the Transaction Documents, the Registration Statement or the Proxy Statement/Prospectus) shall be paid by the party incurring or paying such expenses. Notwithstanding the foregoing, each of Icon and Qwest is required to pay 50% of the costs and expenses of complying with the Securities Act, the Exchange Act and the Hart-Scott-Rodino Act (other than the attorney's fees and expenses related thereto or as stated in the preceding sentence).

  Purchase of Qwest Products and Services. If a Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries shall be consummated within 12 months following the termination of obligations of the parties under the Merger Agreement (other than pursuant to the termination of the Merger Agreement by Icon, on or after the date that is four months after the date of the Merger Agreement, if a breach of the Merger Agreement by Qwest shall then have occurred and be continuing and a breach of the Merger Agreement by Icon shall then not have occurred or be continuing, Icon and its subsidiaries are required to purchase from one or more of Qwest and its subsidiaries products and services (including tariff and non-tariff services and facilities) selected by Icon in its sole discretion that are generally offered for sale by Qwest or such subsidiary, at the prices and on the terms and conditions generally offered by Qwest or such subsidiary from time to time during such period to customers of similar products and services at similar volume and commitment levels, for an aggregate purchase price equal to (A) $30,000,000 less (B) the aggregate purchase price for products and services purchased by Icon and its subsidiaries from any of Qwest and its subsidiaries from the termination date of the Merger Agreement to the date of the consummation of such Business Combination Transaction, provided that purchases pursuant to commitments or agreements in existence on such date of consummation that were made by the other parties to such Business Combination Transaction and their respective affiliates shall not be included in determining whether Icon shall have satisfied its obligation under this paragraph. Icon is required to purchase the products and services referred to in the preceding sentence within a period of months following such date of consummation that is equal to (A) 12 months less (B) the quotient obtained by dividing 2 into the number of whole months (determined as periods of 30 or 31 consecutive days, as appropriate) that shall have elapsed between the termination date of the Merger Agreement and such date of consummation. On such date of the consummation of the Business Combination Transaction, and as a condition to such consummation, Icon is required to pay to Qwest a portion of the amount determined pursuant to the first sentence of this paragraph that is equal to (A) $2,500,000 times the number of whole months (determined as periods of 30 or 31 consecutive days, as appropriate) that shall have elapsed between the termination date of the Merger Agreement and such date of consummation less (B) the aggregate purchase price for products and services purchased from any of Qwest and its subsidiaries from the termination date of the Merger Agreement to such date of consummation.

  Amendments and Waivers.   The Merger Agreement and the other Transaction
Documents may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Icon, but, after any such approval, no amendment may be made which by law requires further approval by such stockholders

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

without such further approval. The parties may not amend the Merger Agreement and the other Transaction Documents except by an instrument in writing signed on behalf of each of the parties thereto. At any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion summarizes certain material federal income tax consequences of the Merger. This discussion is based on currently existing provisions of the Code, existing and proposed Income Tax Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein.

  Icon Stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Icon Stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. The following discussion only addresses the federal income tax consequences of the Merger itself. It does not address the tax consequences of the Merger under foreign, state or local tax laws. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

  Neither Qwest nor Icon has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the federal income tax consequences of the Merger.

  It is a condition to the obligations of Qwest and Icon to consummate the Merger that Icon receive an opinion from Parker Chapin Flattau & Klimpl, LLP, counsel for Icon, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code and that Qwest and Icon will each be a party to the reorganization within the meaning of Section 368(b) of the Code. The form of the tax opinion is attached as Exhibit 3.1(j)(3) to the Merger Agreement. Such opinions will be based upon certain factual assumptions, representations and qualifications. As a result of the Merger qualifying as a reorganization within the meaning of Section 368(a) of the Code, the federal income tax consequences that will result to Icon and the Icon Stockholders will include the following, as specifically set forth the following in paragraphs (a) through (d):

     (a) Icon will not recognize any gain or loss as a result of the Merger.

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

     (b) No gain or loss will be recognized by Icon Stockholders as a result of the exchange of such shares for shares of Qwest Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional shares of Qwest Common Stock. Each Icon Stockholder receiving cash in lieu of a fractional share of Qwest Common Stock will be treated as having received such fractional share and as having sold it for the cash received, thereby recognizing gain or loss equal to the difference between the amount of cash received and that stockholder's tax basis in the fractional share. Such gain or loss will generally be capital gain or loss, unless the deemed sale is essentially equivalent to a dividend within the meaning of Section 302 of the Code.

     (c) The tax basis of the shares of Qwest Common Stock received by each Icon Stockholder (including any fractional share deemed to have been received by that stockholder) will be equal to the tax basis of such Icon Stockholder's shares of Icon Common Stock exchanged in the Merger.

     (d) The holding period for the shares of Qwest Common Stock received by each Icon Stockholder including any fractional share deemed to have been received by that stockholder) will include the holding period for the shares of Icon Common Stock of such stockholder exchanged in the Merger.

  In the event of a successful IRS challenge to the Merger as a tax-free reorganization, there would be significant tax consequences. An Icon Stockholder would recognize taxable gain or loss with respect to each share of Icon Common Stock surrendered equal to the difference between the fair market value in such share and stockholder's basis of the Qwest Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Qwest Common Stock, as of the Effective Time, so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT OF THE MERGER

  The Merger will be accounted for using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to the assets and liabilities acquired based upon the estimated fair values of such assets and liabilities.

REGULATORY APPROVALS

  The consummation of the Merger is subject to expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Act. The Hart-Scott-Rodino Act provides that certain merger and acquisition transactions (including the Merger) may not be consummated until notifications and certain information have been given to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. On _________ __, 1998, the parties received a notification from the FTC of early termination of the waiting period under the Hart-Scott-Rodino Act. At any time before or after the consummation of the Merger, the Antitrust Division, the FTC or another third party could seek to enjoin or rescind the Merger on antitrust grounds. In addition, at any time before or after the consummation of the Merger, and notwithstanding that the waiting period under the Hart-Scott-Rodino Act has been terminated, any state could take action under state antitrust laws that it deems necessary or desirable in the public interest. See "--Terms of the Merger Agreement-- Conditions to the Merger."

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

NO APPRAISAL RIGHTS

  Under the DGCL, Icon Stockholders will not be entitled to appraisal rights in connection with the Merger or the other transactions contemplated by the Merger Agreement.

OTHER TRANSACTION DOCUMENTS

  THE FOLLOWING DISCUSSION SUMMARIZES THE MATERIAL TERMS OF THE OPTION AGREEMENTS, THE VOTING AGREEMENTS, THE SHAREHOLDERS AGREEMENTS, THE QWEST CREDIT FACILITY, THE WARRANTS, THE REGISTRATION RIGHTS AGREEMENT AND THE PRIVATE LINE SERVICES AGREEMENT BUT DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF ALL PROVISIONS OF SUCH AGREEMENTS. THE DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH AGREEMENTS. COPIES OF THE AGREEMENTS ARE ATTACHED AS EXHIBITS TO THE MERGER AGREEMENT AND ARE INCORPORATED HEREIN BY REFERENCE. YOU SHOULD READ THE AGREEMENTS CAREFULLY.

     Option Agreements. Contemporaneously with the execution of the Merger Agreement, Qwest entered into option agreements with each of Scott A. Baxter, President and Chief Executive Officer of Icon, Richard M. Brown, Vice President -- Information Technologies of Icon, and Scott Harmolin, Senior Vice President -
- Senior Technology Officer of Icon (each such agreement, an "Option Agreement"). Messrs. Baxter, Brown and Harmolin beneficially own 6,572,172 shares of Icon Common Stock in the aggregate, or approximately 41.3% of the outstanding shares of Icon Common Stock as of the Record Date. Messrs. Baxter, Brown and Harmolin are collectively referred to as the "Principal
Stockholders." The form of the Option Agreements is attached as Exhibit A to the Merger Agreement and is incorporated by reference herein.

     The Option Agreement with each Principal Stockholder provides for, among other things, the grant by such Principal Stockholder to Qwest of an option to acquire all the shares of Icon Common Stock beneficially owned by such Principal Stockholder (collectively, the "Option Shares") at a price of $12.00 per share. The option may be exercised in whole or in part, at any time, by delivery by Qwest to the Principal Stockholder (no earlier than in connection with the consummation of an Alternative at a price of $12.00 per share Transaction following the occurrence of an Option Trigger and no later than the date that is the first anniversary of the commencement of the option) of written notice (the "Exercise Notice") stating that Qwest is exercising the option in respect of the number of Option Shares specified therein. In connection with the delivery of an Exercise Notice, and in lieu of acquiring any Option Shares, Qwest may elect, in its sole discretion, to require each Principal Stockholder to repurchase the applicable option, or portion thereof, with respect to the Option Shares specified in the Exercise Notice for cash in an amount equal to the excess of the consideration per Option Share that would be received by the Principal Stockholder in the Alternative Transaction pursuant to which the option may be exercised over $12.00.

     The Option Agreement with each Principal Stockholder also provides for certain restrictions on the voting and the sale or other transfer of such Option Shares. The voting restrictions will terminate at the later of the day following the Termination Date under the Merger Agreement and payment in full by Icon of all amounts then owing to Qwest and Qwest Subsidiary as set forth in the Merger Agreement.

     For purposes of each Option Agreement, the term "Option Trigger" means the first to occur of (1) the termination or purported termination of the Merger Agreement or the obligations of the parties thereunder, in any case without the prior written approval of Qwest, (2) the time of the occurrence or existence of any event or circumstance that would entitle any party to the Merger Agreement to exercise its right to terminate certain obligations of the parties thereunder pursuant to Section 9.1 of the Merger Agreement, which is summarized above under "-- Terms of the Merger Agreement -- Termination"; (3) the public announcement (or written communication that is or becomes the subject of public disclosure) of a bona fide proposal by any person (other than of Qwest or any affiliate of, or any person acting in concert with, Qwest) with respect to a Business Combination Transaction (other than the Transactions) with respect to any of Icon and its subsidiaries, and

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

(4) the occurrence of a breach by any Principal Stockholder of any obligation under an Option Agreement or a Voting Agreement.

     For purposes of each Option Agreement, the term "Alternative Transaction" means, whether concluded or intended to be concluded in one transaction or a series of transactions (other than the Transactions), (1) the acquisition from Icon or any holder thereof of Equity Securities of Icon as a result of which the holders of shares of Icon Common Stock immediately before such transaction or series of transactions would beneficially own less than 40% of the shares of Icon Common Stock issued and outstanding immediately after such transaction or series of transactions, (2) the acquisition of shares of Icon Common Stock from the Principal Stockholder and transferees of shares of Icon Common Stock pursuant to the Option Agreement as a result of which the Principal Stockholder and such transferees would beneficially own in the aggregate less than 50% of the shares of Icon Common Stock beneficially owned by the Principal Stockholder and such transferees in the aggregate immediately before such transaction or series of transactions, (iii) the merger or consolidation of Icon with or into any person other than a wholly owned subsidiary or (iv) the transfer of all or substantially all the assets of Icon and its subsidiaries.

     Voting Agreements. Contemporaneously with the execution of the Merger Agreement, Qwest entered into voting agreements and proxies with the Principal Shareholders (each such agreement and proxy, a "Voting Agreement"). The form of the Voting Agreements is attached as Exhibit B to the Merger Agreement and is incorporated by reference herein.

     The Voting Agreement with each Principal Stockholder provides for, among other things, (a) the obligation of the Principal Stockholder to vote all the shares of Icon Common Stock beneficially owned by such Principal Stockholder to approve the Merger Agreement and the Merger, against any Business Combination Transaction (other than the Transactions) and against any action or agreement that would result in a breach of the Merger Agreement or impede or delay the conclusion of the Transactions or materially reduce the benefits of the Transactions to Qwest or Qwest Subsidiary pursuant to each Option Agreement, (b) the grant by the Principal Stockholder to Qwest of an irrevocable proxy in connection therewith, (c) certain other restrictions on the voting and the sale or other transfer of such shares of Icon Common Stock, (d) certain restrictions on such Principal Stockholder with respect to Business Combination Transactions (other than the Transactions) with respect to any of Icon and its subsidiaries and (e) the obligation of the Principal Shareholder to execute and deliver a Stockholder Agreement or before the Closing of the Merger. Each Voting Agreement and the related proxy will terminate on the later of the day following the Termination Date under the Merger Agreement and payment in full by Icon of all amounts then owing to Qwest and Qwest Subsidiary in connection with the termination of the Merger Agreement, as described above under "--Terms of the Merger Agreement--Effect of Termination; Payment of Termination Fee."

     Stockholders Agreements. At or before the closing under the Merger Agreement, Qwest will enter into stockholder agreements with the Principal Stockholders (each such agreement, a "Stockholder Agreement"). The form of the Stockholder Agreements is attached as Exhibit C to the Merger Agreement and is incorporated by reference herein.

     The Stockholder Agreement with each Principal Shareholder will provide for certain restrictions on the sale or other transfer by such Principal Stockholder of the shares of Qwest Common Stock to be received by such Principal Shareholder in the Merger (as such shares may be adjusted in the event of any change in the capital stock of Qwest by reason of stock dividends, split-ups, reverse split-ups, mergers, recapitalizations, subdivisions, conversions, exchanges of shares or the like) as described below.

     The Stockholder Agreement with each Principal Stockholder will provide that the Principal Stockholder may not sell or otherwise transfer (or offer to sell or otherwise transfer) any of the shares of Qwest Common Stock subject to the Stockholder Agreement, or any interest therein, if, after giving effect to such sale or other

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

transfer, the Principal Stockholder would be the sole beneficial owner of less than 60% of such shares on the first anniversary of the Closing Date, 40% of such shares on the second anniversary of the Closing Date or 20% of such shares on the third anniversary of the Closing Date, in each case free and clear of all liens, subject to certain exceptions set forth in the Stockholder Agreement. There are no restrictions on transfer after the third anniversary of the Closing Date.

     Qwest Credit Facility. In the Merger Agreement, Qwest committed to lend to Icon up to $15 million in the aggregate (the "Term Loan"), substantially on the terms and conditions set forth in the Merger Agreement. On September 28, 1998 Qwest and Icon entered into a definitive credit agreement (the "Credit Agreement") with respect to the Term Loan (collectively, the "Qwest Credit Facility"). The terms and conditions of the Qwest Credit Facility are attached as Exhibit D to the Merger Agreement and are incorporated by reference herein.

     The initial funding date of the Term Loan is January 31, 1999. Pursuant to the terms and conditions of the Qwest Credit Facility, Icon may borrow up to $15 million of which (i) up to an amount equal to the principal amount of the indebtedness outstanding under Icon Credit Facilities (as defined in the Merger Agreement), but no more than $10 million, may be borrowed on the initial funding date and (ii) up to $2 million may be borrowed upon five days' notice in one advance during each calendar month thereafter. The proceeds of the Term Loan will be applied to (a) repay the indebtedness outstanding under Icon Credit Facilities, (b) pay indebtedness owed under the Access Agreement (as defined in the Merger Agreement), (c) acquire equipment and (d) pay general corporate and operating expenses. The maturity date of the Term Loan is January 31, 2000. Before the occurrence of a Material Adverse Condition, interest on the Term Loan will accrue at a floating rate equal to the rate published in The Wall Street Journal from time to time as the Prime Rate ("Prime"), plus 1.00%. After an event or occurrence that has a material adverse effect on the business, properties, operations, prospects or condition (financial or otherwise) of Icon and its subsidiaries, taken as a whole, the interest rate will be at a floating rate equal to Prime plus 8.00%.

     The Credit Agreement contains customary representations, warranties, covenants, conditions to funding and events of default. The convenants include limitations on Icon's ability to incur additional debt and to replace its president, chief executive officer or general counsel, without Qwest's approval, which may not be unreasonably withheld, conditioned or delayed. The Term Loan is secured by a lien on substantially all of Icon's assets, including, without limitation, all of Icon's existing and after-acquired personal property. The events of default, which entitle Qwest to accelerate the maturity of the Term Loan, include (1) the consummation of an alternative Business Combination Transaction with respect to Icon or its subsidiaries, (2) the termination of the Merger Agreement by Qwest on or after January 13, 1999 if an Icon Breach shall have occurred and be continuing and a Qwest Breach shall then not have occurred and be continuing or (3) a willful or reckless breach or violation by Icon, in any material respect, of any of Icon's material representations, warranties, covenants or agreements set forth in the Merger Agreement. Under certain circumstances, Qwest may be required to advance the Term Loan and Icon would not be in default under the Qwest Credit Facility, even if an event occurred that could reasonably be expected to have a Material Adverse Effect with respect to Icon.

     Warrants; Registration Rights Agreement. Contemporaneously with the execution of the Merger Agreement, Icon issued to Qwest warrants to purchase 750,000 shares Icon Common Stock (the "Series Q Warrants"), exercisable at $12.00 per share for 10 years with registration rights granted pursuant to a registration rights agreement (the "Registration Rights Agreement"). Icon issued the Series Q Warrants in consideration of Qwest's commitment to advance the Term Loan pursuant to the Qwest Credit Facility. The forms of the Series Q Warrants and the Registration Rights Agreement are attached as Exhibits E and F, respectively, to the Merger Agreement and are incorporated by reference herein.

  Private Line Services Agreement. Contemporaneously with the execution of the Merger Agreement, Icon and Qwest entered into a private line services agreement, under which Qwest will provide to Icon telecommunications capacity and related ancillary services, and a master collocation license agreement.

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Icon Board that the Icon Stockholders vote for the adoption of the Merger Agreement, Icon Stockholders should be aware that certain directors and officers of Icon have

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

interests in the Merger in addition to their interests solely as Icon Stockholders, as described below. The Icon Board was aware of these interests when it considered and approved the Merger Agreement and the Merger.

  Employment Contracts and Other Arrangements.

  For a description of existing employment agreements between Icon and certain of its executive officers, see "COMPENSATION OF ICON'S EXECUTIVE OFFICERS-- Employment Agreements."

  On September 13, 1998, Qwest entered into an employment agreement with Scott
A. Baxter, pursuant to which he agreed to serve full time as President and Senior Executive Officer of Icon after the Effective Time. The term of the employment agreement will be three years. Such term will automatically extend for successive one-year periods except that any party may terminate the agreement by giving written notice at least 90 days prior to the commencement of any such extension. The annual base salary of Mr. Baxter will be $200,000, $212,500, and $225,000 for the first, second and third years, respectively, of service under his employment agreement. In addition, Mr. Baxter will receive an automobile allowance, receive a non-qualified stock option grant of 200,000 shares under Qwest's Equity Incentive Plan and be entitled to participate in Qwest's Executive Quarterly Bonus Plan.

  Pursuant to the employment agreement with Qwest, if Mr. Baxter is terminated by Icon for Cause (as defined below), he shall be entitled to receive his salary, reimbursable expenses and benefits owing to him through his date of termination. "Cause" is defined under the employment agreement as theft from Qwest, conviction of a felony or other crime involving moral turpitude. If Mr. Baxter is terminated other than for Cause or he terminates employment for Good Reason (as defined below), he shall be entitled to receive the Termination Compensation (as defined below). "Good Reason," as defined in the employment agreement, shall be deemed to exist if one of the following events occurs: (1) there is a reduction in salary; (2) there is a reduction in the target bonus opportunity; and (3) there is a requirement to change work location by more than 35 miles. In certain cases, where there is a substantial material or adverse diminution in Mr. Baxter's duties and responsibilities and he thereafter terminates employment, such termination may be deemed to be for Good Reason.

  After a Change in Control (as defined in the employment agreement) of Qwest has occurred, if either Mr. Baxter terminates his employment for any reason within six months after the Change in Control or Qwest (or any successor thereto) terminates Mr. Baxter's employment with Qwest within one year after the Change in Control, he shall be entitled to receive (1) his salary, bonuses and any amounts due under benefit plans or otherwise through the date of termination and (2) a lump-sum payment (the "Termination Compensation"), in cash, in an amount equal to 2.99 times his "base amount" (as such term is defined in Section 280G(b)(3) of the Code).

  On September 13, 1998 and thereafter, Qwest entered into employment agreements, effective at the Effective Time, with Richard M. Brown, Scott Harmolin, Frank C. Cicio, Jr., Robert Cooper, David L. Goret, Michael J. Gold, Nilo Gutierrez, Kenneth J. Hall, Susan A. Massaro, Anthony R. Scrimenti, Robert
J. Thalman, Jr. and Robert Weissman, each of whom is an officer of Icon or its subsidiary. The employment agreements provide for, among other things, the payment of an annual base salary, a discretionary quarterly bonus, a lump sum amount upon termination for reasons other than cause and the assumption by Qwest of existing options for shares of Icon Common Stock held by the named employees. The agreements also provide that the employee is an "at will" employee and that either Qwest or the employee may terminate employment with Qwest at any time with or without cause. Certain agreements provide for the accelerated vesting of these options upon a change of control with respect to Icon. Certain agreements also provide for the grant by Qwest of options to purchase shares of Qwest Common Stock.

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

  Certain employees of Icon have entered into agreements with Qwest pursuant to which each employee agreed (1) to assign to Qwest any inventions relating to such employee's employment conceived during such employee's employment by Qwest,
(2) not to disclose confidential information to third parties, (3) not to engage in any business that is competitive with Qwest during the term of such employee's employment, (4) not to hire any employee of Qwest during such employee's employment and for a specified period following the termination of such employee's employment and (5) not to perform services for any customer of Qwest for a specified period following the termination of such employee's employment.

  Stock Options and Warrants.   Pursuant to the Merger Agreement, at the
Effective Time, each Icon stock option and warrant granted or issued, as the case may be, by Icon to purchase shares of Icon Common Stock which is outstanding and unexercised will be assumed by Qwest and converted into an option or warrant to purchase Qwest Common Stock in such amount and at such exercise price as is described below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time. The number of shares of Qwest Common Stock to be subject to the new option or warrant will be equal to the number of shares that the holder of such Icon stock option or warrant would have been entitled to receive pursuant to the Merger had such holder exercised such option or warrant in full immediately prior to the Effective Time (whether or not such option or warrant was in fact exercisable); provided, however, that the number of shares of Qwest Common Stock that may be purchased upon exercise of any Icon stock option or warrant will not include any fractional share and, upon exercise of such Icon stock option or warrant, a cash payment will be made for any fractional share based upon the last sale price per share of Qwest Common Stock on the trading day immediately preceding the date of exercise. The exercise price per share of Qwest Common Stock under the new option or warrant will be equal to (1) the aggregate exercise price for Icon Common Stock purchasable pursuant to such Icon stock option or warrant (provided that the aggregate exercise price shall not exceed $12.00 multiplied by the number of shares of Icon Common Stock otherwise purchasable upon exercise of such Icon stock option) divided by (2) the number of shares of Qwest Common Stock deemed purchasable pursuant to such Icon stock option or warrant. Any adjustments with respect to any Stock Options that are "incentive stock options" shall be effected in a manner consistent with Section 424(a) of the Code.

  Indemnification and Insurance.   Pursuant to the Merger Agreement and subject
to certain limitations, the Surviving Corporation will indemnify each person who was an officer, director, employee or agent of Icon against certain liabilities. In addition, the Surviving Corporation will maintain, with certain limitations, policies of directors' and officers' liability insurance comparable to those currently maintained by Icon for a period of six years from the Effective Time. See "--Terms of the Merger Agreement--Indemnification."

  FEDERAL SECURITIES LAW CONSEQUENCES

  All Qwest Common Stock issued in connection with the Merger will be freely transferable, except that any Qwest Common Stock received by persons who are deemed to be "affiliates" (as defined under the Securities Act) of Icon prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Icon generally include individuals or entities that control, are controlled by, or are under common control with, Icon and may include certain officers and directors of Icon.

  In general, under Rule 145, for one year following the Effective Time, an affiliate of Icon (together with certain related persons) would be entitled to sell Qwest Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Qwest Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only be available, however, if Qwest remained current with its informational filings with the Commission under the Exchange Act. After the end of one year from the Effective Time, an affiliate of Icon would be able to sell Qwest

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Common Stock received in the Merger without such manner-of-sale or volume limitations, provided that Qwest was current with its Exchange Act informational filings and such person was not then an affiliate of Qwest. Two years after the Effective Time, an affiliate of Icon would be able to sell such Qwest Common Stock without any restrictions so long as such person had not been an affiliate of Qwest for at least three months prior thereto.

  Icon has agreed to use all reasonable efforts to cause its affiliates to agree in writing that they will comply with Rule 145 under the Securities Act.

  LITIGATION

  On September 15, 1998, in an action captioned Aaron Parnes v. Scott A. Baxter, Wayne B. Weisman, Richard M. Brown, Scott Harmolin, Samuel A. Plum, Icon CMT Corp. and Qwest Communications International, Inc., the plaintiff filed a putative class action complaint in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court") against Icon, its directors and Qwest. In the suit, the plaintiff alleges that consummation of the Merger will subject the Icon Stockholders to the control of Mr. Anschutz, who will continue to be the majority stockholder of Qwest after the Merger. The plaintiff further alleges that the Merger constitutes a change in control of Icon and imposes heightened fiduciary duties on the members of the Icon Board to maximize stockholder value. The plaintiff also alleges that the members of the Icon Board violated their fiduciary duties by failing to auction Icon or to undertake an active "market check" for other potential bidders. The plaintiff seeks, among other things, to have the Court declare the suit a proper class action, enjoin the Merger and require the members of the Icon Board to auction Icon and/or conduct a "market check," and award monetary damages, together with costs and disbursements. The defendants consider the action to be without merit and intend to vigorously defend the action.

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                               INDUSTRY OVERVIEW

GENERAL

  The telecommunications industry involves the transmission of voice, data and video communications. The industry has been undergoing rapid change due to deregulation, the construction of additional infrastructure and the introduction of new technologies, resulting in increased competition and demand for telecommunications services.

  United States Domestic Long Distance.   The structure of the domestic long
distance telecommunications industry was strongly influenced by a 1982 court decree that required the divestiture by AT&T of its local telephone businesses into seven RBOCs and divided the country into approximately 200 LATAs that range in size from metropolitan areas to entire states. The RBOCs were initially limited to providing local telephone service, access to long distance carriers and "in-region" long distance service (service within a LATA). The right to provide inter-LATA service was initially ceded to AT&T and other long distance carriers, as well as to LECs other than the RBOCs. However, under the Telecommunications Act, the RBOCs may now provide inter-LATA long distance service, subject to certain conditions.

  For each long distance call, the originating and terminating LECs charge the long distance carrier an access fee to carry the call across their local networks. The long distance carrier charges the customer a fee for its transmission of the call, a portion of which consists of the access fees charged by the originating and terminating LECs. To encourage the development of competition in the long distance market, the LECs are required to provide all long distance carriers with access to local exchange service that is "equal in type, quality and price" to that provided to AT&T. These "equal access" and related provisions were intended to prevent preferential treatment of AT&T and to require that the LECs charge the same access fees to all long distance carriers, regardless of their volume of traffic. These provisions, along with the development and evolution of fiber optic technology with its increased capacity and transmission quality, have helped smaller long distance carriers emerge as alternatives to the largest companies for long distance telecommunications services.

  United States International Long Distance.   The United States international
long distance industry is large and growing. The onset of competition gave rise to deregulation and a decrease in prices, which led to the initial growth in the market and improvements in service offerings and customer service. Subsequent growth has been largely attributable to the worldwide trend toward deregulation and privatization, technological improvements, the expansion of telecommunications infrastructure and the globalization of the world's economies.

  The profitability of the United States international long distance market is principally driven by the difference between settlement rates (i.e., the rates paid to other carriers to terminate an international call) and billed revenue. The difference in cost between providing domestic long distance and international service is minimal, and increased worldwide competition has already brought about certain reductions in settlement rates and end user prices, thereby reducing overseas termination costs for United States-based carriers. However, it is believed that certain foreign countries use settlement rates to subsidize their domestic call rates, contributing to significantly higher rates for certain international calls compared to domestic long distance calls. The FCC recently adopted measures intended to overhaul the system of international settlements by mandating that U.S. carriers negotiate settlement rates with foreign correspondents at or below FCC-mandated benchmark levels. Several parties have filed petitions for reconsideration with the FCC or court appeals or both following this order, so it remains subject to modification. Additionally, recent worldwide trade negotiations may lead to reduced settlement rates.

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  Multimedia.   Continuing developments in multimedia applications are bringing new entrants to the telecommunications market. Internet service providers and cable television, entertainment and data transmission companies, for instance, are potential customers for voice, data and video communications over high bandwidth networks such as the Qwest Network.

LONG DISTANCE NETWORK SERVICES

  Switched voice and data services originate and terminate with end users and require varying amounts of bandwidth, depending on the nature of the communication. Traditional telephony services such as "1 Plus" dialing require only limited bandwidth (such as 64 Kbps). Emerging broadband services, such as the Internet, private networks and multimedia applications, require higher bandwidth for effective communication. Such services are increasingly transmitted over SONET ring-protected Optical Carrier level paths (such as OC-48 or OC-192) using advanced transmission protocols, such as Frame Relay and ATM.

TELECOMMUNICATIONS TECHNOLOGY

  The market for video, voice and data communications is served primarily through fiber optic and coaxial copper cables, microwave systems and satellites. Before the 1980s, telecommunications traffic generally was transmitted through satellites, microwave radio or copper cable installed undersea or buried in the ground. By 1990, copper cable had been largely replaced by fiber optic systems that provided greater capacity at lower cost with higher quality and reliability.

  . Fiber Optic Systems. Fiber optic systems use laser-generated light to transmit voice, data and video in digital format through ultra-thin strands of glass. Fiber optic systems are characterized generally by large circuit capacity, good sound quality, resistance to external signal interference and direct interface to digital switching equipment or digital microwave systems. A pair of modern fiber optic strands, using the most advanced technology commercially available, is capable of carrying OC-192 level capacity, equal to over 129,000 simultaneous telephone calls. Because fiber optic signals disperse over distance, they must be regenerated/amplified at sites located along the fiber optic cable. Fiber optic systems using earlier generation fiber, as compared to the more advanced fiber being installed in the Qwest Network, require frequent intervals between regeneration/amplifier sites, typically between 20 and 45 miles. Qwest's advanced fiber allows for greater distances between regeneration/amplifier sites, and the Qwest Network is designed to use a maximum of 60-mile intervals. Greater distances between regeneration/amplifier sites generally translate into substantially lower installation and operating costs.

  . Microwave Systems. Although limited in capacity compared with fiber optic systems, digital microwave systems offer an effective and reliable means of transmitting lower volume and narrower bandwidths of voice, data and video signals. Generally no more than 21 DS-3s can be transmitted by microwave between two antennae. Microwaves are very high frequency radio waves that can be reflected, focused and beamed in a line-of-sight transmission path. Because of their electro-physical properties, microwaves can be used to transmit signals through the air, with relatively little power, in much the same way that electrical signals are transmitted through a copper wire. To create a communications circuit, microwave signals are transmitted through a focusing antenna, received by an antenna at the next station in the network, then amplified and retransmitted. Microwaves disperse as they travel through the air, and as a result this transmission process must be repeated at repeater stations, which consist of radio equipment, antennae and back-up power sources.

  . Satellite Systems. Although satellites initially were used for point-to-point long distance telephone and television transmissions, fiber optic cables have proven to be a more cost effective delivery method for high volume point-to-point applications. Currently, satellites are primarily used for transmissions that must reach many locations over vast distances simultaneously, such as the distribution of television programming, for point-to-point

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traffic in developing countries lacking terrestrial networks and for other point-to-point traffic that cannot be connected efficiently or cost-effectively by terrestrial transmission systems.

TELECOMMUNICATIONS MARKETS

  AT&T, MCI WorldCom and Sprint together constitute what are generally referred to as the "Tier 1" companies in the long distance market.

  Long distance companies may generally be categorized as "facilities-based" carriers and "non-facilities-based" carriers. The three Tier 1 companies are facilities-based carriers because each operates a network principally using its own transmission facilities and extensive geographically dispersed switching equipment. The completed Qwest Network will enable Qwest to become this type of facilities-based carrier. All of the Tier 1 carriers, including AT&T, lease some of their transmission facilities from other carriers to back up their service routing, augment areas where they may have traffic bottlenecks or cover a particular geographic area not covered by their own networks.

  Medium-sized long distance companies, some with national capabilities, constitute the "Tier 2" companies in the long distance market. Certain Tier 2 carriers are known as "partial facilities-based" carriers in that they own some of their own transmission facilities but operate using mostly leased facilities. However, most Tier 2 carriers are nonfacilities-based carriers in that they lease substantially all of their transmission facilities. Tier 2 carriers design, manage and operate their own networks just as the Tier 1 carriers, but generally on a smaller scale. These carriers are also generally referred to as "switch-based" or "switched" because they typically operate their own switches. Some of these carriers lease high volume DS-3 capacity and resell lower volume DS-1 capacity to other carriers at higher unit prices. DS-3 level capacity is generally only sold by carriers that own facilities on the route on which the service is sold.

  The "Tier 3" carriers, often called "switchless" resellers, neither operate networks nor own facilities, but rather resell "minutes" of service which they purchase from other carriers. These companies, which vary significantly in size, are primarily sales and marketing companies that generate their margins by buying in large volumes to obtain a low price per minute from switch-based carriers and reselling at higher prices. These companies may receive an invoice from their underlying carrier and bill the end user or, in some cases, the underlying carrier may bill the end user directly. The barriers to entry into this segment of the long distance market are minimal and there are currently numerous Tier 3 companies providing long distance services. As its business increases, a Tier 3 company may install its own switch and move into the Tier 2 category.

  Operator services companies concentrate on providing operator services and other communications services to the long distance industry, private pay phone operators, hotels and motels, prisons and credit card companies. These carriers also manage their own networks and switching networks and switching equipment while leasing virtually all of their facilities.

  Competition in the retail long distance industry is based upon pricing, customer service, network quality and valued-added services, creating opportunities for smaller long distance providers to compete in certain segments of the long distance market, and many of them are quickly able to build sizable customer bases on the strength of their marketing efforts and distribution channels.

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                               BUSINESS OF ICON

GENERAL

  Icon is an Internet solutions provider that offers a comprehensive range of services and products that enable corporate customers to implement their Internet, intranet and extranet strategies. Icon's mission is to provide end-to-end solutions to its customers by facilitating the distribution of the customers' information and applications over Icon's communications infrastructure as well as access to such information and applications. In order to provide end-to-end solutions, Icon integrates services and products in three key areas: (1) communications services, including high quality Internet access and web/server hosting and management; (2) a range of professional services, including custom application and website development and design, systems integration and maintenance and support services; and (3) product resales, including hardware and software, which are an integral component of systems design and integration and serve as a means of establishing customer relationships. Icon differentiates itself by integrating its services and products to provide customized turnkey solutions for the needs of corporate customers. Icon's customers include major corporations in the financial services, telecommunications, pharmaceutical and media industries, such as Alliance Capital Management LP ("Alliance Capital"), Astra Pharmaceuticals, L.P. (formerly Astra Merck, Inc.), Bear, Stearns & Co. Inc. ("Bear Stearns"), Bell Atlantic Internet Solutions, Inc. ("Bell Atlantic Internet Solutions") CBS, Citibank, N.A., C/net: The Computer Network, Merrill Lynch & Co., Inc. ("Merrill Lynch"), Proctor & Gamble Co. and U.S. Clearing Corp.

  ICI, Icon's predecessor, was incorporated in New York in February 1991. Icon was incorporated in Delaware in February 1995, and ICI was merged with and into Icon in December 1995. Icon's principal executive offices are located at 1200 Harbor Blvd., Weehawken, New Jersey 07087, and its telephone number is (201) 601-2000. Icon also maintains an office at 1700 Broadway, New York, New York 10019. Icon's Internet address is www.icon.com.

MARKET AND INDUSTRY OVERVIEW

  The emergence of the Internet and the widespread adoption of IP as a data transmission standard in the 1990s, combined with deregulation of the telecommunications industry and advances in telecommunications technology, have significantly increased the demand for providing data communications applications and services over public networks. At the same time, growth in client/server and distributed computing, multimedia personal computers and online computing services and the proliferation of networking technologies have resulted in a large and growing group of end-users who are accustomed to using networked computers for a variety of purposes, including electronic mail, electronic file transfers, online computing and electronic financial transactions. These trends have increasingly led businesses to explore opportunities to provide IP-based applications and services internally within their organizations via intranets, externally to selected customers and business partners via extranets and to the general public via the Internet.

  The ubiquitous nature and relatively low cost of the Internet have resulted in its widespread usage for certain applications, most notably web browsing and electronic mail. Use of the Internet for mission-critical business applications is increasing even with the limited security and unreliable performance inherent in the structure and management of the Internet, as well as the difficulties of integrating web gateways and IP-based networks with applications traditionally run on legacy systems. Additionally, emerging applications such as IP-based audio and video applications and certain multimedia applications require a communications infrastructure that has high performance characteristics, including low latency (response time) and high throughput. These factors have resulted in demand from an increasing number of businesses for high bandwidth Internet access, secure networked systems, technology-related products and integration and custom application development services. Revenues generated by the Internet communications services market in the United States, comprised of access and hosting, are expected to increase from $6.2 billion in 1997 to $22.4 billion in 2000 according to Forrester

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

Research, Inc., while the worldwide Internet-related professional services market is expected to grow from $2.6 billion in 1997 to $8.2 billion in 2000 according to International Data Corporation.

  As the amount of information transmitted over the Internet has grown and the speed and complexity of networks has increased, IP-based services and products have become increasingly intertwined. Corporate customers have not only come to rely on IP-based networks for distributing mission-critical information and applications to end-users but have become dependent on the technical services that enable access and distribution of this information, resulting in an increasing number of outside vendors offering services to corporate customers. However, given the growth in complexity and expenditures related to implementation of Internet, intranet and extranet strategies, Icon believes that customers are increasingly seeking a single-source provider.

STRATEGY

  Icon is an Internet solutions provider that offers a comprehensive range of services and products that enable corporate customers to implement their Internet, intranet and extranet strategies. Icon's mission is to provide end-to-end solutions to its customers by facilitating the distribution of customers' information and applications over Icon's communications infrastructure as well as access to such information and applications. Unlike many of its competitors who focus on a single service or product, Icon continuously expands the breadth of its services and its engineering expertise to provide customized turnkey solutions to meet the increasingly demanding requirements of corporate customers. In order to provide end-to-end solutions, Icon offers communications and professional services, as well as product resales capabilities. The key strategic initiatives of Icon are to:

     LEVERAGE CAPABILITY TO PROVIDE END-TO-END INTERNET SOLUTIONS. Icon's ability to provide end-to-end solutions is often a decisive factor in attracting and retaining customers and contributes to generating additional business from its existing customer base. While some of Icon's customers are initially attracted to Icon's end-to-end solutions, others seek a specific service or product. Icon has historically succeeded in migrating many of such customers to become users of Icon's additional services and products. Icon's relationships with several customers, such as Bear Stearns, CBS and Group Health, Inc., began with a single offering and evolved into an end-to-end solution encompassing multiple communications and professional services. Icon's strategy is to expand the number of customers who demand end-to-end solutions and to become an integral component of its customers' information technology infrastructure.

     MAINTAIN RELIABLE AND HIGH PERFORMANCE COMMUNICATIONS INFRASTRUCTURE. Icon maintains a nationwide communications infrastructure that is managed to deploy and distribute information and applications. Icon manages its network to achieve utilization levels that enable it to operate in a reliable and high performance manner. Icon controls its network and provides hosting and management services from its state-of-the-art NOC, enabling it to meet increasingly demanding customer requirements. Icon will continue to develop its network-centric technological expertise and integrate third party technologies to optimize network performance and provide value-added network services to its customers. Icon will seek to continue to develop its communications infrastructure to enhance the speed, security, reliability and overall performance of its network. Icon currently intends to have its second NOC operational during the fourth quarter of 1998, augmenting Icon's existing communications infrastructure and engineering capability.

     EXPAND NETWORK DOMESTICALLY AND OVERSEAS. Icon plans to expand its network to specifically address the growing bandwidth and global reach requirements of its customers, both in the United States and internationally. Icon's agreement with MCI WorldCom provides for access to certain MCI WorldCom communications facilities throughout the country. Icon believes that, historically, the usage-based pricing model in its agreement with MCI WorldCom has enabled it to enter new markets in a more advantageous manner than many of its competitors which, in many cases, must expend greater resources to build or lease facilities on a fixed-price basis. Icon also has agreements with other vendors who provide similar services. On September 13, 1998, Icon entered into a private line services agreement and a colocation facilities license agreement

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

with Qwest, pursuant to which Icon agreed to purchase network backbone and provisioning services and co-location facilities to augment its existing infrastructure. During the second quarter of 1998, Icon circulated the RFP to a number of carriers in order to address its existing and anticipated bandwidth requirements and to address certain provisioning problems. Icon currently anticipates replacing MCI WorldCom or augmenting their network services with another carrier. In the event that the Merger is completed, Icon intends to migrate its backbone traffic to the Qwest Network and to expand its network's reach to additional Qwest locations. In the event that the Merger is not completed, Icon intends to select another carrier to replace or augment MCI WorldCom as its primary backbone carrier. Icon believes that the Qwest Private Line Services Agreement (or such other new agreement if the Merger is not consummated) will enable it to provide improved network services and facilities at lower prices than are currently available to it under its current MCI WorldCom agreement. In November 1997, Icon entered into a joint venture agreement with Teleway Corporation ("Teleway") that will extend the reach of Icon's network into Japan. Kokusai Denshain Denwa Co. Ltd. ("KDD") has announced that it will acquire Teleway in December 1998. Icon cannot predict the effect, if any, such acquisition will have on the joint venture.

     EXPAND AND INTEGRATE PROFESSIONAL SERVICES OFFERINGS. Icon's professional services include software application development, website design and development, integration with legacy systems, maintenance and support services and consulting. Unlike many of Icon's competitors, who focus on a single service or product, Icon continuously expands the breadth of its services and its engineering expertise to optimize its end-to-end solutions. Icon intends to continue to develop and leverage both its expertise in designing graphical user interfaces (so-called "front-end" design) and integrating with legacy data that resides on databases or mainframe systems (so-called "back-end" integration).

     CONTINUE TO BUILD EFFICIENT DISTRIBUTION THROUGH DIRECT AND INDIRECT CHANNELS. Icon will continue to grow its direct sales force, which has grown from 29 at the beginning of 1997 to 70 as of June 30, 1998. The direct sales force targets large accounts with significant revenue-generating potential. It focuses on information-intensive industries, such as financial services, media, pharmaceutical and telecommunications. Icon believes that the organization of its direct sales force along industry lines enables it to leverage its expertise and develop solutions that can be replicated and tailored to meet recurring demands of corporate customers throughout a particular industry. In addition, Icon will continue to expand distribution relationships that enable it to compete effectively by expanding its customer base without substantial costs. Icon's indirect sales channels include relationships with telecommunications providers, such as Bell Atlantic Internet Solutions, TotalTel USA Communications, Inc. ("TotalTel USA")and Fiberlink, as well as resellers and master distributors. Bell Atlantic Internet Solutions offers its customers the option to select Icon as their global service provider to provide the long distance portion of their Internet access services offering. Icon's agreement with Bell Atlantic Internet Solutions contemplates a service offering to requesting Bell Atlantic Internet Solutions customers in the traditional Bell Atlantic southern region and the Bell Atlantic northern (previously NYNEX) region. The service offering in the northern region is subject to Bell Atlantic Internet Solutions' receipt of certain regulatory approvals that Bell Atlantic Internet Solutions has not yet received. In July 1998, Bell Atlantic, an affiliate of Bell Atlantic Internet Solutions, announced that it would acquire GTE Corp. The transaction is subject to regulatory approval. Icon cannot predict what effect, if any, the proposed transaction will have with respect to Icon's existing business with Bell Atlantic Internet Solutions. In August 1998, Icon extended its GSP Agreement through January 2001.

     GROW THROUGH ACQUISITIONS. Icon intends to strengthen its market position through additional acquisitions of companies that bring complementary expertise in certain segments of the Internet business and maximize value through cross-selling opportunities. In May, 1998, Icon completed the acquisition of Frontier Media Group, Inc., a Malverne, Pennsylvania-based professional services firm which specializes in providing Internet-based solutions to companies in the pharmaceutical and financial services industries. Icon intends to selectively pursue additional acquisitions of companies with developed expertise in other industries.

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JOINT VENTURE

     In November 1997, Icon entered into an agreement with Teleway, a Japanese communications company, pursuant to which they established Icon-Teleway Internet Corporation ("ITIC"), to operate an Internet solutions business to market end-to-end solutions to corporate customers in Japan (including Japanese subsidiaries of United States corporations). Teleway, established in 1984, is one of the largest long distance companies in Japan, with sales of approximately $850 million in fiscal year 1996. Teleway holds a 52% equity stake, and Icon holds the remaining 48% equity stake, in the joint venture that owns ITIC. The services provided by ITIC will be similar to the services provided by Icon in the United States, including communications services, professional services and product resales. ITIC's network infrastructure in Japan will be based on Teleway's nationwide ATM network.

     Teleway has agreed to provide ITIC an initial loan of (Yen) 1 billion (approximately $7.3 million, based upon current exchange rates) and, upon request, to make an additional loan for up to (Yen) 500 million (approximately $3.7 million, based upon current exchange rates) to fund operations. In connection with the creation of the venture, Icon licensed to ITIC the exclusive right to exploit Icon's intellectual property in Japan for a period of five years. Any royalties received by Icon (up to a maximum of $8 million) will be contributed back to ITIC as equity and will be matched by Teleway such that the relative ownership is maintained. ITIC will use such equity contributions to repay outstanding loans from Teleway and to fund operations. Icon and Teleway have agreed to establish a network cross-connection between Icon's network in the United States and Teleway's network in Japan. The parties have further agreed to a reciprocal wholesale arrangement, on a "most favored nations" basis, pursuant to which Icon and ITIC will purchase communications services (including Internet access) from each other at a wholesale price and resell such services to customers in their respective countries. The transaction is subject to third party and governmental consents. ITIC was organized during the first quarter of 1998 and commenced operations during the third quarter of 1998.

     KDD has announced that it will acquire Teleway in December 1998. Icon cannot predict the effect, if any, such acquisition will have on ITIC.

COMMUNICATIONS INFRASTRUCTURE

     Icon developed its communications infrastructure in recognition of the market need for commercial-grade Internet access and value-added deployment of mission-critical information and applications. Icon's customers use Icon's communications infrastructure for private networks and commercial applications. Icon's communications infrastructure is a switched IP backbone based upon dedicated fixed capacity circuits and an ATM architecture. Customers can connect to Icon's network from major cities across the United States through dedicated high-speed leased lines. The network is logically designed as a "cloud," with multiple high-speed paths between switches, so as to reduce the possibility that any single point of failure will cause network outage. The network uses state-of-the-art routing platforms, including Cisco routers. Currently, Icon's backbone consists of 19 nodes, and Icon currently plans to add additional nodes.

     After a customer's data has entered Icon's backbone, it is routed to its destination, either over Icon's backbone or to another ISP's backbone, which is facilitated through peering arrangements with other ISPs. In order to peer with other Tier 1 ISPs, an ISP must demonstrate that its network transports sufficient volumes of data and that it can peer at geographically diverse locations. Icon has established Tier 1 peering arrangements with other ISPs and long distance carriers enabling it to exchange traffic at major peering points, including MAE-East, MAE-West, Ameritech Advanced Data Services NAP, Digital Internet Exchange (including the CIX), Sprint Communications NAP and Pacific Bell NAP. Peered ISPs share routing tables with each other so that each ISP's customers can have access to the information on a peered-ISP's network.
Although many ISPs have recently been adding to their peering eligibility requirements, Icon has been successful in qualifying for these arrangements. Icon believes that the need to enter into peering arrangements and the increasingly stringent eligibility standards to be met to qualify for these relationships now provide a significant barrier to entry for

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other companies trying to build nationwide backbones to provide Internet access.
Icon believes that its combination of a nationwide backbone and peering arrangements establishes Icon as a Tier 1 provider, which differentiates Icon from regional ISPs who, without peering arrangements, may have to pay transit fees to national Internet carriers in order to exchange network traffic.

     Icon's communications network consists of facilities leased from a number of providers, including MCI WorldCom and certain RBOCs, LECs and CAPs. Icon has entered into a service agreement with MCI WorldCom that provides Icon access to certain of MCI WorldCom's communications facilities throughout the country. During the first half of 1998, Icon extended its services and co-location agreements with MCI WorldCom through September 30, 1999. In connection with the extension, Icon agreed to commit to pay to MCI WorldCom annual recurring revenues equal to the greater of (i) 110% of the annual recurring revenue paid by Icon to MCI WorldCom under the agreement for the period October 1, 1997 through September 30, 1998; and (ii) $6.6 million. The agreement provides that if Icon fails to pay the annual recurring revenue amount contemplated above, then Icon must pay an assessment equal to 15% of the difference between the committed amount and the actual amounts paid for such period. Icon believes that, historically, the usage-based pricing model in its agreement with MCI WorldCom has enabled it to enter new markets in a more advantageous manner than many of its competitors which, in many cases, needed to expend greater resources to build or lease facilities on a fixed-price basis. Furthermore, Icon's agreement with MCI WorldCom affords Icon the flexibility of converting to a fixed price model, at its option, as utilization of facilities by Icon increases. Pursuant to the agreement, MCI WorldCom also provides certain additional related services including, upon request by Icon, the provisioning of local telecommunications services and colocation of certain of Icon's equipment. Icon has experienced delays in the provisioning of its Internet access installation service orders by MCI WorldCom. As a result, Icon has begun purchasing communications infrastructure facilities from additional suppliers. During the second quarter of 1998, Icon circulated the RFP to a number of carriers in order to address its existing and anticipated bandwidth requirements and its provisioning problems. Icon currently anticipates replacing MCI WorldCom or augmenting their network services with another carrier. In the event that the Merger is completed, Icon intends to migrate its backbone traffic to the Qwest Network and to expand its network's reach to additional Qwest locations. In the event that the Merger is not completed, Icon intends to select another carrier to replace or augment MCI WorldCom as its primary carrier for network backbone services. Furthermore, on September 13, 1998, Icon entered into a service agreement with Qwest, pursuant to which Icon agreed to purchase network backbone and provisioning services and co-location facilities to augment its existing infrastructure. Icon believes that this agreement will enable it to provide improved network services and facilities at lower prices than are currently available to it under the current MCI WorldCom agreement. In November 1997, Icon entered into an agreement with Teleway pursuant to which they established ITIC to operate an Internet solutions business to corporate customers in Japan (including Japanese subsidiaries of United States corporations); however, no assurance can be made at this time that this transaction will be successful.

     Icon's network is monitored 24 hours per day, 7 days per week by its NOC, located at its Weehawken, New Jersey headquarters. The NOC is the primary control and networking equipment center for all forms of network operations. Redundant network paths connect the NOC to the backbone, reducing the possibility that a single point of failure will cause a network outage. The NOC hosts systems, which consist of networking equipment, hardware and software, for customers by providing space, connectivity, data protection and continuous monitoring and maintenance. Icon maintains a second internal secure network as a dedicated data conduit for backup and restoration of hosted client data. To date, Icon has not experienced any network-wide outages or significant losses of customer data. Icon currently intends to have a second NOC operational in its San Francisco office during the fourth quarter of 1998.

SERVICES AND PRODUCTS

     Icon integrates services and products in three key areas: (i) communications services, (ii) professional services and (iii) product resales.

COMMUNICATIONS SERVICES

     ACCESS SOLUTIONS. Icon's network access solutions enable customers to deploy mission-critical information and applications over the Internet, intranets and extranets. In some cases, Icon provides guaranteed levels of service for dedicated Internet access to corporate customers and targets performance benchmarks for

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latency levels and network availability. Icon also provides switched Internet access including ISDN, ADSL and dial-up through Bell Atlantic Internet Solutions and may, in the future, seek to expand its switched services to augment its dedicated offerings to its corporate customers, who may want to provide switched access to their employees or customers. In July 1998, the company finalized an interconnection and resale agreement with IBM Corporation pursuant to which Icon may provide nationwide dial-up network services in connection with an Icon-developed value-added access or hosting solution.

     Depending upon the size of the customer and corresponding application and information needs, bandwidth requirements vary widely. For example, audio and video applications typically require greater bandwidth than text-based applications. Icon offers six levels of Internet access to meet the wide range of bandwidth needs:

     . 56 Kbps
     . Fractional DS-1 (n x 64 Kbps; n less than 24)
     . DS-1 (1.544 Mbps)
     . Fractional DS-3 (n x 3 Mbps; 1 less than n less than 15)
     . DS-3 (45 Mbps)
     . OC-3

     HOSTING AND MANAGEMENT SOLUTIONS. Hosting and management solutions consist of the provisioning, installation, maintenance and monitoring of the hardware and software components that comprise a hosted system. The actual components of web hosting are the server, the physical workstation or PC upon which the website or application resides, Icon's NOC which hosts the server, a high-speed physical connection to Icon's network backbone, server and power backup to ensure 24 hour functionality, and maintenance, monitoring and management services to ensure ongoing operation of the server. Within both the NT and UNIX product lines, Icon offers a variety of hardware, software, network and service level configuration options to meet the requirements of its sophisticated customer base. By outsourcing its web server management function to Icon, a customer can reduce costs while increasing reliability and performance of its servers. Icon offers 24 hours per day, 7 days per week monitoring of the server and Internet connection through Icon's technical staff. In addition, Icon provides upgrades as the customer's speed and capacity requirements grow. In addition to its existing hosting facility at its corporate headquarters, Icon currently plans to have a hosting location in San Francisco operational during the fourth quarter of 1998.

     PROFESSIONAL SERVICES

     Custom Software Application Development. Icon designs and develops specialized software applications that enable corporations to communicate business information and conduct commerce through IP-based networks. Icon's engineering staff is experienced in programming languages such as C, C++ and Java and works closely with its customers to analyze and design specifications for IP-based applications. Icon has completed custom application projects for customers including Group Health, Inc., The Associated Press, Bear Stearns, CBS and National Preferred Provider Network, Inc.

     Website Design and Development. Icon is an established provider of advanced website design and implementation services. Icon designs websites ranging from basic "inquiry only" sites to complex, interactive sites featuring sophisticated graphics, animation, sound and other multimedia content. Icon has completed website design projects for customers including Swissotel, CBS News, a division of CBS, Comedy Central, Kobra International (Nicole Miller) and Zapata Corporation ("Zapata").

     In addition, Icon historically operated an interactive publishing unit that produced three Internet-based media properties: Word(R), a "lifestyle" publication targeted at 18-34 year olds; Charged(TM), which focused on the extreme sports market; and SportsFan On-Line(TM), a spectator-sports media property that was a joint venture with Sports

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Fan Radio Network, a division of Winstar Communications, Inc. Icon had experienced operating losses in connection with the ongoing operation of its media properties. During the first quarter of 1998, Icon discontinued the ongoing operations of Word and Charged. Also, during the first quarter, Icon terminated its agreement with SportsFan Radio Network, and instead began providing consulting services and communications services to SportsFan Radio Network in connection with the ongoing operation of SportsFan Online. In April 1998, Icon sold all of the assets of Word and Charged to Zapata in exchange for Zapata's commitment to purchase not less than $2 million dollars in professional services and communications services from Icon over the four years immediately subsequent to completion of the purchase agreement.

     Integration with Legacy Systems. Icon combines its expertise in communications services, systems design and custom software and website design and development to offer integration services. Icon's integration services enable its customers to access corporate information that resides on legacy systems, such as IBM or Unix mainframes, that are connected by network architectures. Icon's technical engineers, whose training and certification includes Sun Solaris, Netscape, Microsoft NT and Cisco, are skilled at design and implementation of databases in order to reduce demands on legacy systems and increase the efficiency of transporting corporate data between legacy and client/server systems over an IP-based network. Icon has completed integration projects for customers including The Associated Press, Bear Stearns, CBS News, Weiss, Peck and Greer, Omnipoint Communications ("Omnipoint"), The Halstead Property Company, John Wiley & Sons, Inc. ("John Wiley"), J.C. Bradford & Co. and U.S. Clearing Corp.

     Maintenance and Support of Customer IT Infrastructure. Icon's maintenance and support services organization offers 24 hours per day, 7 days per week hardware and software maintenance and support for its customers. Services include call-in support, troubleshooting, software and hardware updates and on-site helpdesk and general support personnel. Engagements of Icon to perform maintenance and support services have often developed when or after the customer has purchased products from Icon or used other professional services. Icon has provided maintenance and support services for customers including Alliance Capital, Bear Stearns, CBS, Moore Capital Management, Inc., Omnipoint, Tudor Investment Company and John Wiley.

     PRODUCT RESALES. Product resales are an integral part of providing end-to-end solutions. Icon identifies and resells hardware and software that become components of its customers' information technology infrastructure. Icon, in certain cases, leverages product resales to cross-sell Icon's end-to-end solutions to a growing customer base. The products include hardware and networking equipment such as Sun Microsystems servers and Cisco routers, and software such as Check Point firewalls, Netscape web servers and Oracle, Informix and Sybase databases.

SALES AND MARKETING

     Icon's distribution strategy entails expanding its sales channels to sell its services and products directly to commercial users and through a network of indirect distribution channels, including OEM relationships, regional systems integrators, VARs, distributors and relationships with telecommunications companies, including Bell Atlantic Internet Solutions, Fiberlink and Total-Tel USA.

     DIRECT SALES FORCE. Icon's direct sales force targets large accounts with significant revenue-generating potential. Icon's sales group focuses on information-intensive industries, such as financial services, media, telecommunications and travel and includes customers such as Alliance Capital, Bear Stearns, CBS, Zapata and Nomura Securities. Icon believes that the organization of its direct sales force along industry lines enables it to leverage its expertise and develop solutions that can be replicated and tailored to meet recurring demands of corporate customers throughout a particular industry. As the size of the direct sales force grows, Icon plans to expand into additional

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

vertical industries. As a result of Icon's acquisition of Frontier, Icon expanded its reach into the pharmaceutical industry. Icon has expanded its sales staff from 27 at the beginning of 1997 to 70 as of June 30, 1998. Typically, Icon's sales representatives receive a compensation package that includes a salary and commissions that are based on actual sales and oriented toward selling higher margin services.


     INDIRECT DISTRIBUTION CHANNELS. Icon markets its services and products through a network of third-party relationships, thereby expanding its customer base throughout the country without incurring the associated sales, marketing and administrative costs. Regional systems integrators, VARs and, in some cases, regional ISPs may also resell Icon's services and products. By reselling Icon's services and products, these companies are able to expand their service and product offerings and provide more comprehensive solutions to their customers. As an example of this strategy, Icon has entered into a master distribution agreement with Access Graphics, a leading distributor of Sun Microsystems Computer Company ("Sun") workstations, to bundle Sun web servers with Icon's Internet access services. Such distributors and resellers may participate in Icon's indirect distribution channel either by (i) sublicensing Icon's services and products and reselling them to their customers or (ii) referring orders to Icon in exchange for an agency commission.

     Icon has also pursued a distribution strategy that enlists the assistance of telecommunications companies who are already providing communications services (such as local phone service or cable television) to existing customers. This strategy enables Icon to leverage not only a substantially larger sales and marketing infrastructure, but also strong customer relationships. While Icon's margins are lower in this distribution channel, Icon's resellers absorb all of the customer-acquisition and administrative costs that would otherwise be borne by Icon.

     In addition to its reseller agreements, pursuant to the arrangement with Bell Atlantic Internet Solutions, Bell Atlantic Internet Solutions offers its customers the option to purchase Icon's communications services and bills the customers on Icon's behalf. Icon's GSP Agreement with Bell Atlantic Internet Solutions contemplates a service offering to requesting Bell Atlantic Internet Solutions customers in the traditional Bell Atlantic southern region and the Bell Atlantic northern (previously NYNEX) region. The service offering in the northern region is subject to Bell Atlantic Internet Solutions' receipt of certain regulatory approvals, which Bell Atlantic Internet Solutions has not yet received. In July 1998, Bell Atlantic, an affiliate of Bell Atlantic Internet Solutions, announced that it would acquire GTE Corp. The transaction is subject to regulatory approval. Icon cannot predict what effect, if any, the proposed transaction will have with respect to Icon's existing business with Bell Atlantic Internet Solutions. In August 1998, Icon extended its arrangement with Bell Atlantic Internet Solutions through January 2001. Icon intends to pursue additional relationships with other telecommunications providers, including additional "local telco service" providers both using wireline and wireless facilities, including LECs, RBOCs, CAPs and cable television companies.

     MARKETING. Icon employs marketing and public relations personnel and works with third-party advertising firms and consultants to provide broad coverage in network computer and vertical industry publications. Icon participates in nationwide industry trade shows, historically including NetWorld+InterOp, Internet World and CompTel. Icon also participates in co-branding promotions with strategic partners including Sun and Access Graphics. Recently, Icon expanded its marketing budget in an effort to increase its brand recognition among potential customers in its target vertical markets.


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

COMPETITION

     The markets served by Icon are extremely competitive. The influx of new market entrants is expected to continue in each sector of Icon's business to meet the growing demand for information technology and communications services and products. Additionally, Icon believes that such factors as shifting customer demands and the rapid pace of technological advance will intensify competition and result in continual pressures to reduce prices, enhance services and products and develop and exploit new technology. Most of Icon's current and potential competitors enjoy a greater market presence and possess substantially greater technical, financial and marketing resources than Icon. Icon believes that its ability to compete successfully depends upon a number of factors, including the performance, reliability and security of its communications infrastructure, continued ability to provide end-to-end Internet solutions, its ability to maintain and expand its channels of distribution, its continued expertise in proprietary and third party technologies, its ability to attract and retain service engineers, the pricing policies of its competitors and suppliers, the variety of services it offers, the timing of introductions of new services by Icon and its competitors, customer support, Icon's ability to support industry standards and industry and general economic trends.

     COMMUNICATIONS SERVICES. Icon's current and prospective competitors in the Internet communications services sector generally may be divided into the following five groups: (i) telecommunications companies, such as AT&T, MCI WorldCom, Sprint, Intermedia, GTE and LECs; (ii) online services providers, such as America Online, (iii) ISPs, such as PSINet, Inc., Globix Corporation, Concentric Network Corp. and other national and regional providers;
(iv) cable modem connectivity providers such as At Home Corporation; and (v) data center providers such as Exodus Communications Inc. and Frontier GlobalCenter. Most of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to Icon. As a result, they may be able to develop and expand their communications infrastractures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their services and products than Icon. In addition to the companies named above, various organizations have entered into or are forming joint ventures or consortiums to provide services similar to those of Icon. Icon believes that competitive factors in the Internet services market include market presence, network capacity, reliability and security, price, new products and enhancements and conformity with industry standards.

     Certain companies, including MCI WorldCom, Intermedia and GTE, have also obtained or expanded their Internet access services and products as a result of acquisitions. In 1996, MFS merged with UUNET, a competitor of Icon in the area of Internet access. WorldCom acquired MFS, which is also a supplier of network services to Icon, and WorldCom subsequently acquired MCI, a major provider of Internet backbone services. The combination of MFS, UUNET, WorldCom and MCI (known as MCI WorldCom) means that one of Icon's major suppliers is also one of its formidable competitors in providing Internet services. Such acquisitions may permit Icon's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. Additionally, certain distributors of Icon's services and products, such as Bell Atlantic Internet Solutions, may compete with Icon in the future. In July 1998, Bell Atlantic, an affiliate of Bell Atlantic Internet Solutions, announced that it would acquire GTE Corp. Icon cannot predict what effect, if any, the proposed transaction will have with respect to Icon's existing business with Bell Atlantic Internet Solutions. Certain companies are also providing high-speed
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

data services using alternative delivery methods such as cable television, direct broadcast satellites and wireless cable.

     As a result of increased competition and vertical and horizontal integration and consolidation in the industry, Icon could encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of Icon's services. For example, certain of Icon's competitors that are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services or private network services, reducing the overall cost of their solutions and significantly increasing price pressures on Icon. One of Icon's significant considerations with respect to the Merger was to leverage Qwest's communications infrastructure to enable it to compete with ISPs that are strategically aligned with telecommunications companies. There can be no assurance that Icon will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise.

     PROFESSIONAL SERVICES

     The professional services market is highly fragmented and served by numerous providers, including consulting and systems integration firms, facilities management and MIS outsourcing companies, applications software firms, major equipment providers through their professional services units, major accounting firms, general management consulting firms and website/intranet design firms. Icon typically encounters competition from mid-sized and regional consulting and systems integration firms, such as USWeb Corporation, Cambridge Technology Partners, Inc. and Technology Solutions Co., and increasingly competes with large-scale systems integrators, such as EDS Corp. ("EDS"). Icon's design group also competes with a variety of interactive design firms including agency.com (which has announced that it will merge with Eagle River Interactive Inc.), Razorfish Inc. and CKS Group Inc.(which has announced that it will be acquired by USWeb Corporation). Icon believes that the primary competitive factors at work in this market are price, the ability to fashion and deliver efficient solutions to customer needs, the quality of service, including project management and ongoing support and maintenance, its ability to attract and retain service engineers and the availability and quality of hardware. Accordingly, Icon competes on the basis of its reputation, personnel, technical sophistication and ability to provide single-source, end-to-end solutions.

     PRODUCT RESALES

     The product resales business is a highly competitive market with low margins and no substantial barriers to entry. Icon believes that its ability to compete successfully depends on a number of factors, including its ability to integrate value-added services with its product resales, the price at which Icon resells products, the speed and accuracy of delivery, the effectiveness of sales and marketing programs, credit availability, the ability to tailor specific solutions to customer needs, the quality and breadth of products offered, the availability to offer product information and technical support and industry and general economic trends.

     Icon's current and prospective competitors generally can be divided into three groups: (i) national and regional VARs, such as Entex Information Services, Inc., and Vanstar Corporation (ii) national and regional systems integrators, such as EDS, Sapient Corp.; and Andersen Consulting; and (iii) hardware distributors, such as CHS Electronics Inc. and ITOCHU Corporation. Many of these competitors have greater market presence and financial resources than those available to Icon. As a result, they may be able to adapt more swiftly to changes in market prices and customer requirements, provide financing to customers for purchases, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than can Icon. In addition, Icon expects that additional competitive pressure may arise from manufacturers that have been successful in selling directly to the end-users without the use of resellers.

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

PROPRIETARY RIGHTS

     Icon believes that factors such as the technical and business expertise of its personnel, attentive high-quality customer service and strategic alliances with its suppliers and other vendors, have to date played a predominant role in promoting its reputation and the growth of its business but recognizes that its ability to compete effectively and to continue to grow will depend increasingly on the use and appeal of its proprietary technology. While Icon relies on patent, trademark, contract, trade secret and copyright law to protect its proprietary technologies, it is possible for a third party to copy or otherwise obtain and use Icon's technologies without authorization, or to develop similar technologies independently. Although Icon has only registered one trademark, it has applied to register its name and logo design as trademarks and certain of its product and service names and marks as trademarks or service marks in the United States. Icon does not own but has applied for patents on certain of its proprietary technologies. Although Icon does not believe that its services or products infringe the proprietary rights of any third parties, there can be no assurance that third parties will not assert such claims against Icon in the future or that such claims will not be successful.

     In accordance with Icon's policy, all of Icon's employees and consultants have entered into, and all future employee and consultants are expected to enter into, agreements containing confidentiality and nonsolicitation covenants. Similarly, Icon's agreements with customers and suppliers include provisions prohibiting or restricting the disclosure of proprietary information and products, and most limit the sublicensing of licensed software. In addition, Icon sells or licenses its services and products in, and the Internet and other global networks facilitate the delivery of Icon's software to, other countries where the laws may not afford adequate protection of Icon's proprietary rights in such products or provide effective means for its enforcement of such rights.

     Certain technologies used in Icon's solutions are licensed or leased by Icon, generally on a non-exclusive basis. There can be no assurance that such technology will continue to be available to Icon on commercially reasonable terms. The loss of such technology could impair Icon's products or services or require Icon to obtain substitute technologies of lower quality or performance standards or at greater cost. See "Risk Factors -- Dependence on Proprietary Technologies".

GOVERNMENT REGULATION

     With respect to its existing and proposed Internet offerings, Icon believes that it is not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other governmental agency. To date, the FCC has not actively sought to regulate the provision of Internet services. Except for the stand-alone provision of underlying basic transmission capability, the offering of Internet services has generally been considered "enhanced services." Under current law, operators of "enhanced services" are exempt from FCC regulation, but operators of "basic services" are not similarly exempt. Whether the FCC will assert regulatory authority over the Internet and the level of such regulation, if asserted, are pending issues at the agency, and regulation of the Internet and related services in general is being considered by lawmakers at many levels of government. Changes in the legal or regulatory environment relating to the Internet industry, including regulatory changes that directly or indirectly affect the regulatory status of Internet services, affect telecommunications costs, including the application of access or universal service charges to Internet service or increase the likelihood or scope of competition from RBOCs including Bell Atlantic or Bell Atlantic Internet Solutions or other companies could also have a material adverse effect on Icon's business, financial condition and results of operations.

     There are a number of on-going proceedings at the FCC regarding whether the FCC should regulate the Internet. On April 10, 1998, the FCC reported to Congress on the meaning of various provisions in the Telecommunications Act of 1996 (the "Telecommunications Act"), including whether the provision of Internet access is a "telecommunications" service. The FCC concluded that Internet access service, defined as a bundled offering combining various computer processing and content applications, is an "information service" under the Telecommunications Act, and the transmission capabilities provided over the facilities underlying Internet access and other information service offerings constitute "telecommunications" under the Telecommunications Act, whether provided by a common carrier or self-provisioned by an Internet service provider. The FCC noted that IP phone-to-phone telephony appears to be a "telecommunications service" rather than an "information service," but reserved making a final determination in a future ad hoc proceeding. The FCC announced its intention to determine on a case-by-case basis whether to require Internet telephony service providers to contribute financially to universal service support mechanisms, which could also subject these services to other forms of regulation. The FCC also stated that it may require ISP and Internet backbone providers that use their own transmission facilities to provide Internet services to contribute to universal service mechanisms. In mid-September, BellSouth and U S WEST announced that they consider IP telephony services to be telecommunications services and therefore subject to access charges. A determination by the FCC that these services are subject to regulation could adversely impact Icon's ability to provide various existing and planned services and could have a material adverse effect on Icon's business, financial condition and results of operations.

     The FCC also extensively regulates the cable and broadcasting industries. These regulations address among other things, technical, ownership, competition and content-related issues. To date, the FCC has not determined whether or to what extent its regulatory framework can or should be extended to directly govern analogous communications on the Internet, such as video and audio streaming. There can be no guarantee that the limited regulatory burdens on the Internet to date will not increase or that new laws governing the Internet will not be passed.

     In an order released August 7, 1998, the FCC declined to grant petitions filed by Bell Atlantic and other RBOCs seeking relief from various regulations that affect the deployment of advanced telecommunications services, including relief from the obligations contained in Section 271 and Section 251(c) of the Communications Act of 1934, as amended. However, also on August 7, 1998, the FCC

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

proposed new rules under which RBOCs could avoid the incumbent local exchange carrier ("ILEC") regulations in Section 251(c) by providing advanced services through a separate affiliate. The agency asked for public comment on what advanced services are "incidental interLATA" services, whether it should modify LATA boundaries to promote access to advanced services, especially for schools and libraries and rural consumers and whether it should take other steps to permit RBOCs to provide advanced interLATA services. Similarly, the FCC has invited public comment on a number of Internet-related issues in a Notice of Inquiry released August 7, 1998, in which it asks how it can foster the deployment of advanced services and whether it should regulate peering arrangements. If the FCC allows a separate affiliate of an ILEC to avoid the
Section 251(c) obligations, allows RBOCs to provide Internet interLATA services or introduces new regulation of Internet services, Bell Atlantic, Bell Atlantic Internet Solutions, or an affiliate thereof, may be able to undertake the functions that Icon currently performs for Bell Atlantic Internet Solutions' customers, and such regulation could have a material adverse effect on Icon's business, financial condition or results of operations.

     In July 1998, Bell Atlantic filed a petition with the FCC requesting authority to provide data lines across LATA boundaries in West Virginia because of inadequate Internet connections in the state. The agency has not ruled on Bell Atlantic's petition, however, if the FCC permits Bell Atlantic to provide interLATA data services in West Virginia, Bell Atlantic may be able to undertake the functions that Icon currently performs for Bell Atlantic Internet Solutions' customers in West Virginia.

     On December 31, 1997, a Federal District Court Judge declared several provisions of the Telecommunications Act unconstitutional. This decision was overturned on appeal. It is possible, however, that the appellate court's decision will be reviewed by the Supreme Court. If the Supreme Court reverses the appellate court, then Bell Atlantic may be allowed to offer certain services, which Bell Atlantic Internet Solutions and its affiliates have been prohibited from offering under the Telecommunications Act, without the FCC finding Bell Atlantic to be in compliance with the network unbundling and other competitive requirements set out in the Telecommunications Act. Icon currently provides such services for Bell Atlantic Internet Solutions' customers, and if the decision is upheld on appeal, Bell Atlantic Internet Solutions or its affiliates may provide such services directly to their customers.

     Bell Atlantic Internet Solutions' relationship with Icon is subject to review and regulation by state and federal authorities, including the FCC. Although Icon understands that Bell Atlantic has received the requisite approvals to provide Internet access service and make Icon's services available to Bell Atlantic customers who request them (which has only included customers in the traditional Bell Atlantic southern region through the date hereof), a petition submitted by MFS in July 1996 for reconsideration of such FCC approvals is currently pending before the FCC. Additionally, Bell Atlantic must obtain the necessary state and federal approvals before it will be able to provide Internet access services in Bell Atlantic's northern region (formerly NYNEX).
To date, Bell Atlantic has not obtained such approvals, and there can be no assurance that Bell Atlantic will be successful in maintaining or procuring the requisite regulatory approvals. Failure of Bell Atlantic to maintain or prospectively procure such approvals at the federal or state level could adversely affect Icon's existing agreements with Bell Atlantic Internet Solutions, and as a result, Icon's business, financial condition and results of operations. The FCC is considering whether to eliminate the requirement that RBOCs (including Bell Atlantic) must file comparably efficient interconnection plans and obtain approval for those plans prior to providing new enhanced services. Elimination of this requirement could lessen certain regulatory burdens currently imposed on Bell Atlantic Internet Solutions.

     Due to the increase in Internet use and publicity, it is possible that laws and regulations will be adopted with respect to the Internet, including laws regarding privacy, pricing and characteristics of services

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or products. Other legislative initiatives, including laws involving taxation of
Internet services and transactions, Internet regulation and universal service contribution requirements for Internet providers have been proposed. Lobbying groups are attempting to initiate legislation that would compel ISPs to pay access charges for the use of some of the local networks operated by RBOCs. The adoption of such laws or regulations could inhibit the continued growth of the Internet or other wide area information networks, impose additional costs on Icon, expose Icon to greater potential liability from regulatory actions or private legal proceedings or otherwise adversely affect Icon's business operations or performance. Icon cannot predict the impact, if any, that those or other future laws and regulations or legal or regulatory changes may have on its business.

     Federal and state laws and regulations relating to the liability of online service companies and other Internet service providers for information carried on or disseminated through their networks are currently unsettled. Several private lawsuits seeking to impose such liability upon online service companies and Internet access providers are pending. Legislation has been enacted and new legislation has been proposed that imposes liability for or prohibits transmission of certain types of information on the Internet. The imposition of potential liability on Icon and other ISPs for information carried on or disseminated through their systems could require Icon to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or discontinuation of certain service or product offerings. The increased attention on liability issues as a result of lawsuits and legislative actions and proposals could impact the growth of Internet use. While Icon carries professional liability insurance, it may not be adequate to compensate or may not cover Icon if it becomes liable for information carried on or disseminated through its networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on Icon's business, financial condition and results of operations.

LEGAL PROCEEDINGS

     Other than as set forth under "PLAN OF MERGER -- Litigations", Icon is not a party to, nor is any of its property the subject of, any material pending legal proceedings.

EMPLOYEES

     As of June 30, 1998, Icon had 372 employees, all of whom were full time.
Of these, 147 were principally engaged in professional services, 60 were principally engaged in the communications services, 73 were principally engaged in sales and marketing, 20 were principally engaged in research and development, 10 were principally engaged in operations and 62 were principally engaged in finance, administration, legal, management information systems and human resources. None of Icon's employees is represented by a labor union. Icon considers its relations with its employees to be satisfactory. In certain cases, Icon also engages independent contractors to service some of its customers.

PROPERTIES

     Icon currently occupies approximately 55,000 square feet in a modern office building in Weehawken, New Jersey, under a lease which expires on February 28, 2006. Icon's NOC is located at its Weehawken building. Icon also leases approximately 23,700 square feet for its New York City office and approximately 13,000 in San Francisco.

                  SELECTED HISTORICAL FINANCIAL DATA OF ICON

     The following selected consolidated financial data for each of the years in the three-year period ended December 31, 1997 and as of December 31, 1996 and 1997 are derived from, and are qualified by reference to, the audited Icon Financial Statements included elsewhere herein. The selected consolidated financial data below as of December 31, 1995 has been derived from the audited consolidated financial statements of Icon which are not included herein. The following selected financial data as of December 31, 1993 and 1994 and for each year in the two-year period ended December 31, 1994 are derived from, and are qualified by reference to, Icon's unaudited consolidated financial statements not included herein. The selected financial data as of June 30, 1998 and for the six-month periods ended June 30, 1997 and 1998 are derived from the unaudited financial statements of Icon included elsewhere herein and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the data presented. The results for the six months ended June 30, 1998 are not necessarily indicative of results for the full year. The information presented below should be read in conjunction with "ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Icon Financial Statements included elsewhere herein.

                                                                                                          SIX MONTHS
                                                                 YEAR ENDED DECEMBER 31,                 ENDED JUNE 30,
                                                        --------------------------------------------- -----------------
                                                           1993     1994     1995     1996     1997      1997    1998
                                                        --------- -------- -------- -------- -------- --------- -------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
     Services:
         Professional...............................      $ 2,439  $ 3,549  $ 6,388  $11,166 $ 22,484  $  9,840 $ 15,747
         Communications.............................           --       --      189    1,268    5,979     2,171    6,063
         Media......................................           --       --      202      529       89        77       14
                                                        ---------  -------  -------  ------- --------  -------- ---------
            Total services revenues.................        2,439    3,549    6,779   12,963   28,552    12,088   21,824
                                                        ---------  -------  -------  ------- --------  -------- ---------
     Products.......................................       10,605   17,083   21,424   29,741   23,769     9,680   16,526
                                                        ---------  -------  -------  ------- --------  -------- ---------
Total revenues, net.................................       13,044   20,632   28,203   42,704   52,321    21,768   38,350
                                                        ---------  -------  -------  ------- --------  -------- ---------
Cost of revenues:
     Services.......................................        1,251    1,746    3,798    9,213   19,919     8,091   15,151
     Products.......................................        9,596   14,132   17,653   24,607   19,401     7,905   14,335
                                                        ---------  -------  -------  ------- --------  -------- ---------
Total cost of revenues..............................       10,847   15,878   21,451   33,820   39,320    15,996   29,486
                                                        ---------  -------  -------  ------- --------  -------- ---------
Gross profit........................................        2,197    4,754    6,752    8,884   13,001     5,772    8,864
                                                        ---------  -------  -------  ------- --------  -------- ---------
Operating expenses:
     General and administrative.....................          957    1,839    2,863    7,645   11,826     5,413    8,757
     Selling and marketing..........................          835    1,671    3,782    7,184   10,849     4,537    8,598
     Research and development.......................           69      501      411      969    1,347       559    1,167
     Depreciation and amortization..................           85      110      241      493    1,024       413      797
     Special merger related charges.................           --       --       --       --       --        --    1,094
                                                        ---------  -------  -------  ------- --------  -------- ---------
Total operating expenses............................        1,946    4,121    7,297   16,291   25,046    10,922   20,413
                                                        ---------  -------  -------  ------- --------  -------- ---------
Income (loss) from operations.......................          251      633     (545)  (7,407) (12,045)   (5,150) (11,549)
Net income (loss)...................................          201      340     (437)  (7,164) (12,566)   (5,686) (11,245)
Basic earnings (loss) per share and
     diluted earnings (loss) per
     share(a).......................................        $0.03    $0.05   $(0.06)  $(1.06)  $(1.90)   $(0.84)  $(0.83)
Weighted average shares outstanding
     used for basic earnings (loss) per
     share and diluted earnings (loss)
     per share(a)...................................        7,274    7,274    7,274    7,274    7,274     7,274   13,764

                                                       DECEMBER 31,
                                       ---------------------------------------------------             JUNE 30,
                                           1993      1994     1995       1996       1997                 1998
                                        -------- ---------- --------- ---------- ---------            ---------
                                                      (In thousands)
BALANCE SHEET DATA:
Cash and cash equivalents.............   $  193   $   121    $   845   $   722   $  1,410               $ 18,387
Working capital.......................      241       493       (651)   (1,704)      (897)                18,574
Total assets..........................    2,309     4,950      9,250    14,556     22,157                 44,912
Total liabilities.....................    1,875     4,199      8,823    12,367     15,324                 14,380
Mandatorily redeemable preferred
stock.................................       --        --         --     9,881     27,229                     --
Stockholders' equity (deficit).........     434       752        427    (7,692)   (20,396)                30,532

  ________
(a) For information concerning the computation of basic and diluted earnings
    (loss) per share and weighted average shares of Icon common stock outstanding, see Note 5 to the Icon Financial Statements.

           ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Icon Financial Statements included elsewhere in this Proxy Statement/Prospectus. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

  Integration Consortium, Inc. ("ICI"), Icon's predecessor, was incorporated in New York in February 1991. Icon was incorporated in Delaware in February 1995, and ICI was merged with and into Icon in December 1995. ICI was primarily engaged in the design, marketing, installation and on-going support of high-end network-based information management systems. ICI also focused on developing, customizing and integrating both third-party and proprietary software applications.

  In 1995, recognizing the emergence of IP as a data transmission standard, Icon's management redefined Icon's strategy to provide end-to-end solutions that enable corporate customers to implement their Internet, intranet and extranet strategies. Icon's revenues are primarily derived from the following services and products: (i) a range of professional services, including custom application and website development and design, systems integration and maintenance and support services; (ii) communications services including high-quality Internet access and related services, such as web/server hosting and management; and
(iii) product resales, including hardware and software sold as an integral part of systems design and integration and as a means to sell integrated communications and professional services and establish customer relationships.

  On May 27, 1998, Icon acquired all of the issued and outstanding shares of common stock of Frontier Media Group,Inc. ("Frontier") in exchange for 728,325 shares of Icon Common Stock. The acquisition has been accounted for as a pooling of interests. The financial statements of Icon have been restated to reflect the acquisition. Icon incurred $1,094 of transaction and other costs associated with the acquisition of Frontier. Such costs were expensed upon consummation of the acquisition.

  STATEMENT OF OPERATIONS

  Icon provides professional services to its customers to facilitate the delivery of their information and applications over Icon's communications infrastructure, including development, design and integration services and maintenance and support services. Revenues from development, design and systems integration contracts are recognized on a percentage-of-completion basis. Maintenance and support services are typically provided in accordance with annual agreements that are renewable at the discretion of the customer and subject to change annually. Maintenance and support revenues are recognized ratably over the term of the respective agreement.

  Revenues from communications services are generated by providing Internet access and other related communications services, such as web/server hosting and management. Communications services are generally provided based on service agreements ranging from one to five years, which are renewable at the discretion of the customer. Communications services revenues are recognized ratably over the term of the respective service agreement.

  As a result of Icon's implementation of its end-to-end solutions strategy, services revenues have increased on an annual basis as a percentage of total revenue. For the six months ended June 30, 1998 services revenues consisted of 57% of total net revenues, compared with 56% for the same period in the prior year. For the year ended December 31, 1997, services revenue consisted of 55% of total net revenues, compared to 30% for the prior year. The increase in services revenues as a percentage of total net revenues is expected to continue to increase in the future. Historically, Icon generated limited media revenues from selling advertisement space on its three new-media properties, Word(R), Charged(TM) and SportsFan Online. Icon had experienced operating losses in connection with the ongoing operation of its media properties and, in March 1998, Icon discontinued the ongoing operations of Word and Charged. In April 1998, Zapata purchased all of the assets of Word and Charged from Icon in exchange for Zapata's commitment to purchase no less than $2 million in communications and professional services over the next four years. Also, during the first quarter, Icon terminated its agreement with SportsFan Radio Network, and instead began providing consulting services and communications services to SportsFan Radio Network in connection with the ongoing operation of SportsFan Online.

  Historically Icon has experienced relatively stable gross margins on product sales. Over the same periods, gross margins on services have fluctuated as cost of revenues, particularly on communications services, have increased in advance
of revenue growth for such services.   Icon anticipates that in the future
services will provide greater opportunities for increased gross margins.

  Icon generates products revenues through the reselling of computer and networking hardware and software, including network servers, routers, firewall software, and database management software. Products revenues are recognized upon shipment.

  Professional services cost of revenues consists of the labor and overhead costs for the personnel performing the service including the cost of project management, quality control and project review. Cost of communications services revenues consists primarily of the cost to maintain and operate Icon's communications infrastructure and customers' hosted web servers, access charges from Local Exchange Carriers and network and related communications facilities costs, depreciation of network equipment and rental expenses for equipment pursuant to operating leases. Icon expects its costs of its services to continue to increase in dollar amount, while declining as a percentage of services revenue as Icon expands its customer base and more fully utilizes its communications infrastructure. Cost of revenues for products consists primarily of Icon's acquisition cost of computer and networking hardware and software that is purchased from the manufacturers' distributors.

  Selling and marketing expenses consist primarily of personnel expenses, including salary, benefits, commissions, overhead costs and the cost of marketing programs, such as advertising, trade shows and public relations. Icon expects selling and marketing expenses to continue to increase in dollar amount in future years as Icon's business grows and as it increases its presence at trade shows, increases the size of its sales force and develops additional materials to reach a larger audience, but to decrease over time as a percentage of total net revenues.

  General and administrative expenses consist primarily of personnel expense and professional fees, as well as rent and operating costs of Icon's facilities. Icon expects general and administrative expenses to increase in dollar amount, reflecting the continued growth of its operations and the costs associated with being a publicly held entity, but to decrease in future years as a percentage of total net revenues.

  Research and development expenses consist primarily of personnel and certain related costs associated with the development of Icon's technologies and engineering expertise. Icon's expectations of significant revenue growth are not dependent upon the success of ongoing future research and development activities. In July 1998, Icon reorganized its research and development group by reallocating development personnel from the research and development group to support Icon's professional services and communications services groups. In light of this, Icon expects to continue to reduce its expenditures in connection with the ongoing development of proprietary technologies, although it expects to continue to use its products and/or expertise developed to date to augment its other service offerings and to continue its related research activities.

  OTHER

  In order to provide nationwide communications services including Internet access, Icon has entered into an agreement with MCI WorldCom to access certain of its nationwide communications facilities and related communications products and services. The terms of the agreement provide for Icon to pay MCI WorldCom primarily based on the average bandwidth of Icon's traffic transmitted over MCI WorldCom's communications facilities. Icon believes that, historically, the usage-based pricing plan established in the agreement has allowed Icon to grow communications services revenues without incurring the full fixed costs typically associated with building a nationwide network and Internet access. During the first half of 1998, Icon extended its services and colocation agreements with MCI Worldcom through September 30, 1999. In connection with the extension, Icon agreed to pay annual recurring revenues of the greater of (i) 110% of the annual recurring revenue of the period October 1, 1997 through September 30, 1998; and (ii) $6.6 million. The agreement provides that if Icon fails to pay the annual recurring revenue amount contemplated above, then Icon must pay an assessment equal to 15% of the difference between the committed amount and the actual amounts paid for such period. Icon has experienced delays in the provisioning of its Internet access installation service orders by MCI WorldCom. During the second quarter of 1998, Icon circulated a Request for Proposals to a number of carriers in order to address its existing and anticipated bandwidth requirements and to address certain provisioning problems. Icon currently anticipates replacing MCI WorldCom or augmenting their network services with another carrier. In the event that the Merger is completed, Icon intends to migrate its backbone traffic to the Qwest Network and to expand its network reach to additional Qwest locations. In the event that the Merger is not completed, Icon intends to select another carrier to replace or augment MCI WorldCom as its primary backbone carrier. Icon believes that the private line services agreement between Qwest and Icon (or such other new agreement if the Merger is not consummated) will enable it to provide improved network services and facilities at lower prices than are currently available to it under the MCI WorldCom agreement.

  Icon, which had been profitable prior to 1995, has incurred net losses and negative cash flow from operations since transitioning its strategy to provide end-to-end Internet solutions and expects to continue to operate at a loss and experience negative cash flow from operations at least through 1999. Icon's attainment of profitability and positive cash flow from operations is dependent upon its ability to substantially grow its revenue base and achieve related operating efficiencies.

  Icon will continue to focus on growing its professional services and communications services businesses, which could require it to significantly increase its expenses for personnel and marketing.

  Icon has historically served major customers in information intensive industries, such as financial services, telecommunications, media and travel and, with the acquisition of Frontier, serves many companies in the pharmaceutical industry. Revenues attributable to Bear Stearns & Co. Inc. comprised 26%, 27%, 44% and 44%, respectively, of Icon's total net revenues for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998, respectively, and in each year represented a significant component of services and products revenues. Revenues attributable to Nomura Securities comprised 14% and 12% of Icon's total net revenues in 1995 and 1996, respectively, and in each such period represented a significant component of products revenues. No other customers represented over 10% of Icon's total net revenues in the same time periods. Management expects revenue concentration to decline as Icon grows its services revenues.

  Historically, Icon has marketed and sold its services and products through its direct sales force and through indirect channels. In May 1996, Icon entered into an arrangement with Bell Atlantic Internet Solutions whereby Bell Atlantic Internet Solutions agreed to provide billing services in connection with the offering of Icon's communications services to requesting Bell Atlantic Internet Solutions customers for both dedicated and switched access, including residential customers. Revenues from customers acquired through Bell Atlantic Internet Solutions represented 37% and 31%, respectively, of communications services revenues for the six months ended June 30, 1998 and year ended December 31, 1997, respectively. Icon believes that revenues from this arrangement will continue to grow at least until such time that Bell Atlantic Internet Solutions or its affiliates receives regulatory relief from the FCC from various regulations that affect the development of advanced telecommunications services by the RBOCs and that this relationship will represent a significant element of Icon's distribution strategy in Bell Atlantic's southern region. In October 1997, Icon extended its arrangement by entering into an updated GSP agreement with Bell Atlantic Internet Solutions to continue to make its services available in the traditional Bell Atlantic southern region for switched and dedicated services and to expand Icon's reach with respect to dedicated services into the Bell Atlantic northern (previously NYNEX) region through October 1999. Icon's agreement with Bell Atlantic Internet Solutions contemplates a service offering to requesting Bell Atlantic Internet Solutions customers in the Bell Atlantic northern region, subject to Bell Atlantic Internet Solutions' receipt of certain regulatory approvals. To date, Bell Atlantic Internet Solutions, has not received such approvals. In July 1998, Bell Atlantic, an affiliate of Bell

Atlantic Internet Solutions, announced that it would acquire GTE Corp. The transaction is subject to regulatory approval. Icon cannot predict what effect, if any, the proposed transaction will have with respect to Icon's existing business with Bell Atlantic Internet Solutions. In August 1998, Icon extended the GSP Agreement with Bell Atlantic Internet Solutions through January 2001. Icon also has agreements with Fiberlink Communications Corp., TotalTel, Inc. and other resellers to resell Icon's communications services.

  Icon has incurred losses in 1995, 1996, 1997 and the first half of 1998 that have generated net operating loss carry forwards of approximately $29.7 million at June 30, 1998 for federal and state income tax purposes. These carry forwards are available to offset future taxable income and expire in 2011 through 2018 for federal income tax purposes.


RESULTS OF OPERATIONS

  The following table shows various items on Icon's Statement of Operations as a percentage of total net revenues (except where otherwise noted).

                                                                                          SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                      JUNE 30,
                                          ----------------------------------------------  ----------------
                                            1993       1994     1995      1996     1997    1997     1998
                                          ---------  --------  ------   -------   ------  -------  -------
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Services:
     Professional.......................     18.7%      17.2%    22.7%    26.2%     43.0%    45.2%    41.1%
     Communications.....................       --         --      0.6      3.0      11.4     10.0     15.8
     Media..............................       --         --      0.7      1.2       0.2      0.3       --
                                          ---------  --------  ------   -------   ------  -------  -------
       Total services revenues..........     18.7       17.2     24.0     30.4      54.6     55.5     56.9
                                          ---------  --------  ------   -------   ------  -------  -------
  Products..............................     81.3       82.8     76.0     69.6      45.4     44.5     43.1
                                          ---------  --------  ------   -------   ------  -------  -------
Total revenues, net.....................    100.0%     100.0%   100.0%   100.0%    100.0%   100.0%   100.0%
                                          ---------  --------  ------   -------   ------  -------  -------
Cost of revenues:
  Services(a)...........................     51.3%      49.2%    56.0%    71.1%     69.8%    66.9%    69.4%
  Products(b)...........................     90.5       82.7     82.4     82.7      81.6     81.7     86.7
Total cost of revenues..................     83.2       77.0     76.1     79.2      75.2     73.5     76.9
Gross profit............................     16.8       23.0     23.9     20.8      24.8     26.5     23.1
Operating expenses:
  General and administrative............      7.3        8.9     10.2     17.9      22.6     24.9     22.8
  Selling and marketing.................      6.4        8.1     13.4     16.8      20.7     20.8     22.4
  Research and development..............      0.5        2.4      1.4      2.3       2.6      2.6      3.0
  Depreciation and amortization.........      0.7        0.5      0.9      1.1       2.0      1.9      2.1
Special merger related charges..........       --         --       --       --        --       --      2.9
                                          ---------  --------  ------   -------   ------  -------  -------
Total operating expenses................     14.9       19.9     25.9     38.1      47.9     50.2     53.2
                                          ---------  --------  ------   -------   ------  -------  -------
Income (loss) from operations...........      1.9        3.1     (2.0)   (17.3)    (23.1)   (23.7)   (30.1)
Net income (loss).......................      1.5        1.6     (1.5)   (16.8)    (24.0)   (26.1)   (29.3)

   ______________
(a) As a percentage of total services revenues.
(b) As a percentage of products revenues.

  SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

  REVENUES. Total net revenues were $38.4 million for the six months ended June 30, 1998, a $16.6 million, or 76%, increase over total net revenues of $21.8 million for the six months ended June 30, 1997.

  Professional services revenues were $15.7 million and $9.8 million for the six months ended June 30, 1998 and 1997, respectively, representing an increase in 1998 of 60%. This increase was attributable to the growing demand for professional services in its existing customer base and the acquisition of several new customers, a high renewal rate of existing maintenance contracts, an increased number of systems engineers available to perform these services and a higher average billing rate per systems engineer.

  Communications services revenues were $6.1 million and $2.2 million for the six months ended June 30, 1998 and 1997, respectively, representing an increase in 1998 of over 179%. This increase was primarily attributable to the acquisition of new customers and the arrangement with Bell Atlantic Internet Solutions under which Icon began providing service in the third quarter of 1996. Revenues derived from the Bell Atlantic Internet Solutions arrangement comprised 37% of communications revenues for the six months ended June 30, 1998. Icon's backlog for communications services pending has been increasing significantly. Icon has begun purchasing communications infrastructure facilities from additional suppliers, and has entered into the private line services agreement with Qwest. In the event that the Merger is consummated, Icon intends to acquire most of its communications facilities from Qwest. In the event that the Merger with Quest is not consummated Icon intends to enter into an agreement with another supplier or suppliers to replace or augment the services it is currently purchasing from MCI WorldCom.

  Products revenues were $16.5 million and $9.7 million for the six months ended June 30, 1998 and 1997, respectively, representing an increase of 71%.

  COST OF REVENUES. Total cost of revenues were $29.5 million and $16.0 million for the six months ended June 30, 1998 and 1997, respectively, representing 77% and 73% of total net revenues, respectively.

  Services cost of revenues were approximately $15.2 million and $8.1 million for the six months ended June 30, 1998 and 1997, respectively. Such costs increased to 69% as a percentage of services revenues in the six months ended June 30, 1998 from 67% in the six months ended June 30, 1997, due to the continued expansion of Icon's communications infrastructure.

  Products cost of revenues were $14.3 million and $7.9 million for the three months ended June 30, 1998 and 1997, respectively, representing 87% and 82% of products revenues for the six months ended June 30, 1998 and 1997, respectively. The decrease in margin was due primarily to selected sales designed to promote increased services revenue in the future.

  SELLING AND MARKETING. Selling and marketing expenses were $8.6 million and $4.5 million for the six months ended June 30, 1998 and 1997, respectively. The 90% increase in the six months ended June 30, 1998 reflects hiring of additional sales and marketing personnel and increased spending on advertising and trade shows. Selling and marketing expenses as a percentage of total net revenues increased to 22% in the six months ended June 30, 1998 from 21% in the six ended June 30, 1997.

  GENERAL AND ADMINISTRATIVE. General and administrative expenses were $8.8 million and $5.4 million for the six months ended June 30, 1998 and 1997, respectively. This higher level of expenses reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business, as well as rent and operating costs of Icon's facilities. General and administrative expenses as a percentage of total net revenues decreased to 23% during the six months ended June 30, 1998 from 25% in the six months ended June 30, 1997.

  RESEARCH AND DEVELOPMENT. Research and development expenses were $1.2 million and $0.6 million for the six months ended June 30, 1998 and 1997, respectively. This higher level of expense reflects an overall increase in the number of personnel dedicated to the development of new technologies that enhance the performance and reliability of the Icon network. In July 1998, Icon reorganized its research and development group by reallocating development personnel from the research and development group to support the Icon professional services and communications services groups. In light of this, Icon expects to reduce its expenditures in connection with the ongoing development of proprietary technologies, although it expects to continue to use its products and/or expertise developed to date to augment its other service offerings and to continue its related research activities.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Revenues. Total net revenues were $52.3 million for the year ended December 31, 1997, an $9.6 million increase over total net revenues of $42.7 million for the year ended December 31, 1996.

  Professional services revenues were $22.5 million and $11.2 million for the years ended December 31, 1997 and 1996, respectively, representing an increase in 1997 of 101%. This increase was attributable to the growing demand for professional services in its existing customer base and the acquisition of several new customers, a high renewal rate of existing maintenance contracts, an increased number of systems engineers available to perform these services and a higher utilization and average billing rate per systems engineer.

  Communications services revenues were $6.0 million and $1.3 million for the years ended December 31, 1997 and 1996, respectively, representing an increase in 1997 of over 372%. This increase is primarily attributable to the acquisition of new customers and the arrangement with Bell Atlantic Internet Solutions under which Icon began providing service in the third quarter of 1996. Revenues derived from the Bell Atlantic Internet Solutions arrangement were a significant component of communications revenues for the year ended December 31, 1997.

  Products revenues were $23.8 million and $29.7 million for the years December 31, 1997 and 1996, respectively, representing a decrease of approximately 20.0%. This decrease was due primarily to the transition of Icon's focus from its historical role as a VAR to providing IP network-related services.

  COST OF REVENUES. Total cost of revenues were $39.3 million and $33.8 million for the years ended December 31, 1997 and 1996, respectively, representing 75.2% and 79.2% of total net revenues, respectively. The overall margin improvement was primarily attributable to the continued successful implementation of Icon's strategy to sell higher-margin professional services.

  Services cost of revenues were approximately $19.9 million and $9.2 million for the year ended December 31, 1997 and 1996, respectively. This growth is primarily attributable to the hiring of additional professional services personnel and the continued expansion of Icon's communications infrastructure. Such costs decreased to 69.8% as a percentage of services revenues in 1997 from 71.1% in 1996.

  Products cost of revenues were $19.4 million and $24.6 million for the year ended December 31, 1997 and 1996, respectively, representing 81.6% and 82.7% of products revenues for the years ended December, 1997 and 1996, respectively.
The slight decrease in margin was due primarily to a change in the mix of resold products.

  GENERAL AND ADMINISTRATIVE. General and administrative expenses were $11.8 million and $7.6 million for the years ended December 31, 1997 and 1996, respectively. This higher level of expenses reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business, as well as rent and operating costs of Icon's facilities. General and administrative expenses as a percentage of total net revenues increased to 22.6% in 1997 from 17.9% in 1996 due to expansion of Icon's administrative infrastructure necessary to manage the rapid growth of Icon's services business.

  SELLING AND MARKETING. Selling and marketing expenses were $10.8 million and $7.2 million for the years ended December 31, 1997 and 1996, respectively. The 51.0% increase in 1997 reflects increased spending including the development of new marketing materials. Selling and marketing expenses as a percentage of total net revenues increased to 20.7% in 1997 from 16.8% in 1996 as a result of the higher sales commissions and increased marketing and promotional activities.

  RESEARCH AND DEVELOPMENT. Research and development expenses were $1.3 million and $1.0 million for the years ended December 31, 1997 and 1996, respectively. This higher level of expense reflects an overall increase in the number of personnel required to develop new technologies that enhance the performance and reliability of Icon's network.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  REVENUES. Total net revenues were $42.7 million in 1996, an $14.5 million increase over total net revenues of $28.2 million in 1995.

  Professional services revenues were $11.2 million and $6.4 million in 1996 and 1995, respectively, representing an increase of 74.8%. This increase was attributable to the growing demand for professional services in Icon's existing customer base and the acquisition of several new customers, a high renewal rate of existing maintenance contracts, the increased number of systems engineers available to perform these services and a higher utilization and average billing rate per systems engineer.

  Communications services revenues increased to $1.3 million in 1996 from $0.2 million in 1995, representing an increase of 570%. This increase is primarily attributable to the acquisition of new customers, the rollout of the Bell Atlantic Internet Solutions arrangement in the second half of 1996 and the continued cross-selling of communications services to Icon's existing professional services and products customers.

  Products revenues were $29.7 million and $21.4 million in 1996 and 1995, respectively, representing an increase of 38.8%. This increase was due primarily to hardware and software resales related to large scale systems integration projects for customers in the financial services industry.

  COST OF REVENUES. Total cost of revenues were $33.8 million and $21.5 million in 1996 and 1995, respectively, representing 79.2% and 76.1% of total net revenues, respectively. This decline in margin is primarily attributable to the expansion of Icon's network, resulting in significant fixed costs with minimal communications services revenues.

  Services cost of revenues were $9.2 million and $3.8 million in 1996 and 1995, respectively. This growth is primarily attributable to the hiring of professional services personnel, expansion of Icon's communications infrastructure and costs associated with Icon's media properties. Such costs increased to 71.1% as a percentage of services revenues in 1996 from 56.0% in the prior year, reflecting the significant fixed costs involved in expanding Icon's communications infrastructure.

  Products cost of revenues were $24.6 million and $17.7 million in 1996 and 1995, respectively, representing 82.7% and 82.4%, respectively, of products as a percentage of products revenues in 1996 and 1995, respectively.

  GENERAL AND ADMINISTRATIVE. General and administrative expenses were $7.6 million and $2.9 million in 1996 and 1995, respectively. This higher level of expense reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business as well as rent and operating costs of Icon's facilities. General and administrative expenses as a percentage of total net revenues increased to 17.9% from 10.2% in the year earlier period due to expansion of Icon's administrative infrastructure necessary to manage the rapid growth of Icon's services business.

  SELLING AND MARKETING. Selling and marketing expenses were $7.2 million and $3.8 million in 1996 and 1995, respectively. The 90.0% increase in 1996 reflects an increase in sales commissions resulting from increased services and products revenues combined with increased marketing and promotional activities, including advertising and trade shows. Selling and marketing expenses as a percentage of total net revenues increased to 16.8% in 1996 from 13.4% in 1995 as a result of the higher sales commissions and increased marketing and promotional activities.

  RESEARCH AND DEVELOPMENT. Research and development expenses were $1.0 million and $0.4 million in 1996 and 1995, respectively. This higher level of expenses reflected an increase in personnel to develop new technologies that allow Icon's network to more efficiently transport data.

QUARTERLY RESULTS OF OPERATIONS

  Icon's quarterly operating results have in the past and may in the future vary significantly depending upon factors such as the timing and installation of significant orders, which in the past have been and will in the future be, delayed from time to time by delays in the provisioning of telecommunications services and products by subcontractors. Additional factors contributing to variability of quarterly operating results include the pricing and mix of products and services sold by Icon, terminations of service, new services and products introductions by Icon and its competitors, market acceptance of new and enhanced versions of Icon's services and products, changes in pricing or marketing policies by its competitors and Icon's responses thereto, Icon's ability to obtain sufficient supplies of sole source or limited source components, changes in Icon's communications infrastructure costs, as a result of demand variation or otherwise, the lengthening of Icon's sales cycle, access to capital and the timing of the expansion of Icon's communications infrastructure.

  The following tables set forth the statement of operations data for each of the eight quarters through June 30, 1998, as well as such operations data as a percentage of Icon's revenues. This information has been derived from Icon's unaudited consolidated financial statements. In the opinion of management, the unaudited information set forth below includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth herein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                       THREE MONTHS ENDED
                                   -------------------------------------------------------------------------------------------
                                   SEPTEMBER 30,    DECEMBER 31,  MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,  MARCH 31,
                                       1996            1996        1997        1997         1997           1997         1998
                                   -------------   ------------- ----------  ---------   -------------   ----------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
Services:
  Professional..................       $ 3,068       $ 3,845     $ 4,338     $ 5,502     $ 6,108         $ 6,536      $ 7,516
  Communications.................          353           583         938       1,233       1,760           2,048        2,813
  Media..........................          116           176          77          --          --              12           14
                                   -----------     ---------    ---------   ---------   -------------  -----------  ---------
    Total services revenues              3,537         4,604       5,353       6,735       7,868           8,596       10,343
                                   -----------     ---------    ---------   ---------   -------------  -----------  ---------
  Products.......................        7,732         7,400       4,795       4,885       4,626           9,463        9,056
                                   -----------     ---------    ---------   ---------   -------------  -----------  ---------
Total revenues, net..............       11,269        12,004      10,148      11,620      12,494          18,059       19,399
                                   -----------     ---------    ---------   ---------   -------------  -----------  ---------
Cost of revenues:
  Services.......................        2,679         3,248       3,760       4,331       5,560           6,268        7,226
  Products.......................        6,384         6,201       3,813       4,092       3,771           7,725        7,986
                                   -----------     ---------    ---------   ---------   -------------  -----------  ---------
Total cost of revenues...........        9,063         9,449       7,573       8,423       9,331          13,993       15,212
                                   -----------     ---------    ---------   ---------   -------------  -----------  ---------
Gross profit.....................        2,206         2,555       2,575       3,197       3,163           4,066        4,187
Operating expenses...............        4,233         5,034       5,143       5,779       6,209           7,915        8,871
                                   -----------     ---------    ---------   ---------    -------------  -----------  ---------
Loss from operations.............       (2,027)       (2,479)     (2,568)     (2,582)     (3,046)         (3,849)      (4,684)
Net loss.........................       (1,958)       (2,453)     (2,935)     (2,751)     (3,061)         (3,819)      (4,554)
Basic loss per share and
 diluted loss per share..........    $ (0.29)        $ (0.36)   $  (0.42)   $ (0.41)      $ (0.48)       $ (0.59)    $ (0.41)

                                 THREE MONTHS ENDED
                                    ---------
                                     JUNE 30,
                                       1998
                                    ---------
STATEMENT OF OPERATIONS DATA:
Revenues, net:
Services:
  Professional:..................    $ 8,231
 Communications..................      3,250
  Media..........................         --
                                     -------
  Total services revenues             11,481
                                     -------
Products.........................      7,470
                                     -------
Total revenues, net..............     18,951
                                     -------
Cost of revenues:
Services.........................      7,925
Products.........................      6,349
                                     -------
Total cost of revenues...........     14,274
                                     -------
Gross profit.....................      4,677
Operating expenses...............     11,542
                                     -------
Loss from operations.............     (6,865)
Net loss.........................     (6,691)
Basic loss per share and
 diluted loss per share..........     $(0.42)

                                                                         THREE MONTHS ENDED
                                        ------------------------------------------------------------------------------------------
                                        SEPTEMBER 30,  DECEMBER 31,   MARCH 31,     JUNE 30,     SEPTEMBER 30,     DECEMBER 31,
                                            1996          1996           1997         1997            1997             1997
                                        ------------   ------------   ----------    --------     ------------      ---------------
STATEMENT OF OPERATIONS DATA:
Revenues, net:
Services:
    Professional.....................     27.2%           32.0%         42.7%        47.4%             48.9%           36.2%
    Communications...................      3.2             4.9           9.2         10.6              14.1            11.3
    Media............................      1.0             1.5           0.8           --                --             0.1
                                        ------------   ------------   ----------    --------     ------------      ---------------
      Total services revenues             31.4            38.4          52.7         58.0              63.0            47.6
                                        ------------   ------------   ----------    --------     ------------      ---------------
  Products...........................     68.6            61.6          47.3         42.0              37.0            52.4
                                        ------------   ------------   ----------    --------     ------------      ---------------
Total revenues, net..................    100.0%          100.0%        100.0%       100.0%            100.0%          100.0%
                                        ============   ============   ==========    ========     ============      ===============
Cost of revenues:
  Services(a)........................     75.7%           70.5%         70.2%        64.3%             70.7%           72.9%
  Products(b)........................     82.6            83.8          79.5         83.8              81.5            81.6

Total cost of revenues...............     80.4            78.7          74.6         72.5              74.7            77.5

Gross profit.........................     19.6            21.3          25.4         27.5              25.3            22.5

Operating expenses...................     37.6            41.9          50.7         49.7              49.7            43.8
                                        ------------   ------------   ----------    --------     ------------      ---------------
Loss from operations.................    (18.0)          (20.6)       (25.3)       (22.2)            (24.4)          (21.3)
Net loss.............................    (17.4)          (20.4)        (28.9)       (23.7)            (24.5)          (21.1)

                                        THREE MONTHS ENDED
                                      ---------------------
                                      March 31,     June 30,
                                        1998         1998
                                      ---------    ---------
STATEMENT OF OPERATIONS DATA:
Revenues, net:
Services:
  Professional.......................   38.7%         43.4%
  Communications.....................   14.5          17.2
  Media..............................    0.1           --
                                      ---------    ---------
    Total services revenues..........   53.3          60.6
                                      ---------    ---------
Products.............................   46.7          39.4
                                      ---------    ---------
Total revenues, net..................  100.0%        100.0%
                                      =========    =========
Cost of revenues:
  Services(a)........................   69.9%         69.0%
  Products(b)........................   88.2          85.0
Total cost of revenues...............   78.4          75.3
Gross profit.........................   21.6          24.7
Operating expenses...................   45.7          60.9
                                      ---------    ---------
Loss from operations.................  (24.1)        (36.2)
Net loss.............................  (23.5)        (35.3)

______________
(a) As a percentage of total revenues.
(b) As a percentage of products revenues.

  The increase in services revenues as percentage of total revenues is expected to continue in the future. Icon expects cost of services revenues to continue to increase in dollar amount but to decline in the future years as a percentage of services revenues as Icon expands its customer base and more fully utilizes its communication infrastructure. Icon expects operating expenses to continue to increase in dollar amount but to decrease in future years as a percentage of total net revenues.

  LIQUIDITY AND CAPITAL RESOURCES

  Icon had an accumulated deficit of $32.0 million at June 30, 1998 and has used cash of $23.6 million in the aggregate to fund operations during 1996, 1997 and the six month period ended June 30, 1998. Prior to consummation of Icon's initial public offering (the "IPO") on February 18, 1998, Icon had satisfied its cash requirements primarily through the sale of preferred stock and borrowings under credit agreements. Icon's principal uses of cash are to fund operations, working capital requirements and capital expenditures. At June 30, 1998 Icon had $18.4 million in cash and cash equivalents and working capital of $18.6 million. Net cash used in operating activities for the six months ended June 30, 1998 and 1997 was approximately $10.0 million and $7.3 million, respectively. Net cash used in investing activities for the six months ended June 30, 1998 and 1997 was approximately $7.0 million and $1.2 million, respectively. For the six months ended June 30, 1998 and 1997, cash of approximately $33.9 million and $8.9 million, respectively, was provided by financing activities. Cash provided by financing activities for the six months ended June 30, 1998 includes approximately $34.3 million in net proceeds from the issuance of common stock from Icon's IPO.

  Net cash used in operating activities for the years ended December 31,1995, 1996 and 1997 was approximately $1.1, $4.4 and $9.2 million, respectively. Net cash used in investing activities for the years ended December 31, 1995, 1996 and 1997 was approximately $1.0, $3.9 and $5.2 million, respectively. For the years ended December 31, 1995, 1996 and 1997, cash of approximately $2.8, $8.2 and $15.1 million, respectively, was provided by financing activities.
Cash provided by financing activities for the years ended December 31, 1997 includes approximately $16.5 million in net proceeds from the issuance of Icon's Series B Preferred Stock.

  Icon maintains a secured line of credit with The CIT Group/Business
Credit, Inc. ("CIT") for $10.0 million, which expires on August 13, 1999. Borrowings under this line are secured by substantially all of the assets of Icon and are limited to a specific percentage of qualifying accounts receivable less outstanding obligations of Icon owed to CIT, including outstanding letters of credit. Under this secured line of credit, Icon may not, among other things, pay cash dividends, pledge any of its assets to third parties, borrow money from third parties or merge or consolidate with third parties without CIT's prior written consent. Borrowings under this line amounted to $1.0 million at December 31, 1997. There were no borrowings under the line of credit at June 30, 1998. Icon does not currently expect that it will be necessary to use this secured line of credit to meet its working capital and capital expenditure requirements through the end of 1998. Interest expense amounted to $0.1 and $0.3 million for the six months ended June 30, 1998 and 1997, respectively. Interest is payable monthly at an annual rate equal to the prime rate plus one percent. Following a change in the prime rate, the rate adjusts on the first of the month following any change. As of June 30, 1998, there was approximately $3.4 million available under the line.

  As of June 30, 1998, trade payables and accrued expenses to a vendor in the amount of $4.3 million were secured by a lien on substantially all of Icon's assets.

  Icon has made capital investments in its network, network operating centers and other capital assets totaling $7.1 million in the six months ended June 30, 1998. Icon expects to make additional capital investments to expand and enhance its operations approximating $5 million in the remainder of 1998. The foregoing expectation with respect to capital investment is a forward-looking statement that involves risks and uncertainties and the actual amount of capital investment could vary materially as a result of a number of factors.

  In the IPO, 3.85 million shares of Common Stock were sold at a price of $10.00 per share, providing gross proceeds to Icon of $38.5 million and net proceeds, after deducting underwriting discounts, commissions and offering expenses payable by Icon, of approximately $34.3 million.
Since Icon expects to incur additional operating losses, Icon intends to use the net proceeds from the IPO to meet its short-term capital requirements. Icon believes that proceeds from the IPO will be sufficient to meet its anticipated cash needs for working capital and for the acquisition of capital equipment through the end of 1998. However, there can be no assurance that Icon will not require additional financing within this timeframe. Icon's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. Icon may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional financing, if needed, will be available on terms attractive to Icon, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require Icon to relinquish its rights to certain of its technologies. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Financing".

  In the Merger Agreement, Qwest committed to loan up to $15 million in the aggregate. On September 28, 1998, Qwest and Icon entered into the Credit Agreement with respect to the loan. The initial funding date of the loan will be January 31, 1999. The proceeds of the loan can be applied to (a) repay the indebtedness outstanding under Icon's credit facilities, (b) pay certain other indebtedness, (c) acquire equipment and (d) pay general corporate expenses. The maturity date of the loan will be January 31, 2000. The Qwest Credit Facility is intended to replace the CIT credit facility. See "PLAN OF MERGER-Terms of the Merger Agreement--Other Transaction Documents--Qwest Credit Facility."

RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the FASB issued Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("FAS 131"), which establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. FAS 131 is effective for fiscal years beginning after December 31, 1997. The adoption of the provisions of FAS 131 is not expected to have a material impact on Icon's existing disclosures.

YEAR 2000

  As reasonably necessary and appropriate, Icon is in the process of modifying or replacing software components that it uses so that such software will properly recognize dates beyond December 31, 1999 ("Year 2000 Compliance"). The cost for such modifications and replacements is not expected to be material. Icon has initiated formal communications with its significant vendors and customers to determine the extent that Year 2000 Compliance issues of such parties may affect Icon, and has identified an outside consultant to assist in connection with its internal review of its Year 2000 compliance status. There can be no guarantee that the systems of such other companies will be timely converted, or that their conversion will be compatible with information included in Icon's systems, without a material adverse effect on Icon's business, financial condition or results of operations.

                              MANAGEMENT OF ICON

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

  The following table sets forth certain information (ages as of August 15, 1998) concerning each of Icon's directors and executive officers:

                  NAME                       AGE                                POSITION
                  ----                       ---                                --------
Scott A. Baxter..........................    35       President, Chief Executive Officer and Chairman of the Board of Directors
Richard M. Brown.........................    49       Vice President -- Information Technologies, Secretary and Director
Scott Harmolin...........................    39       Senior Vice President, Chief Technology Officer and Director
Kenneth J. Hall..........................    40       Senior Vice President, Chief Financial Officer and Treasurer
Susan A. Massaro.........................    42       Senior Vice President -- Professional Services
Frank C. Cicio, Jr.......................    44       Senior Vice President -- Sales and Business Development
Anthony R. Scrimenti.....................    44       Senior Vice President -- Communications Services
David L. Goret...........................    34       Vice President -- Business Affairs, General Counsel and Assistant Secretary
Robert J. Thalman, Jr....................    45       Vice President -- Strategic Marketing
Michael J. Gold..........................    34       Vice President -- Corporate Development
Samuel A. Plum...........................    54       Director
Wayne B. Weisman.........................    42       Director

  SCOTT A. BAXTER, a founder of Icon, has served as President, Chief Executive Officer and Chairman of the Board of Directors of Icon since its inception in 1991. From June 1987 to February 1991, Mr. Baxter was an account executive at Sun Microsystems, Inc. From 1984 to 1987, Mr. Baxter was an account executive at Data General Corporation ("Data General").

  RICHARD M. BROWN, a founder of Icon, has served as Vice President -- Information Technologies, Secretary and a director of Icon since its inception in 1991. From November 1986 to February 1991, Mr. Brown was President of Custom Applied System Techniques Inc., a consulting firm that specialized in computer systems.

  SCOTT HARMOLIN, a founder of Icon, has served as Senior Vice President, Chief Technology Officer and a director of Icon since its inception in 1991. From November 1986 to February 1991, Mr. Harmolin was Vice President of Custom Applied System Techniques Inc., a consulting firm that specialized in computer systems.

  KENNETH J. HALL has served as Icon's Senior Vice President, Chief Financial Officer and Treasurer since April 1997. From February 1996 to March 1997, he was the Chief Financial Officer of Global DirectMail Corp, an international direct marketer of computer products and office supplies. Prior to such time, Mr. Hall was employed by National Football League Properties, Inc. as Vice President of Finance and Administration and Chief Financial Officer from 1992 to 1995 and Director of Finance from 1990 to 1991. Mr. Hall's experience also includes management positions with Price Waterhouse LLP and Coopers & Lybrand L.L.P.

  SUSAN A. MASSARO has served as Icon's Senior Vice President -- Professional Services since March 1996. From January 1979 to March 1996, Ms. Massaro worked for Data General, a computer hardware and software manufacturer, where she held many technical and business management positions, including the U.S. Director of Professional Services, Eastern U.S. Director of Systems Engineering, Northeast Technical Services Manager, and various Systems Engineering consultant and management positions. Prior to joining Data General, Ms. Massaro held Programmer/Analyst positions at LeCroy Research Systems, a test and measurement instrumentation manufacturer, and STC Systems, a business application solutions provider and integrator. Ms. Massaro is the spouse of Anthony R. Scrimenti.

  FRANK C. CICIO, JR. has served as Icon's Senior Vice President -- Sales and Strategic Business Development since February 1997. Mr. Cicio served from July 1993 to February 1997 as Executive Vice President of Sales and Marketing of Logic Works Incorporated, a computer software company. Prior to joining Logic Works, Mr. Cicio was Director of Strategic Alliances at Bachman Information, a computer software company, and served in various capacities at MAI Systems, a manufacturer of application software and hardware products for the retail, distribution and financial markets, beginning as an engineering project manager in 1977 and rising to General Manager of the North American Industry Business Unit in 1989.

  ANTHONY R. SCRIMENTI has served as Icon's Senior Vice President -- Communications Services since November 1997 and was its Chief Information Officer from August 1994 to November 1997. From October 1993 to August 1994, Mr. Scrimenti was employed by Novell, Inc., a networking software manufacturer, as a senior systems consultant. From January 1986 to October 1993, Mr. Scrimenti was employed by Data General, a computer hardware and software manufacturer, in various capacities, including as Manager, Network Services. Mr. Scrimenti is the spouse of Ms. Massaro.

  DAVID L. GORET has served as Icon's General Counsel since February 1996 and Vice President -- Business Affairs since February 1997. From July 1992 to January 1996, Mr. Goret served as Vice President -- Business Affairs and General Counsel of Interfilm, Inc., a public company that he co-founded, that produced interactive motion pictures. From May 1991 to July 1992, Mr. Goret served as Director of Business Affairs for Controlled Entropy Entertainment, an entertainment production company. From October 1989 to July 1992, Mr. Goret served as Director of Business Affairs for Tour-Toiseshell, Inc., the production company of the Teenage Mutant Ninja Turtles live shows. Mr. Goret was an attorney at Haythe & Curley from September 1988 to October 1989. Mr. Goret is admitted to practice in New York and New Jersey.

  ROBERT J. THALMAN, JR. has served as Icon's Vice President -- Strategic Marketing since January 1997. Prior to joining Icon, Mr. Thalman spent 16 years with Turner Broadcasting System, where he oversaw strategic marketing for both international (1991-1996) and domestic (1986-1990) network distribution.

  MICHAEL J. GOLD has served as Icon's Vice President -- Corporate Development since August 1997. From October 1996 to May 1997, Mr. Gold was the Chief Executive Officer of Tumble Interactive Media, Inc., an interactive media agency. From May 1993 to February 1996, he was the President and founder of Beyond Fitness, a multimedia fitness-information services company. From August 1986 to April 1993, Mr. Gold was employed by AT&T and Bell Laboratories in various capacities, including Manager, New Business Development in the electronic commerce area and District Manager, Sales.

  SAMUEL A. PLUM has been a director of Icon since May 1997 and a Managing General Partner of the general partner of SCP Private Equity Partners, L.P. ("SCP"), a private equity investment fund, since its inception in August 1996. Mr. Plum was a Managing Director of Safeguard Scientifics Inc., an information technology company, from 1993 to 1996. From February 1989 to January 1993, Mr. Plum served as President of Charterhouse Inc. and Charterhouse North America Securities, Inc., the U.S. investment banking and broker-dealer arms, respectively, of Charterhouse PLC, a merchant bank in the U.K. From 1973 to 1989, Mr. Plum served in various capacities at the investment banking division of PaineWebber, Inc. and Blyth Eastman Dillon & Co., Inc.

  WAYNE B. WEISMAN has been a director of Icon since May 1997 and a partner of the general partner of SCP, a private equity investment fund, since its inception in August 1996. He has been Vice President of CIP Capital, L.P., a licensed Small Business Investment Company, since its formation in 1990. From January 1992 to

May 1994, Mr. Weisman was an Executive Vice President of Affinity Biotech, Inc., a healthcare technology company, and Vice President and General Counsel of its successor, IBAH, Inc., a clinical trials management company. He formerly practiced law with the Philadelphia firm of Saul, Ewing, Remick & Saul. Mr. Weisman is a director of Microleague Multimedia, Inc. and CinemaStar Luxury Theaters, Inc.

  Icon's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of Icon. The Board of Directors currently consists of five members and is divided into three classes, whose members serve for staggered three year terms. Messrs. Baxter and Weisman are Class I Directors and are serving a term ending at Icon's annual meeting of stockholders in 1998, and until their respective successors are elected and qualified. Messrs. Brown and Harmolin and Class II Directors and are serving a one-year term ending at Icon's annual meeting of stockholders in 1999, and until their respective successors are elected and qualified. Mr. Plum is a Class III Director and is serving a two-year term ending at Icon's annual meeting of stockholders in 2000, and until his successor is elected and qualified. At each annual meeting of stockholders, the appropriate number of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Other than as set forth above, there are no family relationships between any of the directors or executive officers of Icon.

COMMITTEES OF THE BOARD OF DIRECTORS

  Icon has an Audit Committee of the Board of Directors. The function of the Audit Committee is to oversee the auditing procedures of Icon, receive and accept the reports of Icon's independent certified public accountants, oversee Icon's internal systems of accounting and management controls and make recommendations to the Board as to the selection and appointment of the auditors for Icon. The members of the Audit Committee are Messrs. Harmolin, Plum and Weisman. Icon also has a Compensation Committee of the Board. The members of the Compensation Committee are Messrs. Baxter, Brown, Harmolin and Weisman. The function of the Compensation Committee is to administer, upon delegation of the Board of the power to administer, Icon's stock option plans, make other relevant compensation decisions of Icon and such other matters relating to compensation as may be prescribed by the Board.

COMPENSATION OF DIRECTORS

  Directors who are employees of Icon are not entitled to receive any fees for serving as directors. All directors are reimbursed for out-of-pocket expenses related to their service as directors. Under the 1995 Option Plan, non-employee directors are not currently entitled to receive grants of stock options.

  Before Icon's Board of Directors amended the 1995 Option Plan in July 1998, an option to purchase 3,273 shares was automatically granted to each non-employee director when he or she was elected or appointed to the Board (the "Initial Grant"), and an option to purchase an additional 2,182 shares was automatically granted immediately following each annual meeting of stockholders at which directors were elected after the Initial Grant (the "Subsequent Grant") where such person was re-elected as a director of Icon. As of the date hereof, such options had not been granted to Messrs. Plum and Weisman. In September 1998, Icon's stockholders approved an amendment to the 1995 Option Plan that authorizes the Board of Directors to grant options under the 1995 Option Plan to non-employee directors upon terms and conditions approved by the Board.

                   COMPENSATION OF ICON'S EXECUTIVE OFFICERS

  SUMMARY COMPENSATION TABLE

  The following summary compensation table specifies the components of the compensation packages of Icon's Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers") for the fiscal years ended December 31, 1997 and December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                          ANNUAL               LONG TERM COMPENSATION
                                                                      COMPENSATION (A)                 AWARDS
                                                                      -------------            ----------------------
                                                                                              NUMBER OF
                                                                                                SHARES
                                                                                              UNDERLYING
                                                FISCAL          SALARY          BONUS          OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR             ($)            ($)             (#)           COMPENSATION
---------------------------                  -------------   -------------  --------------   -------------    -------------
Scott A. Baxter............................            1997       185,000         120,000              --           1,275
     Chief Executive Officer and President             1996       176,981         120,000         109,091              --

Richard M. Brown...........................            1997       173,807          40,000              --           1,361
     Vice President -- Information                     1996       157,077          35,000              --           5,376
     Technologies and Secretary

Frank C. Cicio, Jr.........................            1997       171,539          50,000         109,091              --
     Senior Vice President -- Sales and                1996            --              --              --              --
     Business Development

Scott Harmolin.............................            1997       173,807          40,000              --           1,286
     Senior Vice President and Chief                   1996       157,577          35,000              --           5,820
     Technology Officer

Robert J. Thalman, Jr......................            1997       169,615          40,000          32,727              --
     Vice President -- Strategic Marketing             1996            --              --                              --

___________
(a) Does not indicate supplementary compensation amounts less than the greater of 10% of the named executive officer's salary and bonus or $50,000.

OPTION GRANTS IN LAST FISCAL YEAR

       The following table contains information concerning the stock option grants made to the named executive officers for the year ended December 31, 1997:


                                                                                                        POTENTIAL REALIZABLE
                                       NUMBER OF                                                          VALUE AT ASSUMED
                                      SECURITIES    PERCENT OF TOTAL                                    ANNUAL RATES OF STOCK
                                      UNDERLYING   OPTIONS GRANTED TO     PER SHARE                      PRICE VALUATION FOR
                                       OPTIONS        EMPLOYEES IN         EXERCISE     EXPIRATION          OPTION TERM
                                                                                                            -----------
NAME                                   GRANTED        FISCAL YEAR           PRICE          DATE             5%          10%
----                                   -------        -----------           -----          ----             --          ---
Frank C. Cicio, Jr.................    109,091               21.3%          $6.02(a)      2/17/07       $1,120,000   $2,173,000
Robert J. Thalman, Jr..............     32,727                6.4            6.02(a)      1/15/07          336,000      652,000

______________
(a) Reflects the repricing of such options in June 1997 when the exercise price of such options was reduced from $14.27 to $6.02 per share.

FISCAL YEAR-END VALUE OF UNEXERCISED OPTIONS
---------------------------------------------

       The following table contains information concerning the value of unexercised options (which includes the value of such options after giving effect to the repricing of such options in June 1997) of the named executive officers at December 31, 1997:
------------------------------

                                                         NUMBER OF SECURITIES                     VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED OPTIONS               IN-THE-MONEY OPTIONS
                                                     ------------------------------               --------------------
                                                   EXERCISABLE          UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
                                                   -----------          -------------        -----------       -------------
Scott A. Baxter................................          --                109,091                 --             $368,000
Frank C. Cicio, Jr.............................          --                109,091                 --              434,000
Robert J. Thalman, Jr..........................          --                 32,727                 --              130,000

EMPLOYMENT AGREEMENTS

       In December 1995, Icon entered into five-year employment agreements with Messrs. Baxter, Brown and Harmolin. In May 1997, each of the agreements was amended to extend the employment term until May 2002. The agreements provide for Mr. Baxter to serve as Icon's Chief Executive Officer and President, for Mr. Brown to serve as Icon's Vice President -- Information Technologies and Secretary and for Mr. Harmolin to serve as Icon's Senior Vice President and Chief Technology Officer at a minimum annual base salary of $185,000, $180,000 and $180,000, respectively. Mr. Baxter's agreement also provides for the payment of a guaranteed quarterly bonus in the amount of $30,000, and Mr. Brown's and Mr. Harmolin's agreements each provide for the payment of a guaranteed quarterly bonus in the amount of $10,000. Each also receives additional salary increases and bonuses as the Board of Directors may grant, as well as those benefits generally provided to other executive officers of Icon, and an automobile allowance. In the event of termination of employment of any of such executives following a change of control (as defined in such employment agreements) of Icon, Icon has agreed to pay the respective executive severance in an amount equal to 2.99 multiplied by his base amount (as defined in section 280G(b)(3) of the Code). Each executive has also agreed not to compete against Icon during the term of his employment, and not to solicit or perform services for any customers or solicit any employee of Icon during the term of his employment and for a period of 12 months after the termination of his employment.

       In February and March 1997, Icon entered into employment agreements with Messrs. Cicio and Hall, respectively, pursuant to which they are employees-at-will. The agreements provide for each to be paid a minimum annual base salary of $200,000 and a performance-based bonus. If either is terminated without cause, he is entitled to receive his salary compensation otherwise payable for a period of six months; provided, however, that if Icon has extended such employee's related non-compete agreement, then such employee is entitled to receive his salary compensation otherwise payable for a period of 12 months. Pursuant to such agreements, Messrs. Cicio and Hall were each granted an option to purchase 109,091 and 87,273 shares of Common Stock, respectively.

       On September 13, 1998, Qwest entered into an employment agreement with Scott A. Baxter, pursuant to which he agreed to serve full time as President and Senior Executive Officer of Icon after the Effective Time. Certain other directors and officers of Icon have entered into employment agreements with Qwest that will be effective at the Effective Time. The terms of the employment agreement are summarized under "THE MERGER--Interests of Certain Persons in the Merger."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Icon did not have a compensation committee during the fiscal year ended December 31, 1996; its function was performed by the Stock Option Committee. Messrs. Baxter, Brown and Harmolin, as the three members of the Board of Directors, each participated in deliberations concerning executive officer compensation. In June 1997, Icon established a Compensation Committee and an Audit Committee. The members of the Compensation Committee are Messrs. Baxter, Brown, Harmolin and Weisman and the members of the Audit Committee, which was reconstituted upon completion of Icon's initial public offering, are Messrs. Harmolin, Plum and Weisman.

1995 OPTION PLAN

       In October 1995, the Board of Directors adopted and the stockholders of Icon approved the 1995 Option Plan. The 1995 Option Plan, as subsequently amended and restated, provides for the grant of options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Code, and nonqualified stock options that do not so qualify ("Nonqualified Stock Options"). The 1995 Option Plan provides for the grant of such options to key employees (including directors and officers who are key employees) of, and consultants to, Icon and its subsidiaries. The total number of shares of Common Stock for which options may be granted under the 1995 Option Plan is 2,181,818 shares.

       The 1995 Option Plan is administered by the Board of Directors, which has the authority to determine to whom options are granted, the number of shares subject to such options, and the terms, exercise prices and other terms and conditions of the exercise thereof. Upon approval by Icon's stockholders of the Amendment, non-employee directors of Icon will be permitted to receive grants of options under the 1995 Option Plan upon terms and conditions approved by the Board of Directors.

     The exercise price of any Incentive Stock Option granted under the 1995 Option Plan must be at least equal to the fair market value of the shares subject to such option on the date of grant, while the exercise price of any Incentive Stock Option granted to any participant who owns stock possessing more than 10% of the total combined voting power of Icon's outstanding capital stock must be at least equal to 110% of the fair market value of the shares subject to such option on the date of grant. The fair market value of Icon's Common Stock is equal to the average of the high and low sales price for Icon's Common Stock on the date of grant. The term of each Incentive Stock Option granted pursuant to the 1995 Option Plan cannot exceed ten years, while the term of any Incentive Stock Option granted to a participant who owns stock possessing more than 10% of the total combined voting power of Icon's outstanding capital stock cannot exceed five years. Options become exercisable at such times and in such installments as is provided in the option contract for each individual option. No option granted under the 1995 Option Plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee or the optionee's legal representative.

       Pursuant to option contracts granted to certain executive officers and certain key employees of Icon, the vesting of certain unvested options granted to such individuals will accelerate (i) upon such individual's termination of employment without cause, as a result of death or as a result of disability and
(ii) upon certain changes in control (each, an "Acceleration Date"). Pursuant to such agreements, the options otherwise exercisable within up to three years (depending on the terms of the option contract such individual has negotiated with Icon) will vest upon the occurrence of an Acceleration Date.

       As of the date of this Proxy Statement/Prospectus, under the 1995 Option Plan, Icon had granted to certain of its current and now former employees options to purchase up to 1,445,405 shares of Common Stock at exercise prices between $6.02 and $18.50 per share, of which options with respect to 331,597 shares were exercisable on the date of this Prospectus and the balance thereof become exercisable at various times thereafter.

     The Merger Agreement provides that, at the Effective Time, each Icon stock option or warrant, as the case may be, to purchase shares of Icon Common Stock which is outstanding and unexercised shall be assumed by Qwest and converted into an option or warrant to purchase Qwest Common Stock pursuant to the terms of the Merger Agreement. See "PLAN OF MERGER-Terms of the Merger Agreement--Assumption of Icon Stock Options and Warrants."

AGREEMENTS WITH EMPLOYEES

       Each employee of Icon is required to enter into an agreement with Icon pursuant to which such person agrees (i) to assign to Icon any inventions relating to such person's employment conceived during such person's employment by Icon, (ii) not to disclose confidential information to third parties, (iii) not to engage in any business that is competitive with Icon during the term of such person's employment, (iv) not to hire any employee of Icon during such person's employment and for a period of 12 months following the termination of such person's employment and (v) not to perform services for any customer of Icon for a period of 12 months following the termination of such person's employment. The agreement also provides that the employee is an "at will" employee and that either Icon or the employee may terminate employment with Icon at any time with or without cause.

401(K) PLAN

       In January 1993 Icon adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering Icon's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 10% of eligible compensation or the statutorily prescribed annual limit ($9,500 in 1997) and have the amount of such reduction contributed to the 401(k) Plan. The trustees under the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn.

PROFIT SHARING PLAN

       Icon has a profit sharing plan covering substantially all full-time employees. Contributions by Icon to the profit sharing plan amounted to $129,000 and $28,000 in 1994 and 1996, respectively. There were no contributions to the profit sharing plan during 1995, 1997 or the six months ended June 30,1998.

                              CERTAIN TRANSACTIONS

       On August 30, 1995, Icon made loans of $50,000 to Messrs. Baxter, Brown and Harmolin. Interest accrues at an annual rate of 7%. The loans including accrued interest are due on demand.

       On March 19, 1997, Tudor BVI Futures, Ltd. ("Tudor BVI"), as agent and holder on behalf of itself and each of The Raptor Global Fund L.P. ("Raptor L.P." ), The Raptor Global Fund Ltd. ("Raptor Ltd." ) and Tudor Arbitrage Partners L.P. ("TAP"), loaned to Icon an aggregate principal amount of $1.0 million pursuant to a convertible note bearing interest at a rate of 10% per annum. In consideration for such loan, Icon granted to such lenders a warrant to purchase an aggregate of 41,511 shares of Common Stock at an exercise price of $6.02 per share. On May 30, 1997, such lenders converted the $1.0 million note and $20,000 of accrued but unpaid interest thereon into an aggregate of 10,200 shares of Icon's 10% PIK Series B Convertible Participating Preferred Stock, par value $.01 per share ("Series B Preferred Stock"). Such Series B Preferred Stock converted into an aggregate of 169,364 shares of Common Stock upon consummation of the IPO.

               SECURITY OWNERSHIP OF ICON MANAGEMENT AND OTHERS

       The following table sets forth certain information regarding ownership of the Icon Common Stock as of the Record Date, by (1) each person or entity who owns of record or beneficially five percent or more of Icon Common Stock, (2) each director and executive officer of Icon and (3) all directors and executive officers of Icon as a group. To the knowledge of Icon, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. Unless otherwise noted, the address of each beneficial owner named below is Icon's corporate address.

                                                                    NUMBER OF
                       Beneficial Owner                             Shares(A)              PERCENT
                       ----------------                             ------                 -------
          Scott A. Baxter(c)...................................       2,203,636             13.9
          Richard M. Brown(c)..................................       2,181,818             13.7
          Scott Harmolin(c)....................................       2,181,818             13.7
          Kenneth J. Hall(d)...................................          26,800                *
          Susan A. Massaro(e)..................................          17,092                *
          Frank C. Cicio, Jr.(f)...............................          27,273                *
          Anthony R. Scrimenti(g)..............................          13,091                *
          David L. Goret(h)....................................          14,910                *
          Robert J. Thalman, Jr.(i)............................          10,909                *
          Michael J. Gold(j)...................................           9,090                *
          Samuel A. Plum(k)(l).................................       2,499,639             14.9
          Wayne B. Weisman(k)..................................              --               --
          SCP Private Equity Partners, L.P.(k)(m)..............       2,499,639             14.9
          Paul Tudor Jones, II(n)..............................         875,040              5.5
          Mellon Ventures, L.P.(o).............................         830,220              5.2
          MVMA, Inc.(o)(p).....................................         830,220              5.2
          Qwest Communications International Inc.(q)..........       7,322,172              44.0
          All directors and executive officers as a group
               (12 persons)(r).................................       9,186,126             54.5

_______________________
 * Less than 1%.

(a) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), includes shares of Icon Common Stock that may be purchased within 60 days of August 18, 1998 upon exercise of outstanding options.
(b)  Shares are subject to Option Agreement and Voting Agreement with Qwest.
     See "THE MERGER--Other Transaction Agreements--Option Agreements" and "- -Voting Agreements."
(c) Includes 21,818 shares of Icon Common Stock that may be issued upon exercise of options.
(d) Includes 21,819 shares of Icon Common Stock that may be issued upon exercise of options.
(e) Includes 17,092 shares of Icon Common Stock that may be issued upon exercise of options.
(f) Includes 27,273 shares of Icon Common Stock that may be issued upon exercise of options.
(g) Includes 13,091 shares of Icon Common Stock that may be issued upon exercise of options.
(h) Includes 14,910 shares of Icon Common Stock that may be issued upon exercise of options.
(i) Includes 10,909 shares of Icon Common Stock that may be issued upon exercise of options.
(j) Includes 9,090 shares of Icon Common Stock that may be issued upon exercise of options.
(k) The address for the beneficial owner is 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

(l) Includes 839,199 shares of Icon Common Stock that may be issued upon exercise of warrants and are beneficially owned by SCP. Mr. Plum is a general partner of the general partner of SCP and disclaims beneficial ownership of all of Icon's securities beneficially owned by SCP.
(m) Includes 839,199 shares of Icon Common Stock that may be issued upon exercise of warrants.
(n) The address for the beneficial owner is c/o Tudor Investment Corporation, 40 Rowes Wharf, Boston, Massachusetts 02110. Includes: 477,827 shares of Icon Common Stock and 23,784 shares of Icon Common Stock that may be issued exercise of warrants, all of which securities are beneficially owned by Tudor BVI Futures, Ltd. ("Tudor BVI"); 77,191 shares of Common Stock and 3,862 shares of Icon Common Stock that may be issued upon exercise of warrants, all of which securities are beneficially owned by The Raptor Global Fund L.P. ("Raptor L.P." ); 109,521 shares of Icon Common Stock and 5,437 shares of Icon Common Stock that may be issued upon exercise of warrants, all of which securities are beneficially owned by The Raptor Global Fund Ltd. ("Raptor Ltd." ); and 168,990 shares of Icon Common Stock and 8,428 shares of Icon Common Stock that may be issued upon exercise of warrants, all of which securities are beneficially owned by Tudor Arbitrage Partners L.P. ("TAP"). Mr. Jones is the Chairman and indirect principal equity owner of the general partner of TAP. As a result, Mr. Jones may be deemed to be the beneficial owners of the shares of Common Stock beneficially held by Tudor BVI, Raptor L.P., Raptor Ltd. and TAP. Mr. Jones disclaims beneficial ownership of all of Icon's securities beneficially owned by such entities.
(o) The address for the beneficial owner is Plymouth Meeting Executive Campus, 610 West Germantown Pike, Suite 200, Plymouth Meeting, Pennsylvania 19462.
(p) MVMA, Inc. ("MVMA") is the general partner of the general partner of Mellon Ventures L.P. ("Mellon Ventures"). MVMA disclaims beneficial ownership of shares of Icon Common Stock owned by Mellon Ventures.
(q) Includes 6,572,172 shares of Icon Common Stock subject to Option Agreements and Voting Agreements with each of Scott A. Baxter, Richard M. Brown and Scott Harmolin, respectively, including 21,818 shares of Icon Common Stock that may be issued to Mr. Baxter upon the exercise of vested options. See "The Merger Agreement--Other Transaction Agreements--Option Agreements" and "--Voting Agreements." Also includes 750,000 shares of Icon Common Stock that may be issued upon the exercise of Series Q Warrants. See "THE MERGER--Other Transaction Agreements--Warrants; Registration Rights Agreement." The address for the beneficial owner is 1000 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202. Philip F. Anschutz is the sole beneficial owner of approximately 53.3% of the shares of Qwest Common Stock and shares with Qwest the beneficial ownership of 7,322,172 shares of Icon Common Stock. The address for Mr. Anschutz is 2400 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202.

(r) Includes options to purchase 136,002 shares of Icon Common Stock that may be issued upon exercise of options and 839,199 shares of Icon Common Stock that may be issued upon exercise of warrants. Mr. Plum disclaims beneficial ownership of all of Icon's securities beneficially owned by SCP.

                              BUSINESS OF QWEST

    Qwest is a facilities-based provider of a full range of multimedia communications services to interexchange carriers, other communications entities and businesses and consumers ("Communications Services"). In addition, Qwest is constructing and installing fiber optic communications systems for interexchange carriers and other communications entities, as well as for its own use ("Construction Services"). Qwest is expanding its existing long distance network into an approximately 18,450 route-mile coast-to-coast, technologically advanced, fiber optic telecommunications network (the "Qwest Network"). Qwest will employ, throughout substantially all of the Qwest Network, a self-healing SONET ring architecture equipped with the most advanced commercially available fiber and transmission electronics manufactured by Lucent Technologies and Northern Telecom Inc., respectively. The Qwest Network's advanced fiber and transmission electronics are expected to provide Qwest with lower installation, operating and maintenance costs than older fiber systems generally in commercial use today. In addition, Qwest has entered into contracts for the sale of dark fiber along the route of the Qwest Network, which will reduce Qwest's net cost per fiber mile with respect to the fiber it retains for its own use. As a result of these cost advantages, Qwest believes it will be well-positioned to capture market share and take advantage of the rapidly growing demand for long haul voice and data transmission capacity and services.

    Under Qwest's current plan, the Qwest Network will extend approximately 18,450 route-miles coast-to-coast and connect approximately 130 metropolitan areas that represent approximately 80% of the originating and terminating long distance traffic in the United States. Presently, Qwest provides services to its customers through owned and leased digital fiber optic facilities and more than 15 switches strategically located throughout the United States, connecting Qwest to metropolitan areas that account for more than 95% of U.S. call volume. Construction of the Qwest Network is scheduled to be completed in 1999. Through a combination of the Qwest Network and leased facilities, Qwest will continue to offer interstate services in all 48 contiguous states. In April 1998, Qwest activated the entire transcontinental portion of the Qwest Network from Los Angeles to San Francisco to New York, thus becoming the first network service provider to complete a transcontinental native Internet Protocol ("IP") fiber network. Qwest is also expanding its network to carry international data and voice traffic into Mexico and Europe. Completion of the Mexico network is scheduled for late 1998. The network extension into Europe has been obtained through the exchange of telecommunications capacity with Teleglobe Inc., including two STM1's (the European equivalent of OC3 SONET circuits) crossing the Atlantic Ocean from New York City to London, and with Global Crossing Ltd. ("Global"), including four STM1s on Global's subsea fiber optic cable system connecting U.S. cities with Europe. The transatlantic telecommunications capacity supports Qwest's growth into the European market.

    In August 1998, Qwest announced its participation in a consortium of communications companies that is building a submarine cable system connecting the United States to Japan. Scheduled for completion by the second quarter of 2000, the 13,125-mile, four-fiber pair cable will ultimately possess the capability to transmit information at the rate of 640 gigabits per second.

    Qwest announced that on November 1, 1998, the nation's first OC-48 network will be available. Along with the OC-48 network, Qwest will offer high-speed dedicated Internet access, web hosting, IP-VPN services and expanded availability of voice over IP long distance services. Additionally Qwest's European subsidiary, EUnet International, will provide the first pan-European Internet broadcasting network. The new services will allow customers in Europe to broadcast video, data and voice globally.

    Qwest believes that demand from interexchange carriers and other communications entities for advanced, high bandwidth voice, data and video transmission capacity will increase over the next several years due to regulatory and technological changes and other industry developments. These anticipated changes and developments include: (1) continued growth in capacity requirements for high-speed data transmission, ATM and Frame Relay services, Internet and multimedia services and other new technologies and applications;
(2) continued growth in demand for existing long distance services; (3) entry into the market of new communications providers; (4) requirements of the three principal nationwide carriers (AT&T Corporation, MCI WorldCom and Sprint Corporation) to replace or augment portions of their older systems and (5) reform in regulation of domestic access charges and international settlement rates, which Qwest expects will lower long distance rates and fuel primary demand for long distance services.

    The executive offices of Qwest are located at 1000 Qwest Tower, 555 Seventeenth Street, Denver, CO 80202, and its telephone number is (303) 992-1400. Qwest's Internet address is www.qwest.net.

RECENT DEVELOPMENTS

    LCI Transaction. On June 5, 1998, Qwest acquired LCI International, Inc. ("LCI"), a communications provider, for $3,930.5 million. As part of the acquisition, Qwest issued approximately 114.6 million shares of Qwest Common Stock having a value of approximately $3.7 billion (excluding 15.3 million shares of Qwest Common Stock having an estimated value of approximately $0.3 billion subject to issuance upon the exercise of outstanding LCI stock options assumed by Qwest in this acquisition), assumed $0.3 billion of net liabilities and incurred approximately $13.5 million in direct acquisition costs. In connection with the acquisition, Qwest allocated $750 million to in-process research and development, $250 million to existing technology and $3,136.8 million to goodwill. Combined 1997 Qwest and LCI revenues totaled $2,338.7 million. The merger is expected to deliver greater network efficiencies, eliminate duplicate efforts to build sales and systems infrastructure, avoid duplication of capital spending programs and accelerate the companies' data and international strategies. The acquisition is expected to lower net earnings of Qwest in 1998 as a result of the one-time R&D write-off and other adjustments resulting from purchase accounting. Qwest expects to realize revenue and cost synergies beginning in 1998 from the combination of the two companies.

    Qwest will complete final allocation of purchase price within one year from the acquisition date. The items awaiting final allocation include non-current asset valuation and final determination of the costs to sell or exit certain activities of LCI. It is anticipated that final allocation of purchase price will not differ materially from the preliminary allocation.

    Regulation. Long distance carriers have historically paid access charges to local exchange carriers for the origination and termination of long distance calls that use the public switched telephone network. In 1997, Qwest began offering, at a lower rate per minute, long distance services that use voice over Internet protocol (IP) technology instead of the technology used for the traditional public switched telephone network. Qwest is able to offer such IP long distance services at a discount because, among other things, IP telephony services are not subject to all of the access charges that apply to traditional long distance services that use the public switched telephone network.

    Two RBOCs recently informed carriers that provide long distance voice services over the Internet or use IP technology that they also must pay access charges on IP telephony services as well. This is the first effort by incumbent local exchange carriers to levy access charges on IP telephony services. Under traditional federal regulatory policy, providers of long distance services over the Internet and companies that use IP technology to provide long distance services have been exempt from access charges. Furthermore, there has been no definitive FCC determination as to whether the attempt to treat IP telephony as long distance services subject to access charges is consistent with criteria outlined by the FCC in its April 10, 1998 report to Congress on universal service. If local exchange carriers are allowed to levy access charges on IP telephony long distance service offerings, this development will increase Qwest's costs to provide such services and might cause Qwest to reevaluate the offering such services.


                      DESCRIPTION OF QWEST CAPITAL STOCK

    The following summary description of the capital stock of Qwest does not purport to be complete and is subject to the provisions of Qwest's Amended and Restated Certificate of Incorporation (the "Qwest Certificate of
Incorporation") and Bylaws (the "Qwest Bylaws"), which are included as exhibits to the Registration Statement of which this Proxy Statement/Prospectus forms a part and by the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    Pursuant to the Qwest Certificate of Incorporation, Qwest has authority to issue 625,000,000 shares of capital stock, consisting of 600,000,000 shares of Qwest Common Stock and 25,000,000 shares of preferred stock (the "Qwest Preferred Stock").

    As of September 25, 1998 approximately 333 million shares of Qwest Common Stock and no shares of Qwest Preferred Stock were issued and outstanding. The rights of the holders of Qwest Common Stock discussed below are subject to such rights as the Board of Directors of Qwest (the "Qwest Board") may hereafter confer on the holders of Qwest Preferred Stock; accordingly, rights conferred on holders of Qwest Preferred Stock that may be issued in the future under the Qwest Certificate of Incorporation may adversely affect the rights of the holders of Qwest Common Stock.

    Effective May 23, 1997, Qwest sold to the Anschutz Family Investment Company LLC a warrant to acquire 8,600,000 shares of Qwest Common Stock, exercisable on May 23, 2000.

COMMON STOCK

    Voting Rights.   Each stockholder of Qwest (a "Qwest Stockholder") is
entitled to attend all special and annual meetings of the stockholders of Qwest and, together with the holders of all other classes of stock entitled to attend and vote at such meetings, to vote upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders. Qwest Stockholders are entitled to one vote per share.

     Liquidation Rights.   In the event of any dissolution, liquidation or
winding up of Qwest, whether voluntary or involuntary, Qwest Stockholders and holders of any class or series of stock entitled to participate therewith, will become entitled to participate in the distribution of any assets of Qwest remaining after Qwest shall have paid, or provided for payment of, all debts and liabilities of Qwest and after Qwest shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Qwest Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

    Dividends.   Dividends may be paid on the Qwest Common Stock and on any class or series of stock entitled to participate therewith when and as declared by the Qwest Board.

AUTHORIZED QWEST PREFERRED STOCK

    The Qwest Certificate of Incorporation authorizes the Qwest Board, from time to time and without further stockholder action, to provide for the issuance of up to 25,000,000 shares of Qwest Preferred Stock in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the Qwest Board has not provided for the issuance of any series of such Qwest Preferred Stock. Through its broad discretion with respect to the creation and issuance of Qwest Preferred Stock without stockholder approval, the Qwest Board could adversely affect the voting power of the Qwest Stockholders and, by issuing shares of Qwest Preferred Stock with certain voting, conversion or redemption rights or all of them, could discourage any attempt to obtain control of Qwest.

CERTAIN CHARTER AND STATUTORY PROVISIONS

    The Qwest Certificate of Incorporation and Qwest Bylaws include certain provisions that may have the effect of delaying, deterring or preventing a future takeover or change in control of Qwest unless such takeover or change in control is approved by the Qwest Board. See "RISK FACTORS--Anti-Takeover Provisions."

    The Qwest Certificate of Incorporation places certain restrictions on who may call a special meeting of stockholders. In addition, the Qwest Board has the authority to issue up to 25,000,000 shares of Qwest Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or actions by the stockholders. The rights of the Qwest Stockholders will be subject to, and may be adversely affected by, the rights of the holders of any Qwest Preferred Stock that may be issued in the future. The issuance of such shares of Qwest Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of Qwest.

    Qwest is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless (i) prior to such time, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,
(ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding any stock owned by the interested stockholder. A "business combination" includes a merger, asset sale and certain other transactions resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who (other than the corporation and any direct or indirect majority owned subsidiary of the corporation), together with affiliates and associates, owns (or, is an affiliate or associate of the corporation and, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. The application of Section 203 of the DGCL could have the effect of delaying or preventing a change of control of Qwest.

    The Qwest Certificate of Incorporation allows Qwest to require certifications with respect to beneficial ownership of Qwest Common Stock by "aliens." For purposes of this restriction, the term "alien" means aliens and their representatives, foreign governments and their representatives and corporations organized under the laws of a foreign country. The Communications Act of 1934 limits the ownership by non-U.S. citizens, foreign corporations and foreign governments of an entity directly or indirectly holding a common carrier radio license.

    Certain provisions of the Qwest Bylaws may have the effect of delaying or preventing changes in control or management of Qwest. See "RISK FACTORS--Anti-Takeover Provisions."

                     COMPARATIVE MARKET PRICE INFORMATION

    Icon became a publicly traded Company on February 12, 1998 following Icon's initial public offering. Icon Common Stock is quoted on the Nasdaq National Market under the symbol "ICMT." Qwest became a publicly traded company on June 23, 1997 following the Qwest initial public offering. Qwest Common Stock is quoted on the Nasdaq National Market under the symbol "QWST." The table below sets forth, for the periods indicated, the high and low sales prices per share of Icon Common Stock and Qwest Common Stock as reported on the Nasdaq National Market (as adjusted for the Qwest two-for-one stock split in February 1998). For current price information, please consult publicly available sources.

                                                               ICON                              QWEST
                                                 ------------------------------       ----------------------------
                                                    HIGH               LOW               HIGH             LOW
                                                 -----------         ----------       -----------      -----------
FISCAL 1998 (ENDING DECEMBER 31, 1998):
Third Quarter (through September 25, 1998)...       $21.3750           $ 6.7500          $47.5000         $22.0000
Second Quarter...............................       $28.7500           $12.8750          $40.0625         $27.8750
First Quarter................................       $17.6250           $ 8.3750          $41.0625         $29.6250

FISCAL 1997 (ENDED DECEMBER 31, 1997):
Fourth Quarter...............................           $N/A               $N/A          $34.4375         $22.9375
Third Quarter................................           $N/A               $N/A          $26.5000         $13.6250
Second Quarter...............................           $N/A               $N/A          $15.0625         $13.1875
First Quarter................................           $N/A               $N/A               N/A              N/A

  On September 11, 1998, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of Icon Common Stock, as reported on the Nasdaq National Market, was $7.25. On _________ __, 1998, the most recent practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Icon Common Stock, as reported on the Nasdaq National Market, was $________. The "equivalent per share" closing price of Icon Common Stock was $12.00 as of September 11, 1998 and $_____ as of _____ __, 1998. The "equivalent per share" price is a determined by multiplying the Exchange Ratio as of the relevant date (determined as if the closing price on such date were the Average Market Price) by the Qwest Common Stock closing price on that date. On the Record Date, there were approximately _______ Icon Stockholders of record.

  On September 11, 1998, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of Qwest Common Stock, as reported on the Nasdaq National Market, was $28.8125. On ________ __, 1998, the most recent practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing price per share of Qwest Common Stock, as reported on the Nasdaq National Market, was $___________. On September 25, 1998, there were approximately 3,200 Qwest Stockholders of record.

  Icon has not declared or paid cash dividends on the Icon common stock since the Icon's initial public offering. The Icon Board intends to retain earnings for use in the development and continued expansion of Icon's business. The payment of cash dividends by Icon is prohibited under its revolving line of credit. Any future determination concerning the payment of dividends will be within the sole discretion of the Icon Board and will depend upon the existence of such restriction, Icon's financial condition, Icon's results of operations and such other factors as the Icon Board deems relevant.

  Qwest has not declared or paid cash dividends on Qwest Common Stock since the Qwest's initial public offering, and Qwest anticipates that any future earnings will be retained for investment in its business. Any payment of cash dividends in the future will be at the discretion of the Qwest Board and will depend upon, among other things, Qwest's earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to the payment of dividends.


                    COMPARATIVE RIGHTS OF QWEST STOCKHOLDERS
                             AND ICON STOCKHOLDERS

  Both Qwest and Icon are incorporated under the laws of the State of Delaware and, accordingly, the rights of Icon Stockholders and Qwest Stockholders are governed by the DGCL. The rights of Icon Stockholders and Qwest Stockholders are also governed by their respective certificates of incorporation and bylaws. In accordance with the Merger Agreement, at the Effective Time, Icon Stockholders will become Qwest Stockholders and, as such, their rights will be governed by the Qwest Certificate of Incorporation and the Qwest Bylaws. Although it is not practical to compare all the differences between Icon's Restated Certificate of Incorporation (the "Icon Certificate of Incorporation") and Icon's Restated Bylaws (the "Icon Bylaws"), with the Qwest Certificate of Incorporation and the Qwest Bylaws, the following is a summary of certain material differences which may affect the rights of Icon Stockholders.

  Authorized Capital.   The total number of authorized shares of capital stock
of Icon is 51,000,000 consisting of 50,000,000 shares of Icon Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Icon Preferred Stock"). The authorized capital of Qwest is as set forth under "DESCRIPTION OF CAPITAL STOCK OF QWEST." As of September 25, 1998, approximately 333 million shares of Qwest Common Stock were issued and outstanding and, as of the Record Date, ___________ shares of Icon Common Stock were issued and outstanding. Pursuant to the Qwest Certificate of Incorporation and Icon Certificate of Incorporation, the Qwest Board and the Icon Board, respectively, have the authority to issue any authorized shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or actions by the Qwest Stockholders or Icon Stockholders, as applicable.

  Special Meetings.   The Icon Certificate of Incorporation and the Icon Bylaws
provide that a special meeting of the Icon Stockholders may be called at any time by the Icon Board, the chairman or the president, and shall be called only by the Icon Board, the chairman or the president pursuant to a resolution approved by a majority of the members of the Icon Board. A special meeting of Qwest Stockholders may be called by the chairman of the Qwest Board, a majority of the members of the Qwest Board or the chairman upon the written request of the holders of 25% of the outstanding shares of capital stock of Qwest voting as a single class.

  Board of Directors.   The Icon Bylaws provide that the number of directors
shall be not less than three nor more than 15, with the exact number of directors to be determined by the Icon Board. Currently, the Icon Board consists of 5 members. The Qwest Bylaws provide that the number of directors shall be determined by the a resolution of the Qwest Board. Currently, the Qwest Board consists of 13 members. Icon has provided for the classification of the Icon Board such that the whole Icon Board is divided into three classes with each class of directors being elected to serve for three years. The Qwest Board is not so classified, with each director of Qwest being elected at the annual meeting and serving until the next annual meeting.

  Removal of Directors.   Under the Icon Bylaws, a director can be removed
either for cause or without cause by the affirmative vote of a majority of the outstanding shares of Icon Common Stock. Likewise, the Qwest Bylaws provide that a director may be removed with or without cause by the affirmative vote of a majority of the outstanding shares of Qwest Common Stock.

  Compromise or Arrangement with Creditors or Stockholders.   As permitted by
the DGCL, the Icon Certificate of Incorporation provides that a Delaware court of equitable jurisdiction may, upon application of Icon, its creditors or stockholders or certain receivers or trustees appointed for the benefit of Icon, order a meeting of creditors of Icon and/or Icon Stockholders for the purpose of considering and voting upon any proposed compromise or arrangement between Icon on the one hand and its creditors and/or stockholders on the other. If a majority in number representing three-fourths in value of the affected creditors and/or stockholders agrees to the proposed compromise or arrangement and to any reorganization resulting therefrom, and if the court approves, the transaction will be binding on all affected creditors and/or stockholders as well as Icon for all purposes. The Qwest Certificate of Incorporation does not contain a similar provision.

  Actions of Stockholders Without a Meeting.   Neither the Icon Bylaws nor the
Icon Certificate of Incorporation contain any provision with respect to actions of stockholders without a meeting. Under such circumstances, the DGCL permits actions of stockholders without a meeting. Pursuant to the Qwest Bylaws, any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior written notice and without a vote, if the written consent of the minimum number of votes that would be necessary to authorize or take such action at a meeting is obtained. Pursuant to the DGCL, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent is required to be given to those stockholders who have not consented in writing thereto.

  Amendment of Certificate of Incorporation and Bylaws.   Section 242 of the
DGCL provides that stockholders may amend their corporation's certificate of incorporation if a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, has been voted in favor of the amendment. The DGCL also provides that after a corporation has received any payment for its stock, the power to adopt, amend or repeal bylaws resides with the stockholders entitled to vote. A corporation may grant to its board of directors in its certificate of incorporation concurrent power to adopt, amend or repeal bylaws. Icon and Qwest have granted such power to their respective boards of directors.

  The Icon Certificate of Incorporation provides that the stockholders may amend their corporation's certificate of incorporation if a majority of the outstanding stock entitled to vote thereon has been voted in favor of the amendment, provided, that an affirmative vote of the holders of at least two-thirds of the outstanding stock entitled to vote thereon is needed to amend certain provisions of the Icon Certificate of Incorporation concerning special meetings of the stockholders, terms and elections of the directors, and amendments to the Icon Bylaws and the Icon Certificate of Incorporation. In addition, the Icon Certificate of Incorporation provides that the Icon Bylaws may be amended either by an affirmative vote of a majority of the outstanding stock entitled to vote thereon or by an affirmative vote of a majority of the members of the Icon Board, provided, that an affirmative vote of the holders of at least two-thirds of the outstanding stock entitled to vote thereon is needed to amend certain provisions of the Icon Bylaws concerning meetings of the stockholders and directors, terms and elections of the directors and amendments to the Icon Bylaws.

  Indemnification of Directors and Officers.   Under the DGCL, a corporation may
indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Each of the Qwest Bylaws and the Icon Bylaws provide that its respective officers, directors, employees and agents shall be indemnified to the full extent authorized by the DGCL. The Qwest Certificate of Incorporation and the Icon Certificate of Incorporation provide that no member of the Icon Board shall be personally liable to Icon or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Icon and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 203 of the DGCL.   Generally, Section 203 of the DGCL prohibits
certain Delaware corporations from engaging in a "business combination with an "interested stockholder" for a period of three years after the person became an interested stockholder, unless (i) prior to such time the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (iii) on or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding any stock owned by the interested stockholder. A "business combination" includes a merger, asset sale and certain other transactions resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who (other than the corporation and any direct or indirect majority owned subsidiary of the corporation), together with affiliates and associates, owns (or, is an affiliate or associate of the corporation and, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL through a provision in its certificate of incorporation. Neither the Qwest Certificate of Incorporation nor the Icon Certificate of Incorporation contains any such provision, and neither Qwest nor Icon has "opted out" from the application of Section 203 of the DGCL.


               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial statements presented below are derived from the historical consolidated financial statements of Qwest, SuperNet, Inc. ("SuperNet"), Phoenix Network, Inc. ("Phoenix"), LCI and Icon. The unaudited pro forma condensed combined balance sheet as of June 30, 1998 gives pro forma effect to the proposed acquisition by Qwest of all the issued and outstanding shares of capital stock of Icon as if the acquisition had occurred on June 30, 1998. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 1998 and for the year ended December 31, 1997 give pro forma effect to the acquisitions of SuperNet, Phoenix, LCI and Icon as if such acquisitions had occurred on January 1, 1997. The unaudited pro forma condensed combined financial statements do not give effect to Qwest's acquisition of EUnet International Limited ("EUnet") because it is not significant for purposes of the Securities and Exchange Commission Regulation S-X.

     The consummation of the LCI acquisition constituted a change in control of LCI, which was an event of default under LCI's two credit facilities (the "LCI Credit Facilities") and LCI's receivables securitization program. In addition, an event of default under the LCI Credit Facilities also constituted an event of default under LCI's operating lease agreement for a headquarters building in Arlington, Virginia. LCI's discretionary lines of credit may be discontinued at any time at the sole discretion of the providing banks. Certain of LCI's debt securities permit mergers and consolidations, subject to compliance with certain terms of the governing indenture. There has been no effect of the potential defaults or other features of the aforementioned LCI financing arrangements reflected in the pro forma condensed combined financial as Qwest intends to renegotiate the terms and conditions of these arrangements.

  The unaudited pro forma condensed combined financial statements give effect to the acquisitions described above under the purchase method of accounting and are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements presented on the following pages. The fair value of the consideration has been allocated to the assets and liabilities acquired based upon the fair values of such assets and liabilities at the date of each respective acquisition and may be revised for a period of up to one year from the date of each respective acquisition. The preliminary estimates and assumptions as to the value of the assets and liabilities of LCI and Icon to the combined company is based upon information available at the date of preparation of these unaudited pro forma condensed combined financial statements, and will be adjusted upon the final determination of such fair values. Qwest will complete final allocation of purchase price within one year from the acquisition date. The items awaiting final allocation include LCI non-current asset valuation and final determination of the costs to sell or exit certain activities of LCI. It is anticipated that final allocation of the LCI purchase price will not differ materially from the preliminary allocation.

  The final allocation of purchase price to the Icon assets acquired and liabilities assumed is dependent upon an analysis which has not progressed to a stage at which there is sufficient information to make an allocation in these pro forma condensed combined financial statements. Qwest has undertaken a study to determine the allocation of the Icon purchase price to the various assets acquired, including in-process research and development projects, and the liabilities assumed. TO THE EXTENT THAT A PORTION OF THE ICON PURCHASE PRICE IS ALLOCATED TO IN-PROCESS RESEARCH AND DEVELOPMENT, A CHARGE, WHICH MAY BE SIGNIFICANT AND MATERIAL TO QWEST'S RESULTS OF OPERATIONS, WOULD BE RECOGNIZED IN THE PERIOD IN WHICH THE MERGER OCCURS. However, this charge is not expected to be material to the stockholders' equity or revenue of Qwest, based on the aggregate Icon purchase price of approximately $200.0 million.

  THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS DO NOT PURPORT TO REPRESENT WHAT QWEST'S RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD HAVE ACTUALLY BEEN OR WHAT OPERATIONS WOULD BE IF THE TRANSACTIONS THAT GIVE RISE TO THE PRO FORMA ADJUSTMENTS HAD OCCURRED ON THE DATES ASSUMED AND ARE NOT INDICATIVE OF FUTURE RESULTS. THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS BELOW SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO OF QWEST, PHOENIX, LCI, SUPERNET AND ICON.

                    QWEST COMMUNICATIONS INTERNATIONAL INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                        Six Months Ended June 30, 1998
                                  (Unaudited)
              (Amounts in Millions, Except Per Share Information)

                                                                    Historical                    Pro Forma        Pro Forma
                                                  ------------------------------------------     Adjustments       Combined
                                                   Qwest      LCI(2)    Phoenix(3)   Icon(4)     -----------       --------
                                                  -------     ------    ----------   -------
Revenue:

      Communications services                    $    283      $ 745     $  17        $ 38                           $  1,083

      Construction services                           288         -         -           -                                 288
                                                 --------      ----      -----     -------         ------            --------

                                                      571        745        17          38                              1,371
                                                 --------      ----      -----     -------         ------            --------

Operating expenses:

      Access and network operations                   185        445        13          29                                672

      Construction services                           205         -         -           -                                 205

      Selling, general and administrative             152        163         7          18                                340

      Depreciation and amortization                    39         45         1           1           $33    (7)           139

                                                                                                      10    (8)

                                                                                                       1    (9)

                                                                                                       9    (5)

      Merger costs                                     63         -         -            1          (64)    (10)           -

      Provision for in-process R&D                    818         -         -           -          (818)    (11)           -
                                                 --------      ----      -----     -------         ------            --------

                                                    1,462       653         21          49         (829)                1,356
                                                 --------      ----      -----     -------         ------            --------

Income (loss) from operations                       (891)         92       (4)        (11)           829                   15

Other expense (income):
      Interest expense, net                            19         14        -          -                                   33
                                                 --------      ----      -----     -------         ------            --------

      Income (loss) before income taxes             (910)         78       (4)        (11)           829                 (18)

Income tax expense (benefit)                         (27)         30         -           -            20    (15)           23

                                                 --------      ----      -----     -------         ------            --------

Net income (loss)                                 $ (883)       $ 48       (4)     $  (11)         $ 809           $     (41)
                                                 ========      ====      =====     =======          ========         ========

Loss per share - basic and diluted                $(3.93)                                                           $  (0.12)
                                                 ========                                                            ========

Weighted average shares used for                      225                                                                 330
                                                 ========                                                            ========
calculating loss per share - basic
and diluted

See accompanying notes to unaudited pro forma condensed combined financial statements.

                    QWEST COMMUNICATIONS INTERNATIONAL INC.

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                         Year Ended December 31, 1997
                                  (Unaudited)
              (Amounts in Millions, Except Per Share Information)

                                                                   Historical                           Pro Forma      Pro Forma
                                               ------------------------------------------------------   Adjustments    Combined
                                                                                                        -----------    ---------
                                                Qwest         LCI(2)       Phoenix(3)         Icon(4)
                                                -----         ------       ----------         -------
Revenue:
      Communications services                     $115        $1,642              $77             $52    $6 (11)          $1,892


      Construction services                        581             -                -               -                        581
                                                 ------       ------            -------          -----  -----              ------
                                                   696         1,642               77              52     6                2,473
                                                 ------       ------            -------          -----  -----              ------

Operating expenses:

      Access and network operations                 91           986               57              39     3 (11)           1,176

      Construction services                        397             -                -               -                        397

      Selling, general and administrative          164           417               30              24     3 (11)             638

      Depreciation and amortization                 20            96                4               1     2 (9)              247
                                                                                                          1 (11)
                                                                                                          3 (12)
                                                                                                         78 (7)
                                                                                                         25 (8)
                                                                                                         17 (5)
      Merger costs                                 -              45                -              -    (45)(13)
                                                 ------       ------            -------          -----  -----              ------
                                                   672         1,544               91              64    87                2,458
                                                 ------       ------            -------          -----  -----              ------

Income (loss) from operations                       24            98              (14)            (12)  (81)                  15

Other expense (income):
      Interest expense, net                          7            36                1               1     1 (14)              46

      Other                                         (7)            -                -                                         (7)
                                                 ------       ------            -------          -----  -----              ------

      Income (loss) before income taxes             24            62              (15)            (13)  (82)                 (24)

Income tax expense (benefit)                         9            31                -               -     2 (15)              42

                                                 ------       ------            -------          -----  -----              ------

Net income (loss)                              $    15       $    31         $    (15)       $   (13)  $(84)            $    (66)
                                                =======       =======         ========        =======   ====            =========

Earnings (loss) per share - basic              $  0.08                                                                  $  (0.20)
                                                =======                                                                 =========

Earnings (loss) per share - diluted            $  0.07                                                                  $  (0.20)
                                                =======                                                                 =========

Weighted average shares used for                   191                                                                       327
                                                  ====                                                                  =========
calculating earnings (loss) per share - basic

Weighted average shares used for                   194                                                                       327
                                                  ====                                                                  =========
calculating earnings (loss) per share - diluted

See accompanying notes to unaudited pro forma condensed combined financial statements.

                    QWEST COMMUNICATIONS INTERNATIONAL INC.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                                              June 30, 1998
                                                               (Unaudited)
                                                          (Amounts in Millions)


                                                                         Historical           Pro Forma                Pro Forma
                                                                 Qwest          Icon         Adjustments               Combined
                                                                 -----          ----         -----------               --------
ASSETS

Current assets:
   Cash                                                    $      366       $    18                                     $    384

   Trade accounts receivable, net                                 216            12                                          228

   Deferred income tax asset                                      193             -                                          193

   Prepaid expenses and other                                     268             3                                          271
                                                                ------        ------              ------                --------

      Total current assets                                      1,043            33                   -                    1,076



   Property and equipment, net                                  1,743            12                                        1,755

   Excess of cost over net assets acquired                      3,327             -                $172    (6)             3,499

   Other, net                                                     315             -                                          315
                                                                 -----         -----             -------                --------
   TOTAL ASSETS                                              $  6,428       $    45              $  172                  $ 6,645
                                                             ========         =======            =======                  ======


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                                          $  1,028       $    14             $     4    (6)         $   1,046

Long-term debt and capital lease obligations                    1,365             -                                        1,365

Other long-term liabilities                                       431             -                                          431
                                                                  ---            ---             --------                  -----
   Total liabilities                                            2,824            14                   4                    2,842

Commitments and contingencies


Stockholders' equity:
   Preferred stock                                                  -             -                                            _

   Common stock                                                     3             -                                            3

   Additional paid-in capital                                   4,516            63                (63)    (6)             4,715

                                                                                                    199    (6)

   (Accumulated deficit) retained earnings                      (915)          (32)                  32    (6)             (915)
                                                              --------        ------            --------               ---------
     Total stockholders' equity                                 3,604            31                 168                    3,803
                                                              --------        ------            --------               ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $  6,428       $    45            $    172              $     6,645
                                                              ========       =======            ========              ==========

See accompanying notes to unaudited pro forma condensed combined financial statements.

          NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


(1) On June 5, 1998, Qwest acquired LCI, a communications service provider. At the close of the acquisition (the "LCI Merger"), Qwest issued approximately 114.6 million shares (excluding 15.3 million shares of Qwest Common Stock having an estimated value of approximately $0.3 billion subject to issuance upon the exercise of outstanding LCI stock options assumed by Qwest in the acquisition) of Qwest common stock having a value of approximately $3.7 billion, assumed $0.3 billion of net liabilities and incurred approximately $13.5 million in direct acquisition costs. The LCI Merger was accounted for as a purchase.

(2) Represents the purchase by Qwest of the outstanding shares of LCI common stock, the assumption of certain liabilities, the incurrence of related transaction costs, and the initial allocation of the pro forma purchase price.


                                                                 (amounts
                                                               in millions)
      Aggregate value of stock consideration(a)............    $     3,657
      Value of LCI outstanding stock options,
        to be assumed by Qwest(b)..........................            260
      Direct costs of the acquisition......................             14
                                                               -----------
                                                               $     3,931
                                                               ===========
         Allocation of purchase price:
            Working capital, excluding deferred taxes......    $      (352)
            Deferred federal income taxes (c)..............             99
            Property and equipment.........................            716
            Goodwill.......................................          3,137
            Research and development (d)...................            750
            Developed technology (d).......................            250
            Long-term debt, excluding current portion......           (462)
            Other liabilities and assets, net..............           (207)
                                                               -----------
         Total.............................................      $   3,931
                                                               ===========

   (a) Represents the value of Qwest Common Stock issued for the acquisition of the approximately 98.3 million shares of LCI common stock outstanding. Based on an average trading price of $31.92, Qwest issued approximately
       114.6 million shares of Qwest Common Stock to acquire all the outstanding shares of LCI common stock.

   (b) Represents the assumption by Qwest of the approximately 13.1 million stock options outstanding under LCI's stock option plans.

   (c) Represents the allocation of purchase price to deferred income taxes.

   (d) In connection with the acquisition of LCI, Qwest allocated $750 million of the purchase price to incomplete research and development ("R&D") projects. $250 million was allocated to developed technology, while $3,136.8 was allocated to goodwill. This allocation to the in-process R&D represents the estimated fair value based on risk-adjusted cash flows related to the incomplete products.

       The acquired R&D represents engineering and test activities associated with the introduction of new services and information systems. Specifically, LCI is working on a variety of projects that are essential to delivering data services, which are a significant departure in terms of technological complexity from the company's traditional voice products. These efforts are related to redesigning and scaling the network infrastructure as well as developing the requisite network management systems. These projects are time consuming and difficult to complete. If the R&D projects are not completed as planned, they will neither satisfy the technical requirements of a changing market nor be cost effective. Since these projects have not yet reached technological feasibility and have no alternative future uses, there can be no guarantee as to the achieveability of the projects or the ascribed values. Accordingly, these costs were expensed as of the acquisition date.

       The projects are expected to be completed in stages over the next 18 months. Completion costs total approximately $65 million ($20 million in 1998 and $45 million in 1999). However, these estimates are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.

       Qwest expects to begin realizing incremental benefits as the projects are completed. If these projects are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods and the value of the R&D will not be realized. The integration and consolidation of LCI requires substantial management and financial resources. While Qwest believes the early results of these efforts are encouraging, the acquisition of LCI necessarily involves a number of significant risks.

       The developed technology and goodwill will be amortized on a straight-line basis over 10 years and 40 years, respectively.

(3) On March 30, 1998, Qwest acquired Phoenix pursuant to a transaction whereby each outstanding share of Phoenix common stock was exchanged for shares of Qwest Common Stock having an aggregate market value equal to approximately $27.2 million, and future payments of up to $4.0 million.

(4) On September 13, 1998 Qwest and Icon entered into the Icon Merger Agreement. The Icon Merger Agreement provides for the acquisition of Icon in a stock-for-stock merger, which will be accounted for as a purchase. The actual number of shares of Qwest Common Stock to be exchanged for each Icon share will be determined by dividing $12 by a 15-day volume weighted average of trading prices for Qwest Common Stock prior to the Icon stockholders meeting that will be held prior to closing, but will not be less than .3200 shares (if Qwest's average stock price exceeds $37.50) or more than .4444 shares (if Qwest's average stock price is less than $27.00). The estimated number of shares of Qwest Common Stock to be issued to Icon stockholders is 6 million shares (excluding .5 million shares to be issued upon the exercise of outstanding Icon stock options assumed by Qwest). The proposed acquisition is subject to certain closing conditions, including approval by the stockholders of Icon.

(5) Represents the amortization of intangible assets from the preliminary Icon purchase price allocation. The amortization is calculated using an estimated useful life of 10 years. See note 6.

(6) The pro forma adjustment represents the purchase of the outstanding shares of Icon common stock by Qwest, the incurrence of related transaction costs and the initial purchase price allocation. The initial purchase price was based upon an estimated value of $200.0 million for the Qwest Common Stock to be issued in exchange for the outstanding shares of Icon common stock and the assumption of the Icon stock options and an estimated $3.5 million in transaction costs.

(7) Represents the amortization of goodwill that resulted from the preliminary LCI purchase price allocation. Goodwill amortization is calculated using an estimated useful life of 40 years. See note 2.

(8) Represents the amortization of developed technology that results from the preliminary LCI purchase price allocation. Developed technology amortization is calculated using an estimated useful life of 10 years. See note 2.

(9) Represents the amortization of goodwill that resulted from the Phoenix purchase price allocation. Goodwill amortization is calculated using an estimated useful life of 15 years.

(10) Merger costs and the provision for in-process R&D are eliminated because they are non-recurring in nature. These charges are non-deductible for federal tax purposes.

(11) On October 22, 1997, Qwest acquired from an unrelated third party all the outstanding shares of common stock, and common stock issued at the closing of the acquisition of SuperNet for $20.0 million in cash. The acquisition was accounted for using the purchase method of accounting, and the purchase price was allocated on that basis to the net assets acquired. The historical statement of operations of Qwest includes the operating results of SuperNet beginning October 22, 1997. This pro forma adjustment represents SuperNet's unaudited results of operations for the period January 1, 1997 to October 21, 1997.

(12) Represents amortization for the period January 1, 1997 to October 21, 1997 of goodwill that resulted from the SuperNet purchase price allocation.

(13) Represents the reversal of merger costs recognized by LCI in the acquisition of USLD Communications Corp., which had been accounted for under the pooling-of-interests method.

(14) Represents the amortization of LCI debt premium over the 10-year life of the underlying debt.

(15) Represents the assumed income tax effect of the pro forma adjustment relating the amortization of developed technology, the reversal of historical merger costs and the amortization of debt premium.

(16) Effective with the LCI merger, Qwest is no longer included in the consolidated federal income tax return of the Anschutz Company, Qwest's majority shareholder. As a result, the tax sharing agreement with Anschutz Company is no longer effective. Qwest previously recognized a deferred tax asset attributable to its net operating loss carryforwards under the tax sharing agreement.

     Qwest currently believes the tax benefits previously recognized under the tax sharing agreement may be realized through tax planning strategies. Accordingly, any in-substance dividend resulting from the deconsolidation from Anschutz Company is not expected to be material to the consolidated balance sheet of Qwest.

(17) Transactions among Qwest, SuperNet, Phoenix, LCI and Icon are not significant.

                                 LEGAL OPINION

          The legality of the Qwest Common Stock to be issued in connection with the Merger is being passed upon for Qwest by O'Melveny & Myers LLP.


                                  TAX OPINION

          Certain of the tax consequences of the Merger are being passed upon for Icon by Parker Chapin Flattau & Klimpl, LLP, New York, New York.


                                    EXPERTS

          The consolidated financial statements and schedule of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been incorporated herein and in the Registration Statement by reference in reliance upon the report pertaining to such consolidated financial statements, dated February 24, 1998, except as to note 22, which is as of March 8, 1998, and the report dated February 24, 1998 pertaining to such schedule, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein and in the Registration Statement by reference, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements and schedules of LCI International, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 16, 1998 (except with respect to the matter discussed in Note 15, as to which the date is March 16, 1998) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

          The consolidated financial statements of Phoenix Network, Inc. as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 incorporated by reference herein and in the Registration Statement have been audited by Grant Thornton LLP, independent certified public accountants, as indicated in its reports with respect thereto, and are included herein in reliance on the reports of Grant Thornton LLP and upon the authority of said firm as experts in accounting and auditing.

          The financial statements of SuperNet, Inc. as of June 30, 1997 and for the year ended June 30, 1997 have been incorporated by reference in the Registration Statement in reliance upon the report, dated September 26, 1997 of Dollinger, Smith & Co., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Icon CMT Corp. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Proxy Statement/Prospectus, except as they relate to the financial statements of Frontier Media Group, Inc. as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Frontier Media Group, Inc. as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, by Ernst & Young LLP, independent accountants, whose reports thereon appear herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.


                             AVAILABLE INFORMATION

          Icon and Qwest are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the ``Exchange Act''), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the ``Commission''). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of such information may be obtained at the prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Icon and Qwest. Icon Common Stock and Qwest Common Stock are traded on the Nasdaq National Market. Material filed by Icon and Qwest, respectively, may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

          THIS PROXY STATEMENT/PROSPECTUS IS PART OF A REGISTRATION STATEMENT ON FORM S-4 (TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, THE "REGISTRATION STATEMENT") FILED BY QWEST PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), IN CONNECTION WITH THE ISSUANCE OF SHARES OF COMMON STOCK OF QWEST IN THE MERGER. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONTAIN ALL THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT, CERTAIN PARTS OF WHICH ARE OMITTED IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE COMMISSION. THE REGISTRATION STATEMENT AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS FILED AS A PART THEREOF, ALSO ARE AVAILABLE FOR INSPECTION AND COPYING AS SET FORTH ABOVE. STATEMENTS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS OR IN ANY DOCUMENT INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT REFERRED TO HEREIN OR THEREIN ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE REFERENCE IS MADE TO THE COPY OF SUCH CONTRACT OR OTHER DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, EACH SUCH STATEMENT BEING QUALIFIED IN ALL RESPECTS BY SUCH REFERENCE.

          No person is authorized to give any information or to make any representations with respect to the matters described in this Proxy Statement/Prospectus other than those contained herein or in the documents incorporated by reference herein. Any information or representations with respect to such matters not contained herein or therein must not be relied upon as having been authorized by Qwest or Icon. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Qwest or Icon since the date hereof or that the information in this Proxy Statement/Prospectus or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof.

          ALL INFORMATION CONCERNING ICON CONTAINED IN THIS PROXY
     STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY ICON AND ALL INFORMATION CONCERNING QWEST CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY QWEST.


               INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

          This Proxy Statement/Prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that include, among others (1) statements by Qwest or Icon, as the case may be, concerning the benefits expected to result from certain business activities and transactions and the Merger, including, without limitation, synergies in the form of increased revenues, decreased expenses and avoided expenses and expenditures that are expected to be realized by Qwest and Icon together after the closing of the Merger, (2) Qwest's plans to complete the Qwest Network, an approximately 18,450 route-mile, coast-to-coast, technologically advanced fiber optic communications network, and (3) other statements by Qwest or Icon, as the case may be, of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts. The managements of Qwest and Icon, respectively, caution the reader that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory environment, and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. Such risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, under "RISK FACTORS," "PLAN OF MERGER--Recommendation of the Icon Board; Icon's Reasons for the Merger" and "ICON'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." The most important factors that could prevent Qwest or Icon, as the case may be, from achieving its stated goals include, but are not limited to, (a) failure by Qwest and Icon to consummate the Merger on a timely basis or at all, (b) failure by Qwest to construct the Qwest Network on schedule and on budget, (c) intense competition in Qwest's and Icon's communications services markets, (d) rapid and significant changes in technology and markets, (e) dependence on new product development, (f) operating and financial risks related to managing rapid growth, integrating acquired businesses and sustaining operating cash deficits, and (g) adverse changes in the regulatory environment affecting Qwest and/or Icon.

          The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Icon or Qwest or persons acting on its or their behalf. Neither Icon nor Qwest undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                      DOCUMENTS INCORPORATED BY REFERENCE

          The following documents, which have been filed by Qwest with the Commission, are incorporated herein and specifically made a part hereof by this reference: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended on Form 10-Q/A filed May 7, 1998; (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; (4) Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-49915) filed May 13, 1998; (5) Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-49915) filed July 31, 1998; (6) Registration Statement on Form S-3 (File No. 333-58617) filed July 7, 1998; (7) Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-58617) filed September 30, 1998; (8) Registration Statement on Form S-4 (File No. 333-46145) filed February 12, 1998; (9) Current Report on Form 8-K filed June 12, 1998; and
     (10) Current Report on Form 8-K filed July 8, 1998, as amended on Form 8-K/A filed July 10, 1998. As required by the Commission, all other reports filed by Qwest pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997 are also incorporated by this reference. In addition, all documents filed with the Commission by Qwest subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                   GLOSSARY

   ADSL (Asymmetric
         Digital Subscriber
           Line)...........   A modem technology that increases the digital
                              speed of ordinary telephone lines by a substantial
                              factor over common modems.
   ATM (Asynchronous
     Transfer Mode)........   An information transfer standard that is one of a
                              general class of packet technologies that relay traffic by way of an address contained within the first five bytes of a standard fifty-three-byte long packet or cell. The ATM format can be used by many different information systems, including local area networks, to deliver traffic at varying rates, permitting a mix of voice, data and video
                              (multimedia).

   Backbone................   A centralized high-speed network that connects
                              smaller, independent  networks.

   Bandwidth...............   The relative range of analog frequencies or
                              digital signals that can be passed through a transmission medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information carrying capacity.

   CAP.....................   Competitive Access Provider. A data and/or voice
                              service provider that competes with LECs. CAPs typically offer regional service rather than national service.

   CIX.....................   Commercial Internet Exchange Association. A non-
                              profit trade association of Internet access providers that promotes and encourages development of the public data communications internetworking services industry and that operates a router at the Digital Internet Exchange.

   Client/server system....   An interconnected system of computers centered
                              around a server, such as minicomputer, which stores data and applications and distributes them to user stations.

   Cloud...................   A network designed such that each of its nodes is
                              logically connected to every other node.

   Code....................   The Internal Revenue Code of 1986, as amended

   Common Carrier..........   A government-defined group of private companies
                              offering telecommunications services or facilities to the general public on a non discriminatory basis.

   DGCL....................   The General Corporation Law of the State of
                              Delaware.

   Digital.................   Describes a method of storing, processing and
                              transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

   DS-1....................   A data communications line with transmission
                              speeds of up to 1.54 Mbps.

   DS-3....................   A data communications line with transmission
                              speeds of up to 45 Mbps.

   DS-3 miles...............  A measure of the total capacity and length of a transmission path, calculated as the capacity of the transmission path in DS-3s multiplied by the length of the path in miles.

   Distributed computing....  The process by which data and applications are distributed to minicomputers, workstations and personal computers within a network rather than maintained on a centralized mainframe.

   Equal access.............  The basis upon which customers of interexchange carriers are able to obtain access to their Primary Interexchange Carriers' (PIC) long distance telephone network by dialing "1", thus eliminating the need to dial additional digits and an authorization code to obtain such access.

   Exchange Act.............  The Securities Exchange Act of 1934, as amended.

   Extranet.................  A network that enables two or more institutions to privately share resources and communicate over the Internet in their own virtual space. This technology is typically used to enhance business-to-business communications.

   Firewall.................  A gateway between two networks that buffers and screens all information that passes between such networks.

   Frame Relay..............  A high-speed, data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second. This service is well-suited for connecting local area networks, but is not presently well-suited for voice and video applications due to the variable delays which can occur. Frame Relay was designed to operate at high speeds on modem fiber optic networks.

   Gateway..................  Hardware and/or software that enables communication between dissimilar systems.

   Graphical user interface.  A means of communicating with a computer by manipulating Icons and windows rather than using text commands.

   HSR Act..................  Hart-Scott-Rodino Antitrust Improvements Act of
                              1976, as amended, 15 U.S.C. (S)18a.

   Hosting..................  Housing and managing a user's website or application.

   HTML.....................  HyperText Markup Language. The programming language used to create World Wide Web pages.

   Internetworking..........  The process of communicating between and among networks.

   Interexchange carrier....  A company providing inter-LATA or long distance services between LATAs on an intrastate or interstate basis.

   Intranet.................  A private network within an institution that uses
                              Internet software only for internal use. For example, many companies have web servers that are available only to employees. An intranet may simply be a network.

   IP........................ Internet protocol.

   IP Address................ Internet Protocol Address. The address or identification number of a host computer or other intelligent device on the Internet.

   ISDN...................... Integrated Services Digital Network. A digital network that combines voice and digital network services through a single medium, making it possible to offer customers digital data services as voice connections.

   ISP....................... Internet Service Provider. An institution that provides access to the Internet.

   Java...................... A programming language intended to be used in networked environments.

   Kbps...................... Kilobits per second, which is a measurement of speed for digital signal transmission expressed in thousands of bits per second.

   LAN....................... Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

   LATAs (Local Access and
     Transport Areas)........ The approximately 200 geographic areas that define the areas between which the RBOCs currently are prohibited from providing long distance services.

   Leased Line............... A dedicated telecommunications line rented for use along a predetermined route.

   LEC....................... Local Exchange Carrier. A local telephone company for a given geographic area. In return for being given a monopoly over residential connections to the telephone network, the LEC is subject to strict regulation of the services it offers and rates it may charge for those services. The 1996 Telecommunications Act formed two types of LECs:
                              Incumbent Local Exchange Carriers (ILEC), including RBOCs, and Competitive Local Exchange Carriers (CLEC).

   Local loop................ The last mile or last several miles from an
                              Internet access provider's backbone to a customer's phone or modem. Operation of the local loop is the responsibility of the LEC.

   MAE-East.................. Metropolitan Area Ethernet.  Network access peering point located in Washington, D.C.

   MAE-West.................. Metropolitan Area Ethernet.  Network access peering point located in San Jose, California.

   Mbps...................... Megabits per second. A measure of digital information transmission rates. One megabit equals 1,000 kilobits.

   Microwave System.......... This term has the meaning stated on page ___ of the Proxy Statement/Prospectus.

   NAP....................... Network access point. The peering points at which major Internet access providers connect and exchange Internet traffic.

   Nodes..................... An interlinked group of modems, routers and/or other computer equipment, located in a particular city or metropolitan area.

   On-line services.......... Commercial information services that offer a computer user access through a modem to specified information, entertainment and communications.

   OEM....................... Original Equipment Manufacturer. An institution that typically sells its product to other companies or resellers for integration into systems.

   Peering................... The exchange of routing announcements between two
                              Internet access providers for the purpose of ensuring that traffic from the first can reach all customers of the second, and vice-versa. Peering takes place predominantly at NAPs and MAEs.

   Protocol.................. A formal description of message formats and the rules two or more machines must follow in order to exchange such messages.

   PUC....................... State public utilities commission.
   RBOCs (Regional Bell
    Operating Companies)..... The seven local telephone companies (formerly part of AT&T) established as a result of the AT&T
                              Divestiture Decree.

   Regeneration/amplifier.... Devices which automatically re-transmit or boost signals on an out-bound circuit.

   Reseller.................. A carrier that does not own transmission facilities, but obtains communications services from another carrier for resale to the public.

   Routing Table............. A list that provides the path to an IP address.

   Router.................... A device that receives and transmits data packets between segments in a network or different networks.

   Securities Act............ The Securities Act of 1933, as amended.

   Server.................... A computer that offers a service to another computer. In addition, such term means the software which resides on the computer.

   SONET (Synchronous
    Optical Network
    Technology).............. An electronics and network architecture for variable-bandwidth products which enables transmission of voice, data and video (multimedia) at very high speeds.

   SONET ring................ A network architecture which provides for instantaneous restoration of service in the event of a fiber cut by automatically rerouting traffic the other direction around the ring. This occurs so rapidly (in 50 milliseconds) it is virtually undetectable to the user.

   Source code............... Software that is in the format in which it was originally programmed and has not been compiled or interpreted into machine code to run on end users' computers. Typically, software cannot be modified once it is compiled.

   Switch.................... A device that selects the paths or circuits to be used for transmission of information and establishes a connection. Switching is the process of interconnecting circuits to form a transmission path between users and it also captures information for billing purposes.

   Telecommunications Act.... The Telecommunications Act of 1996.

   Tier 1 ISP................ Tier 1 Internet Service Provider. An ISP that controls its own backbone, is directly connected to the Internet and directly exchanges Internet traffic with other Tier 1 ISPs. Other non-Tier 1 ISPs typically lease their connections and possibly other services from Tier 1 providers.

   VAR....................... Value Added Reseller. An institution that sells
                              OEM product to other companies.

   WAN....................... Wide Area Network. A communications network which connects geographically dispersed users.

           Index to Icon CMT Corp. Consolidated Financial Statements

                                                                                       Page
                                                                                     --------
Audited Consolidated Financial Statements
-----------------------------------------
Report of PricewaterhouseCoopers LLP...............................................   F-2

Report of Ernst & Young LLP........................................................   F-3

Consolidated Balance Sheet as of December 31, 1996 and 1997........................   F-4

Consolidated Statement of Operations for the years ended December 31, 1995,
  1996 and 1997....................................................................   F-5

Consolidated Statement of Changes in Stockholders' Equity (Deficit) for the years
  ended December 31, 1995, 1996 and 1997...........................................   F-6

Consolidated Statement of Cash Flows for the years ended December 31, 1995,
  1996 and 1997....................................................................   F-7

Notes to Consolidated Financial Statements.........................................   F-8

Unaudited Condensed Consolidated Financial Statements
------------------------------------------------------
Condensed Consolidated Balance Sheet as of June 30, 1998 and December 31, 1997.....  F-26

Condensed Consolidated Statement of Operations for the three months and the six months ended June 30, 1998 and June 30, 1997.................................  F-27

Condensed Consolidated Statement of Cash Flows for the six months ended June 30,
  1998 and June 30, 1997...........................................................  F-28

Notes to Condensed Consolidated Financial Statements...............................  F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Icon CMT Corp.


In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheet and the consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Icon CMT Corporation and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.
These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Frontier Media Group, Inc. as of and for the years ended December 31, 1996 and 1997, which statements reflect total assets of $1,264 and $1,723 at December 31, 1996 and 1997, respectively, and total revenues of $4,596 and $5,344 for the years ended December 31, 1996 and 1997, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Frontier Media Group, Inc. as of and for the years ended December 31, 1996 and 1997, is based solely on the report of the other auditors. We conducted our audits of the consolidated financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Stamford, Connecticut
March 6, 1998, except as to the acquisition and restatement described in Note 2, which is as of September 30, 1998

                        REPORT OF INDEPENDENT AUDITORS

The Stockholders
Frontier Media Group, Inc.

We have audited the balance sheets of Frontier Media Group, Inc. as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Frontier Media Group, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



Philadelphia, Pennsylvania                         /s/ Ernst & Young LLP
February 14, 1998

                                ICON CMT CORP.
                          CONSOLIDATED BALANCE SHEET


                                                                                                   DECEMBER 31,
                                                                                           -------------------------
                                                                                                 1996       1997
                                                                                           -------------------------
                                                                                            (In thousands, except
                                                                                                share amounts)
                         ASSETS
Current assets:
  Cash and cash equivalents............................................................    $       722    $     1,410
  Accounts receivable, net of allowance for doubtful accounts of
     $442, and $455, respectively......................................................          8,080         10,237
  Unbilled costs and accrued earnings..................................................            265          1,119
  Notes receivable.....................................................................            167            178
  Inventories..........................................................................             92            104
  Prepayments and other current assets.................................................            752          1,379
  Deferred financing costs.............................................................              -            824
  Deferred tax asset...................................................................            430              -
                                                                                           -----------    -----------
    Total current assets...............................................................         10,508         15,251
Fixed assets, net......................................................................          3,956          6,675
Other assets...........................................................................             92            231
                                                                                           -----------    -----------
      Total assets.....................................................................    $    14,556    $    22,157
                                                                                           ===========    ===========

    LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
       PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable.....................................................................    $     6,808    $     9,124
  Accrued expenses.....................................................................          2,523          4,542
  Short-term borrowings................................................................          2,294          1,000
  Deferred revenue.....................................................................            587            658
                                                                                           -----------    -----------
      Total current liabilities........................................................         12,212         15,324
  Deferred tax liability...............................................................            155              -
                                                                                           -----------    -----------
      Total liabilities................................................................         12,367         15,324
                                                                                           -----------    -----------
Commitments (Note 14)..................................................................
Mandatorily redeemable 10% PIK Series B Convertible
  Participating Preferred Stock ($.01 par value; 415,000 shares authorized, none issued and outstanding in 1996, 180,240
  shares issued and outstanding in 1997) (liquidation preference
  of $18,866 at December 31, 1997).....................................................               -        16,628
Mandatorily redeemable Series A Convertible Participating
  Preferred Stock ($.01 par value; 450,000 shares authorized,
  422,607 issued and outstanding in 1996 and 1997) (liquidation
  preference of $10,401 and $10,993, respectively).....................................           9,881        10,601
Stockholders' equity:
  Preferred stock ($.01 par value; 1,000,000 shares authorized)........................                -            -
  Common stock ($.001 par value; 50,000,000 shares authorized,
  7,273,779 shares issued and outstanding in 1996 and 1997)............................                8            8
  Additional paid-in capital...........................................................               58          533
  Accretion of mandatorily redeemable preferred stock..................................              (89)        (388)
  Accumulated deficit..................................................................           (7,669)     (20,549)
                                                                                           -------------  -----------
     Total stockholders' deficit.......................................................           (7,692)     (20,396)
                                                                                           -------------  -----------
        Total liabilities, mandatorily redeemable preferred stock
           and stockholders' deficit...................................................    $      14,556  $    22,157
                                                                                           =============  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                ICON CMT CORP.
                     CONSOLIDATED STATEMENT OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                                                           1995           1996           1997
                                                          ------         -------       -------
                                                        (In thousands, except per share amounts)
Revenues, net:
  Services:
     Professional......................................   $ 6,388         $11,166          $ 22,484
     Communications....................................       189           1,268             5,979
     Media.............................................       202             529                89
                                                          -------         -------          --------
        Total services revenues........................     6,779          12,963            28,552
                                                          -------         -------          --------
  Products.............................................    21,424          29,741            23,769
                                                          -------         -------          --------
        Total revenues, net............................    28,203          42,704            52,321
                                                          -------         -------          --------
Cost of revenues:
  Services.............................................     3,798           9,213            19,919
  Products.............................................    17,653          24,607            19,401
                                                          -------         -------          --------
        Total cost of revenues.........................    21,451          33,820            39,320
                                                          -------         -------          --------
Gross profit...........................................     6,752           8,884            13,001
                                                          -------         -------          --------
Operating expenses:
  General and administrative...........................     2,863           7,645            11,826
  Sales and marketing..................................     3,782           7,184            10,849
  Research and development.............................       411             969             1,347
  Depreciation and amortization........................       241             493             1,024
                                                          -------         -------          --------
        Total operating expenses.......................     7,297          16,291            25,046
                                                          -------         -------          --------
Loss from operations...................................      (545)         (7,407)          (12,045)
                                                          -------         -------          --------
Other income (expense):
  Interest income......................................        16             126               111
  Interest expense.....................................       (91)            (93)             (376)
                                                          -------         -------          --------
        Total other income (expense)...................       (75)             33              (265)
                                                          -------         -------          --------
Loss before income taxes...............................      (620)         (7,374)          (12,310)
                                                          -------         -------          --------
Provision (benefit) for income taxes...................      (183)           (210)              256
                                                          -------         -------          --------
Net loss...............................................   $  (437)        $(7,164)         $(12,566)
                                                          =======         =======          ========

Basic loss per share and diluted loss per share........   $ (0.06)        $ (1.06)         $  (1.90)
                                                          =======         =======          ========

Weighted average shares outstanding used for
  basic loss per share and diluted loss per share......     7,274           7,274             7,274


  The accompanying notes are an integral part of these consolidated financial statements.

                                ICON CMT CORP.
     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                    ACCRETION OF       RETAINED         TOTAL
                                                                     ADDITIONAL     MANDATORILY        EARNINGS      STOCKHOLDERS'
                                               COMMON STOCK            PAIN-IN      REDEEMABLE       (ACCUMULATED       EQUITY
                                           ---------------------
                                              SHARES     AMOUNT        CAPITAL    PREFERRED STOCK      DEFICIT)       (DEFICIT)
                                           ----------  ---------   ------------  -----------------  --------------  --------------
                                                                 (In thousands, except share amounts)
BALANCE AT JANUARY 1, 1995...............  7,273,779   $   8     $      348                         $      395        $    751
  Issuance of compensatory stock
    options to employee..................         --      --            133                                 --             133
  Distributions to stockholders..........         --      --            (20)                                --             (20)
  Net loss...............................         --      --             --                               (437)           (437)
                                           -----------  --------  ---------                         -------------    ---------
BALANCE AT DECEMBER 31, 1995.............  7,273,779       8            461                                (42)            427
  Issuance of warrants in connection
    with sale of Series A convertible
    participating preferred stock........         --      --            166                                 --             166
  Accretion of mandatorily
    redeemable convertible
    preferred stock to redemption
    value................................         --      --           (569)     $  (89)                    --            (658)
  Distributions to stockholders..........         --      --             --          --                   (463)           (463)
  Net loss...............................         --      --             --          --                 (7,164)         (7,164)
                                           ---------  --------    ---------      ------             -------------    ---------
BALANCE AT DECEMBER 31, 1996.............  7,273,779       8             58         (89)                (7,669)         (7,692)
  Issuance of warrants in connection
    with sale of 10% PIK Series B
    convertible participating
    preferred stock......................         --      --          2,362          --                     --           2,362
  Expenses related to issuance of
    10% PIK Series B convertible
    participating  preferred stock.......         --      --           (500)         --                     --            (500)
  Accretion of mandatorily
    redeemable convertible
    preferred stock to redemption
    values...............................         --      --         (1,387)       (299)                    --          (1,686)
  Distributions to stockholders..........         --      --             --          --                   (314)           (314)
  Net loss...............................         --      --             --          --                (12,566)        (12,566)
                                           ---------  --------    ---------      ------             -------------    ---------
BALANCE AT DECEMBER 31, 1997.............  7,273,779   $   8        $   533       $(388)              $(20,549)       $(20,396)
                                           =========  ========    =========      ======             =============    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                ICON CMT CORP.
                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                --------------------------------
                                                                                    1995      1996        1997
                                                                                ----------  --------  ----------
                                                                                         (In thousands)
Cash flows from operating activities:
  Net loss..............................................................          $  (437)   $(7,164)   $(12,566)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization.......................................              278      1,180       2,370
    Deferred income taxes, net..........................................             (198)       (62)        275
    Noncash expenses....................................................              133          -          20
  Changes in assets and liabilities:
    Accounts receivable.................................................           (2,234)    (1,783)     (2,157)
    Unbilled costs and accrued earnings.................................              (33)      (203)       (854)
    Inventories.........................................................              223        (71)        (12)
    Prepayments and other current assets................................             (352)      (402)       (638)
    Other assets........................................................              (72)         -         (14)
    Accounts payable....................................................              797      3,201       2,316
    Accrued expenses....................................................              833        744       2,019
    Income taxes payable................................................             (316)         -           -
    Deferred revenue....................................................              295        145          71
                                                                                ----------  ----------  ----------
        Net cash used in operating activities...........................           (1,083)    (4,415)     (9,170)

Cash flows from investing activities:
  Capital expenditures..................................................           (1,022)    (3,932)     (5,089)
  Investment in joint venture...........................................                -          -        (125)
                                                                                ----------  ----------  ----------
        Net cash used in investing activities...........................           (1,022)    (3,932)     (5,214)
                                                                                ----------  ----------  ----------
Cash flows from financing activities:
  Net proceeds from issuance of mandatorily
    redeemable convertible preferred stock..............................                -      9,389      16,504
  Proceeds from the issuance of short-term notes........................            3,000      2,194       7,750
  Net repayments of short-term notes....................................                -     (3,000)     (8,044)
  Deferred financing costs..............................................                -          -        (824)
  Distributions and loans to stockholders...............................             (171)      (359)       (314)
                                                                                ----------  ----------  ----------
        Net cash provided by financing activities.......................            2,829      8,224      15,072
                                                                                ----------  ----------  ----------
Net increase (decrease) in cash.........................................              724       (123)        688
Cash and cash equivalents at beginning of period........................              121        845         722
                                                                                ----------  ----------  ----------
Cash and cash equivalents at end of period..............................          $   845    $   722    $  1,410
                                                                                ==========  ==========  ==========

Cash paid (received) for:
    Income taxes........................................................          $   461    $  (175)   $    (22)
                                                                                ==========  ==========  ==========
    Interest............................................................          $    69    $    93    $    346
                                                                                ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                                ICON CMT CORP.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


1.  ORGANIZATION AND BUSINESS

ORGANIZATION

     Icon CMT Corp. (the "Company" or "Icon") was incorporated in February 1995 under the laws of the State of Delaware for the purpose of merging with Integration Consortium, Inc. (the "Predecessor"), which was incorporated in 1991 under the laws of the State of New York. In July 1995, the stockholders of the Predecessor exchanged their shares of the Predecessor for 6,545,454 shares of the common stock of Icon and the Predecessor became a wholly owned subsidiary of Icon. A merger of Icon and the Predecessor was effected in December 1995, and pursuant to the merger agreement, Icon was the surviving entity. The share exchange and subsequent merger has been accounted for in a manner similar to a pooling of interests.

BUSINESS

     From inception through 1994, the Company was primarily engaged in the design, marketing, sale, installation and on-going support of information management systems and distribution of information over networks. Through 1994, the Company primarily generated revenue through the sales of hardware and services to migrate its customers' networks to local client/server environments and by managing, maintaining and expanding those networks.

     During 1995 the Company began its transition to become an end-to-end Internet solutions provider to corporate customers. The Company currently derives its revenues from the following services and products: (i) professional services including strategic planning and creative development, custom application and website development and design, systems integration and maintenance and support services, (ii) high quality Internet access and related communications services such as web/server hosting and management and (iii) product resales, including hardware and software, as a part of systems design and integration.

2.  ACQUISITION AND RESTATEMENT

     On May 27, 1998, the Company acquired all of the issued and outstanding shares of common stock of Frontier Media Group, Inc. ("Frontier") in exchange for 728,325 shares of the Company's common stock. The acquisition has been accounted for as a pooling of interests. Frontier is an interactive marketing company that combines strategic planning, creative development and technical implementation to assist its customers to manage relationships with their customers and business partners. Frontier's deliverables include Internet, Intranet, extranet, e-commerce, CD-ROM and touchscreen kiosk programs. The Company issued approximately 0.26 shares of its common stock for each of Frontier's 2,800,000 outstanding shares of common stock. The financial data included in these financial statements has been restated to reflect the acquisition of Frontier. There were no material transactions between the Company and Frontier during the periods prior to the acquisition.

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     The following is a summary of certain statement of operations data of the separate companies for the periods prior to the acquisition:

                                   YEAR ENDED DECEMBER 31,
                               -----------------------------
                                 1995      1996       1997
                               --------  --------  ---------
Revenues, net:
   Icon....................    $26,212    $38,108  $  46,977
   Frontier................      1,991      4,596      5,344
                               -------    -------   --------
                               $28,203    $42,704   $ 52,321
                               =======    =======   ========
Net (loss) income:
   Icon....................    $  (440)   $(8,038)  $(12,997)
   Frontier................          3        874        431
                               -------    -------   --------
                               $  (437)   $(7,164)  $(12,566)
                               =======    =======   ========


     There were no significant adjustments to the net assets or results of operations of Frontier for any of the periods presented to adopt the accounting policies of the Company.

     The Company incurred $1,094 of transaction and other costs associated with the acquisition of Frontier. Such costs were expensed in 1998 upon consummation of the acquisition.

3.  LIQUIDITY

     The Company has incurred significant operating losses for the years ended December 31, 1996 and 1997. At December 31, 1996 and 1997 the Company had an accumulated deficit of $7,669 and $20,549, respectively, and a working capital deficit of $1,704 and $897, respectively. Such losses have resulted principally from general and administrative and selling and marketing expenses associated with the Company's expanded level of operations. The Company expects that its cash and working capital requirements will continue to increase as the Company's operations continue to expand. In order to fund these efforts, the Company completed private placements of its mandatorily redeemable Series A Convertible Participating Preferred Stock (the "Series A Preferred") during 1996 (Note 8) and its mandatorily redeemable 10% PIK Series B Convertible Participating Preferred Stock (the "Series B Preferred") during 1997. The Company utilized the net proceeds from these issuances for the repayment of short-term debt and working capital, including marketing and product line expansions. In addition, the Company has borrowed $1,000 under a secured line of credit at December 31, 1997 (Note 7) to meet its working capital requirements.

     In February 1998, the Company completed an initial public offering of its common stock and management believes that the net proceeds of such offering will provide sufficient funding to meet the Company's planned business objectives through December 31, 1998 (Note 15).

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and Frontier. All intercompany accounts and transactions have been eliminated in consolidation.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SERVICES REVENUE

     Revenue from custom software development, database design, outsourcing and corporate website production is recognized as the services are rendered or on a percentage of completion basis for contracts requiring milestone achievements prior to invoicing.

     Revenue from communications services, such as Internet access, hosting services, on-site maintenance, product enhancements and telephone support, is recognized ratably over the period of the underlying agreement as the services are provided, ranging from one to three years.

     Revenue from sponsorships of digital publications is recognized ratably over the period in which the sponsorship is displayed on a website or webzine produced by the Company.

     Unbilled costs and accrued earnings consist primarily of services performed which were not billed at the end of the period due to specific contractual terms established with certain customers.

PRODUCTS REVENUE

     Revenue from the resale of products, which consist of high-end non-proprietary network hardware and software products, is recognized upon shipment to the customer when no significant vendor obligations exist and collectibility is probable.

DEFERRED REVENUE

     Deferred revenue consists principally of billings in advance for services not yet provided.

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

CASH EQUIVALENTS

     Cash equivalents consist of short-term, highly liquid investments, with original maturities of less than three months when purchased and are stated at cost. Interest is accrued as earned.

INVENTORIES

     Inventories, which consist principally of purchased computer hardware, are stated at the lower of cost (determined on a first-in, first-out basis) or market value.

DEFERRED FINANCING COSTS

     On October 16, 1997, the Board of Directors of the Company authorized management to pursue an underwritten sale of shares of the Company's common stock in an initial public offering (the "IPO") pursuant to the Securities Act of 1933. In connection with the Company's proposed IPO, the Company has incurred certain costs which have been deferred at December 31, 1997 (Note 15).

FIXED ASSETS

     Fixed assets are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the respective assets, generally three to five years. Depreciation expense related to equipment used solely for communications-related services is included in services cost of revenues.

RESEARCH AND DEVELOPMENT

     The Company charges all costs incurred to establish the technological feasibility of a product or product enhancement to research and development expense.

INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

     Effective May 27, 1998, in conjunction with its acquisition by the Company, Frontier became subject to taxation as a "C Corporation". Prior to the acquisition, the stockholders of Frontier had elected to be treated as an "S Corporation" for Federal income tax purposes as provided for under section 1362(a) of the Internal Revenue Code. The election resulted in each Frontier stockholder being responsible for their pro-rata share of Frontier's taxable income. The amount of deferred income taxes resulting from the termination of Frontier's S Corporation status was insignificant.

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     Frontier's policy, prior to its acquisition by the Company, had been to make annual distributions to its stockholders to pay federal taxes based on their share of allocable taxable income. Frontier's distributions to stockholders for Federal taxes amounted to $20, $463 and $314 in 1995, 1996 and 1997, respectively.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with their 1997 presentation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of accounts receivable, notes receivable, accounts payable, accrued expenses and short-term borrowings approximate their fair values due to the relatively short maturity of these instruments.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), which requires the presentation of the components of comprehensive income in a company's financial statements for reporting periods beginning subsequent to December 15, 1997. Comprehensive income is defined as the change in a company's equity during a financial reporting period from transactions and other circumstances from nonowner sources (including cumulative translation adjustments, minimum pension liabilities and unrealized gains/losses on available-for-sale securities). The adoption of FAS 130 is not expected to have a material impact on the Company's financial statements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("FAS 131"), which requires that public business enterprises report certain information about operating segments. It also requires that public business enterprises report certain information about products and services, geographic areas in which they operate and major customers. FAS 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The adoption of FAS 131 is not expected to have a material impact on the Company's existing disclosures.

5.  LOSS PER COMMON SHARE

     Effective December 31, 1997 the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (i.e., options, warrants, convertible securities or contingent stock arrangements). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(CONTINUED)
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

     All prior periods presented have been restated for the adoption of FAS 128. The adoption of FAS 128 did not have a significant impact on the loss per share of prior periods. The computations of basic loss per share and diluted loss per share for the years ended December 31, 1995, 1996 and 1997 are as follows:

                                              YEAR ENDED DECEMBER 31,
                                       -------------------------------------
                                          1995         1996         1997
                                       -----------  -----------  -----------
Net loss.............................  $     (437)  $   (7,164)  $  (12,566)

Accrued dividends on Series A
  Preferred and Series B Preferred...           -         (542)      (1,234)
                                       ----------   ----------   ----------
Loss available to common
  stockholders.......................  $     (437)  $   (7,706)  $  (13,800)
                                       ==========   ==========   ==========


Weighted average shares outstanding
  used for basic loss per share
  and diluted loss per share.........   7,273,779    7,273,779    7,273,779

Basic loss per share and
  diluted loss per share.............  $    (0.06)  $    (1.06)  $    (1.90)
                                       ==========   ==========   ==========


     At December 31, 1997, outstanding options to purchase 1,241,150 shares of common stock, with exercise prices ranging from $6.02 to $14.27 have been excluded from the computation of diluted loss per share as they are antidilutive. Outstanding warrants to purchase 948,891 shares of common stock, with exercise prices ranging from $0.01 to $6.02, were also antidilutive and excluded from the computation of diluted loss per share at December 31, 1997. Common shares issuable upon conversion of Series A Preferred and Series B Preferred have also been excluded from the computation of diluted loss per share at December 31, 1997 as they are antidilutive.

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


6.  FIXED ASSETS

      Fixed assets are comprised of the following at December 31, 1996 and 1997:

                                                      DECEMBER 31,
                                                  ----------------------
                                                      1996      1997
                                                    --------  --------
Computer equipment...............................   $ 5,013   $ 9,336
Furniture and fixtures...........................       411       483
Vehicles.........................................        35        35
Leasehold improvements...........................       130       824
                                                    -------   -------
                                                      5,589    10,678
Less: accumulated depreciation and amortization..    (1,633)   (4,003)
                                                    -------   -------
                                                    $ 3,956   $ 6,675
                                                    =======   =======


7.  NOTES PAYABLE

SECURED LINES OF CREDIT

     On August 14, 1995, the Company obtained a secured line of credit with a bank for $3,000 which expired on June 30, 1996. Borrowings under this line were secured by certain assets of the Company. At December 31, 1995, borrowings under this line amounted to $3,000. Interest was charged at the bank's prime rate plus one percent, which was 9.5% at December 31, 1995. Interest expense amounted to $78 and $25 in 1995 and 1996, respectively. This line of credit was repaid in full on January 31, 1996.

     On August 13, 1996, the Company obtained a secured line of credit with a lending institution for $10,000 which expired on August 13, 1998. Such line was renewed on August 13, 1998 and expires on August 13, 1999. Borrowings under this line are secured by substantially all of the assets of the Company. Borrowings under this line are limited to a specified percentage of qualifying accounts receivable less outstanding obligations of the Company owed to the lending institution including outstanding letters of credit. The payment of cash dividends is prohibited under this secured line of credit. At December 31, 1996 and 1997, borrowings under this line amounted to $2,194 and $1,000, respectively. Interest is payable monthly at an annual rate equal to the lending institution's prime rate plus one percent, which was 9.25% and 9.50% at December 31, 1996 and 1997, respectively. The rate adjusts on the first of the month following any change. Interest expense amounted to $50 and $324 for the years ended December 31, 1996 and 1997, respectively. The agreement requires an annual commitment fee of approximately $28. At December 31, 1997, amounts available under this secured line of credit were $4,143.

     At December 31, 1997, irrevocable letters of credit of $1,000 were issued under this agreement which are being maintained as security for performance under long-term property lease agreements.

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     Frontier had a $600 secured line of credit which expired on May 30, 1998. There were no outstanding borrowings under the line at December 31, 1997. Borrowings under this line were limited to a specific percentage of Frontier's qualifying receivables. The line was secured by substantially all assets of Frontier. Interest was payable monthly at an annual rate equal to the prime rate plus a quarter percent.

BRIDGE FINANCING

     In March 1997, the Company obtained a $1,000 unsecured bridge loan which bore interest at a rate of 10% per annum from a holder of the Series A Preferred. The terms of the loan provided for a rate of interest of 10% per annum through June 30, 1997 and 18% per annum from July 1, 1997, payable monthly. The loan was payable upon demand by the holder at any time after the earliest of the following to occur: (i) the closing of initial public offering in the amount of $8,000 or greater, (ii) the closing of a private placement of any class of the Company's capital stock equal to or exceeding $8,000, (iii) a "Disposal Event" as defined by the loan agreement, or (iv) September 30, 1997.

     The loan agreement also provided that upon completion of a public offering or private placement equal to or exceeding $8,000, the holder of the loan had the option to convert the outstanding principal amount of the note and accrued and unpaid interest into the class of capital stock issued in the public or private offering. In May 1997, the holder of the loan converted the loan plus accrued interest thereon, in the amount of $20, into 10,200 shares of Series B Preferred.

     In further consideration of the loan, upon completion of the Series B Preferred financing, the Company issued a warrant to the Series A Preferred holder to purchase 41,511 shares of common stock at an initial exercise price of $6.02 per share. The warrant is exercisable for a period of ten years from the date of issuance. The fair value of the warrant, in the amount of $103, has been recorded as additional paid-in capital.

8.  COMMON STOCK AND CONVERTIBLE PARTICIPATING PREFERRED STOCK

COMMON STOCK SPLIT, INCREASE IN AUTHORIZED COMMON SHARES, CHANGE TO PAR VALUE OF COMMON STOCK, AND REVERSE STOCK SPLIT

     Effective May 30, 1997, the Company implemented a six-for-one stock split applicable to all issued and outstanding shares of the Company's common stock and increased the number of authorized shares of common stock from 10,000,000 to 50,000,000. In addition, the par value of the Company's common stock was changed from $.01 per share to $.001 per share.

     In connection with the IPO, on October 16, 1997 the Company's Board of Directors approved a 1-for-2.75 reverse stock split to be applicable to all issued and outstanding shares of the Company's common stock, which split became effective on December 15, 1997.

     All common shares, stock options, warrants and related per share data, reflected in the consolidated financial statements and notes thereto, have been presented as if the stock split had occurred on January 1, 1995.

                                ICON CMT CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

     In January 1996, the Company issued 422,607 shares of Series A Preferred at $23.33 per share providing gross proceeds of $9,859 and net proceeds, after deducting expenses, of $9,389. Each share of Series A Preferred is convertible at the option of the holder into the number of shares of common stock determined by dividing $23.33 by the conversion price. The initial conversion price was $10.70, which is subject to adjustment to the share price of any security issuances at a per share price lower than $10.70 prior to the second anniversary of the date of issuance of the Series A Preferred stock. Subsequent to the second anniversary of the issuance of the Series A Preferred the Series A shares are subject to weighted average anti-dilution provisions. Upon issuance of the initial Series B Preferred on May 30, 1997 (see below), the conversion price of the Series A Preferred was adjusted to $6.02 per share. The Series A Preferred shares converted into common stock upon the consummation of the Company's IPO.

     If the Series A Preferred shares had not been converted upon the consummation of the Company's IPO, then each holder, at their option, at any time after the fifth anniversary of the date of issuance of the Series A Preferred, could have sold such shares to the Company at a redemption price of $23.33 per share plus a redemption premium equal to $1.40 per annum accruing from the date of issuance to the redemption date, less any dividends paid thereon prior to the redemption date and including the amount of any dividends or other distributions declared but unpaid on the Series A Preferred. The excess of the redemption value over the carrying value was recorded by periodic charges to stockholders' equity through the earliest date at which the Series A Preferred holders may require redemption of the Series A Preferred.

     The holders of Series A Preferred were entitled to vote on matters which holders of common stock have the right to vote.

     In connection with this transaction, the Company issued a warrant for the purchase of 15,542 shares of the Company's common stock, at an initial exercise price of $0.03 per share, as a placement fee to a financial advisor. The fair value of the warrant in the amount of $166 has been recorded to additional paid-in capital. The warrant is exercisable for a period of ten years from the date of issuance.

10% PIK SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

     On May 30, 1997, the Company issued and sold 100,000 shares of the Series B Preferred at $100.00 per share providing gross proceeds of $10,000 and net proceeds, after deducting expenses, of $9,601. Subsequent to the initial issuance, and prior to the first anniversary of the closing date, subject to certain closing conditions, the Company had the option to issue and sell up to an additional 50,000 shares to the original investors at a price per share of $100.00. As of December 31,1997, the Company had not exercised this option. This option lapsed upon the closing of the IPO. In connection with this transaction, the Company issued a warrant for the purchase of 838,199 shares of the Company's common stock, at an initial exercise price of $6.02 per share, to the original investors of the Series B Preferred. The warrant is exercisable for a period of ten years from the date of issuance. The fair value of the warrant, in the amount of $1,958, has been recorded as additional paid-in capital.

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     The holders of the Series B Preferred had the right to convert such shares into common stock at an initial conversion rate of $100.00 divided by a conversion price of $6.02 per share. In the event the Company had exercised its option to sell the additional 50,000 shares of Series B Preferred to the original investors, the conversion price would have been amended to $4.51 per share. Such shares converted into common stock upon the consummation of the IPO.

     If the Series B Preferred shares had not been converted upon the consummation of the Company's IPO, then each holder, at their option, at any time after the fifth anniversary of the date of issuance of the Series B Preferred, could have sold such shares to the Company at a redemption amount, and in the event of a liquidation of the Company the holders of the Series B Preferred were entitled to a senior liquidation preference (each as defined).

     An in-kind dividend accrued at an annual rate of 10%. The excess of redemption value over carrying value, was recorded by periodic charges to stockholders' equity through May 30, 2002, the earliest date the Series B Preferred holders could have required redemption of the Series B Preferred. The holders of Series B Preferred were entitled to participate equally per share in any dividends to holders of common stock or the Series A Preferred in excess of an annual rate of 10% and were entitled to vote on matters which holders of common stock have the right to vote.

     Also in connection with the initial issuance of Series B Preferred, the Company issued a warrant to a financial advisor for the purchase of 50,042 shares of common stock at an exercise price of $0.03 per share. The fair value of the warrant, in the amount of $301, has been recorded to additional paid-in capital.

     Prior to the initial issuance of the Series B Preferred, the original Series B Preferred investors advanced amounts to the Company in the form of bridge loans totaling $5,750 bearing interest at an annual rate of 10%. Such advances were repaid with interest in the amount of $16, upon the closing of the initial issuance of the Series B Preferred.

     During the period from June 1997 to December 1997, the Company issued and sold an additional 70,040 shares of the Series B Preferred at $100.00 per share, providing gross proceeds of $7,004 and net proceeds, after deducting expenses, of $6,904.

9.  TRANSACTIONS WITH RELATED PARTIES

     On July 17, 1995, the three founders and principal stockholders of the Company entered into an agreement whereby, among other things, each of these stockholders agreed to grant to the other two stockholders the right of first refusal to purchase any shares of the Company's common stock they propose to sell on substantially the same terms as a potential third-party is offering and, upon their death, the right to purchase any or all of their shares of common stock of the Company at the fair market value on the date of death. Upon consummation of the IPO, the agreement was terminated.

                                ICON CMT CORP.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     In August 1995, the Company made loans in the amount of $50 to each of its three principal stockholders. The loans bear interest at a rate of 7% per annum. Interest income from such loans amounted to $3, $10, and $11 for the years ended December 31, 1995, 1996 and 1997, respectively. The loans, and accrued interest thereon, are due on demand.

     On December 4, 1995, the Company entered into employment agreements with each of its three principal stockholders and founders, which expire five years from the date of the agreement. The employment agreements, which provide for base salaries and guaranteed bonuses, contain certain non-compete clauses which are in effect for a period of one year following termination of employment. In the event of termination of employment of any of such principal stockholders following a change in control (as defined in the employment agreements), that has not been approved by the Board of Directors, the principal stockholders will receive a termination payment equal to 2.99 times their respective base salary. On June 2, 1997, the employment agreements were amended by the Company. As a result of these amendments, the expiration dates of the agreements were extended to May 29, 2002.

10.  STOCK OPTION, DEFINED CONTRIBUTION AND PROFIT SHARING PLANS

STOCK OPTION PLANS

     In July 1995, the Company adopted a stock option plan (the "July Plan") which was subsequently terminated by the Company's Board of Directors on October 23, 1995. Pursuant to the July Plan, the Company granted certain employees options to purchase 552,000 shares of the Company's common stock at $0.27 per share. The Company recorded $133 of compensation expense during 1995 related to the grant of such options. As of the date of grant, 65,455 options were exercisable, and none were exercised prior to October 23, 1995, the date on which the July Plan and all options granted pursuant thereto were canceled.

     On October 23, 1995, the Company implemented its 1995 Stock Option Plan (the "Plan"), whereby incentive and nonqualified options to purchase up to 1,090,909 shares of the Company's common stock may be granted to key employees, directors and consultants. On March 14, 1997, the Board of Directors approved an amendment to the Plan whereby the aggregate number of shares of common stock for which options may be granted under the Plan was increased to 1,636,363. The exercise and vesting periods and the exercise price for options granted under the Plan are determined by a Committee of the Board of Directors. The Plan stipulates that no option may be exercisable after ten years from the date of grant. The fair market value of the Company's common stock is determined by the Board of Directors. Options granted under the Plan generally vest in equal installments over periods ranging from one to five years.

     Under the Plan, each non-employee director, upon their initial appointment, shall be granted options to purchase 3,273 shares of the Company's common stock at a price equal to its fair market value at the date of grant. Additionally, options to purchase 2,182 shares of the Company's common stock at the then fair market value shall be granted immediately following each annual meeting of the stockholders. These options are exercisable for five years from the date of grant. No such options have yet been granted as of December 31, 1997.

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE PER SHARE AMOUNTS)

     On June 18, 1997 outstanding employee stock options, with exercise prices ranging from $6.42 to $14.27, to purchase 868,364 shares of common stock were repriced at $6.02 per share, which was the fair market value as determined by the Board of Directors at such date. Outstanding stock options to purchase 109,091 shares of common stock held by an employee who is also a principal stockholder were also repriced on such date from $11.76 to $6.63 per share.

     The following table summarizes activity regarding stock options for the years ended December 31, 1996 and 1997:

                                                                           WEIGHTED-
                                                                 SHARES     AVERAGE
                                                                 UNDER     EXERCISE
                                                                 OPTION      PRICE
                                                               ----------  ---------
Options outstanding at December 31, 1995...................      614,182      $ 6.42
   Granted at $11.00-$11.74................................      479,127       11.17
   Forfeited at $6.42......................................     (148,364)       6.42
   Forfeited at $11.00.....................................      (35,127)      11.00
                                                               ---------
Options outstanding at December 31, 1996 at:
   $6.42...................................................      465,818        6.42
   $11.00-$11.74...........................................      444,000       11.19
                                                               ---------
Total options outstanding at December 31, 1996.............      909,818        8.74
   Granted at $10.00-$14.27................................      402,968       13.54
   Cancelled at $6.42-$14.27...............................     (977,455)       9.92
   Re-granted at $6.02-$6.63...............................      977,455        6.09
   Granted at $6.02........................................      106,364        6.02
   Forfeited at $6.02-$11.00...............................     (178,000)       9.13
                                                               ---------
Options outstanding at December 31, 1997 at:
   $10.00-$14.27...........................................      173,877       12.58
   $6.02-$6.63.............................................    1,067,273        6.08
                                                               ---------
Total options outstanding at December 31, 1997.............    1,241,150        6.99
                                                               =========
Exercisable at December 31, 1997...........................      274,364        7.99
                                                               =========

Options available for grant at December 31, 1997...........      395,214
                                                               =========
Weighted average remaining contractual life for options at:
   $6.02-$6.63.............................................    2.3 years
   $10.00-$14.27...........................................    2.3 years

     The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Plan and other stock-based compensation issued to employees and directors. During the years ended December 31, 1996 and 1997, the Company was not required to recognize compensation expense for options granted to employees.

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE PER SHARE AMOUNTS)


     Had compensation cost for options grants to employees been determined based upon the fair value at the date of grant for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," the Company's net loss for the years ended December 31, 1995, 1996 and 1997 would have increased by approximately $35, $529 and $561, respectively.

     The fair values of options granted to employees during the years ended December 31, 1995, 1996 and 1997 has been determined on the date of the respective grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                      1995      1996      1997
                                                    --------  --------  --------
Dividend yield...................................     None      None      None
Weighted average risk free interest rate on date
   of grant......................................     6.3%      6.3%      6.3%
Forfeitures......................................     None      None      None
Expected life....................................  5 years   5 years   5 years


DEFINED CONTRIBUTION AND PROFIT SHARING PLANS

     The Company has a defined contribution savings plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code, for employees meeting certain service requirements. Participants may contribute up to 10% of their gross wages not to exceed, in any given year, a limitation set by Internal Revenue Service regulations. The Plan provides for discretionary contributions to be made by the Company as determined by the Company's Board of Directors. The Company has not made any contributions to the Plan during periods presented. The Company also has a profit sharing plan (the "PSP") covering substantially all full-time employees. Contributions by the Company to the PSP amounted to $28 in 1996. There were no contributions to the PSP during 1995 and 1997.

     In 1997, Frontier implemented a defined contribution 401(k) employee savings plan (the "Frontier Plan") covering all full-time eligible employees, as defined in such plan. The Frontier Plan provides for discretionary contributions as determined by the Company's Board of Directors. For the year ended December 31, 1997, contributions in the amount of $10 were made by the Company to the Frontier Plan.

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE PER SHARE AMOUNTS)

11.  CONCENTRATION OF RISK AND CUSTOMER INFORMATION

     A significant percentage (54%, 60% and 59% in the years ended December 31, 1995, 1996, and 1997, respectively) of the Company's revenues are derived from third-party domestic financial services companies. Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, accounts receivable, notes receivable, accounts payable and short-term notes payable. The Company generally does not require collateral and the majority of its trade receivables are unsecured. The Company is directly affected by the well being of the financial services industry; however, the Company does not believe significant credit risk exists at December 31, 1997. The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quantities and quality required by the Company, are available only from a limited number of sources. The Company is also dependent upon local exchange carriers to provide telecommunications services to the Company and its customers. There can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an acceptable cost, or at all.

     The network-based information management systems sold by the Company are provided primarily by one manufacturer for whom the Company serves as a value-added reseller. Termination or loss of the Company's agreement with this manufacturer may have a material adverse impact on the Company's financial position and results of operations.

     Revenues attributable to a single customer comprised 26%, 27% and 44% of the Company's total net revenues in 1995, 1996 and 1997, respectively. Revenues attributable to a second customer comprised 14% and 12% of the Company's total net revenues in 1995 and 1996, respectively.

12.  INCOME TAXES

     The Company has incurred losses during 1995, 1996, and 1997. At December 31, 1997, the Company has available for federal income tax purposes net operating loss carryforwards of approximately $19,182 that expire in 2011 through 2012. At December 31, 1997 the Company also had research and development tax credit carryforwards in the amount of $87 which expire in 2001. These losses and credits are subject to limitation on future years utilization as a result of certain ownership changes. In general, a change in ownership occurs when greater than a 50 percent change in ownership takes place. The annual utilization of net operating loss carryforwards generated prior to the change in ownership is limited, in any one year, to a percentage of the fair value of the Company at the time of the change in ownership.

     The net operating loss carryforwards and temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a net deferred tax benefit of $8,778 at December 31, 1997. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be reasonably assured including continued market acceptance of the Company's products and services by customers. Therefore, in consideration of the Company's accumulated losses and the uncertainty of its ability to utilize this deferred tax benefit in the future, the Company has recorded a valuation allowance in the amount of $8,778 at December 31, 1997 to offset the deferred tax benefit amount.

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE PER SHARE AMOUNTS)

     Significant components of the current and noncurrent deferred tax assets at December 31, 1996, and 1997 are as follows:

                                                                DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
Deferred tax assets:
    Accounts receivable reserves.................            $   185   $   197
    Net operating loss...........................              3,296     8,392
    Accruals.....................................                245       135
    Research and development credits.............                 --        87
    Depreciation.................................                 --         4
                                                             -------   -------
    Total deferred tax assets....................              3,726     8,815
                                                             -------   -------

Deferred tax liabilities:
    Depreciation.................................               (117)       --
    Other........................................                (38)      (37)
                                                             -------   -------
    Total deferred tax liabilities...............               (155)      (37)
                                                             -------   -------
Net deferred tax asset...........................              3,571     8,778
Less: valuation allowance........................             (3,296)   (8,778)
                                                             -------   -------
Deferred tax asset, net..........................            $   275   $    --
                                                             =======   =======

     The components of the provision (benefit) for income taxes are as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                  -------------------------
                                                    1995      1996    1997
                                                  --------  --------  -----
Current taxes:
   Federal...................................          --     $(148)     --
   State and city............................       $  15        --      --
                                                    -----     -----   -----
   Total current taxes.......................          15      (148)     --
                                                    -----     -----   -----
Deferred taxes:
   Federal...................................        (114)      (51)  $ 174
   State and city............................         (84)      (11)     82
                                                     _____     _____   _____
Total deferred taxes......................           (198)      (62)    256
                                                     _____     _____   _____
Provision (benefit) for income taxes.........       $(183)    $(210)  $ 256
                                                     =====     =====   =====

     The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. income tax rate to loss before taxes as follows:

                                ICON CMT CORP.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
                (IN THOUSANDS, EXCEPT SHARE PER SHARE AMOUNTS)

                                                     YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                    1995       1996      1997
                                                  ---------  --------  --------
Federal income tax statutory rate................   (35.0%)   (35.0%)   (35.0%)
State income taxes, net of federal tax benefit...    (7.2)     (9.6)     (8.8)
Stock compensation...............................     7.4        --        --
Other nondeductible items........................     5.3       1.8       2.9
Valuation allowance..............................      --      40.0      43.0
                                                    -----     -----     -----
Income tax rate as recorded......................   (29.5%)    (2.8%)     2.1%
                                                    =====     =====     =====


13. JOINT VENTURE

     In November 1997, the Company entered into a Joint Venture agreement with Teleway, a Japanese communications company, pursuant to which they agreed to establish Icon-Teleway Internet Corporation ("ITIC"). ITIC will operate an Internet solutions business to market end-to-end solutions to corporate customers in Japan. Teleway and the Company will hold equity stakes of 52% and 48%, respectively, in ITIC, which was formally established during the first quarter of 1998. The services provided ITIC will be similar to the services provided by the Company in the United States, including communications services, professional services and product resales.

     Teleway has agreed to provide ITIC an initial loan of Y1 billion (approximately $7,900) and, upon request, to make an additional loan for up to Y500 million (approximately $4,000) to fund operations. In connection with the creation of ITIC, the Company licensed to ITIC the exclusive right to utilize the Company's intellectual property in Japan for a period of five years.

     As consideration of the rights granted to ITIC by the Company, ITIC will pay royalties to the Company in an amount equal to 3.5% and 1.0% of net income generated by ITIC through the leasing and sublicensing or sale of the Company's services and communications products, respectively. Any royalties received by the Company (up to a maximum of $8,000) will be contributed back to ITIC as equity and will be matched by Teleway so that their respective ownership interests will remain constant.

     In connection with the formation of ITIC the Company was required to make a capital contribution of $125, which has been recorded in Other assets at December 31, 1997.

                                Icon CMT Corp.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
              (In thousands, except share and per share amounts)


14.  COMMITMENTS

LEASES

     Future minimum payments under non-cancelable operating leases, which primarily relate to network capacity and office space, with initial or remaining terms of one year or more, consist of the following as of December 31, 1997:


     YEAR
     ----
     1998.................   $ 1,861
     1999.................     1,377
     2000.................     1,247
     2001.................     1,263
     2002.................     1,291
     2003 and thereafter..     3,879
                             -------
                             $10,918
                             =======

     Rent expense amounted to $294, $676 and $913 for 1995, 1996 and 1997, respectively.

OTHER

     In February 1997, the Company entered into an agreement to purchase interexchange telecommunications services through February 29, 2000. Pursuant to this agreement the Company has a monthly commitment, before discounts, of $50. These purchase commitments are not expected to exceed usage requirements in any of the months covered by the agreement.

     At December 31, 1997 trade payables and accrued expenses to a vendor in the amount of $3,800 were secured by substantially all of the assets of the Company. The security agreement is subordinated to the security interests of a lending institution in connection with a secured line of credit (Note 7).

15.  SUBSEQUENT EVENTS

INITIAL PUBLIC OFFERING

     On February 18, 1998, the Company completed the IPO, selling 3,850,000 shares of common stock at a price of $10.00 per share providing gross proceeds to the Company of $38,500 and net proceeds, after deducting underwriting discounts, commissions and estimated offering expenses payable by the Company, of approximately $34,505.

     Upon completion of the offering, the shares available for grant under the 1995 Stock Option Plan were increased from 1,636,364 to 2,181,818.

                                Icon CMT Corp.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)
              (In thousands, except share and per share amounts)

     Upon the closing of the IPO, all outstanding shares of Series A and Series B Preferred Stock converted into an aggregate of 4,629,831 shares of common stock.

DISCONTINUED PRODUCT LINE

     In March 1998, the Company discontinued its media services product offerings. The Company generated revenues of $202, $529 and $89 from the selling of advertising space on its new media properties in 1995, 1996 and 1997, respectively. The cost of revenues associated with media services during 1995, 1996 and 1997 was $147, $1,504 and $2,316, respectively.

16.  SUBSEQUENT EVENT - MERGER AGREEMENT (UNAUDITED)

     On September 13, 1998, the Company agreed, subject to stockholders approval, to merge with Qwest Communications International Inc. ("Qwest").
Under the terms of the merger agreement each share of the outstanding common stock of the Company will be exchanged for no less than 0.32 shares of Qwest common stock (if Qwest's average per share stock price exceeds $37.50) or no more than 0.4444 shares of Qwest common stock (if Qwest's average per share stock price is less than $27.00). The final ratio of exchange will be determined by dividing $12 by a 15-day volume weighted average of consecutive trading prices of Qwest common stock prior to the three business days before the Company's stockholders' meeting that will be called to approve the transaction. If the merger is terminated prior to consummation the Company will be required, under certain circumstances, to pay a $7,000 termination fee.

     Pursuant to the merger agreement the Company and Qwest have agreed to enter into a credit facility, maturing January 31, 2000, whereby Qwest will lend the Company up to an aggregate of $15,000 to fund working capital and for other corporate purposes. In connection with the credit facility, the Company has issued to Qwest ten year warrants to purchase an aggregate of 750,000 shares of the Company's common stock. The exercise price of the warrants is $12.00 per share. The Company's three founders and principal stockholders entered into agreements with Qwest to vote to approve the merger so long as a superior proposal has not been accepted by the Company's Board of Directors and to grant Qwest an option on their shares.

     Also, pursuant to the merger agreement, the Company entered into a private line service agreement and related master collocation license agreement for the use of certain of Qwest's communications related facilities.

     On September 15, 1998, a class action complaint was filed against the Company, its directors and Qwest. The complaint alleges, among other things, that the members of the Company's Board of Directors violated their fiduciary duties by failing to auction the Company or to seek other potential bidders. The Company considers the action to be without merit and intends to vigorously defend the action.

                                ICON CMT CORP.
                     CONDENSED CONSOLIDATED BALANCE SHEET
                     (In thousands, except share amounts)
                                  (Unaudited)

                                                                                          June 30,                 December 31,
                                                                                            1998                       1997
                                                                                     --------------------         ----------------
                                     Assets
Current assets:
     Cash and cash equivalents                                                                  $ 18,387                  $ 1,409
     Accounts receivable, net of allowance of
        $526 and $455, respectively                                                                9,862                   10,237
     Unbilled costs and accrued revenue                                                            1,987                    1,119
     Inventories                                                                                     365                      104
     Prepaid expenses and other current assets                                                     2,220                    2,381
                                                                                     --------------------         ----------------
         Total current assets                                                                     32,821                   15,250
Fixed assets, net                                                                                 11,983                    6,675
Other noncurrent assets                                                                              108                      232
                                                                                     --------------------         ----------------
                     Total assets                                                               $ 44,912                 $ 22,157
                                                                                     ====================         ================

         Liabilities, Mandatorily Redeemable Convertible
              Preferred Stock and Stockholders' Equity

Current liabilities:
     Accounts payable                                                                            $ 9,612                  $ 9,124
     Accrued expenses                                                                              3,406                    4,540
     Deferred revenue                                                                              1,229                      658
     Note payable                                                                                      -                    1,000
                                                                                     --------------------         ----------------
         Total current liabilities                                                                14,247                   15,322
Long term obligations                                                                                133                        2
                                                                                     --------------------         ----------------
                     Total liabilities                                                            14,380                   15,324
                                                                                     --------------------         ----------------

Mandatorily Redeemable 10% PIK Series B Convertible Participating Preferred
  Stock ($.01 par value; 415,000 shares authorized, none issued and outstanding at June 30, 1998,
  180,240 shares issued and outstanding at December 31, 1997)                                          -                   16,628
Mandatorily Redeemable Series A Convertible Participating Preferred Stock ($.01
  par value; 450,000 shares authorized, none issued and outstanding at June 30,
  1998, 422,607 shares
  issued and outstanding at December 31, 1997)                                                         -                   10,601
Stockholder' equity:
     Preferred stock ($.01 par value; 1,000,000 shares authorized)                                     -                        -
     Common stock ($.001 par value; 50,000,000 shares authorized,
       15,856,655 and 7,273,780 shares issued and outstanding, respectively)                          16                        8
     Additional paid-in-capital                                                                   62,493                      533
     Accretion of mandatorily redeemable preferred stock                                               -                     (388)
     Accumulated deficit                                                                         (31,977)                 (20,549)
                                                                                     --------------------         ----------------
         Total stockholders' equity (deficit)                                                     30,532                  (20,396)
                                                                                     --------------------         ----------------
                     Total liabilities, mandatorily redeemable preferred
                       stock and stockholders' equity                                 $           44,912                 $ 22,157
                                                                                     ====================         ================

          The accompanying notes are an integral part of these consolidated financial statements.

                                ICON CMT CORP.
                CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                           For the Three Months                For the Six Months
                                                                Ended June 30,                    Ended June 30,
                                                      ------------------------------    ----------------------------------
                                                          1998             1997              1998               1997
                                                      --------------   -------------    ----------------   ---------------
Revenues, net
     Services:
        Professional                                        $ 8,231         $ 5,502            $ 15,747           $ 9,840
        Communications                                        3,250           1,233               6,063             2,171
        Media                                                     -               -                  14                77
                                                      --------------   -------------    ----------------   ---------------
           Total services revenues                           11,481           6,735              21,824            12,088
                                                      --------------   -------------    ----------------   ---------------
     Products                                                 7,470           4,885              16,526             9,680
                                                      --------------   -------------    ----------------   ---------------
              Total revenues, net                            18,951          11,620              38,350            21,768
                                                      --------------   -------------    ----------------   ---------------

Cost of revenues:
     Services                                                 7,925           4,331              15,151             8,091
     Products                                                 6,349           4,092              14,335             7,905
                                                      --------------   -------------    ----------------   ---------------
              Total costs of revenues                        14,274           8,423              29,486            15,996
                                                      --------------   -------------    ----------------   ---------------

Gross profit                                                  4,677           3,197               8,864             5,772
                                                      --------------   -------------    ----------------   ---------------

Operating expenses:
     Sales and marketing                                      4,586           2,182               8,598             4,537
     General and administrative                               4,814           3,091               8,757             5,413
     Research and development                                   591             282               1,167               559
     Depreciation and amortization                              457             224                 797               413
     Special merger related charges                           1,094               -               1,094                 -
                                                      --------------   -------------    ----------------   ---------------
              Total operating expenses                       11,542           5,779              20,413            10,922
                                                      --------------   -------------    ----------------   ---------------

Loss from operations                                         (6,865)         (2,582)            (11,549)           (5,150)
                                                      --------------   -------------    ----------------   ---------------

Other income (expense):
     Interest income                                            305              22                 487                39
     Interest expense                                            (6)           (191)                (58)             (319)
     Other, net                                                (125)              -                (125)                -
                                                      --------------   -------------    ----------------   ---------------
        Total other income (expense)                            174            (169)                304              (280)
                                                      --------------   -------------    ----------------   ---------------

Loss before income taxes                                     (6,691)         (2,751)            (11,245)           (5,430)

Provision for income taxes                                        -               -                   -               256
                                                      --------------   -------------    ----------------   ---------------

Net loss                                                   $ (6,691)        $(2,751)          $ (11,245)         $ (5,686)
                                                      ==============   =============    ================   ===============

Basic loss per share and diluted loss per share            $  (0.42)        $ (0.41)          $   (0.83)         $  (0.84)
                                                      ==============   =============    ================   ===============

Weighted average shares outstanding used for
  basic and diluted loss per share                           15,804           7,274              13,764             7,274
                                                      ==============   =============    ================   ===============

  The accompanying notes are an integral part of these consolidated financial statements.

                                 ICON CMT CORP.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                              For the Six Months
                                                                                Ended June 30,
                                                                      -----------------------------------
                                                                             1998              1997
                                                                      -------------------  --------------
Cash flows from operating activities:
      Net loss                                                                 $ (11,245)       $ (5,686)
      Adjustments to reconcile net loss to net cash
        used in operating activities
          Depreciation and amortization                                            1,971             947
          Deferred taxes, net                                                          -             284
          Non-cash interest expense                                                    -              20
      Changes in assets and liabilities, net                                        (678)         (2,854)
                                                                      -------------------  --------------
                  Net cash used in operating activities                           (9,952)         (7,289)
                                                                      -------------------  --------------

Cash flows from investing activities:
      Capital expenditures                                                        (7,120)         (1,209)
      Other, net                                                                     125               -
                                                                      -------------------  --------------
                  Net cash used in investing activities                           (6,995)         (1,209)
                                                                      -------------------  --------------


Cash flows from financing activities:
      Net proceeds from issuance of common stock                                  34,337               -
      Net proceeds from exercise of stock options                                    790               -
      Borrowings of short-term notes                                               1,772           3,565
      Repayments of short-term notes                                              (2,772)         (5,186)
      Net proceeds from issuance of preferred stock                                    -          10,671
      Other                                                                         (202)           (113)
                                                                      -------------------  --------------
                  Net cash provided by financing activities                       33,925           8,937
                                                                      -------------------  --------------

Net increase in cash                                                              16,978             439

Cash and cash equivalents at beginning of period                                   1,409             722
                                                                      -------------------  --------------
Cash and cash equivalents at end of period                                      $ 18,387         $ 1,161
                                                                      ===================  ==============

        The accompanying notes are an integral part of these consolidated financial statements.

                                ICON CMT CORP.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


1.  BASIS OF PRESENTATION

    The accompanying unaudited financial statements for the three and six month periods ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the financial statements and footnotes thereto included in the Annual Report on Form 10-K of Icon CMT Corp. ("Icon" or the "Company") for the year ended December 31, 1997.

2.  INITIAL PUBLIC OFFERING

    On February 18, 1998, the Company completed its initial public offering (the "IPO"), selling 3,850,000 shares of common stock at a price of $10.00 per share, providing gross proceeds to the Company of $38,500 and net proceeds, after deducting underwriting discounts, commissions and estimated offering expenses payable by the Company, of approximately $34,337.

    Upon the closing of the IPO, all outstanding shares of the Company's Series A and Series B Preferred Stock converted into an aggregate of 4,629,831 shares of common stock.

3.  ACQUISITION OF FRONTIER MEDIA GROUP, INC.

    On May 27, 1998, the Company acquired all of the issued and outstanding shares of common stock of Frontier Media Group, Inc. ("Frontier"), in exchange for 728,325 shares of the Company's common stock. The acquisition has been accounted for as a pooling of interests. Prior periods have been restated to include the results of Frontier on a comparable basis. The Company incurred $1,094 of transaction and other costs associated with the acquisition of Frontier.

4.  LOSS PER COMMON SHARE

    Effective December 31, 1997, the Company adopted Financial Accounting Standard No. 128, "Earnings per Share" ("FAS 128") which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (i.e., options, warrants, convertible securities or contingent stock arrangements). Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

    The computation of basic and diluted loss per share for the three and six months ended June 30, 1998 and 1997 are as follows:

                                                          For the Three Months             For the Six Months
                                                             Ended June 30,                  Ended June 30,
                                                  ---------------------------------   -------------------------------
                                                       1998              1997             1998             1997
                                                  ----------------  ---------------   --------------   --------------
Net loss                                                 $ (6,691)        $ (2,751)       $ (11,245)        $ (5,686)
Accrued dividends on Series A
  Preferred and Series B Preferred Stock                        -             (240)            (202)            (388)
                                                  ----------------  ---------------   --------------   --------------

Loss available to common stockholders                    $ (6,691)        $ (2,991)       $ (11,447)        $ (6,074)
                                                  ================  ===============   ==============   ==============

Weighted average shares outstanding used
  for basic and diluted loss per share                     15,804            7,273           13,764            7,273

Basic and diluted loss per share                          $ (0.42)         $ (0.41)         $ (0.83)         $ (0.84)
                                                  ================  ===============   ==============   ==============

    At June 30, 1998, outstanding options to purchase 1,502,323 shares of common stock, with exercise prices ranging from $6.02 to $18.50 have been excluded from the computations of diluted loss per share as they are antidilutive. Outstanding warrants to purchase 948,891 shares of common stock, with exercise prices ranging from $0.01 to $6.02, were also antidilutive and excluded from the computations of diluted loss per share at June 30, 1998.

5.  DISCONTINUED PRODUCT LINE

    In March 1998, the Company discontinued its media services product offerings. The Company generated revenues of $14 and $77 from selling of advertising space on its media properties for the six months ended June 30, 1998 and 1997, respectively. The cost of revenues associated with media services for the three months ended June 30, 1997 and the six months ended June 30, 1998 and 1997 was $591, $548 and $1,054, respectively.

                                                                         ANNEX A



                         AGREEMENT AND PLAN OF MERGER



                                  dated as of



                              September 13, 1998


                                     among



                                ICON CMT CORP.,


                    QWEST COMMUNICATIONS INTERNATIONAL INC.


                                      and


                        QWEST 1998-I ACQUISITION CORP.

                               TABLE OF CONTENTS

                                                                            Page
                                   ARTICLE I

                              THE TRANSACTIONS..............................   2
Section 1.1    The Merger...................................................   2
Section 1.2    Qwest/Principal Stockholders Transactions....................   9
Section 1.3    Qwest Credit Transactions....................................   9
Section 1.4    Qwest Private Line Service Agreement.........................  10

                                  ARTICLE II

                                  CLOSING...................................  10
Section 2.1    Time of Closing..............................................  10
Section 2.2    Location of Closing..........................................  10

                                  ARTICLE III

                            CONDITIONS OF CLOSING...........................  10
Section 3.1    Conditions Precedent to Closing..............................  10

                                  ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF THE COMPANY...............................  13
Section 4.1    Corporate Existence and Power................................  13
Section 4.2    Authorization; Contravention.................................  13
Section 4.3    Approvals....................................................  14
Section 4.4    Binding Effect...............................................  14
Section 4.5    Financial Information........................................  14
Section 4.6    Absence of Certain Changes or Events.........................  16
Section 4.7    Taxes........................................................  18
Section 4.8    Undisclosed Liabilities......................................  20
Section 4.9    Litigation...................................................  20
Section 4.10   Compliance with Regulations..................................  20
Section 4.11   Licenses.....................................................  21
Section 4.12   Employee Matters.............................................  21
Section 4.13   Capitalization...............................................  26
Section 4.14   Subsidiaries.................................................  28
Section 4.15   Property.....................................................  29
Section 4.16   Proprietary Rights...........................................  30
Section 4.17   Insurance....................................................  31
Section 4.18   Environmental Matters........................................  31

                                                                            Page
Section 4.19   Books and Records............................................  32
Section 4.20   Material Contracts...........................................  32
Section 4.21   Transactions with Affiliates.................................  34
Section 4.22   SEC Documents................................................  34
Section 4.23   Proxy Statement/Prospectus; Registration Statement; Other
     Information............................................................  35
Section 4.24   Company Board Approval.......................................  35
Section 4.25   Required Vote................................................  36
Section 4.26   Business Combination Transactions............................  36
Section 4.27   Fees for Financial Advisors, Brokers and Finders.............  36
Section 4.28   Ownership of Qwest Common Stock..............................  36
Section 4.29   Continuing Representations and Warranties....................  36

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                        OF QWEST AND QWEST SUBSIDIARY.......................  37
Section 5.1     Corporate Existence and Power...............................  37
Section 5.2     Authorization; Contravention................................  37
Section 5.3     Approvals...................................................  37
Section 5.4     Binding Effect..............................................  38
Section 5.5     Financial Information.......................................  38
Section 5.6     Absence of Certain Changes or Events........................  39
Section 5.7     Litigation..................................................  39
Section 5.8     Compliance with Regulations.................................  39
Section 5.9     Capitalization..............................................  40
Section 5.10    SEC Documents...............................................  40
Section 5.11    Proxy/Statement/Prospectus; Registration Statement; Other
     Information............................................................  41
Section 5.12    Ownership of Company Common Stock...........................  41
Section 5.13    Continuing Representations and Warranties...................  41

                                  ARTICLE VI

                          COVENANTS OF THE PARTIES..........................  42
Section 6.1    Covenants of the Parties.....................................  42
Section 6.2    Proxy Statement/Prospectus; Registration Statement...........  44
Section 6.3    Letters of Accountants.......................................  45

                                  ARTICLE VII

                            ADDITIONAL COVENANTS OF
                                 THE COMPANY................................  46

                                                                            Page
Section 7.1    Affirmative Covenants of the Company.........................  46
Section 7.2    Negative Covenants of the Company............................  49

                                  ARTICLE VIII

                        ADDITIONAL COVENANTS OF QWEST.......................  57
Section 8.1    NASDAQ Listing...............................................  57
Section 8.2    Directors' and Officers' Insurance; Indemnification..........  57
Section 8.3    Employee Benefits Matters....................................  59
Section 8.4    Access to Information........................................  59

                                   ARTICLE IX

                                 TERMINATION................................  59
Section 9.1    Termination..................................................  59
Section 9.2    Costs, Expenses and Fees.....................................  61

                                   ARTICLE X

                                MISCELLANEOUS...............................  63
Section 10.1    Notices.....................................................  63
Section 10.2    No Waivers; Remedies; Specific Performance..................  63
Section 10.3    Amendments, Etc.............................................  63
Section 10.4    Successors and Assigns; Third Party Beneficiaries...........  63
Section 10.5    Accounting Terms and Determinations.........................  64
Section 10.6    Governing Law...............................................  64
Section 10.7    Counterparts; Effectiveness.................................  64
Section 10.8    Severability of Provisions..................................  64
Section 10.9    Headings and References.....................................  65
Section 10.10   Entire Agreement............................................  65
Section 10.11   Survival....................................................  65
Section 10.12   Exclusive Jurisdiction......................................  65
Section 10.13   Waiver of Jury Trial........................................  65
Section 10.14   Affiliate...................................................  65
Section 10.15   Non-Recourse................................................  65

                                     ANNEX

Annex 1             -    Definitions


                                   EXHIBITS


Exhibit A           -    Form of Option Agreement

Exhibit B           -    Form of Voting Agreement and Proxy

Exhibit C           -    Form of Stockholder Agreement

Exhibit D           -    Term Sheet

Exhibit E           -    Form of Warrants

Exhibit F           -    Form of Registration Rights Agreement

Exhibit 3.1(j)(1)   -    Form of Qwest Tax Representation Letter

Exhibit 3.1(j)(2)   -    Form of Company Tax Representation Letter

Exhibit 3.1(j)(3)   -    Form of Tax Opinion

Exhibit 3.1(k)(7)   -    Form of U.S. Real Property Interest Certification

Exhibit 3.1(l)      -    Form of Affiliate Letter for Affiliates of the Company

                         AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER dated as of September 13, 1998 among ICON CMT CORP., a Delaware corporation (together with its successors and assigns, the "COMPANY"), QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation (together with its successors and assigns, "QWEST"), and QWEST 1998-I ACQUISITION CORP., a Delaware corporation (together with its successors and assigns, "QWEST SUBSIDIARY").

          Terms not otherwise defined in this Agreement have the meanings stated in Annex 1 attached hereto.

                                   RECITALS

     A. The respective Boards of Directors of the Company, Qwest and Qwest Subsidiary have approved and have declared advisable the merger of Qwest Subsidiary with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.001 per share, of the Company (the "COMPANY COMMON STOCK") not owned by the Company, Qwest, Qwest Subsidiary or their respective Wholly-Owned Subsidiaries will be converted into the right to receive shares of common stock, par value $.01 per share, of Qwest (the "QWEST COMMON STOCK") in accordance with the provisions of this Agreement, and have determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals.

     B. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     C. For federal income tax purposes, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").


                                   AGREEMENT

          The parties agree as follows:

                                   ARTICLE I

                               THE TRANSACTIONS

           SECTION 1.1   THE MERGER.
                         ----------

          (a) Merger.  Subject to the terms and conditions set forth in this
              ------
Agreement, on the Closing Date the Company and Qwest Subsidiary shall file a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, and make all other filings or recordings required by the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "EFFECTIVE TIME"). At the Effective Time:

               (1) Qwest Subsidiary shall be merged with and into the Company in accordance with the DGCL, whereupon (A) the separate existence of Qwest Subsidiary shall cease, (B) the Company shall be the surviving corporation (together with its successors and assigns, the "SURVIVING CORPORATION"), having all the rights, privileges and powers and being subject to all of the restrictions, disabilities and duties of the Company and Qwest Subsidiary, all as provided in the DGCL, (C) the bylaws of Qwest Subsidiary as in effect immediately prior to the Merger shall be the bylaws of the Surviving Corporation, (D) the certificate of incorporation of Qwest Subsidiary as in effect immediately prior to the Merger shall be the certificate of incorporation of the Surviving Corporation, except that
     Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this Corporation is `Icon CMT Corp.'" and (E) the directors and officers of Qwest Subsidiary, in each case at the Effective Time, shall, from and after the Effective Time, be the initial directors and initial officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation;

               (2) each outstanding share of Company Common Stock shall cease to be outstanding and, subject to the exceptions in Sections 1.1(a)(4), shall be converted into the right to receive that number of shares of Qwest Common Stock equal to the Exchange Ratio (as defined below) (the "MERGER CONSIDERATION"). The "EXCHANGE RATIO" is determined as follows:

               (A) if the Average Market Price (as defined below) is equal to a price that is not more than $37.50 or less than $27.00, the Exchange Ratio shall be equal to (x) $12.00 divided by (y) the Average Market Price;

               (B) if the Average Market Price is more than $37.50, the Exchange Ratio shall be equal to 0.3200; and

               (C) if the Average Market Price is less than $27.00, the Exchange Ratio shall be equal to 0.4444.

     The "AVERAGE MARKET PRICE" means the average (rounded to the nearest 1/10,000) of the daily volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Qwest Common Stock on the NASDAQ as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for each of the 15 consecutive trading days ending on the trading day that is three Business Days before the date of the Company Stockholder Meeting;

               (3) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company;

               (4) any shares of Company Common Stock held by the Company, Qwest, Qwest Subsidiary or their respective Wholly-Owned Subsidiaries shall be cancelled and no consideration shall be delivered in exchange therefor; and

               (5) each outstanding share of common stock of Qwest Subsidiary shall be converted into and exchangeable for one share (or such greater number of shares as Qwest shall determine before the Effective Time) of common stock of the Surviving Corporation.

          (b) No Further Ownership Rights in Company Common Stock.  From and
              ---------------------------------------------------
after the Effective Time, holders of a certificate or certificates that immediately before the Effective Time represented shares of Company Common Stock (the "CERTIFICATES") shall have no right to vote or to receive any dividends or other distributions with respect to any shares of Company Common Stock that were theretofore represented by such Certificates, other than any dividends or other distributions payable to holders of record as of a date prior to the Effective Time, and shall have no other rights in respect thereof other than as provided herein or by law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for Merger Consideration as provided in Section 1.1(d). Until surrendered in accordance with the provisions of Section 1.1(d), each Certificate (other than Certificates representing shares of Company Common Stock held by any of the Company, Qwest, Qwest Subsidiary and their respective Wholly-Owned Subsidiaries) shall represent for all purposes only the right to receive (1) certificates representing the number of whole shares of Qwest Common Stock into which such shares shall have been converted pursuant to Section 1.1(a) (the "QWEST CERTIFICATES"), without interest, (2) certain dividends and other distributions in accordance with
Section 1.1(e), without interest, and (3) cash in lieu of fractional shares of Qwest Common Stock in accordance with Section 1.1(f), without interest. Holders of unsurrendered Certificates shall have no right to vote or consent with respect to shares of Qwest Common Stock exchangeable therefor.

          (c) Exchange Agent.  Prior to the Effective Time, Qwest Subsidiary
              --------------
shall or, in the event Qwest Subsidiary shall fail to do so, Qwest shall (1) designate a bank or trust company to act as exchange agent in the Merger (the "EXCHANGE AGENT") and shall enter into a mutually acceptable agreement with the Exchange Agent pursuant to which, after the Effective Time, the Exchange Agent will distribute the Merger Consideration on a timely basis and (2) according to the terms of the agreement with Exchange Agent, deposit or cause to be deposited with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 1.1, through the Exchange Agent, Qwest Certificates representing the number of whole shares of Qwest Common Stock issuable pursuant to Section 1.1(a) in exchange for outstanding shares of Company Common Stock. Such shares of Qwest Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Qwest Common Stock are referred to as the "EXCHANGE FUND."

          (d) Exchange Procedures.  As soon as practicable after the Effective
              -------------------
Time, the Exchange Agent shall be instructed to mail to each record holder (other than the Company, Qwest, Qwest Subsidiary and their respective Wholly-Owned Subsidiaries) of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, the holder of such Certificate shall be entitled to receive in exchange therefor (1) a Qwest Certificate representing that number of whole shares of Qwest Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.1(a), (2) certain dividends or other distributions in accordance with Section 1.1(e) and (3) cash in lieu of any fractional share in accordance with Section 1.1(f), and such Certificate shall forthwith be cancelled. No interest shall be paid or accrued on the Merger Consideration, on any such dividend or other distribution or on cash payable in lieu of any fractional share of Qwest Common Stock. All distributions to holders of Certificates shall be subject to any applicable federal, state, local and foreign tax withholding, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made. If the Merger Consideration is to be distributed to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such distribution that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer (including signature guarantees, if required by the Surviving Corporation in its sole discretion) and that the person requesting such distribution shall pay any transfer or other taxes required by reason of such distribution to a person other than the registered holder of the Certificate surrendered or, in the alternative, establish to the satisfaction of the Qwest Subsidiary that such tax has been paid or is not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration.

          (e) Distributions with Respect to Unexchanged Shares.  No dividends or
              ------------------------------------------------
other distributions with respect to Qwest Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Qwest Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.1(f), and all such dividends, other distributions and cash in lieu of fractional shares of Qwest Common Stock shall be paid such dividends, other distributions and cash in lieu of fractional shares of Qwest Common Stock shall be paid by Qwest to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with Section 1(d). Subject to the effect of applicable escheat or similar laws following surrender of any such Certificate, there shall be paid to the holder thereof (1) at the time of surrender, a Qwest Certificate representing whole shares of Qwest Common Stock issued in exchange therefor, without interest, (2) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Qwest Common Stock and the amount of any cash payable in lieu of a fractional share of Qwest Common Stock to which such holder is entitled pursuant to Section 1.1(f) and (3) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Qwest Common Stock, without interest. Qwest shall make available to the Exchange Agent cash for these purposes to the extent sufficient funds are not then available in the Exchange Fund.

          (f)  No Fractional Shares.
               --------------------

               (1) No Qwest Certificates or scrip representing fractional shares of Qwest Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Qwest shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Qwest.

               (2) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess (the "EXCESS SHARES") of (A) the number of whole shares of Qwest Common Stock delivered to the Exchange Agent by Qwest pursuant to Section 1.1(a) over (B) the aggregate number of whole shares of Qwest Common Stock to be distributed to holders of Company Common Stock pursuant to Section 1.1(d). Following the Effective Time, the Exchange Agent shall, on behalf of former stockholders of Company, sell the Excess Shares at then-prevailing prices on NASDAQ, all in the manner provided in Section 1.1(f)(3).

               (3) The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ through one or more member firms of the NASD and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of the Company Common Stock. The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of such trust to which such holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising such trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

               (4) Notwithstanding the provisions of Section 1.1(f)(2) and (3), Qwest may by written notice delivered to the Company before the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments contemplated by Sections 1.1(f)(2) and (3), elect to pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Closing Price of the Qwest Common Stock on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references will be deemed to mean and refer to the payments calculated as set forth in this Section 1.1(f)(4).

               (5) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 1.1(e).

          (g) Termination of Exchange Fund.  Any portion of the Exchange Fund
              ----------------------------
which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Qwest, upon demand, and any holders of the Certificates who have not theretofore complied with this Section
1.1 shall thereafter look only to Qwest as general creditors thereof for payment of their claim for Merger Consideration or shares, any cash in lieu of fractional shares of Qwest Common Stock and any dividends or distributions with respect to Qwest Common Stock.

          (h) No Liability.  None of the Company, Qwest, Qwest Subsidiary and
              ------------
the Exchange Agent shall be liable to any person in respect of any shares of Qwest Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date of which any Merger Consideration, any cash payable to the holder of such Certificate pursuant to this Section 1.1 or any dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any governmental body or authority) any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of the claims or interest of any person previously entitled thereto.

          (i) Investment of Exchange Fund.  The Exchange Agent shall invest any
              ---------------------------
cash included in the Exchange Fund, as directed by Qwest, on a daily basis. Any interest and other income arising from such investments shall be paid to Qwest.

          (j) Lost, Stolen or Destroyed Certificates.  In the event any
              --------------------------------------
Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration with respect to such Certificates as may be required pursuant to
Section 1.1(a); provided that the Surviving Corporation may, in its sole
                --------
discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against any of Qwest, the Surviving Corporation and the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (k) Adjustments.  The Merger Consideration shall be adjusted in the
              -----------
event of any change in Qwest Common Stock by reason of split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, dividends or other distributions of Equity Securities of the Company, exchanges of shares or the like occurring after the date of this Agreement and before the Effective Time, such that, after the record date therefor the Merger Consideration shall be equal to the number and class of shares or other securities or property that would have been received in respect of a share of Company Common Stock, as the case may be, if the Effective Time had occurred immediately prior to such record date.

          (l) Assumption of Company Stock Options and Warrants.
              ------------------------------------------------

               (1) Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a "COMPANY STOCK OPTION") granted under the Company Stock Option Plan shall be assumed by Qwest and deemed to constitute an option to acquire, on the same terms and conditions, mutatis
                                                                        -------
     mutandis, as were applicable under such Company Stock Option prior to the
     --------
     Effective Time, the number of shares of Qwest Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Stock Option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) at a price per share equal to (A) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Company Stock Option (provided that such aggregate exercise price shall not exceed $12.00 multiplied by the number of shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option) divided by (B) the number of shares of Qwest Common Stock deemed purchasable pursuant to such assumed Company Stock Option; provided
                                                                       --------
     that the number of shares of Qwest Common Stock that may be purchased upon exercise of any such Company Stock Option shall not include any fractional share and, upon exercise of such Company Stock Option, a cash payment shall be made for any fractional share based upon the Closing Price of a share of Qwest Common Stock on the Trading Day immediately preceding the date of exercise. Within three Business Days after the Effective Time, Qwest shall cause to be delivered to each holder of an outstanding Company Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such assumed Company Stock Option (as adjusted with respect to exercise price and the number of shares of Qwest Common Stock purchasable) shall continue in effect on the same terms and conditions. From and after the Effective Time, Qwest shall comply with the terms of the Company Stock Option Plan pursuant to which the Company Stock Options were granted. The adjustments provided in this Section 1.1(k) with respect to any Stock Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with
     Section 424(a) of the Code.

               (2) At the Effective Time, each warrant to purchase shares of Company Common Stock (a "COMPANY WARRANT") shall be assumed by Qwest and deemed to constitute a warrant to acquire, on the same terms and conditions, mutatis mutandis, as were applicable under such Company Warrant
                 ------- --------
     prior to the Effective Time, the number of shares of Qwest Common Stock as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Company Warrant in full immediately prior to the Effective Time (not taking into account whether or not such Company Warrant was in fact exercisable) at a price per share equal to (A) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Company Warrant divided by (B) the number of shares of Qwest Common Stock deemed purchasable pursuant to such assumed Company Warrant; provided that the number of shares of Qwest Common
                              --------
     Stock that may be purchased upon exercise of any such Company Warrant shall not include any fractional share and, upon exercise of such Company Warrant, a cash payment shall be made for any fractional share based upon the Closing Price of a share of Qwest Common Stock on the Trading Day immediately preceding the date of exercise.

               (3) Qwest shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Qwest Common Stock for delivery upon exercise of Company Stock Options and Company Warrants in accordance with this Section 1.1(l). Within 30 Business Days after the Effective Time, Qwest shall cause the Qwest Common Stock subject to Company Stock Options to be registered under the Securities Act pursuant to a registration statement on Form S-8 (or any successor or other appropriate forms), and shall use its reasonable best efforts to cause the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Company Stock Options remain outstanding.

          (m) Tax Matters.  The parties intend that the Merger qualify as a tax-
              -----------
free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The parties hereby accept this Agreement as a "plan of reorganization" within the meanings of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

           SECTION 1.2   QWEST/PRINCIPAL STOCKHOLDERS TRANSACTIONS.
                         -----------------------------------------

          (a) Concurrently with the execution and delivery of this Agreement, Qwest and each of the Principal Stockholders are executing and delivering an Option Agreement substantially in the form of Exhibit A attached hereto
                                              ---------
(collectively, the "OPTION AGREEMENTS"), pursuant to which, among other things, such Principal Stockholder is (1) granting to Qwest an option (an "OPTION") to acquire all the shares of Company Common Stock beneficially owned by such Principal Stockholder (collectively, the "OPTION SHARES") and (2) agreeing to certain restrictions on the voting and the sale or other transfer of such Option Shares.

          (b) Concurrently with the execution and delivery of this Agreement, Qwest and each of the Principal Stockholders are executing and delivering a Voting Agreement and Proxy substantially in the form of Exhibit B attached
                                                        ---------
hereto (collectively, the "VOTING AGREEMENTS"), pursuant to which, among other things, each of the Principal Stockholders is (1) agreeing to vote all the shares of Company Common Stock beneficially owned by such Principal Stockholder to approve this Agreement and the Merger and against any Business Combination Transaction (other than the Transactions), (2) granting to Qwest an irrevocable proxy in connection therewith, (3) agreeing to certain other restrictions on the voting and the sale or other transfer of such shares of Company Common Stock,
(4) agreeing to certain restrictions on such Principal Stockholder with respect to Business Combination Transactions (other than the Transactions) with respect to any of the Company and its Subsidiaries and (5) agreeing to execute and deliver a Stockholder Agreement, as contemplated by Section 1.2(d).

          (c) At or before the Closing, Qwest and each of the Principal Stockholders shall enter into a Stockholder Agreement substantially in the form of Exhibit C attached hereto (collectively, the "STOCKHOLDER AGREEMENTS"),
   ---------
pursuant to which each such person shall be subject to certain restrictions on the sale or other transfer of the shares of Qwest Common Stock payable to such person pursuant to the Merger.

           SECTION 1.3   QWEST CREDIT TRANSACTIONS.
                         -------------------------

          (a) Qwest commits to lend to the Company up to $15,000,000 in the aggregate on the terms and conditions set forth in the term sheet attached as Exhibit D hereto, subject to the execution of definitive loan and security
---------
documentation in form and substance satisfactory to the Company and Qwest. The Company and Qwest shall use reasonable best efforts to negotiate and enter into definitive loan and security documentation, including, without limitation, a credit agreement, schedules, exhibits and ancillary documentation (collectively, the "QWEST CREDIT FACILITY"), as soon as practicable but in no event later than October 7, 1998. The commitment stated in this Section 1.3 terminates on the Termination Date if definitive loan and security documentation shall then not have been executed. Notwithstanding anything herein to the contrary, a binding agreement with respect to the Qwest Credit Facility and the loan to be advanced thereunder will result only from the execution of such definitive documentation and in each case subject to the terms and conditions stated therein, and this Agreement, the issuance of the Warrants and the Registration Rights Agreement do not create by estoppel or otherwise a contract with respect to the Qwest Credit Facility.

          (b) Concurrently with execution and delivery of this Agreement, the Company is issuing to Qwest Series Q Warrants to purchase 750,000 shares of Common Stock substantially in the form of Exhibit E attached hereto (the "SERIES
                                          ---------
Q WARRANTS").

          (c) Concurrently with the execution and delivery of this Agreement, the Company and Qwest are entering into a Registration Rights Agreement substantially in the form of Exhibit F attached hereto (the "REGISTRATION RIGHTS
                             ---------
AGREEMENT") to provide for, among other things, the registration under the Securities Act of the disposition of the shares of Company Common Stock issuable upon exercise of the Series Q Warrants.

          SECTION 1.4    QWEST PRIVATE LINE SERVICE AGREEMENT.  Concurrently
                         ------------------------------------
with the execution and delivery of this Agreement, Qwest and the Company are entering into the Qwest Private Line Service Agreement, pursuant to which Qwest will provide certain services to the Company.

                                  ARTICLE II

                                    CLOSING

          SECTION 2.1    TIME OF CLOSING.  The closing of the Merger shall take
                         ---------------
place (the "CLOSING") on the Business Day following the date on which all the conditions precedent to the obligations of the parties under this Agreement with respect thereto (other than conditions that, by their terms, cannot be satisfied until the Closing Date) shall have been satisfied or waived, as the case may be, or such later date as the parties may agree (the "CLOSING DATE").

          SECTION 2.2    LOCATION OF CLOSING.  The Closing shall take place at
                         -------------------
the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York 10022, or at such other location as approved by the parties.


                                  ARTICLE III

                             CONDITIONS OF CLOSING

          SECTION 3.1    CONDITIONS PRECEDENT TO CLOSING.  The respective
                         -------------------------------
obligations of each party under this Agreement with respect to the Merger are subject to the satisfaction of each of the following conditions, unless waived by each of the parties that is the beneficiary of the satisfaction of such condition, at or before the Closing:

          (a) holders of a majority of the outstanding shares of Company Common Stock shall have approved this Agreement and the Merger in accordance with the DGCL, the certificate of incorporation and bylaws of the Company and the Regulations of the NASDAQ;

          (b) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect;

          (c) the shares of Qwest Common Stock issuable in the Merger shall have been approved for inclusion in NASDAQ, if necessary, subject only to official notice of issuance;

          (d) each of the Company, its Subsidiaries, Qwest and Qwest Subsidiary shall have obtained from each Governmental Body or other person each Approval or taken all actions required to be taken in connection with each Approval, and all waiting, review or appeal periods under the Hart-Scott-Rodino Act or otherwise prescribed with respect to each Approval shall have terminated or expired, as the case may be, in each case with respect to an Approval that is required or advisable on the part of such person for (1) the due execution and delivery by such person of each Transaction Document to which it is or may become a party,
(2) the conclusion of the Transactions, (3) the performance by such person of its obligations with respect to the Transactions under each Transaction Document to which it is or may become a party and (4) the exercise by such person of its rights and remedies with respect to the Transactions under each Transaction Document to which it is or may become a party or with respect to which it is or may become an express beneficiary, except in each case referred to in the preceding clauses (1), (2), (3) and (4) where the failure to obtain such Approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such person;

          (e) no Regulation shall have been enacted, entered, promulgated or enforced by any Governmental Body which is in effect and (1) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger or (2) could reasonably be expected to have a Material Adverse Effect on any of the Company, its Subsidiaries, Qwest and Qwest Subsidiary;

          (f) none of the Company, its Subsidiaries, Qwest and Qwest Subsidiary
(1) is in violation or breach of or default with respect to (A) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations or (B) any agreement, indenture or other instrument to which it is a party or by which it or its properties may be bound or affected, (2) would be in violation or breach of or default with respect to any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations in connection with or as a result of the conclusion of any of the Transactions or (3) has received notice that, in connection with or as a result of the conclusion of any of the Transactions, it is or would be in violation or breach of or default with respect to any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, except in each case referred to in the preceding clauses (1), (2), (3), and (4) for violations, breaches or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such person;

          (g) each Transaction Document required to be executed and delivered prior to the Effective Time shall have been so executed and delivered by the respective parties thereto;

          (h) the representations and warranties of each other party contained in each Transaction Document to which such other party is a party shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a particular period of time, which representations or warranties shall be true and correct as of such date or with respect to such period), except where the failure of such representations or warranties to be so true and correct (without giving effect to any limitation as to "material," "materiality," "Material Adverse Effect," specified dollar amount thresholds or other similar qualifiers), individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect on such person;

          (i) each other party shall have performed, in all material respects, all of the covenants and other obligations required by each Transaction Document required to be performed by such other party at or before the Closing;

          (j) counsel to the Company shall have received tax representation letters substantially in the form of Exhibits 3.1(j)(1) and 3.1(j)(2) attached hereto, and the Company shall have received an opinion from its counsel on the Closing Date dated as of the Closing Date, substantially in the form of Exhibit
                                                                        -------
3.1(j)(3) attached hereto;
---------

          (k) each party shall have received from each other party the following, each dated the Closing Date, in form and substance reasonably satisfactory to the receiving party:

               (1) a certificate of the Secretary or an Assistant Secretary of such other party with respect to (A) the certificate of incorporation or articles of incorporation, as the case may be, of such other party, (B) the bylaws of such other party, (C) the resolutions of the Board of Directors of such other party, approving each Transaction Document to which such other party is a party and the other documents to be delivered by it under the Transaction Documents, and (D) the names and true signatures of the officers of such other party who signed each Transaction Document to which such other party is a party and the other documents to be delivered by such other party under the Transaction Documents;

               (2) a certificate of the President or a Vice President of such other party to the effect that (A) the representations and warranties of such other party contained in the Transaction Documents to which it is a party are true and correct in all material respects as of the Closing Date and (B) such other party has performed, in all material respects, all covenants and other obligations required by the Transaction Documents to which it is a party to be performed by it on or before the Closing Date;

               (3) with respect to the Company, certified copies, or other evidence reasonably satisfactory to Qwest and Qwest Subsidiary, of all Approvals of all Governmental Bodies and other persons with respect to the Company referred to in Section 4.3;

               (4) with respect to Qwest, certified copies, or other evidence reasonably satisfactory to the Company, of all Approvals of all Governmental Bodies and other persons with respect to Qwest referred to in
     Section 5.3;

               (5) with respect to Qwest Subsidiary, certified copies, or other evidence reasonably satisfactory to the Company, of all Approvals of all Governmental Bodies and other persons with respect to Qwest Subsidiary referred to in Section 5.3;

               (6) a certificate of the Secretary of State of the jurisdiction in which such other party is incorporated, dated as of a recent date, as to the good standing of and payment of taxes by such other party and as to the charter documents of such other party on file in the office of such Secretary of State; and

               (7) with respect to the Company, a certificate of the President or a Vice President of the Company with respect to U.S. real property interests, substantially in the form of Exhibit 3.1(k)(7) attached hereto;
                                             -----------------
     and

          (l) Qwest and Qwest Subsidiary shall have received from the Company a written agreement of each person who is identified as an "affiliate" on the list furnished by the Company pursuant to Section 7.1(h), which is substantially in the form of Exhibit 3.1(l) attached hereto, without material cost or other
            --------------
liability to any of the Company, its Subsidiaries, Qwest and Qwest Subsidiary and any other person.


                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES
                                OF THE COMPANY

          The Company represents and warrants to Qwest and Qwest Subsidiary as follows:

          SECTION 4.1    CORPORATE EXISTENCE AND POWER.  Each of the Company and
                         -----------------------------
its Subsidiaries (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (2) has all necessary corporate power and authority and all material licenses, authorizations, consents and approvals required to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used and to carry on its business as now conducted and proposed to be conducted, in each case as described in the Company SEC Documents filed with the SEC prior to the date hereof, (3) is duly qualified as a foreign corporation under the laws of each jurisdiction in which qualification is required either to own, lease, license or use its properties now owned, leased, licensed and used or to carry on its business as now conducted, except where the failure to effect or obtain such qualification, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (4) has all necessary corporate power and authority to execute and deliver each Transaction Document to which it is or may become a party and to perform its obligations thereunder.

          SECTION 4.2    AUTHORIZATION; CONTRAVENTION.  Subject to obtaining the
                         ----------------------------
Approvals referred to in Section 4.3, except as expressly disclosed in Section
4.3 of the Company's Disclosure Schedule, the execution and delivery by each of the Company and its Subsidiaries of each Transaction Document to which it is or may become a party and the performance by it of its obligations under each of those Transaction Documents have been duly authorized by all necessary corporate action and do not and will not (1) contravene, violate, result in a breach of or constitute a default under (A) its certificate of incorporation, articles of incorporation or bylaws, as applicable, (B) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which any of the Company and its Subsidiaries or any of their properties may be bound or affected, including, without limitation, the Exchange Act, the Hart-Scott-Rodino Act and the DGCL, or
(C) any agreement, indenture or other instrument to which any of the Company and its Subsidiaries is a party or by which any of the Company and its Subsidiaries or their properties may be bound or affected, (2) result in or require the creation or imposition of any Lien on any of the properties now owned or hereafter acquired by any of the Company and its Subsidiaries or (3) to the knowledge of the representing party, impair or disadvantage the business of any of the Company and its Subsidiaries or adversely affect any Company License, except in each case referred to in the preceding clauses (1), (2) and (3) for contraventions, violations, breaches, defaults or Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          SECTION 4.3    APPROVALS.  Except as expressly referred to in this
                         ---------
Agreement or otherwise disclosed in Section 4.3 of the Company's Disclosure Schedule, no Approval of any Governmental Body or other person is required or advisable on the part of any of the Company and its Subsidiaries for (1) the due execution and delivery by the Company or such Subsidiary, as the case may be, of any Transaction Document to which it is or may become a party, (2) the conclusion of the Transactions, (3) the performance by the Company or such Subsidiary, as the case may be, of its obligations under each Transaction Document to which it is or may become a party and (4) the exercise by Qwest or Qwest Subsidiary, as the case may be, of its rights under each Transaction Document to which Qwest or Qwest Subsidiary, as the case may be, is or may become a party, except in each case referred to in the preceding clauses (1),
(2), (3) and (4) where the failure to obtain such Approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          SECTION 4.4    BINDING EFFECT.  Each Transaction Document to which any
                         --------------
of the Company and its Subsidiaries is or may become a party is, or when executed and delivered in accordance with this Agreement will be, the legally valid and binding obligation of the Company or such Subsidiary, as the case may be, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

           SECTION 4.5   FINANCIAL INFORMATION.
                         ---------------------

          (a) The consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1997 (the "COMPANY BALANCE SHEET") and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, true and complete copies of which have been delivered to Qwest and Qwest Subsidiary, fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of that date and their consolidated results of operations and cash flows for the year then ended, in accordance with GAAP applied on a consistent basis except as described in the footnotes to the financial statements or as disclosed in
Section 4.5(a) of the Company's Disclosure Schedule.

          (b) The unaudited financial statements of the Company and its consolidated Subsidiaries as of June 30, 1998 filed with the SEC in the Company's quarterly report on Form 10-Q for the quarter then ended, true and complete copies of which have been delivered to Qwest and Qwest Subsidiary, fairly present, subject to normal year-end adjustments, the consolidated financial position of the Company and its consolidated Subsidiaries as of that date and their consolidated results of operations and cash flows for the six months then ended.

          (c) The unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of July 31, 1998 and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the seven months then ended, true and complete copies of which have been delivered to Qwest and Qwest Subsidiary, fairly present, subject to normal year-end adjustments, the consolidated financial position of the Company and its consolidated Subsidiaries as of that date and their consolidated results of operations and cash flows for the seven months then ended.

          (d) At the respective dates of the balance sheets referred to in this
Section 4.5, none of the Company and its Subsidiaries had any material Liability that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in the balance sheets but was not, except for the omission of notes in unaudited balance sheets with respect to contingent liabilities that in the aggregate did not materially exceed those so reported in the latest audited balance sheets previously delivered and that were of substantially the same type as so reported.

          (e) All receivables of the Company and its Subsidiaries (including accounts receivable, loans receivable and advances) which are reflected in the balance sheets referred to in this Section 4.5, and all such receivables which have arisen thereafter and prior to the Effective Time, have arisen or will have arisen in all material respects from bona fide transactions in the Ordinary Course, the carrying value of such receivables approximate their fair market values in all material respects and adequate reserves for the Company's receivables have been established on the balance sheets in accordance with prior practice and GAAP.

          (f) Except as disclosed in Section 4.5(f) of the Company's Disclosure Schedule, since December 31, 1997, none of the Company and its Subsidiaries has provided any material special promotions, discounts or other incentives to its employees, agents, distributors or customers in connection with the solicitation of new orders for goods or services provided by the Company or any Subsidiary except in the Ordinary Course, nor has any customer pre-paid any material amount for goods or services to be provided by the Company or any Subsidiary in the future, except in the Ordinary Course.

          (g) The Company has made available to Qwest and Qwest Subsidiary copies of each management letter delivered to any of the Company and its Subsidiaries by

PricewaterhouseCoopers LLP in connection with the financial statements referred to in this Section 4.5 or relating to any review by them of the internal controls of the Company and its Subsidiaries during the two years ended December 31, 1996 and December 31, 1997, respectively, and has made available for inspection and, subject to the approval of PricewaterhouseCoopers LLP, after the date of this Agreement will make available for inspection all reports and working papers produced or developed by them or management in connection with their examination of those financial statements, as well as all such reports and working papers for prior periods for which any liability of any of the Company and its Subsidiaries for Taxes has not been finally determined or barred by applicable statutes of limitation.

          (h) Since January 1, 1996, there has been no material disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K under the Securities
Act) between any of the Company and its Subsidiaries, on the one part, and any of its independent accountants, on the other part, with respect to any aspect of the manner in which the Company or such Subsidiary, as the case may be, maintained or maintains its books and records or the manner in which the Company or the Subsidiary, as the case may be, has reported upon the financial condition and results of operations of any of the Company and its Subsidiaries since such date, that has not been resolved to the satisfaction of the relevant independent accountants.

           SECTION 4.6   ABSENCE OF CERTAIN CHANGES OR EVENTS.
                         ------------------------------------

          (a) Except as disclosed in Section 4.6(a) of the Company's Disclosure Schedule or the Company SEC Documents filed with the SEC prior to the date hereof, since December 31, 1997, no circumstance has existed and no event has occurred that has had, will have or could reasonably be expected to have a Material Adverse Effect.

          (b) Except as disclosed in Section 4.6(b) of the Company's Disclosure Schedule or the Company SEC Documents filed with the SEC prior to the date hereof, since December 31, 1997, none of the Company and its Subsidiaries has done the following or entered into any agreement or other arrangement with respect to the following, except in each case with respect or pursuant to each Transaction Document to which it is or may become a party:

               (1) acquired or transferred any material asset, except in each case for fair value and in the Ordinary Course; or

               (2) incurred, assumed or guaranteed any Liability or paid, discharged or satisfied any Liability, except in each case in the Ordinary Course; or

               (3) created, assumed or suffered the existence of any Lien (other than Permitted Liens), except in each case in the Ordinary Course; or

               (4) waived, released, cancelled, settled or compromised any debt, claim or right of any material value, except in each case in the Ordinary Course; or

               (5) declared, made or set aside any amount for the payment of any Restricted Payment to any person other than any of the Company and its Wholly- Owned Subsidiaries; or

               (6) transferred or waived any right under any lease, license or agreement or any Proprietary Right or other intangible asset, except in each case in the Ordinary Course; or

               (7) paid or agreed to pay any bonus, extra compensation, pension, continuation, severance or termination pay, or otherwise increased the wage, salary, pension, continuation, severance or termination pay or other compensation (of any nature) to its stockholders, directors or executive officers, officers or employees, except for increases made in the Ordinary Course or as required by law; or

               (8) to the knowledge of the representing party, suffered (A) any damage, destruction or casualty loss (whether or not covered by insurance) of property the greater of cost or fair market value of which exceeds $50,000 individually or $100,000 in the aggregate for the Company and its Subsidiaries or (B) any taking by condemnation or eminent domain of any of its property or assets the greater of cost or fair market value of which exceeds $50,000 individually or $100,000 in the aggregate for the Company and its Subsidiaries; or

               (9) made any loan to or entered into any transaction with any of its stockholders having beneficial ownership of 5.0% or more of the shares of Company Common Stock then issued and outstanding, directors, officers or employees giving rise to any claim or right of, by, or against any person in an amount or having a value in excess of $25,000 individually or $50,000 in the aggregate for the Company and its Subsidiaries; or

               (10) entered into any material agreement, arrangement, commitment, contract or transaction (including, without limitation, any letter of intent or other agreement with respect to a Business Combination Transaction), amended or terminated any of the same, received any notice of termination or purported termination with respect to the same or otherwise conducted any of its affairs, except in each case in the Ordinary Course; or

               (11) made any contribution to any Company Employee Plan, other than regularly scheduled contributions and contributions required to maintain the funding levels of any Company Employee Plan, or made or incurred any commitment to establish or increase the obligation of the Company or a Subsidiary to any Company Employee Plan; or

               (12) except as disclosed in the footnotes to the financial statements referred to in Section 4.5 or in Section 4.6 of the Company's Disclosure Schedule, changed any accounting methods or principles used in recording transactions on the books of the Company or a Subsidiary or in preparing the financial statements of the Company or a Subsidiary;

and none of the events disclosed in Section 4.6 of the Company's Disclosure Schedule, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; provided that the representations made in this
                           --------
Section 4.6 with respect to Frontier Media Group, Inc. are made, with respect to all events or facts occurring or existing before May 27, 1998, to the knowledge of the representing party.

          (c) Except as disclosed in Section 4.6 of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof, the occurrence of any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.

           SECTION 4.7   TAXES.  Except as disclosed in Section 4.7 of the
                         -----
Company's Disclosure Schedule:

          (a) Each of the Company and its Subsidiaries has (1) filed (or has caused to be filed) all Tax Returns that are required to be filed with any Governmental Body with respect to each of the Company and its Subsidiaries, except for the filing of Tax Returns as to which the failure to file, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (2) paid (or has caused to be paid) all Taxes of or with respect to each of the Company and its Subsidiaries required to be paid when due whether or not shown on such Tax Returns and all assessments received by it, except Taxes being contested in good faith by appropriate proceedings, for which adequate reserves or other provisions are maintained in accordance with GAAP and which Taxes are specified in Section 4.7(a) of the Company's Disclosure Schedule, or amounts of Taxes and assessments which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) Federal income tax returns of the Company and its Subsidiaries are closed through the year ended December 31, 1994, either by the expiration of the applicable statute of limitations or closing agreement. None of the Company and its Subsidiaries know of any basis for the assessment of any material amount of Taxes for any period covered by the Tax Returns that are referred to in Section 4.7(a) that is not reflected on those Tax Returns. None of the Company and its Subsidiaries is a party to any pending Action by any Governmental Body with respect to the payment of Taxes of or with respect to any of the Company and its Subsidiaries, and no claim has been asserted in writing, or to the knowledge of the Company, threatened against it for assessment or collection of any Taxes which has not been resolved, other than Actions or claims which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. None of the Company and its Subsidiaries has executed or filed with the Internal Revenue Service or any other taxing authority any agreement extending the period of assessment or collection of any Taxes which has not expired or any consent to have the provisions of Section 341(f) of the Code (or any similar provision of state, local or foreign law) applied to it.

          (c) All Taxes that the Company or a Subsidiary is required to withhold or collect have been withheld or collected and, to the extent required, have been paid over to the proper Governmental Body on a timely basis, and each of the Company and its Subsidiaries has withheld proper amounts from its employees, independent contractors, creditors, stockholders or other third parties for all periods in full compliance with tax withholding provisions of applicable Regulations, except for withholdings or collections as to which the failure to withhold or collect, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (d) No portion of the real property or plant, structures, fixtures or improvements of the Company or a Subsidiary is subject to any special assessment, the liability with respect to which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of the Company and its Subsidiaries has any knowledge of any proposal for any such assessment.

          (e) None of the Company or its Subsidiaries is obligated to make, or is a party to an agreement or arrangement that obligates it to make, any payment that will not be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (f) None of the Company and its Subsidiaries has any liability for the Taxes of any person other than the Company and its Subsidiaries (1) under Treasury Regulations (S)1.1502-6 (or any similar provision of state, local or foreign law), (2) as a transferee or successor, (3) by contract or (4) otherwise.

          (g) None of the Company and its Subsidiaries has adopted a plan of complete liquidation.

          (h) (1) None of the Company and its Subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the execution and delivery of the Transaction Documents or the conclusion of any of the Transactions, (2) none of the Company and its Subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any person other than the Company and its Subsidiaries,
(3) with respect to Wholly-Owned Subsidiaries, none of the Company and its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which is treated as a partnership for United States federal income tax purposes, (4) the prices for any property or services (or for the use of property) provided by any of the Company and its Subsidiaries to any other Subsidiary or to the Company have been arm's length prices determined using a method permitted by the Treasury Regulations under Section 482 of the Code, and
(5) none of the Company and its Subsidiaries has made an election or is required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code (or any similar provision of state, local or foreign law.

          SECTION 4.8    UNDISCLOSED LIABILITIES.  Except as disclosed in
                         -----------------------
Section 4.8 of the Company's Disclosure Schedule, none of the Company and its Subsidiaries has any material Liabilities, except Liabilities (1) shown or reflected in the Company Balance Sheet or the notes thereto, (2) expressly contemplated by the Transaction Documents or (3) in an aggregate amount not greater than $25,000.

           SECTION 4.9   LITIGATION.
                         ----------

           (a) Except as disclosed in Section 4.9(a) of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof, there is no Action pending or, to the knowledge of the representing party, threatened against any of the Company and its Subsidiaries, that (1) as of the date of this Agreement involves any of the Transactions or (2) individually or in the aggregate, if determined adversely to any of them, could reasonably be expected to result in a liability to any of them in an amount that exceeds $25,000 individually or $50,000 in the aggregate.

           (b) Except as disclosed in Section 4.9(b) of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof, there is no Action pending against any of the Company and its Subsidiaries or, to the knowledge of the representing party, threatened against any of the Company and its Subsidiaries or any other person that involves any of the Transactions or any property owned, leased, licensed or used by the Company or such Subsidiary, as the case may be, that, individually or in the aggregate, if determined adversely to any of them, could reasonably be expected to have a Material Adverse Effect.

           (c) Except as disclosed in Section 4.9(c) of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof, other than billing disputes with customers arising in the ordinary course of business that in the aggregate involve immaterial amounts, there is no Action pending against any of the Company and its Subsidiaries or, to the knowledge of the representing party, threatened against any of the Company and its Subsidiaries, one stated purpose of which is to seek, facilitate or effect
(1) a reduction of rates charged to customers, (2) a reduction of earnings or
(3) refunds of amounts previously charged to customers, except in each case referred to in the preceding clauses (1), (2) and (3) for Actions that, individually or in the aggregate, if determined adversely to any of the Company and its Subsidiaries, could not reasonably be expected to have a Material Adverse Effect.

           SECTION 4.10  COMPLIANCE WITH REGULATIONS.
                         ---------------------------

           (a) None of the Company and its Subsidiaries is in, and none of them has received written notice of, a violation of or default with respect to, any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, including individual products or services sold or provided by it, except for violations or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) Each of the Company and its Subsidiaries has filed or caused to be filed with each applicable Governmental Body all reports, applications, documents, instruments and information required to be filed by it pursuant to all applicable Regulations, other than those as to which the failure to file, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          SECTION 4.11  LICENSES.
                        --------

          (a) To the knowledge of the representing party, one or more of the Company and its Subsidiaries are the registered holders of each License that is required to be held by the Company or such Subsidiary, as the case may be, so that it may carry on its business as now conducted and proposed to be conducted, the failure to hold which License, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (each such License, a "COMPANY LICENSE").

          (b) To the knowledge of the representing party, each Company License is validly issued, in good standing and in full force and effect, unimpaired by any act or omission by the Company or such Subsidiary, as the case may be. Each of the Company and its Subsidiaries is in compliance with such Company License. None of the Company and its Subsidiaries has suffered a revocation, termination, suspension or material and adverse modification of a License that was, at the time of such event, a Company License. There is no Action pending or, to the knowledge of the representing party, threatened against any of the Company and its Subsidiaries, and no other circumstance exists or event has occurred (whether or not with the giving of notice or the passage of time or both), that could reasonably be expected to result in the revocation, termination, suspension or material and adverse modification of any Company License. If a Company License is subject to termination upon the expiration of a term, the existence of another circumstance or the occurrence of another event, the representing party does not have any reason to believe that such Company License will not be renewed in the ordinary course. No Company License is subject to renegotiation by any Governmental Body. The execution and delivery of the Transaction Documents and the conclusion of any of the Transactions will not (and will not give any Governmental Body a right to) terminate or modify any rights of, or accelerate or increase any obligation of, the Company or any Subsidiary under any Company License.

          SECTION 4.12  EMPLOYEE MATTERS.
                        ----------------

          (a) Employment and Labor Relations.
              ------------------------------

              (1) Except as disclosed in Section 4.12(a) of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof:

                  (A) none of Company and its Subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and no union or labor organization has been recognized by any of the Company and its Subsidiaries as a bargaining representative for employees of any of the Company and its Subsidiaries;

                    (B) there is no representation claim or petition pending before the National Labor Relations Board respecting the employees of any of the Company and its Subsidiaries, nor does Company have any knowledge of any significant activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees;

                    (C) there is no unfair labor practice charge or complaint against any of the Company and its Subsidiaries pending or, to the knowledge of the representing party, threatened before the National Labor Relations Board or any similar Governmental Body;

                    (D) there has not occurred nor has there been threatened since January 31, 1994, a labor strike, labor dispute, request for representation, work stoppage, work slowdown or lockout of or by employees of any of the Company and its Subsidiaries;

                    (E) no grievance or arbitration proceeding arising out of any collective bargaining agreement to which any of the Company and its Subsidiaries is a party is pending;

                    (F) no charge with respect to or relating to any of the Company and its Subsidiaries is pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices;

                    (G) no claim relating to employment or loss of employment with any of the Company and its Subsidiaries is pending in any federal, state or local court or in any other adjudicatory body and, to the knowledge of the representing party, no such claim against any of the Company and its Subsidiaries has been threatened;

                    (H) none of the Company and its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Regulations to conduct an investigation of or relating to any of the Company and its Subsidiaries, and no such investigation is in progress;

                    (I) since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN ACT"), none of the Company and its Subsidiaries has effectuated (1) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (2) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; and none of the Company and its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in any number to trigger application of any similar Regulation;

                    (J) none of the Company and its Subsidiaries is delinquent in any material respect in payments to any of its current or former officers, directors, employees, consultants or agents for any wages, salaries, commissions or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees, consultants, or agents;

                    (K) in the event of termination of the employment or service of any of its current or former officers, directors, employees, consultants or agents, none of the Company, its Subsidiaries, Qwest and Qwest Subsidiary will be liable to any such persons for severance, continuation or termination pay pursuant to any agreement or by reason of any action taken or not taken by any of the Company and its Subsidiaries prior to the Effective Time; and

                    (L) since December 31, 1997, there has not been any termination of employment of any officer, director or employee of any of the Company and its Subsidiaries receiving annual base salary in excess of $150,000.

               (2) Section 4.12(a) of the Company's Disclosure Schedule sets forth a correct and complete list of (A) all employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other agreements of any nature whatsoever between any of the Company and its Subsidiaries, on the one part, and any current officer, director, employee, consultant or agent thereof, on the other part, in each case whether written or oral, to which any of the Company and its Subsidiaries is a party or by which any of them is bound, except with respect to agreements approved by Qwest in writing, and (B) all collective bargaining, labor and similar agreements (other than any Employee Plans), in each case whether written or oral, currently in effect or under negotiation, to which any of the Company and its Subsidiaries is a party or by which any of them is bound or proposed to be bound, as the case may be. The Company has provided to Qwest and Qwest Subsidiary true and complete copies of all such agreements. Each of the Company and its Subsidiaries has complied with its obligations related to, and is not in default under, any of such agreements, except where the failure to comply with or a default under such agreements, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

               (3) Except as disclosed in Section 4.12(a) of the Company's Disclosure Schedule, the execution and delivery of the Transaction Documents and the conclusion of the Transactions (A) will not require any of the Company and its Subsidiaries to make a payment to, or obtain any consent or waiver from, any current or former officer, director, employee, consultant or agent of any of the Company and its Subsidiaries and (B) will not result in any change in the nature of any rights of any current or former officer, director, employee, consultant or agent of any of the Company and its Subsidiaries under any agreement referred to in Section 4.12(a)(2), including any acceleration or change in the award, grant, vesting or determination of stock options, stock purchase, stock appreciation rights, phantom stock, restricted stock or other stock-based rights (other than exercise price and number of shares adjusted in accordance with Section 1.1(l)), severance pay, continuation pay, termination pay or other contingent obligations of any nature whatsoever of any of the Company and its Subsidiaries, or a change in the term of any such agreement.

               (4) Except as disclosed in Section 4.12(a) of the Company's Disclosure Schedule, each of the Company and its Subsidiaries is, and at all times since December 31, 1997 has been, in compliance with all applicable Regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, and is not, and since January 31, 1994 has not, engaged in any unfair labor practices, except where the failure to so comply or such engagement, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b)  Company Employee Plans.
               ----------------------

               (1) Section 4.12(b) of the Company's Disclosure Schedule sets forth a correct and complete list of all Company Employee Plans. The Company has made available to Qwest Subsidiary true and complete copies of the Company Employee Plans and all related summary descriptions, including, without limitation, copies of any employee handbooks listing or describing any Company Employee Plans and summary descriptions of any Company Employee Plan not otherwise in writing.

               (2) Except for any failure or default that could not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has fulfilled or has taken all actions necessary to enable it to fulfill when due all of its obligations under each Company Employee Plan, and there is no existing default or event of default or any event which, with or without the giving of notice or the passage of time, would constitute a default by it under any Company Employee Plan. No Regulation currently in effect or, to the knowledge of the representing party, proposed to be in effect materially or adversely affects, or if adopted would materially or adversely affect, the rights or obligations of any of the Company and its Subsidiaries under any Company Employee Plan. There are no material negotiations, demands or proposals which are pending or which have been made to any of the Company and its Subsidiaries which concern matters now covered, or that would be covered, by any Company Employee Plan.

               (3) Each of the Company and its Subsidiaries is in full compliance with all Regulations applicable to each Company Employee Plan, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There has been no Employee Plan Event which is continuing or in respect of which there is any outstanding liability of any of the Company or its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and no such Employee

     Plan Event is reasonably expected to occur, with respect to any Company Employee Plan.

               (4) Except as disclosed in Section 4.12(b) of the Company's Disclosure Schedule, the execution and delivery of the Transaction Documents and the conclusion of the Transactions will not cause the acceleration of vesting in, or payment of, any benefits under any Company Employee Plan.

               (5) None of the Company and its Subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional Employee Plan or to modify or change any existing Employee Plan that would affect any current or former employee of any of the Company and its Subsidiaries and that could reasonably be expected to result in a material liability.

               (6) All employment, consulting, deferred compensation, bonus, stock option, stock appreciation rights, phantom stock, severance, termination or indemnification agreements, arrangements or understandings, or other Employee Plans, between any of the Company and its Subsidiaries, on the one part, and any current or former officer or director of any of the Company and its Subsidiaries, on the other part, which are required to be disclosed under the Securities Act or the Exchange Act have been disclosed.

          (c)  Employee Plans of the Company's ERISA Affiliates.  Section
               ------------------------------------------------
     4.12(c) of the Company's Disclosure Schedule sets forth a correct and complete list of all ERISA Plans and Multiemployer Plans of any person that is an ERISA Affiliate of the Company or its Subsidiaries, other than any such ERISA Plans or Multiemployer Plans disclosed pursuant to Section 4.12(b). There has been no Employee Plan Event with respect to any ERISA Plan or Multiemployer Plan of any person that is an ERISA Affiliate of the Company or its Subsidiaries or who was an ERISA Affiliate of the Company or its Subsidiaries at any time since January 31, 1992, other than any ERISA Plan or Multiemployer Plan disclosed in Section 4.12 of the Company's Disclosure Schedule, in respect of which there is any outstanding liability, or, to the knowledge of the Company, in respect of which any liability could be expected to be incurred by any of the Company and its Subsidiaries. At no time since the organization of the Company or any of its Subsidiaries has any entity (other than the Company or any such Subsidiaries) been an ERISA Affiliate of any of the Company and its Subsidiaries.

          (d)  Company Qualified Plans.
               -----------------------

               (1) Each Company Qualified Plan satisfies, in all material respects, the requirements of Section 401(a) of the Code, and each trust under each such plan is exempt from Tax under Section 501(a) of the Code. To the knowledge of the Company, no event has occurred that will or could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such plan or trust under such sections.

               (2) The Company has made available to Qwest and Qwest Subsidiary for each Company Qualified Plan copies of the following documents: (A) the Form 5500 filed for each of the three most recent plan years, including all schedules thereto and financial statements with attached opinions of independent accountants; (B) the most recent determination letter from the IRS; (C) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date; and (D) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year. Such financial statements fairly present the financial condition and the results of operations of each Company Qualified Plan as of such dates, in accordance with GAAP.

               (3) No Company Employee Plan is an employee stock ownership plan (an "ESOP") within the meaning of Section 4975(e)(7) of the Code.

          (e)  Company ERISA Plans and Multiemployer Plans.  No Company Employee
               -------------------------------------------
     Plan is, and no employee benefit plan formerly maintained by any of the Company and its Subsidiaries was, an ERISA Plan. Neither the Company nor any of its Subsidiaries has ever contributed to, or withdrawn in a complete or partial withdrawal from, any Multiemployer Plan or incurred any contingent liability under Section 4204 of ERISA.

          SECTION 4.13  CAPITALIZATION.
                        --------------

          (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share, of the Company (the "COMPANY PREFERRED STOCK").

          (b) As of the date of this Agreement, there are (1) 15,884,378 shares of Company Common Stock issued and outstanding, of which 6,550,354 shares are registered in the names of the Principal Stockholders, (2) no shares of Company Preferred Stock issued and outstanding, (3) no shares of Company Common Stock held in the treasury of the Company, (4) 1,445,405 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Stock Options issued to current or former employees and directors of the Company and its Subsidiaries pursuant to the Company Stock Option Plan, (5) 621,186 shares of Company Common Stock reserved for issuance upon exercise of authorized but unissued Company Stock Options pursuant to the Company Stock Option Plan and (6) 1,683,349 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Warrants, including 750,000 shares of Company Common Stock reserved for issuance upon exercise of the Series Q Warrants.

          (c) All outstanding shares of Company Common Stock are and all shares of Company Common Stock issuable upon the exercise of the Company Stock Options and Company Warrants, including, without limitation, the Series Q Warrants, upon issuance thereof in accordance with the terms of such Company Stock Options and Company Warrants, as the case may be, will be duly authorized, validly issued, fully paid and nonassessable, free from any Liens created by the Company with respect to the issuance and delivery thereof and not subject to preemptive rights.

          (d) Except with respect to the outstanding shares of Company Common Stock, the Company Stock Options and the Company Warrants, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

          (e) Except with respect to the Company Stock Options and the Company Warrants, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.
Section 4.13(e) of the Company's Disclosure Schedule sets forth a correct and complete list of the outstanding Company Stock Options and Company Warrants.

          (f) Except as disclosed in Schedule 4.13(f) of the Company's Disclosure Schedule and except with respect to the Transaction Documents, to the knowledge of the representing party, there is no agreement or arrangement (1) restricting the voting or transfer of any of the Equity Securities of the Company, (2) restricting (A) the acquisition of any shares of Company Common Stock or other securities pursuant to any Option (B) the acquisition of any shares of Company Common Stock pursuant to the Series Q Warrants or (C) the voting or transfer of any shares of Company Common Stock or other securities so acquired, (3) that affords to any person "drag-along" or "tag-along" rights with respect to the sale or other transfer of any shares of Company Common Stock or other securities acquired by Qwest and its permitted assigns pursuant to the exercise of any Option or Series Q Warrant, or (4) that would impose limitations on the legal rights to be enjoyed by any of Qwest and its permitted assigns, as a stockholder of the Company, upon the acquisition of shares of Company Common Stock or other securities pursuant to the exercise of any Option or Series Q Warrant.

          (g) Except with respect to the Company Stock Options and the Company Warrants, there are no outstanding contractual obligations, commitments, understandings or arrangements of any of the Company and its Subsidiaries to repurchase, redeem or otherwise acquire, require or make any payment in respect of any shares of Equity Securities of the Company.

          (h) Except as disclosed in Section 4.13(h) of the Company's Disclosure Schedule and with respect to the Company Credit Facilities, the Transaction Documents and statutory restrictions of general application, there are no legal, contractual or other restrictions on the payment of dividends or other distributions or amounts on or in respect of any of the Equity Securities of the Company.

          (i) Except as disclosed in Section 4.13(i) of the Company's Disclosure Schedule and with respect to the Transaction Documents, there are no agreements or arrangements to which the Company or any of its Subsidiaries is a party pursuant to which the

Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act.

          (j) All outstanding Equity Securities of the Company were issued in compliance with all applicable Regulations, including, without limitation, the registration provisions of applicable federal and state securities laws. Equity Securities of the Company that were issued and reacquired by the Company were so reacquired (and, if reissued, so reissued) in compliance with all applicable Regulations, and the Company has no liability with respect to the reacquisition or reissuance of such Equity Securities.

          SECTION 4.14 SUBSIDIARIES.
                       ------------

          (a) Section 4.14(a) of the Company's Disclosure Schedule sets forth a correct and complete list of each of its Subsidiaries and the directors and officers of the Subsidiary as of the date of this Agreement. All outstanding shares of capital stock or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable or, with respect to partnership interests, limited liability company membership interests or their equivalent, are validly issued, the consideration therefor has been paid and no unmet calls for capital contributions or similar payments are outstanding.

          (b) All shares of capital stock or other equity interests of each Subsidiary, are owned beneficially and of record by the Company, free and clear of all Liens other than Permitted Liens. No other Equity Securities of any Subsidiary are outstanding.

          (c) Except with respect to the outstanding shares of capital stock or other Equity Securities of each Subsidiary, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of such Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of such Subsidiary may vote.

          (d) There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any of the Company and its Subsidiaries is a party or by which any of them is bound obligating any of the Company and its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Securities of any of the Subsidiaries or obligating any of the Company and its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

          (e) Except with respect to the Transaction Documents, there is no agreement or arrangement restricting the voting or transfer of any of the Equity Securities of any of the Subsidiaries.

          (f) There are no outstanding contractual obligations, commitments, understandings or arrangements of any of the Company and its Subsidiaries to repurchase, redeem or otherwise acquire, require or make any payment in respect of any of the Equity Securities of any of the Subsidiaries.

          (g) Except with respect to the Company Credit Facilities, the Transaction Documents and statutory restrictions of general application, there are no legal, contractual or other restrictions on the payment of dividends or other distributions or amounts on or in respect of any of the Equity Securities of any of the Subsidiaries.

          (h) All outstanding Equity Securities of each of the Subsidiaries were issued in compliance with all applicable Regulations, including, without limitation, the registration provisions of applicable federal and state securities laws. Equity Securities of any of the Subsidiaries that were issued and reacquired by such Subsidiary were so reacquired (and, if reissued, so reissued) in compliance with all applicable Regulations, and none of the Company and its Subsidiaries has any liability with respect to the reacquisition or reissuance of such Equity Securities.

          SECTION 4.15  PROPERTY.
                        --------

          (a) Each of the Company and its Subsidiaries owns, leases or licenses all real property and personal property, tangible or intangible, that are used or useful in its business and operations as now conducted and proposed to be conducted, the failure to own, lease or license which real or personal property, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (collectively, the "COMPANY PROPERTIES").

          (b) All Company Properties are reflected in the financial statements referred to in Section 4.5 in the manner and to the extent required to be reflected therein by GAAP (other than any Company Properties disposed of in the Ordinary Course).

          (c) All tangible Company Properties are in such condition and repair, and are suitable, sufficient in amount, size and type and so situated, as is appropriate and adequate for the uses for which they are used and intended and to carry on the business of the Company or such Subsidiary, as the case may be, as now conducted and as proposed to be conducted.

          (d) To the knowledge of the representing party, all Company Properties comply in all material respects with the terms and conditions of all agreements relating to such real property and personal property and are in conformity in all material respects with all Regulations of any Governmental Body currently in effect, scheduled to come into effect or proposed to be adopted, entered or issued, as the case may be, and all decisions, rulings, orders and awards of any arbitrator applicable to it or its business, properties or operations, except where the failure to so comply or conform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 4.15(d) of the Company's Disclosure Schedule, there exists no default by any party under any lease agreement with respect to any Company Property, which default, individually or together with other defaults under the same lease agreement or other lease agreements, could reasonably be expected to have a Material Adverse Effect.

          (e) The interest of any of the Company and its Subsidiaries in each Company Property is free and clear of all Liens other than Permitted Liens, except where the absence of such title, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (f) None of the hardware or software used or useful in the business and operations of any of the Company and its Subsidiaries as now conducted and proposed to be conducted contains imbedded logic or code that will fail to recognize the year 2000 as such, or that might fail or cause other hardware or software to cease to perform according to specifications or to the needs of the business of the Company or the Subsidiary, as the case might be, by reason of the date change after December 31, 1999, or cannot accurately and correctly process data, including dates, from different countries, except where such condition, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          SECTION 4.16  PROPRIETARY RIGHTS.
                        ------------------

          (a) Each of the Company and its Subsidiaries owns or licenses all Proprietary Rights that are used or useful in its business and operations as now conducted and proposed to be conducted, the failure to own or license which Proprietary Rights could reasonably be expected to have a Material Adverse Effect (collectively, the "COMPANY PROPRIETARY RIGHTS").

          (b) One or more of the Company and its Subsidiaries have good title to each of the interests created by, or an implied license to use, the Company Proprietary Rights. None of the Company and its Subsidiaries has received notice that the validity of any such Company Proprietary Right or its title to or use of any Company Proprietary Right is being questioned in any Action. The right, title and interest of the Company or a Subsidiary in and to each such Company Proprietary Right and the authority to use the same are free and clear of all Liens other than Permitted Liens. To the knowledge of the representing party, no use has been or is being made of any Company Proprietary Right by any person other than the Company, the Subsidiary or a person duly authorized to make that use. All Company Proprietary Rights used by the Company or a Subsidiary but previously owned or held by any of its directors, officers, employees or agents have been duly transferred to the Company or the Subsidiary, as the case may be. There is no liability or obligation of the Company or a Subsidiary with respect to any Company Proprietary Right that is required to have been paid or otherwise performed, as of the date of this Agreement, that has not been paid or otherwise performed in full.

          (c) The representing party has no knowledge of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used, or proposed for sale, license or use, by any of the Company and its Subsidiaries infringes on any Proprietary Right, (2) against the use by any of the Company and its Subsidiaries of any Company Proprietary Rights used in the business and operations of any of the Company and its Subsidiaries as now conducted or as proposed to be conducted or
(3) challenging the ownership, validity, effectiveness or right of use of any of the Company Proprietary Rights.

          (d) The execution and delivery of the Transaction Documents and the conclusion of any of the Transactions will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of, any of the Company and its Subsidiaries under any Company Proprietary Right.

          SECTION 4.17   INSURANCE.  One or more of the Company and its
                         ---------
Subsidiaries maintain insurance with reputable insurance companies in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated. There are no currently outstanding material losses for which the Company or such Subsidiary, as the case may be, has failed to give or present notice or claim under any policy. There are no requirements by any insurance company or by any board of fire underwriters or other body exercising similar functions or by any Governmental Body of which the representing party has knowledge requiring any repairs or other work to be done to any of the properties owned, leased, licensed or used by the Company or such Subsidiary, as the case may be, or requiring any equipment or facilities to be installed on or in connection with any of the properties, the failure to complete which could result in the cancellation of the policy of insurance. Policies for all the insurance are in full force and effect and none of the Company and its Subsidiaries is in default in any material respect under any of the policies. The representing party has no knowledge of the cancellation or proposed cancellation of any of the insurance or of any proposed increase in the contributions for workers' compensation applicable to each employee or unemployment insurance or of any conditions or circumstances applicable to the business of the Company or such Subsidiary, as the case may be, which might result in a material increase in those contributions. The Company has delivered to Qwest and Qwest Subsidiary true and complete copies of policies for all material fire and casualty, general liability, business interruption, product liability and other insurance maintained by any of the Company and its Subsidiaries.

          SECTION 4.18  ENVIRONMENTAL MATTERS.
                        ---------------------

          (a) Each of the Company and its Subsidiaries has obtained all environmental, health and safety permits, authorizations and other Licenses required under all Environmental Laws to carry on its business as now conducted or proposed to be conducted, except to the extent failure to have any such permit, authorization or other License would not have a Material Adverse Effect. Each of such permits, authorizations and other Licenses is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

          (b) None of the Company and its Subsidiaries has generated, used, transported, treated, stored, released or disposed of, or has permitted anyone else to generate, use, transport, treat, store, release or dispose of, any Hazardous Substance in a manner which has created or might reasonably be expected to create any liability or which would require reporting or giving notice to any Governmental Body, except for such events or occurrences for which the Company or its Subsidiaries would not reasonably be expected to incur liability or costs, individually or in the aggregate, in excess of $150,000 (exclusive of any amount with respect to which a reserve has been taken by the Company or a Subsidiary on or before December 31, 1997).

          SECTION 4.19  BOOKS AND RECORDS.
                        -----------------

          (a) The records and books of account of each of the Company and its Subsidiaries are correct and complete in all material respects, have been maintained in accordance with good business practices and are reflected accurately in the financial statements referred to in Section 4.5. Each of the Company and its Subsidiaries has accounting controls sufficient to insure that its transactions are (1) executed in accordance with management's general or specific authorization and (2) recorded in conformity with GAAP so as to maintain accountability for assets.

          (b) The minute books of each of the Company and its Subsidiaries true and correct copies of which have been made available to Qwest and Qwest Subsidiary, contain accurate records of all meetings and accurately reflect all corporate action of the stockholders and the board of directors (including committees) of the Company or such Subsidiary, as the case may be.

          (c) The stock books and ledgers of each of the Company and its Subsidiaries, true and correct copies of which have been made available to Qwest and Qwest Subsidiary, correctly record all transfer and issuances of all capital stock of the Company or the Subsidiary.

          SECTION 4.20  MATERIAL CONTRACTS.
                        ------------------

          (a) Section 4.20(a) of the Company's Disclosure Schedule sets forth a correct and complete list of the following agreements to which any of the Company and its Subsidiaries is a party (collectively, the "COMPANY MATERIAL CONTRACTS"), true and correct copies of which have been delivered to Qwest and Qwest Subsidiary:

               (1) agreements with investment bankers, brokers, finders, consultants and advisers engaged by the Company or a Subsidiary (including, without limitation, the Company's Financial Advisor) with respect to the Transactions, other Business Combination Transactions, the purchase or sale by the Company or a Subsidiary of assets not in the ordinary course of business or the issuance and sale by the Company or a Subsidiary of any Equity Securities;

               (2) Company Affiliate Agreements;

               (3) agreements made by any of the Company and its Subsidiaries not in the Ordinary Course that may require the payment or provision by or to any of the Company and its Subsidiaries of money in an aggregate amount, or goods or services having an aggregate value, in each case in excess of $100,000;

               (4) agreements made by any of the Company and its Subsidiaries since December 31, 1997, whether or not in the Ordinary Course, contemplating the acquisition by the Company or the Subsidiary, as the case may be, of any Equity Securities of any person or all or substantially all of the assets of any person;

               (5) agreements that by their terms may be cancelled, terminated, amended or modified, or pursuant to which payments might be required or acceleration of benefits may be required, in connection with or as the result of the execution and delivery of the Transaction Documents or the conclusion of any of the Transactions, in each case the consequence of which could reasonably be expected to adversely affect any of the Company and the Subsidiaries in an amount in excess of $100,000;

               (6) agreements that provide for the acceleration or payment of benefits upon the occurrence of a change of control (however defined), whether or not resulting from the execution and delivery of the Transaction Documents or the conclusion of any of the Transactions;

               (7) agreements that provide for the indemnification by any of the Company and its Subsidiaries of any director, officer, employee or agent of any of the Company and its Subsidiaries, other than agreements referred to in the preceding clause (1);

               (8) agreements that grant a power of attorney, agency or similar authority to another person;

               (9)  joint venture, partnership and limited liability agreements;

               (10) agreements giving any person the right to renegotiate or require an increase or reduction in the price of goods or services provided by or to any of the Company and its Subsidiaries, an increase in amounts previously paid by any of the Company and its Subsidiaries with respect to any goods or services or the repayment by any of the Company and the Subsidiaries of amounts previously paid to any of them with respect to any goods or services;

               (11) agreements with any Governmental Body; and

               (12) agreements requiring the payment or provision by or to any of the Company and its Subsidiaries of money in an aggregate amount, or goods or services having an aggregate value, in each case in excess of $250,000 during the year ending December 31, 1998.

          (b) Each Company Affiliate Agreement is in full force and effect, and except as disclosed in Section 4.20(b) of the Company's Disclosure Schedule, no term or condition thereof has been amended, modified or waived after the execution thereof, in each case in any material respect, except in accordance with this Agreement. Each such Company Affiliate Agreement is the legally valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or law.

          (c) Each agreement referred to in Sections 4.20(a)(5) and 4.20(a)(12) has, to the knowledge of the representing party with respect to parties other than the Company or the Subsidiary, as the case may be, been duly authorized, executed and delivered by the parties to such agreement, is in full force and effect and constitutes the legally valid and binding obligation of the parties to such agreement or their respective successors or assigns, enforceable against them in accordance with the terms of such agreement. Except as disclosed in
Section 4.20(c) of the Company's Disclosure Schedule, there is no liability or obligation of the Company or a Subsidiary with respect to any such agreement referred to in Section 4.20(a)(5) or Section 4.20(a)(12) that, under the terms of such agreement, has not been paid or otherwise performed in full. The right, title and interest of the Company or a Subsidiary in, to and under each such
agreement is free and clear of all Liens other than Permitted Liens.   Except as
disclosed in Section 4.20(c) of the Company's Disclosure Schedule, there exists no default under any such agreement by any party, which default, individually or together with other defaults under the same agreement or other agreements, could reasonably be expected to have a Material Adverse Effect. The execution and delivery of the Transaction Documents and the conclusion of any of the Transactions will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of, any of the Company and its Subsidiaries under any such agreement.

          SECTION 4.21   TRANSACTIONS WITH AFFILIATES.  Except as disclosed in
                         ----------------------------
Section 4.21 of the Company's Disclosure Schedule or in the Company SEC Documents filed with the SEC prior to the date hereof, at no time since December 31, 1997 has any of the Company and its Subsidiaries entered into any transaction (including, but not limited to, the purchase, sale or exchange of property or the rendering of any service) with any Affiliate except as contemplated by the Transaction Documents.

          SECTION 4.22   SEC DOCUMENTS.  The Company has filed with the
                         -------------
Securities and Exchange Commission all reports, schedules, forms, statements and other documents required by the Securities Act or the Exchange Act to be filed by the Company since January 31, 1994 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "COMPANY SEC DOCUMENTS"). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the Securities and Exchange Commission on or before the date of this Agreement, the Company SEC Documents filed by the Company complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents (including any and all financial statements included therein) filed by the Company as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents, including any amendments thereto, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto. The Company has filed with the Securities and Exchange Commission as exhibits to the Company SEC Documents all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are true and complete copies of such agreements, contracts and other documents or instruments, as the case may be. None of the Subsidiaries of the Company is required to file any reports, schedules, statements or other documents with the Securities and Exchange Commission.

          SECTION 4.23   PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT;
                         ---------------------------------------------------
OTHER INFORMATION.     None of the information with respect to any of the
------------------
Company and its Subsidiaries to be included in the Proxy Statement/Prospectus or the Registration Statement will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact, omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the representing party with respect to information supplied in writing by Qwest, Qwest Subsidiary or any Affiliate thereof specifically for inclusion in the Proxy Statement/Prospectus. The letters to stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with this Agreement and the Merger and any schedules required to be filed with the Securities and Exchange Commission in connection therewith are collectively referred to as the "PROXY STATEMENT/PROSPECTUS."

          SECTION 4.24   COMPANY BOARD APPROVAL.
                         ----------------------

          (a) The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "COMPANY BOARD APPROVAL"), but subject to clause (2) of the proviso to Section 7.2(z), has duly (1) determined that this Agreement and the Merger are in the best interests of the Company and its stockholders, (2) approved this Agreement and the Merger and determined that this Agreement and the Merger are advisable, (3) determined that the other Transaction Documents and the other Transactions are in the best interests of the Company and its stockholders and approved such other Transaction Documents and Transactions and
(4) recommended that the stockholders of the Company approve this Agreement and the Merger.

          (b) The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 251 of the DGCL and of each of the Transaction Documents and each of the Transactions (including, without limitation, the Qwest/Principal Stockholder Transactions, the Qwest Credit Transactions and the Qwest Private Line Services Agreement) for purposes of
Section 203 of the DGCL if the provisions thereof were to apply to any of the Transaction Documents or any of the Transactions.

          (c) The Company's Financial Advisor has delivered to the Board of Directors of the Company its opinion, dated as of the date of this Agreement, to the effect that the Merger

Consideration to be received by the holders of Company Common Stock (other than holders of Company Common Stock who are Affiliates of the Company) in the Transactions is fair to such holders.

          SECTION 4.25   REQUIRED VOTE.  The affirmative vote, at a duly
                         -------------
convened meeting of the holders of Company Common Stock at which the necessary quorum is present, of a majority of the outstanding shares of Company Common Stock is the only vote or consent of the holders of any class or series of the Equity Securities of the Company necessary to approve this Agreement and the Merger. The other Transaction Documents and the other Transactions are not required to be approved by the holders of shares of any class or series of Equity Securities of the Company.

          SECTION 4.26   BUSINESS COMBINATION TRANSACTIONS.  None of the Company
                         ---------------------------------
and its Subsidiaries has entered into any agreement with any person which has not been terminated as of the date of this Agreement and under which there remains any liability or obligation of any of the Company and its Subsidiaries with respect to a Business Combination Transaction (other than the Transactions).

          SECTION 4.27   FEES FOR FINANCIAL ADVISORS, BROKERS AND FINDERS.  None
                         ------------------------------------------------
of the Company, its Subsidiaries and the Principal Stockholders has authorized any person other than the Company's Financial Advisor to act as financial advisor, broker, finder or other intermediary that might be entitled to any fee, commission, expense reimbursement or other payment of any kind from any of the Company and its Subsidiaries upon the conclusion of or in connection with any of the Transactions. The Company has disclosed to Qwest and Qwest Subsidiary the terms of the engagement of the Company's Financial Advisor by the Company.

          SECTION 4.28   OWNERSHIP OF QWEST COMMON STOCK.  None of the Company
                         -------------------------------
and its Subsidiaries owns any shares of Qwest Common Stock or other Equity Securities of Qwest (exclusive of any shares of Qwest Common Stock owned by any Company Employee Plan).

           SECTION 4.29  CONTINUING REPRESENTATIONS AND WARRANTIES.
                         -----------------------------------------

           (a) Each of the representations and warranties made by the Company or a Subsidiary in this Agreement or in any other Transaction Document as of any date other than the Closing Date shall be true and correct in all material respects on and as of the Closing Date, except as otherwise contemplated by such Transaction Document.

           (b) Not less than three Business Days prior to the Closing Date, the Company shall prepare and deliver to Qwest and Qwest Subsidiary such updates or other revisions of the written disclosures referred to in this Article IV as have been delivered by the Company to Qwest and Qwest Subsidiary as shall be necessary in order to make each of such written disclosures true and correct in all material respects on and as of the Closing Date. The requirement to prepare and deliver updates or other revisions of the written disclosures, and the receipt by Qwest and Qwest Subsidiary of information pursuant to Section 6.1 or otherwise on or before the Closing Date, shall not limit the right of Qwest and Qwest Subsidiary under Article III to require as a condition precedent to the performance of its obligations under this Agreement on such Closing Date the accuracy in all material respects of the representations and warranties made by the representing party in any Transaction Document and the performance in all material respects of the covenants of the Company made in any Transaction Document (without regard to such updates or other revisions) and to receive an unqualified certificate with respect to the same.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                         OF QWEST AND QWEST SUBSIDIARY

          Each of Qwest and Qwest Subsidiary, jointly and severally, represents and warrants to the Company as follows:

          SECTION 5.1    CORPORATE EXISTENCE AND POWER.  Each of Qwest and Qwest
                         -----------------------------
Subsidiary (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (2) has all necessary corporate power and authority and all material licenses, authorizations, consents and approvals required to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used and to carry on its business as now conducted and proposed to be conducted, (3) is duly qualified as a foreign corporation under the laws of each jurisdiction in which qualification is required either to own, lease, license or use its properties now owned, leased, licensed or used or to carry on its business as now conducted, except where the failure to effect or obtain such qualification, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (4) has all necessary corporate power and authority to execute and deliver each Transaction Document to which it is or may become a party and to perform its obligations thereunder.

          SECTION 5.2    AUTHORIZATION; CONTRAVENTION.  Subject to obtaining the
                         ----------------------------
Approvals referred to in Section 5.3, the execution and delivery by each of Qwest and Qwest Subsidiary of each Transaction Document to which it is or may become a party and the performance by it of its obligations under each of those Transaction Documents have been duly authorized by all necessary corporate action and do not and will not (1) contravene, violate, result in a breach of or constitute a default under, (A) its certificate of incorporation or bylaws, (B) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which it or any of its properties may be bound or affected, including, but not limited to, the Hart-Scott-Rodino Act or (C) any agreement, indenture or other instrument to which it is a party or by which it or its properties may be bound or affected or (2) result in or require the creation or imposition of any Lien on any property now owned or hereafter acquired by it, except in each case referred to in the preceding clauses (1) and (2) for contraventions, violations, breaches, defaults or Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          SECTION 5.3    APPROVALS.  Except as disclosed in Section 5.3 of Qwest
                         ---------
and Qwest Subsidiary's Disclosure Schedule, no Approval of any Governmental Body or other person is required or advisable on the part of Qwest or Qwest Subsidiary for (1) the due execution and delivery by Qwest or Qwest Subsidiary, as the case may be, of any Transaction Document, (2) the conclusion of the Transactions, (3) the performance by Qwest or Qwest Subsidiary, as the case may be, of its obligations under each Transaction Document to which it is or may become a party and (4) the exercise by the Company of its rights under each Transaction Document to which the Company is or may become a party, except in each case referred to in the preceding clauses (1), (2), (3) and (4) where the failure to obtain such Approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          SECTION 5.4    BINDING EFFECT.  Each Transaction Document to which
                         --------------
Qwest or Qwest Subsidiary is or may become a party is, or when executed and delivered in accordance with this Agreement will be, the legally valid and binding obligation of Qwest or Qwest Subsidiary, as the case may be, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

           SECTION 5.5   FINANCIAL INFORMATION.
                         ---------------------

           (a) The consolidated balance sheet of Qwest and its consolidated Subsidiaries as of December 31, 1997 and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the fiscal year then ended, reported on by KPMG Peat Marwick LLP, true and complete copies of which have been delivered to the Company, fairly present the consolidated financial position of Qwest and its consolidated Subsidiaries as of that date and their consolidated results of operations and cash flows for the year then ended, in accordance with GAAP applied on a consistent basis except as described in the footnotes to the financial statements or as disclosed in Section 5.5 of Qwest and Qwest Subsidiary's Disclosure Schedule.

           (b) The unaudited consolidated balance sheet of Qwest and its consolidated Subsidiaries as of June 30, 1998 and the related consolidated statements of income (loss) and stockholders' equity and cash flows for the six months then ended, true and complete copies of which have been delivered to the Company, fairly present, subject to normal year-end adjustments, the consolidated financial position of Qwest and its consolidated Subsidiaries as of that date and their consolidated results of operations and cash flows for the six months then ended.

           (c) At the respective dates of the balance sheets referred to in this
Section 5.5, none of Qwest and its Subsidiaries had any material Liability that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected in the balance sheets but was not, except for the omission of notes in unaudited balance sheets with respect to contingent liabilities that in the aggregate did not materially exceed those so reported in the latest audited balance sheets previously delivered and that were of substantially the same type as so reported.

          (d) Since January 1, 1997, there has been no material disagreement (within the meaning of Item 304(a)(1)(iv) of Regulation S-K under the Securities
Act) between any of Qwest and its Subsidiaries, on the one part, and any of its independent accountants, on the other part, with respect to any aspect of the manner in which the Company or such Subsidiary, as the case may be, maintained or maintains its books and records or the manner in which the Company or the Subsidiary, as the case may be, has reported upon the financial condition and results of operations of any of the Company and its Subsidiaries since such date, that has not been resolved to the satisfaction of the relevant independent accountants.

          SECTION 5.6    ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as
                         ------------------------------------
disclosed in Section 5.6 of Qwest and Qwest Subsidiary's Disclosure Schedule or the Qwest SEC Documents filed with the SEC prior to the date hereof, since December 31, 1997, no circumstance has existed and no event has occurred that has had, will have or could reasonably be expected to have a Material Adverse Effect.

          SECTION 5.7    LITIGATION.
                         ----------

          (a) There is no Action pending against Qwest or Qwest Subsidiary or, to the knowledge of the representing party, threatened against Qwest, Qwest Subsidiary or any other person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the conclusion of any of the Transactions.

          (b) There is no Action pending against any of Qwest and its Subsidiaries or, to the knowledge of the representing party, threatened against any of Qwest and its Subsidiaries or any other person that involves any of the Transactions or any property owned, leased, licensed or used by any of Qwest and its Subsidiaries, as the case may be, that, individually or in the aggregate, if determined adversely to any of them, could reasonably be expected to have a Material Adverse Effect on Qwest.

          SECTION 5.8    COMPLIANCE WITH REGULATIONS.
                         ---------------------------

          (a) None of Qwest and its Subsidiaries is in, and none of them has received written notice of, a violation of or default with respect to, any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, including individual products or services sold or provided by it, except for violations or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) Each of Qwest and its Subsidiaries has filed or caused to be filed with each applicable Governmental Body all reports, applications, documents, instruments and information required to be filed by it pursuant to all applicable Regulations, other than those as to which the failure to file, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          SECTION 5.9    CAPITALIZATION.
                         --------------

          (a) As of the date of this Agreement, the authorized capital stock of Qwest consists of 600,000,000 shares of Qwest Common Stock and 25,000,000 shares of preferred stock, par value $.01 per share, of Qwest (the "QWEST PREFERRED STOCK").

          (b) As of August 31, 1998, there are approximately (1) 332,123,281 shares of Qwest Common Stock issued and outstanding, (2) no shares of Qwest Common Stock held in the treasury of Qwest, (3) no shares of Qwest Preferred Stock issued and outstanding, (4) 35,855,624 shares of Qwest Common Stock reserved for issuance upon exercise of outstanding stock options issued by Qwest to current or former employees and directors of Qwest and its Subsidiaries, (5) 14,787,963 shares of Qwest Common Stock reserved for issuance upon exercise of authorized but unissued stock options and (6) 8,600,000 shares of Qwest Common Stock reserved for issuance upon exercise of a warrant issued to Anschutz Family Investment Company LLC.

          (c) All outstanding shares of Qwest Common Stock are duly authorized, validly issued, fully paid and nonassessable, free from any Liens created by Qwest with respect to the issuance and delivery thereof and not subject to preemptive rights.

          (d) Except with respect to the outstanding shares of Qwest Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Qwest having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Qwest may vote.

          (e) All outstanding Equity Securities of Qwest were issued in compliance with all applicable Regulations, including, without limitation, the registration provisions of applicable federal and state securities laws. Equity Securities of Qwest that were issued and reacquired by Qwest were so reacquired (and, if reissued, so reissued) in compliance with all applicable Regulations, and Qwest has no liability with respect to the reacquisition or reissuance of such Equity Securities.

          SECTION 5.10   SEC DOCUMENTS.  Qwest has filed with the Securities and
                         -------------
Exchange Commission all reports, schedules, forms, statements and other documents required by the Securities Act or the Exchange Act to be filed by Qwest since April 18, 1997 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "QWEST SEC DOCUMENTS"). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the Securities and Exchange Commission on or before the date of this Agreement, the Qwest SEC Documents filed by Qwest complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Qwest SEC Documents (including any and all financial statements included therein) filed by Qwest as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Qwest and its consolidated Subsidiaries included in the Qwest SEC Documents, including any amendments thereto, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto. Qwest has filed with the Securities and Exchange Commission as exhibits to the Qwest SEC Documents all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are true and complete copies of such agreements, contracts and other documents or instruments, as the case may be. None of the Subsidiaries of Qwest is required to file any reports, schedules, statements or other documents with the Securities and Exchange Commission.

          SECTION 5.11   PROXY/STATEMENT/PROSPECTUS; REGISTRATION STATEMENT;
                         ---------------------------------------------------
OTHER INFORMATION.  None of the information with respect to any of Qwest and its
-----------------
Subsidiaries to be included in the Proxy Statement/Prospectus or the Registration Statement will in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the representing party with respect to information supplied in writing by the Company or any Affiliate of the Company specifically for inclusion in the Proxy Statement/Prospectus or the Registration Statement. The Registration Statement will comply in all material respects with the provisions of the Securities Act. The registration statement on Form S-4, in which the Proxy Statement/Prospectus will be included, and all exhibits thereto, required to be filed with the Securities and Exchange Commission in connection with this Agreement and the Merger are collectively referred to as the "REGISTRATION STATEMENT".

          SECTION 5.12   OWNERSHIP OF COMPANY COMMON STOCK.  None of Qwest and
                         ---------------------------------
its Subsidiaries owns any shares of Company Common Stock or other Equity Securities of the Company (exclusive of any shares of Company Common Stock owned by any Employee Plan of Qwest and its Subsidiaries).

           SECTION 5.13  CONTINUING REPRESENTATIONS AND WARRANTIES.
                         -----------------------------------------

          (a) Each of the representations and warranties made by Qwest or Qwest Subsidiary in this Agreement or in any other Transaction Document as of any date other than the Closing Date shall be true and correct in all material respects on and as of the Closing Date, except as otherwise contemplated by such Transaction Document.

          (b) Not less than three Business Days prior to the Closing Date, Qwest and Qwest Subsidiary shall prepare and deliver to the Company such updates or other revisions of the written disclosures referred to in this Article V as have been delivered by Qwest and Qwest Subsidiary to the Company as shall be necessary in order to make each of such written disclosures correct and complete in all material respects on and as of the Closing Date. The requirement to prepare and deliver updates or other revisions of the written disclosures, and the receipt by the Company of information pursuant to Section 6.1 or otherwise on or before the Closing Date, shall not limit the right of the Company under
Article III to require as a condition
precedent to the performance of its obligations under this Agreement on such Closing Date the accuracy in all material respects of the representations and warranties made by the representing party in any Transaction Document and the performance in all material respects of the covenants of Qwest or Qwest Subsidiary, as the case may be, made in any Transaction Document (without regard to such updates or other revisions) and to receive an unqualified certificate with respect to the same.

                                  ARTICLE VI

                            COVENANTS OF THE PARTIES

          SECTION 6.1    COVENANTS OF THE PARTIES.  The Company covenants and
                         ------------------------
agrees for the benefit of Qwest and Qwest Subsidiary with respect to the Company, and Qwest and Qwest Subsidiary, jointly and severally, covenant and agree for the benefit of the Company, in each case that the party with respect to which the covenant and agreement is made shall (and, with respect to the Company, that the Company shall cause its Subsidiaries to) do the following until the Effective Time and, with respect to Sections 6.1(e) and 6.1(f), indefinitely after the date of this Agreement:

          (a) Maintenance of Existence.  Preserve and maintain its corporate
              ------------------------
existence and good standing in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which qualification is required either (1) to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used or (2) to carry on its business as now conducted or proposed to be conducted, except where the failure to effect or obtain such qualification, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) Compliance With Regulations.  Comply in all respects with all
              ---------------------------
Regulations of each Governmental Body and all decisions, rulings, orders and awards of each arbitrator applicable to it or its business, properties or operations in connection with the Transactions if a failure to comply with any of the foregoing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, including, without limitation, use its reasonable best efforts to comply (and exchange information with other parties to enable them to comply) with any applicable requirements under the Hart-Scott-Rodino Act relating to filing and furnishing information to the Department of Justice and the Federal Trade Commission, including, without limitation, the following:

          (1) assisting in the preparation and filing of each applicable "Antitrust Improvements Act Notification and Report Form for Certain Mergers and Acquisitions" and taking all other action required by 16 C.F.R. Parts 801-803 (or any successor form or Regulation);

          (2) complying with any additional request for documents or information made by the Department of Justice or the Federal Trade Commission or by a court; and

          (3) causing all affiliated persons of the "ultimate parent entity" of the party within the meaning of the Hart-Scott-Rodino Act to cooperate and assist in such filing and compliance.

          (c) Reasonable Best Efforts.  Upon the terms and subject to the
              -----------------------
conditions provided in this Agreement or the other Transaction Documents, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement or any other Transaction Document in doing all things necessary, proper or advisable to cause the satisfaction of the conditions to the conclusion of the Transactions contemplated hereby or thereby as soon as reasonably practicable, including, without limitation, using its reasonable best efforts to obtain all Approvals that are required or advisable on the part of any party with respect to the Transactions. Nothing in this Section 6.1(c) or any other provision of any Transaction Document shall (1) require any of Qwest and its Subsidiaries to sell or otherwise dispose of any substantial amount of the assets of any of Qwest, the Company and their respective Subsidiaries, whether as a condition to obtaining any Approval from a Governmental Body or any other person or for any other reason, or (2) prevent Qwest from engaging in any activities, discussions or negotiations with respect to a Business Combination Transaction with respect to any of Qwest and its Subsidiaries, entering into any agreements or other arrangements with respect to the same or concluding any transactions contemplated by, or believed by any of Qwest and its Subsidiaries to be in furtherance of, such Business Combination Transaction, and no such actions by any of Qwest and its Subsidiaries with respect to such a Business Combination Transaction shall constitute a breach of any representation, warranty, covenant or agreement of Qwest or Qwest Subsidiary in any Transaction Document.

          (d) Notification.  Give prompt notice to the other parties to this
              ------------
Agreement or any other Transaction Document, as the case may be, of (1) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of the party contained herein or therein to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, any failure of the party to perform or otherwise comply with, in any material respect, any covenant, condition or agreement to be performed or complied with by it hereunder or thereunder and (2) the receipt by the party of written or oral notice from any Governmental Body or other person stating, or causing such party to believe, that there is a reasonable likelihood that an Approval required by this Agreement to be obtained from such Governmental Body or other person will not be obtained timely or at all; which covenant of notification shall not limit the right of any other party hereunder or thereunder to require as a condition precedent to the performance of its obligations hereunder or thereunder the continuing accuracy and performance of the representations and warranties and covenants of the notifying party made herein or therein and to receive an unqualified certificate with respect to the same.

          (e) Publicity and Reports; Communications with Employees.   Except as
              ----------------------------------------------------
may be required by applicable laws, court process or by obligations pursuant to any Regulation of the NASD, as the case may be, refrain from issuing any press release or make any public filings with respect to the Transactions, without affording the other parties the opportunity to review and comment upon such release or filing; and, until the Effective Time, cooperate with the other parties in determining the method and content of written and oral communications by the parties and their respective Subsidiaries to employees of the Company and its Subsidiaries.

          (f) Confidentiality.  Keep confidential any information disclosed by
              ---------------
any other party or its representatives to the covenanting party or its representatives, whether before or after the date of this Agreement, in connection with the Transactions or the discussions and negotiations preceding the execution of the Transaction Documents, and to not use such information other than as contemplated by the Transaction Documents, in each case unless such information (1) becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives or (2) was available or becomes available to the receiving party or any of its representatives on a non-confidential basis, provided that the source of such information was not then known by the receiving party or its representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other obligation of confidentiality to the other party or any of its affiliates with respect to such information, except in each case to the extent the duty as to confidentiality is waived in writing by the other party; and if this Agreement is terminated, use reasonable efforts to return upon written request from any other party all documents (and reproductions of those documents) received by it or its representatives from the other party (and, in the case of reproductions, all reproductions made by the receiving party) unless the recipients provide assurances reasonably satisfactory to the requesting party that the documents have been destroyed.

          (g) Tax-Free Reorganization.  Use, and cause its Affiliates to use,
              -----------------------
reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code including, without limitation, complying with the recording and reporting requirements under Section 1.368-3 of the United States Treasury Regulations; and not take, and cause its Affiliates not to take, any action that could cause the Merger not to qualify as a tax-free reorganization under those Sections and take the position for all purposes that the Merger qualifies as a tax-free reorganization under those Sections.

          (h) Further Assurances.  Promptly upon request by any other party,
              ------------------
correct any defect or error that may be discovered in any Transaction Document or in the execution or acknowledgement of any Transaction Document and execute, acknowledge, deliver, file, re-file, register and re-register, any and all such further acts, certificates, assurances and other instruments as the requesting party may reasonably require from time to time in order (1) to carry out more effectively the purposes of each Transaction Document, (2) to enable the requesting party to exercise and enforce its rights and remedies and collect any payments and proceeds under each Transaction Document, (3) to enable any party to prepare, execute and file all Tax Returns and other documents with respect to any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, transfer, recording, registration and other fees and similar taxes that become due in connection with the Transactions and (4) to better transfer, preserve, protect and confirm to the requesting party the rights granted or now or hereafter intended to be granted to the requesting party under each Transaction Document or under each other instrument executed in connection with any Transaction Document.

          SECTION 6.2    PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT.  As
                         --------------------------------------------------
soon as practicable following the execution of this Agreement, each of the Company and Qwest shall prepare and file with the Securities and Exchange Commission the Proxy Statement/Prospectus and each of the Company and Qwest shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the Securities and Exchange Commission as promptly as practicable. As soon as practicable following such clearance, Qwest shall prepare and file with the Securities and Exchange Commission the Registration Statement, of which the Proxy Statement/Prospectus will form a part, and shall use its reasonable best efforts to have the Registration Statement declared effective by the Securities and Exchange Commission as promptly as practicable thereafter. The Company and Qwest shall cooperate with each other in the preparation of the Proxy Statement/Prospectus, and each shall provide to the other promptly copies of all correspondence between it or any of its representatives and the Securities and Exchange Commission. Each of the Company and Qwest shall furnish to the other all information concerning it and its Affiliates required to be included in the Proxy Statement/Prospectus and the Registration Statement. As promptly as practicable after the effectiveness of the Registration Statement, the Company shall mail the Proxy Statement/Prospectus to the stockholders of the Company and Qwest shall mail the Proxy Statement/Prospectus to the stockholders of Qwest. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of each of the Company and Qwest, which approval shall not be unreasonably withheld, conditioned or delayed. Each of the Company and Qwest shall advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any amendment thereto or any supplement or amendment to the Proxy Statement/Prospectus has been filed, or the issuance of any stop order, or the suspension of the qualification of Qwest Common Stock to be issued in the Merger for offering or sale in any jurisdiction, or of any request by the Securities and Exchange Commission or the NASD for amendment of the Registration Statement or the Proxy Statement/Prospectus. The parties shall take any action required to be taken under state blue sky or securities Regulations in connection with the Transactions.

          Section 6.3    Letters of Accountants.  Each of the Company and Qwest
                         ----------------------
shall use commercially reasonable efforts to cause to be delivered to the other "comfort" letters of PricewaterhouseCoopers LLP, the Company's independent public accountants, and of KPMG Peat Marwick LLP, Qwest's independent public accountants, respectively, in each case, dated and delivered on the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Boards of Directors of the Company and Qwest, in form and substance reasonably satisfactory to the other and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

                                  ARTICLE VII

                            ADDITIONAL COVENANTS OF
                                  THE COMPANY

          SECTION 7.1    AFFIRMATIVE COVENANTS OF THE COMPANY.  The Company
                         ------------------------------------
agrees for the benefit of Qwest and Qwest Subsidiary that, until the Effective Time (or, with respect to the covenant set forth in Section 7.1(m), for the period set forth therein), the Company shall, and shall cause each of its Subsidiaries to, do the following:

          (a) NASDAQ.  Take all action required, if any, to cause the Company
              ------
Common Stock to continue to be listed for trading on the NASDAQ and give such notice to the NASDAQ as shall be required, if any, with respect to the Transaction Documents and the Transactions.

          (b) Maintenance of Records.  Keep adequate records and books of
              ----------------------
account reflecting all its financial transactions, keep minute books containing accurate records of all meetings and accurately reflecting all corporate action of its stockholders and its Board of Directors (including committees) and keep stock books and ledgers correctly recording all transfers and issuances of all capital stock, in each case in the Ordinary Course.

          (c) Maintenance of Properties.  Maintain, keep and preserve all the
              -------------------------
Company Properties in the Ordinary Course.

          (d) Conduct of Business.  Except as otherwise contemplated by this
              -------------------
Agreement, continue to engage in the Ordinary Course in the same lines of business as conducted by it on the date of this Agreement; use its reasonable best efforts to keep available the services of its present officers, employees and consultants who are integral to the operation of its business as so conducted; and use its reasonable best efforts to preserve the business of the Company and its Subsidiaries and to preserve the goodwill of customers, suppliers and others having business relations with any of the Company and its Subsidiaries.

          (e) Maintenance of Insurance.  Maintain insurance in the Ordinary
              ------------------------
Course.

          (f) Payment of Taxes.  (1) Timely file (or cause to be filed) all Tax
              ----------------
Returns that are required to be filed by it, except for the filing of such Tax Returns as to which the failure to file, individually or in the aggregate, could not reasonably be expected to have a Materially Adverse Effect, and (2) pay (or cause to be paid) before they become delinquent all Taxes required to be paid when due whether or not shown or such Tax Returns and any assessment received by it or otherwise required to be paid, except Taxes being contested in good faith by appropriate proceedings and for which adequate reserves or other provisions are maintained in accordance with GAAP, or amounts of Taxes and assessments which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (g) Reporting Requirements.  Furnish to Qwest and Qwest Subsidiary:
              ----------------------

               (1) Adverse events.  Promptly after the occurrence, or failure to
                   --------------
     occur, of any such event, information with respect to any event (A) which could reasonably be expected to have a Material Adverse Effect, (B) which, if known as of the date of this Agreement, would have been required by any Transaction Document to be disclosed to Qwest or Qwest Subsidiary, (C) which could reasonably be expected to cause any representation or warranty contained in any Transaction Document with respect to the Company or a Subsidiary to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (D) which constitutes an Option Trigger (as defined in the Option Agreements) or which would enable Qwest to exercise an Option;

               (2) Monthly financial statements.  As soon as available, and in
                   ----------------------------
     any event within 30 days after the end of each month, the consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of the month and the related consolidated statements of income (loss) for the portion of the fiscal year of the Company ended with the last day of the month, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year (subject to year-end adjustments);

               (3) Notice of litigation.  Promptly after the commencement of
                   --------------------
     each such matter, notice of all Actions affecting the Company or a Subsidiary that, individually or in the aggregate, if determined adversely to any of them, could reasonably be expected to have a Material Adverse Effect;

               (4) Access to information.  Afford to Qwest and Qwest Subsidiary
                   ---------------------
     and their respective officers, employees, financial advisors, attorneys, accountants and other representatives, reasonable access and duplicating rights (at the requesting party's expense) during normal business hours and upon reasonable advance notice to all its properties, books, contracts, commitments, personnel and records; furnish as promptly as practicable to Qwest and Qwest Subsidiary and their respective officers, employees, financial advisors, attorneys, accountants and other representatives such information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries as they may from time to time reasonably request and instruct the officers, employees, financial advisors, attorneys, accountants and other representatives of each of the Company and its Subsidiaries to cooperate with Qwest and Qwest Subsidiary and their respective officers, employees, financial advisors, attorneys, accountants and other representatives in their investigation of each of the Company and the Subsidiaries;

               (5) Reports to creditors and other persons.  Promptly after the
                   --------------------------------------
     furnishing of each such document, copies of any statement or report furnished to any other person pursuant to the terms of the Company Credit Facilities or any other indenture, loan or credit or similar agreement and not otherwise required by any other clause of this Section 8.1 to be furnished to Qwest and Qwest Subsidiary; and

               (6) General information.  Such other information respecting the
                   -------------------
     condition or operations, financial or otherwise, of any of the Company and its Subsidiaries as Qwest or Qwest Subsidiary may from time to time reasonably request.

          (h) Affiliate Agreements.  Deliver to Qwest and Qwest Subsidiary a
              --------------------
list (reasonably satisfactory to counsel for Qwest and Qwest Subsidiary), setting forth names and addresses who are, at the time of the Company Stockholders Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act; furnish such information and documents as Qwest and Qwest Subsidiary may reasonably request for the purpose of reviewing such list; and obtain from each such person the written agreement referred to in Section 3.1(l), without cost or other liability to any of the Company, its Subsidiaries, Qwest and Qwest Subsidiary.

          (i) Company Stock Options.  Cancel all securities of any of the
              ---------------------
Company and the Subsidiaries which, after the Effective Time, would be convertible into or exchangeable or exercisable for any shares of capital stock of any of the Surviving Corporation and its Subsidiaries, and use reasonable best efforts to obtain the written acknowledgement of each holder of a Company Stock Option that such Company Stock Option from and after the Effective Time is exercisable for shares of Qwest Common Stock as provided in Section 1.1(l), in each case without cost or other liability to any of the Company, its Subsidiaries, Qwest and Qwest Subsidiary.

          (j) Stockholder Agreements.  Obtain from the Principal Stockholders
              ----------------------
the Stockholders Agreements, without cost or other liability to any of the Company, its Subsidiaries, Qwest and Qwest Subsidiary.

          (k) Company Stockholders Meeting; Proxy Statement/Prospectus.
              --------------------------------------------------------

               (1) The Company (to the extent necessary, acting through its Board of Directors) shall, in accordance with applicable Regulations and as soon as practicable following the execution and delivery of this Agreement,
     (A) duly call, give notice of, convene and hold a meeting of the stockholders of the Company (the "COMPANY STOCKHOLDERS MEETING") for the purpose of considering the approval of this Agreement and the Merger, which date shall be not less than 20 days after the date the Proxy Statement/Prospectus shall be first mailed to the stockholders of the Company, (B) fix a record date for determining stockholders entitled to vote at the Company Stockholders Meeting and (C) subject to Section 7.2(z), include in the Proxy Statement/Prospectus the recommendation by the Board of Directors of the Company that the stockholders of the Company approve this Agreement and the Merger.

               (2) Notwithstanding the provisions of Section 7.2(z) and this
     Section 7.1(k), the obligations of the Company under Section 7.1(k)(1) shall not be affected by the withdrawal or modification by the Board of Directors of the Company Board Approval with respect to any matter.
     Without limiting the generality of the foregoing, the Company shall submit this Agreement and the Merger to the stockholders of the Company whether or not the Board of Directors of the Company determines that this Agreement and the Merger are no longer advisable and recommends that the stockholders of the Company reject this Agreement and the Merger.

          (l) Teleway Agreement.  Use reasonable best efforts to amend and
              -----------------
restate the Agreement of General Partnership of Icon CMT Corp. and Teleway Corporation Partners dated as of November 17, 1997, so as to reorganize the partnership created thereunder as a limited liability partnership or limited liability company organized under the laws of the State of Delaware, on terms no less favorable to the Company than those in effect on the date of this Agreement.

          (m) Qwest Services.  If a Business Combination Transaction (other than
              --------------
the Transactions) with respect to any of the Company and its Subsidiaries shall be consummated within 12 months following the termination of obligations of the parties under this Agreement pursuant to Section 9.1(a) (other than pursuant to
Section 9.1(a)(4)), (1) the Company and its Subsidiaries shall purchase from one or more of Qwest and its Subsidiaries products and services (including tariff and non-tariff services and facilities) selected by the Company in its sole discretion that are generally offered for sale by Qwest or such Subsidiary, at the prices and on the terms and conditions generally offered by Qwest or such Subsidiary from time to time during such period to customers of similar products and services at similar volume and commitment levels, for an aggregate purchase price equal to (A) $30,000,000 less (B) the aggregate purchase price for products and services purchased by the Company and its Subsidiaries from any of Qwest and its Subsidiaries from the Termination Date to the date of the consummation of such Business Combination Transaction, provided that purchases
                                                       --------
pursuant to commitments or agreements in existence on such date of consumation that were made by the other parties to such Business Combination Transaction and their respective Affiliates shall not be included in determining whether the Company shall have satisfied its obligation under this Section 7.1(m), (2) the Company shall purchase such products and services within a period of months following such date of consummation that is equal to (A) 12 months less (B) the quotient obtained by dividing 2 into the number of whole months (determined as periods of 30 or 31 consecutive days, as appropriate) that shall have elapsed between the Termination Date and such date of consummation and (3) on such date of consummation, and as a condition to such consummation, the Company shall pay to Qwest a portion of the amount determined pursuant to the preceding clause (1) that is equal to (A) $2,500,000 times the number of whole months (determined as periods of 30 or 31 consecutive days, as appropriate) that shall have elapsed between the Termination Date and such date of consummation less (B) the aggregate purchase price for products and services purchased from any of Qwest and its Subsidiaries from the Termination Date to such date of consummation.

          SECTION 7.2    NEGATIVE COVENANTS OF THE COMPANY.   The Company agrees
                         ---------------------------------
for the benefit of Qwest and Qwest Subsidiary that, until the Effective Time (or, with respect to the covenant set forth in Section 7.2(aa) for the period set forth therein) and except as contemplated by the Transaction Documents or unless the Company shall have obtained the prior written approval of Qwest and Qwest Subsidiary (which approval may be granted, withheld, delayed or conditioned in their sole discretion), the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following or enter into any agreement or other arrangement (other than the Transaction Documents) with respect to any of the following:

          (a) Dissolution.  Dissolve any of the Company and its Subsidiaries, or
              -----------
take any action in contemplation thereof.

          (b) Charter documents.  Amend its articles of incorporation,
              -----------------
certificate of incorporation, bylaws, operating agreement or limited partnership agreement, as applicable.

          (c) Capitalization.  Any of (1) issue any shares of capital stock or
              --------------
other Equity Securities, except in connection with the exercise of any Company Stock Options or Company Warrants, (2) enter into an agreement or other arrangement having the effect of restricting the voting or transfer of any Equity Securities of any of the Company and its Subsidiaries, (3) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (4) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock; provided that the Company may amend the Company's 1995 Stock
              --------
Option Plan in the manner contemplated by the Proxy Statement dated August 24, 1998 of the Company..

          (d) Debt.  Create, incur, assume or suffer to exist any Debt, except:
              ----

               (1) any Debt under the Company Credit Facilities on the terms and conditions thereof in existence as of the date of this Agreement in an aggregate amount not exceeding $10,000,000 at any time outstanding;

               (2) any Debt as lessee under capitalized leases entered into in the Ordinary Course in an aggregate amount not exceeding $2,000,000 in the aggregate at any time outstanding;

               (3) any other Debt existing on the date of this Agreement, and all amendments, extensions, modifications, refunding, renewals, refinancings and substitutions thereof, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to the Company and its Subsidiaries than those in existence as of the date of this Agreement; and

               (4) any Debt under the Qwest Credit Facility.

          (e) Liens.  Create, incur, assume, or suffer to exist any Lien upon or
              -----
with respect to any of its properties, now owned or hereafter acquired, except Permitted Liens.

          (f) Liabilities.  Either (1) incur any Liability, except Liabilities
              -----------
(A) incurred in the Ordinary Course or (B) expressly contemplated by the Transaction Documents or (2) pay, discharge or satisfy any Liabilities, except Liabilities (A) reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company and its

Subsidiaries referred to in Section 4.5, (B) incurred in the Ordinary Course,
(C) legally required to be paid, discharged or satisfied or (D) expressly contemplated by the Transaction Documents.

          (g) Settle Litigation.  Settle or compromise any litigation (whether
              -----------------
or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid (which are not payable or reimbursable under policies of insurance maintained by or on behalf of any of the Company and its Subsidiaries), individually in an amount in excess of $50,000 and in the aggregate in an amount in excess of $100,000, other than in consultation and cooperation with Qwest and Qwest Subsidiary, and, with respect to any such settlement, with the prior written consent of Qwest and Qwest Subsidiary.

          (h) Restricted Payments.  Declare or make any Restricted Payment to
              -------------------
any person other than any of the Company and its Wholly-Owned Subsidiaries.

          (i) Capital Expenditures.  Make (or commit to make) any Capital
              --------------------
Expenditures except in accordance with the Company's budget for 1998, as delivered to Qwest, and, thereafter, in accordance with a budget approved by Qwest and Qwest Subsidiary.

          (j) Acquisitions.  Acquire (1) by merger, consolidation, acquisition
              ------------
of stock or assets, or otherwise, all or substantially all of the Equity Securities of any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated association or other entity or organization or (2) any assets, in each case, except for fair value and in the Ordinary Course.

          (k) Investments.  Make or acquire any Investment in any person, other
              -----------
than (1) Investments in Wholly-Owned Subsidiaries, (2) Investments existing on the date of this Agreement in other Subsidiaries and (3) Investments pursuant to the cash management policy approved by the Board of Directors of the Company as of the date hereof, including, without limitation, any extension of the maturity, renewal, refunding or modification of such existing Investments in other Subsidiaries and all amendments, extensions, modifications, refundings, renewals and substitutions of such existing Investments, but only if the aggregate amount of such existing Investments shall not increase except as a result of the accrual of interest, dividends and other amounts payable in respect of such Investments.

          (l) Mergers, Etc.  Merge or consolidate with any person, sell, lease,
              -------------
license or dispose of all or substantially all of its assets (whether now owned or hereafter acquired) to any person or acquire all or substantially all of the assets or the business of any person, or take any other action to effect, any Business Combination Transaction (other than the Transactions), in each case whether in one transaction or in a series of transactions, except that a Subsidiary may merge into or transfer assets to the Company or a Wholly-Owned Subsidiary.

          (m) Leases.  Create, incur, assume or suffer to exist, pursuant to a
              ------
Guarantee or otherwise, any obligation as lessee for the rental or hire of any real or personal property, except the following:

               (1) conditional sale contracts that are Permitted Liens and any extensions or renewals of those contracts;

               (2) capitalized leases that are permitted under Section 7.2(d) and any extensions or renewals of those leases;

               (3) leases existing on the date of this Agreement and any extensions or renewals of those leases;

               (4) leases (other than capitalized leases) entered into in the Ordinary Course and any extensions or renewals of those leases; and

               (5) leases for office space in Philadelphia.

          (n) Sale and Leaseback.  Transfer any real or personal property to any
              ------------------
person and thereafter directly or indirectly lease back the same or similar property for an aggregate sales price in excess of $2,000,000 in any calendar quarter.

          (o) Sale or Lease of Assets.  Transfer any of its assets now owned or
              -----------------------
hereafter acquired (including, but not limited to, shares of capital stock and indebtedness of Subsidiaries and leasehold interests), except the following:

               (1) assets that are no longer used or useful in the conduct of its business; and

               (2) assets that are transferred for fair value and in the Ordinary Course.

          (p) Conduct of Business.  Either (1) engage in any line of business
              -------------------
that is not conducted by it on the date of this Agreement or (2) except as contemplated by the Transaction Documents or otherwise in furtherance of the conclusion of the Transactions, enter into any agreement, arrangement, commitment, contract or transaction, amend or terminate any of the same, take any action or omit to take any action or otherwise conduct any of its affairs, in any case not in the Ordinary Course.

          (q) Confidential Information.  Except as otherwise expressly permitted
              ------------------------
by the proviso to Section 7.2(z) with respect to a Business Combination Transaction or pursuant to confidentiality agreements with respect to the business, properties and operations of the Company and its Subsidiaries in effect as of the date of this Agreement or entered into thereafter in the Ordinary Course, use or disclose to any person (other than Qwest, Qwest Subsidiary and their Affiliates), except as required by law, any material non-public information concerning the business, properties, operations, prospects or condition (financial or otherwise) of any of the Company and its Subsidiaries.

          (r) Transactions with Affiliates.  Enter into any transaction
              ----------------------------
(including, but not limited to, the purchase, sale or exchange of property or the rendering of any service or the amendment, modification or termination of any of, or waiver of any provision of, the Company

Affiliate Agreements) with any of its directors, officers or stockholders having beneficial ownership of 5.0% or more of the shares of Company Common Stock then issued and outstanding, or with any of its Affiliates or the directors, officers or such stockholders thereof, except (1) transactions among the Company and its Wholly-Owned Subsidiaries, (2) transactions pursuant to agreements, arrangements or understandings that are set forth in Section 7.2(r) of the Company's Disclosure Schedule, (3) transactions that are expressly contemplated by the Transaction Documents, and (4) transactions that do not require the payment or provision by or to any of the Company and its Subsidiaries of money in an aggregate amount, or goods or services having an aggregate value, in excess of $25,000.

          (s) Compliance With ERISA.  Permit there to occur an Employee Plan
              ---------------------
Event that results in any material liability of any of the Company and its Subsidiaries.

          (t) Compensation.  Permit (1) an increase in the amount of
              ------------
compensation of any senior executive officer of any of the Company and its Subsidiaries (including wages, salaries, bonuses, extra compensation, pension and continuation, severance or termination pay of all types, whether paid or accrued) that is not required by an existing agreement or, if not so required, is not in the Ordinary Course, (2) except as contemplated by Section 1.1(l), the adoption or amendment of, or acceleration of payment or vesting of the amounts payable or to become payable under, any bonus, profit sharing, compensation, severance, termination, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock or other stock-based plan, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any current or former officer, director, employee, consultant or agent of any of the Company and its Subsidiaries, (3) issuance of any additional Company Stock Options except for grants in the Ordinary Course in connection with the employment of new hires (x) in an aggregate amount not in excess of Company Stock Options exercisable for 50,000 shares of Company Common Stock in any calendar month and (y) in an amount for each such person not in excess of Company Stock Options exercisable for 15,000 shares of Company Common Stock, provided that this individual limit may be exceeded with the prior
       --------
approval of Qwest, which approval shall not be unreasonably withheld, conditioned or delayed, (4) the payment of any benefit not required by any existing agreement, except for payments not material to the Company made in the Ordinary Course, (5) the adoption or amendment of any existing, employment, consulting, continuation pay, severance pay or termination pay agreement (including, without limitation, any such agreement that provides for the acceleration or payment of any benefit upon the occurrence of a change in control, however defined) with any officer, director or employee of any of the Company and its Subsidiaries or, except in accordance with the existing written policies of the Company or the Subsidiary, as the case may be, in existence as of the date of this Agreement, the grant of any continuation, severance or termination pay to any officer, director or employee of any of the Company and its Subsidiaries, except for severance or termination payments in each case not in excess of one month's salary or (6) the placement of any assets in any trust for the benefit of officers, directors or employees of any of the Company and its Subsidiaries; provided, however, that notwithstanding the foregoing, (w)
                  --------  -------
each of the Company and its Subsidiaries may amend the provisions of any employee pension plan which is intended to be qualified under Section 401(a) of the Code in order to maintain such qualified status, (x) none of the Company and its Subsidiaries shall take any action, or refrain from taking any action, as the result of which the

Company and its Subsidiaries shall be, or upon the occurrence of any change of control (however defined) or other event become, obligated to pay any benefits, except for the acceleration in the vesting of Company Stock Options and the creation of the obligation to make certain parachute payments under employment agreements with the Principal Shareholders, (y) the Company may amend the Company's 1995 Stock Option Plan in the manner contemplated by the Proxy Statement dated August 24, 1998 of the Company and (z) each of the Company and the Subsidiaries may replace an existing benefit plan with a substantially similar plan containing terms and conditions on the whole not less favorable to the Company or the Subsidiary than the benefit plan so replaced.

          (u) New Executive Officers.  Employ, directly or indirectly (including
              ----------------------
as a consultant), any executive officers of any of the Company and its Subsidiaries not employed by the Company or such Subsidiary, as the case may be, in the same position or capacity on the date of this Agreement; provided that
                                                                --------
the consent of Qwest and Qwest Subsidiary with respect thereto shall not be unreasonably withheld, conditioned or delayed.

          (v) Union Contracts.  Enter into or amend any agreements with any
              ---------------
labor union or other collective bargaining group, other than in the Ordinary Course.

          (w) Stock of Subsidiary.  Transfer any shares of capital stock of any
              -------------------
Subsidiary, except in connection with a transaction permitted by Section 7.2(z).

          (x) Taxes.  Make any material Tax election or waiver or settle or
              -----
compromise any material Tax liability.

          (y) Accounting Changes.  Except as disclosed in Section 7.2(y) of the
              ------------------
Company's Disclosure Schedule, make or permit any significant change in accounting policies or reporting practices, except for any change required by GAAP, in the opinion of the Company's independent accountants.

          (z) Business Combination Transactions.  Do, or permit any of its
              ---------------------------------
officers, directors, employees, financial advisors and other representatives to do, any of the following or to enter into an agreement or other arrangement (other than the Transaction Documents) with respect to any of the following:

               (1) enter into any agreement or other arrangement with respect to, or take any other action to effect, any Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries or publicly announce any intention to do any of the foregoing;

               (2) solicit, initiate or encourage (including, without limitation, by way of furnishing information), or take any other action to facilitate, any inquiry or the making of any proposal to any of the Company, its Subsidiaries and its stockholders from any person (other than Qwest, Qwest Subsidiary or any Affiliate of, or any person acting in concert with, Qwest or Qwest Subsidiary) which constitutes, or may reasonably be expected to lead to, a proposal with respect to a Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries, or endorse any Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries;

               (3) continue, enter into or participate in any activities, discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of any of the Company and its Subsidiaries or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; or

               (4) recommend that the stockholders of the Company accept or approve any Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries, modify or amend the Company Board Approval in any respect materially adverse to Qwest or Qwest Subsidiary or withdraw the Company Board Approval, or publicly announce any intention to do any of the foregoing;

provided, that this Section 7.2(z) shall not prohibit (1) the Company from (A)
--------
furnishing to any person (other than a Principal Stockholder or an Affiliate of, or other person acting in concert with, the Company or a Principal Stockholder) that has made an unsolicited, bona fide written proposal with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries information concerning the Company and its Subsidiaries and the business, properties, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries or (B) engaging in discussions or negotiations with such a person that has made such written proposal with respect to a Business Combination Transaction, (2) following receipt of such written proposal with respect to a Business Combination Transaction, the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act, (3) following receipt of such written proposal with respect to a Business Combination Transaction, the Board of Directors of the Company from withdrawing or modifying the Company Board Approval or (4) following the payment by the Company of all amounts then owed by the Company to Qwest and Qwest Subsidiary pursuant to Section 9.2, the Board of Directors from terminating the obligations of the parties pursuant to Section 9.1(a)(9) in order to enter into an agreement with any person (other than Qwest, Qwest Subsidiary or any Affiliate of, or any person, acting in concert with, Qwest or Qwest Subsidiary) to effect a Superior Proposal; provided, however, that the
                                                 --------  -------
Company or the Board of Directors of the Company, as the case may be,

               (x) shall take any action referred to in the preceding clauses
     (3) and (4) with respect to such written proposal if such written proposal satisfies each of the following requirements (a "SUPERIOR PROPOSAL"): (A) such written proposal is for (i) the acquisition from the Company or any holder thereof of Equity Securities of the Company as a result of which the holders of shares of Company Common Stock immediately before such transaction or series of transactions would beneficially own less than 40% of the shares of Company Common Stock issued and outstanding immediately after such transaction or series of transactions, (ii) the merger or consolidation of the Company with or into any person other than a Wholly-Owned Subsidiary or (iii) the transfer of all or substantially all the assets of the Company and its Subsidiaries and (B) with respect to such written proposal after the Board of Directors of the Company shall have concluded in good faith that (i) based on the advice of a financial advisor of nationally recognized reputation, taking into account the terms and conditions of such proposed Business Combination Transaction and the Merger Agreement respectively, all other legal, financial, regulatory and other aspects of such proposed Business Combination Transaction and the Merger, and respectively, the identity of the person making such written proposal, (a) such proposed Business Combination Transaction is reasonably capable of being completed and would, if completed, result in a transaction more favorable to the Company and its stockholders, other than the Principal Stockholders, from a financial point of view than would the Merger and (b) financing for such proposed Business Combination Transaction, to the extent required, is then committed by a financial institution or other source able to provide such financing and (ii) based on the advice of independent counsel for the Company, the failure to take such action would breach its fiduciary duties to the stockholders of the Company, other than the Principal Stockholders,

               (y) shall furnish to the person making such written proposal any information referred to in the preceding clause (1)(A) and engage in the negotiations or discussions referred to in the preceding clause (1)(B) only if the Board of Directors of the Company shall have determined in good faith that such written proposal is or is reasonably likely to be a Superior Proposal, and the Company shall then furnish such information to Qwest and Qwest Subsidiary (or shall have previously furnished such information to Qwest or Qwest Subsidiary) and such information shall be so furnished to such person pursuant to a customary confidentiality agreement and

               (z) shall take any action referred to in the preceding clauses
     (1), (2) and (3) only if the Board of Directors of the Company shall, by written notice delivered to Qwest and Qwest Subsidiary not less than 24 hours prior thereto, inform Qwest and Qwest Subsidiary of its intention to take such action;

provided further, that the Company or the Board of Directors of the Company
-------- -------
shall not take any action referred to in the preceding clauses (1), (3) and (4) if the Company Stockholders Meeting shall have occurred. The Company shall cease and cause to be terminated any existing activities, discussions or negotiations with all persons (other than Qwest, Qwest Subsidiary or any Affiliate of, or any person acting in concert with, Qwest or Qwest Subsidiary) conducted on or before the date of this Agreement with respect to any Business Combination Transaction. The Company shall inform each of its officers, directors, employees, financial advisors and other representatives of the obligations undertaken in this Section 7.2(z). If the Company, or any member of the Board of Directors thereof, receives a proposal or inquiry, in each case whether written or oral, with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries, then the Company and its financial advisers and independent counsel shall, by written notice delivered within 24 hours after the receipt of such proposal or inquiry, inform Qwest and Qwest Subsidiary of the terms and conditions of such proposal or inquiry and the identity of the person making the proposal or inquiry with respect to such

Business Combination Transaction and shall keep Qwest and Qwest Subsidiary generally informed with reasonable promptness of any steps it is taking pursuant to the proviso to the first sentence of this Section 7.2(z) with respect to such proposal or inquiry. Nothing in this Section 7.2(z) shall permit the Company to terminate any obligations under this Agreement except pursuant to Article IX.

          (aa) Restrictions on Qwest.  If any Series Q Warrants or Options are
               ---------------------
then outstanding, take or recommend to its stockholders any action that would impose limitations on the legal rights to be enjoyed by any of Qwest and its permitted assigns, as the holder of Series Q Warrants or as a stockholder of the Company, upon the acquisition of shares of Company Common Stock or other securities pursuant to the exercise of then Series Q Warrants or any Option, including, without limitation, any action which would impose or increase restrictions on any of Qwest and its permitted assigns, based upon the size of its security holdings, the business in which it is engaged or other considerations applicable to it and not to security holders generally, whether
(a) by means of the issuance of or proposal to issue any other class of securities having voting power disproportionately greater than the equity investment in the Company represented by the Series Q Warrants, such shares of Company Common Stock or other securities, (b) by implementing or adopting a shareholder rights plan (sometimes referred to as a "poison pill") or issuing a similar security which has a "trigger" threshold of not less than the greatest number of shares of Company Common Stock that may be acquired by Qwest or its permitted assigns pursuant to the exercise of all Series Q Warrants and Options,
(c) by charter or by-law amendment or (d) by contract, arrangement or other means.


                                 ARTICLE VIII

                         ADDITIONAL COVENANTS OF QWEST

          SECTION 8.1    NASDAQ LISTING.  Qwest agrees for the benefit of the
                         --------------
Company that Qwest shall take all action required, if any, to cause the Qwest Common Stock that shall be issued in the Merger to be approved for inclusion in NASDAQ, if necessary, subject only to official notice of issuance, and give such notice to the NASD as shall be required, if any, with respect this Agreement and the Merger.

          SECTION 8.2    DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION.
                         ---------------------------------------------------
Qwest agrees for the benefit of the Indemnified Persons as follows:

          (a) For six years after the Effective Time, each of the Surviving Corporation and its Subsidiaries shall indemnify each person who is now, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent of any of the Company and its Subsidiaries, and the successors and assigns of such person (individually, an "INDEMNIFIED PERSON" and, collectively the "INDEMNIFIED PERSONS"), to the same extent and in the same manner as is now provided in the respective certificates of incorporation, articles of incorporation, by-laws, operating agreements or limited partnership agreements, as applicable, of the Company and its Subsidiaries in effect on the date of this Agreement, with respect to any claim, liability, loss, damage, cost or expense, whenever asserted or claimed (an "INDEMNIFIED LIABILITY"), based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Effective Time; provided that if any claim for indemnification shall be asserted or made
      --------
within such six-year period, all rights to such indemnification in respect of such claim shall continue until the disposition of such claim.

          (b) For six years after the Effective Time, the Surviving Corporation shall in effect policies of directors' and officers' liability insurance in amounts and for coverage agreed by the Company and Qwest to be appropriate in respect of the activities and operations of the Company and its Subsidiaries.

          (c) Promptly after receipt by an Indemnified Person of notice of the assertion (an "ASSERTION") of any claim or the commencement of any action against the person in respect of which indemnity or reimbursement may be sought hereunder against any of the Surviving Corporation and its Subsidiaries (collectively, "INDEMNITORS"), such Indemnified Person shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Person hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. The Indemnitors shall be entitled to participate in and, to the extent the Indemnitors elect by written notice to such Indemnified Person within 30 days after receipt by any Indemnitor of notice of such Assertion, to assume the defense of such Assertion, at their own expense, with counsel chosen by the Indemnitors and reasonably satisfactory to an Indemnified Person. Notwithstanding that the Indemnitors shall have elected by such written notice to assume the defense of any Assertion, such Indemnified Person shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by such Indemnified Person, but in such event the fees and expenses of such counsel shall be paid by such Indemnified Person. No Indemnified Person shall settle any Assertion without the prior written consent of Qwest nor shall Qwest settle any assertion without either (1) the written consent of all Indemnified Persons against whom such Assertion was a made or (2) obtaining a general release from the party making the Assertion for all Indemnified Persons as a condition of such settlement.

          (d) If any Indemnified Person becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the Transactions, existing or occurring at or prior to the Effective Time, then to the extent permitted by law the Surviving Corporation shall periodically advance to such Indemnified Person its legal and other expenses (including the cost of any investigation and preparation incurred in connection herewith), subject to the provision by such Indemnified Person of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

           SECTION 8.3   EMPLOYEE BENEFITS MATTERS.
                         -------------------------

          (a) Except as otherwise set forth in Section 1.1(l), in the case of any Company Employee Plans under which the employees' interests are based upon the Company Common Stock or the market price thereof (but which interests do not constitute stock options), Company and Qwest agree that such interests shall, from and after the Effective Time, be based on Qwest Common Stock determined in accordance with the Exchange Ratio.

          (b) Except as otherwise expressly set forth in any Transaction Document, none of the Transaction Documents and none of the Transactions shall
(1) before or after the Effective Time, require the continued employment of any person by any of the Company, Qwest, the Surviving Corporation and their respective Subsidiaries or (2) after the Effective Time, prevent any of the Company, the Surviving Corporation and their respective Subsidiaries from taking any action or refraining from taking any action with respect to any person that may then be permitted by law.

          SECTION 8.4    ACCESS TO INFORMATION.  Qwest shall afford to the
                         ---------------------
Company and its officers, employees, financial advisers, attorneys, accountants and other representatives, reasonable access during normal business hours and upon reasonable advance notice to senior management of Qwest to discuss publicly available information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of Qwest and its Subsidiaries.


                                  ARTICLE IX

                                  TERMINATION

           SECTION 9.1   TERMINATION.
                         -----------

          (a) The obligations of the parties under Articles I (other than
Section 1.2) and VI (other than Section 6.1(f)) may be terminated on any date (the "TERMINATION DATE") prior to the Effective Time, whether before or after this Agreement and the Merger shall have been approved by the stockholders of the Company, in each case by:

               (1)  the agreement of the parties;

               (2) the Company, on or after the date that is six months after the date of this Agreement, if (A) the Closing shall then not have occurred for any reason other than the breach or violation by the Company, in any material respect, of any of its representations, warranties, covenants and agreements set forth in this Agreement (a "COMPANY BREACH"), (B) a Company Breach shall not then have occurred and be continuing and (C) the Company shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2;

               (3) Qwest or Qwest Subsidiary, on or after the date that is six months after the date of this Agreement, if (A) the Closing shall then not have occurred for any reason other than the breach or violation by Qwest or Qwest Subsidiary, in any material respect, of any of their respective representations, warranties, covenants and agreements set forth in this Agreement (a "QWEST BREACH") and (B) a Qwest Breach shall then not have occurred and be continuing;

               (4) the Company, on or after the date that is four months after the date of this Agreement, if (A) a Qwest Breach shall then have occurred and be continuing and (B) a Company Breach shall then not have occurred and be continuing;

               (5) Qwest or Qwest Subsidiary, on or after the date that is four months after the date of this Agreement, if (A) a Company Breach shall have occurred and be continuing and (B) a Qwest Breach shall then not have occurred and be continuing;

               (6) the Company, on or after the date of the Company Stockholders Meeting, and all adjournments thereof, if the stockholders of the Company shall not have approved this Agreement and the Merger and the Company shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2;

               (7) Qwest or Qwest Subsidiary, on or after the date of the Company Stockholders Meeting, and all adjournments thereof, if the stockholders of the Company shall not have approved this Agreement and the Merger;

               (8) Qwest or Qwest Subsidiary, if the Company or the Board of Directors of the Company shall have (A) authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries (other than the Transactions),
     (B) recommended (or publicly announced its intention to recommend) that the stockholders of the Company accept or approve any such Business Combination Transaction or (C) modified or amended (or publicly announced its intention to modify or amend) the Company Board Approval in any respect materially adverse to Qwest or Qwest Subsidiary or withdrawn (or publicly announced its intention to withdraw) the Company Board Approval; provided that (x) a
                                                            --------
     communication of the Company to Qwest and Qwest Subsidiary that advises that the Company has received a written proposal with respect to a Business Combination Transaction and that takes no position with respect to such proposal or that advises that the Company is engaging in an activity permitted by clause (1) or (2) of the proviso to the first sentence of
     Section 7.2(z) with respect to a Superior Proposal, shall not be deemed to be a modification, amendment or withdrawal of the Company Board Approval and (y) a "stop-look-and-listen" communication of the nature contemplated in Rule 14d-9(e) under the Exchange Act with respect to an unsolicited tender offer or exchange offer that, if concluded in accordance with the terms thereof, would constitute or result in a Business Combination Transaction with respect to any of the Company and its Subsidiaries (other than the Transactions), without more, shall not be deemed to be a modification, amendment or withdrawal of the Company Board Approval if, within the time period contemplated by Rule 14e-2 under the Exchange Act, the Board of Directors of the Company shall publicly confirm the Company Board Approval and recommend against the acceptance of such tender offer or exchange offer by the stockholders of the Company;

          (9) the Company, prior to the date of the Company Stockholders Meeting, if (A) the Board of Directors of the Company shall have determined that an unsolicited, bona fide written proposal made by any person (other than a Principal Stockholder or an Affiliate of, or other person acting in concert with, the Company or a Principal Stockholder) with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries is a Superior Proposal, (B) the Board of Directors of the Company shall have complied in all material respects with Section 7.2(z) with respect to actions taken or proposed to be taken by the Company or the Board of Directors of the Company with respect to such Superior Proposal,
     (C) the Company shall have notified Qwest and Qwest Subsidiary in writing, in each case not less than three full Business Days in advance of taking such action, of its election to terminate the obligations of the parties pursuant to this Section 9.1(a)(9) for the purpose of entering into an agreement to effect such Superior Proposal concurrently with such termination, (D) the Company and its advisors and representatives shall have discussed with Qwest and Qwest Subsidiary the modifications to the terms of this Agreement that would permit the Company to conclude the Merger in lieu of concluding such Superior Proposal, (E) at the end of such three Business Day period the Board of Directors of the Company shall have determined that such Superior Proposal continues to constitute a Superior Proposal, and (F) the Company shall have paid in full to Qwest and Qwest Subsidiary all amounts then owed to Qwest and Qwest Subsidiary pursuant to
     Section 9.2; or

          (10) Qwest or Qwest Subsidiary, if there shall have occurred a Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries.

          (b) Any termination of the obligations of the parties pursuant to this Section 9.1 shall be made by written agreement or by written notice from the terminating party to the other parties.

          (c) The termination of the obligations of the parties pursuant to this Section 9.1 shall not relieve any party of any liability for a breach of any warranty, covenant or agreement, or for any misrepresentation, under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance, if available) for any breach or misrepresentation.

          SECTION 9.2   COSTS, EXPENSES AND FEES.
                        ------------------------

          (a)  Termination Fee.  The Company shall pay to Qwest in immediately
               ---------------
available funds the sum of $7,000,000 (the "TERMINATION FEE") as follows (1) in connection with the termination of the obligations of the parties or of this Agreement pursuant to any of clauses (6), (7), (8), (9) and (10) of Section 9.1(a), or, (2) if (A) the
Company or Qwest shall terminate the obligations of the parties or this Agreement pursuant to any of clauses (2) and (3) of Section 9.1(a), (B) at any time after the date of this Agreement and at or before the time of such termination there shall exist a proposal for a Business Combination Transaction with respect to any of the Company and its Subsidiaries (or the public announcement of a third party to commence or of its intention to pursue or engage in such a transaction) and (C) within 12 months of such termination, the Company enters into a definitive agreement with any third party with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries or such a transaction is consummated.

          (b)  Collection Expenses; Interests.   In addition to the other
               ------------------------------
provisions of this Section 9.2, the Company shall promptly, but in no event later than three Business Days following receipt of written demand therefor, together with related bills or receipts, reimburse Qwest and Qwest Subsidiary for all reasonable out-of-pocket costs, fees and expenses (including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation) incurred in connection with collecting fees, expenses and other amounts due under this Section 9.2. Interest shall be paid on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

          (c)  Other Expenses. Except as otherwise provided in this Section 9.2,
               --------------
whether or not the Merger is concluded, all costs and expenses incurred or paid by a party (including, without limitation, attorney's fees and expenses related to the Transactions and the preparation of the Transaction Documents, the Registration Statement or the Proxy Statement Prospectus) shall be paid by the party incurring or paying such expenses. Notwithstanding the foregoing, each of the Company and Qwest shall pay 50% of the costs and expenses of complying with the Securities Act, the Exchange Act and the Hart-Scott-Rodino Act (other than the attorney's fees and expenses related thereto or as stated in the preceding sentence).

          (d)  Company's Fees for Financial Advisors, Brokers and Finders.  The
               ----------------------------------------------------------
Company shall pay or cause to be paid to the Company's Financial Advisor the entire amount of the fee, commission, expense reimbursement or other payment to which the Company's Financial Advisor shall become so entitled in connection with the Transactions, all without cost, expense or any other liability whatsoever to any of Qwest, Qwest Subsidiary and any other person.

          (e)  Qwest's Fees for Financial Advisors, Brokers and Finders.  Qwest
               --------------------------------------------------------
and Qwest Subsidiary shall pay or cause to be paid to any financial advisor retained by or on behalf of Qwest, the entire amount of the fee, commission, expense reimbursement or other payment to which such financial advisor shall become so entitled in connection with the Transactions, all without cost, expense or any other liability whatsoever to any of the Company, its Subsidiaries and any other person.

                                   ARTICLE X

                                 MISCELLANEOUS

          SECTION 10.1   NOTICES. All notices, requests and other communications
                         -------
to any party or under any Transaction Document shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given to a party at its address stated on the signature pages of this Agreement or any other Transaction Document or at any other address as the party may specify for this purpose by notice to the other parties. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

          SECTION 10.2   NO WAIVERS; REMEDIES; SPECIFIC PERFORMANCE.
                         ------------------------------------------

          (a) No failure or delay by any party to or express beneficiary of any Transaction Document in exercising any right, power or privilege under such Transaction Document shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Transaction Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

          (b) In view of the uniqueness of the Transactions and the business, properties, operations, prospects and condition (financial and otherwise) of the Company and its Subsidiaries, a party to or express beneficiary of any Transaction Document would not have an adequate remedy at law for money damages in the event that such Transaction Document were not performed in accordance with its terms, and therefore each of the parties agrees that the other parties to and express beneficiaries of such Transaction Document shall be entitled to specific enforcement of the terms of such Transaction Document in addition to any other remedy to which it may be entitled, at law or in equity.

          SECTION 10.3   AMENDMENTS, ETC.  No amendment, modification,
                         ---------------
termination, or waiver of any provision of any Transaction Document, and no consent to any departure by a party to any Transaction Document from any provision of the Transaction Document, shall be effective unless it shall be in writing and signed and delivered by the other parties to the Transaction Document, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

          SECTION 10.4   SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES.
                         -------------------------------------------------

          (a) No party may assign its rights or delegate its obligations under this Agreement. Any assignment or delegation in contravention of this Section
10.4 shall be void
ab initio and shall not relieve the assigning or delegating party of any
-- ------
obligation under this Agreement.

          (b) The provisions of each Transaction Document shall be binding upon and inure solely to the benefit of the parties to such Transaction Document, and, except and to the extent that persons are expressly identified therein as beneficiaries of one or more of the provisions thereof, nothing in any Transaction Document is intended to or shall confer upon any other person any right, benefit or remedy whatsoever under or by reason of any Transaction Document (including, without limitation, by means of subrogation). Without limiting the generality of the foregoing, (1) the provisions of Section 7.2(aa) are intended to be for the express benefit of Qwest and its permitted assigns under each Option Agreement, (2) the provisions of Section 8.2 are intended to be for the express benefit of Indemnified Persons and their respective heirs, executors, legal representatives, successors and permitted assigns, and no other person and (3) the provisions of Section 8.3 are not intended for the benefit of, and may not be relied upon or enforced by, any employee of any of the Company, Qwest, the Surviving Corporation or their respective Subsidiaries and their respective heirs, executors, legal representatives, successors and permitted assigns.

          SECTION 10.5   ACCOUNTING TERMS AND DETERMINATIONS.  Unless otherwise
                         -----------------------------------
specified, all accounting terms shall be interpreted, all accounting determinations shall be made, all records and books of account shall be kept and all financial statements required to be prepared or delivered shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes approved by the Company's independent public accountants) with the latest audited financial statements referred to in Section 4.5.

          SECTION 10.6   GOVERNING LAW.  Each Transaction Document shall be
                         -------------
governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles, except that the Certificate of Merger shall be governed by and construed in accordance with the laws of the State of Delaware.

          SECTION 10.7   COUNTERPARTS; EFFECTIVENESS.  Each Transaction Document
                         ---------------------------
may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

          SECTION 10.8   SEVERABILITY OF PROVISIONS.
                         --------------------------

          (a) Any provision of any Transaction Document that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Transaction Document or affecting the validity or enforceability of the provision in any other jurisdiction.

          (b) The parties agree that the amount of the fees provided in Section 9.2(b) is fair and reasonable. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of any such fee exceeds the maximum amount permitted by law, then the amount of such fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by a court of competent jurisdiction.

          SECTION 10.9   HEADINGS AND REFERENCES.  Article and section headings
                         -----------------------
in any Transaction Document are included in the Transaction Document for the convenience of reference only and do not constitute a part of the Transaction Document for any other purpose. References to parties, express beneficiaries, articles and sections in any Transaction Document are references to the parties to or the express beneficiaries, articles and sections of the Transaction Document, as the case may be, unless the context shall require otherwise.

          SECTION 10.10  ENTIRE AGREEMENT.  The Transaction Documents embody the
                         ----------------
entire agreement and understanding of the respective parties, and supersede all prior agreements or understandings, with respect to the subject matters of the Transaction Documents.

          SECTION 10.11  SURVIVAL.  Except as otherwise specifically provided in
                         --------
any Transaction Document, each representation and warranty of each party to the Transaction Document contained in or made pursuant to the Transaction Document shall remain in full force and effect notwithstanding any investigation or notice to the contrary or any waiver by any other party of a related condition precedent to the performance by such other party of an obligation under the Transaction Document.

          SECTION 10.12  EXCLUSIVE JURISDICTION.  Each party, and each express
                         ----------------------
beneficiary as a condition to its right to enforce or defend its rights under or in connection with any Transaction Document, (1) agrees that any Action with respect to any Transaction Document or any Transaction shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non
                                                            ----- ---
conveniens, which it may now or hereafter have to the bringing of any Action in
----------
those jurisdictions; provided, however, that any party may assert in an Action
                     --------  -------
in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may thereafter not be asserted by such party in an original Action in the courts referred to in clause
(1) above.

          SECTION 10.13  WAIVER OF JURY TRIAL.  Each party, and each express
                         --------------------
beneficiary as a condition to its right to enforce or defend its rights under or in connection with any Transaction Document, waives any right to a trial by jury in any Action to enforce or defend any right under any Transaction Document and agrees that any Action shall be tried before a court and not before a jury.

          SECTION 10.14  AFFILIATE.  Nothing contained in any Transaction
                         ---------
Document shall constitute Qwest or Qwest Affiliate an "affiliate" of any of the Company and its Subsidiaries within the meaning of the Securities Act and the Exchange Act, including, without limitation, Rule 501 under the Securities Act and Rule 13e-3 under the Exchange Act.

          SECTION 10.15  NON-RECOURSE.  No recourse under any Transaction
                         ------------
Document shall be had against any "controlling person" (within the meaning of Section 20 of the Exchange Act) of any party or the stockholders, directors, officers, employees, agents and Affiliates of the party or such controlling persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, stockholder, director, officer, employee, agent or Affiliate, as such, for any obligations of the party under this Agreement or any other Transaction Document or for any claim based on, in respect of or by reason of such obligations or their creation.


                             ____________________

                          [Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above in New York, New York.



                         ICON CMT CORP.



                         By:    /s/ SCOTT A. BAXTER
                              ----------------------------------
                              Scott A. Baxter
                              President and Chief Executive Officer

                         Address:  1200 Harbor Boulevard
                                   Weehawken, NJ 07087
                                   Attention:     Scott A. Baxter
                                   ---------
                                   Fax: 201-601-1917

                         With a copy to:

                                   Parker Chapin Flattau & Klimpl, LLP
                                   1211 Avenue of the Americas
                                   New York, NY  10036
                                   Attention:     Michael Weinsier
                                   ---------
                                   Fax: 212-704-6288

                         QWEST COMMUNICATIONS INTERNATIONAL
                           INC.


                         By:     /s/ JOSEPH P. NACCHIO
                              ------------------------
                              Joseph P. Nacchio
                              President and Chief Executive Officer

                         Address:  1000 Qwest Tower
                                   555 Seventeenth Street
                                   Denver, Colorado  80202
                                   Attention:     Marc B. Weisberg
                                   ---------
                                   Fax: 303-992-1723

                         With a copy to:

                                   O'Melveny & Myers LLP
                                   153 East 53rd Street
                                   New York, NY  10022
                                   Attention:     Drake S. Tempest
                                   ---------
                                   Fax:  212-326-2061


                         QWEST 1998-I ACQUISITION CORP.


                         By:   /S/ MARC B. WEISBERG
                              ----------------------
                              Marc B. Weisberg
                              Vice President

                         Address:  1000 Qwest Tower
                                   555 Seventeenth Street
                                   Denver, Colorado  80202
                                   Attention:     Marc B. Weisberg
                                   ---------
                                   Fax: 303-992-1723

                         With a copy to:

                                   O'Melveny & Myers LLP
                                   153 East 53rd Street
                                   New York, NY  10022
                                   Attention:     Drake S. Tempest
                                   ---------
                                   Fax:  212-326-2061

                                                                         ANNEX 1
                               DEFINITION ANNEX


          "ACCESS AGREEMENT" means the Security Agreement dated as of August ____, 1996, between the Company and Access Graphics, Inc., as of the date of this Agreement.

          "ACTION" against a person means an action, suit, investigation, complaint or other proceeding threatened or pending against or affecting the person or its property, whether civil or criminal, in law or in equity or before any arbitrator or Governmental Body.

          "AFFILIATE" of a person means (1) any other person that directly or indirectly controls, is controlled by or is under common control with, such person or any of its Subsidiaries and (2) if such person is an individual, any other individual that is a relative (by blood or marriage) of such person. The term "CONTROL" means the possession, directly or in directly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

          "APPROVAL" means an authorization, consent, approval or waiver of, clearance by, notice to or registration or filing with, or any other similar action by or with respect to a Governmental Body or any other person and the expiration or termination of all prescribed waiting, review or appeal periods with respect to any of the foregoing.

          "AVERAGE MARKET PRICE" has the meaning stated in Section 1.1(a)(2) of this Agreement.

          "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Regulation 13D-G under the Exchange Act), except as provided below, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a person shall include securities beneficially owned by all Affiliates of such person and all other persons with whom such person would constitute a Group.

          "BUSINESS COMBINATION TRANSACTION" with respect to any person and its Subsidiaries means, whether concluded or intended to be concluded in one transaction or a series of related transactions, each of the following:

               (1) the acquisition from any of such person and its Subsidiaries, or from any holder thereof, of any Equity Securities of any of such person and its Subsidiaries as a result of which the holders of Equity Securities of any of such person and its Subsidiaries immediately before such transaction or series of transactions would beneficially own less than 80% of the Equity Securities of such person or such

     Subsidiary, as the case may be, issued and outstanding immediately after such transaction or series of transactions;

               (2) the merger or consolidation of any of such person and its Subsidiaries with or into any person other than such person or its Wholly-Owned Subsidiary;

               (3) the transfer of a substantial portion of the assets of any of such person and its Subsidiaries to any person or Group other than such person or its Wholly-Owned Subsidiary; or

               (4) any transaction (whether or not any of such person and its Subsidiaries shall be a party thereto) as a result of which a majority of the members of the board of directors, or similar officials, of such person or such Subsidiary would not be persons who on the day after the closing date of such transaction were members of the board of directors, or similar officials, or who were nominated for election or elected with the approval of a majority of the directors, or similar officials, who were directors, or similar officials, on that date or whose nomination or election was previously so approved.

          "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday in the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

          "CAPITAL EXPENDITURE" of a person means payments that are made by the person for the rental, lease, purchase, construction or use of any property the value or cost of which should be capitalized and appear on the balance sheet of the person in the category of property, plant or equipment, without regard to the manner in which the payments or the instrument pursuant to which they are made are characterized by the person including, without but not limited to, payments for the installment purchase of property under conditional sale contracts and payments under capitalized leases.

          "CERTIFICATE OF MERGER" has the meaning stated in Section 1.1(a) of this Agreement.

          "CERTIFICATES" has the meaning stated in Section 1.1(b) of this Agreement.

          "CLOSING" has the meaning stated in Section 2.1 of this Agreement.

          "CLOSING DATE" has the meaning stated in Section 2.1 of this Agreement.

          "CODE" has the meaning stated in Recital C to this Agreement.

          "COMPANY" has the meaning stated in the heading to this Agreement.

          "COMPANY AFFILIATE AGREEMENTS" means, collectively, the agreements between any of the Company and its Subsidiaries, on the one part, and any director or officer of any of the Company and its Subsidiaries, any stockholder having beneficial ownership of 5.0% or more of the shares of Company Common Stock then issued and outstanding or any Affiliate of any of the foregoing, and all stockholders' agreements and voting trusts with respect to the Company.

          "COMPANY BALANCE SHEET" has the meaning stated in Section 4.5(a).

          "COMPANY BOARD APPROVAL" has the meaning stated in Section 4.24(a) of this Agreement.

          "COMPANY BREACH" has the meaning stated in Section 9.1(a)(2) of this Agreement.

          "COMPANY COMMON STOCK" has the meaning stated in Section 1.1(a)(2) of this Agreement.

          "COMPANY CREDIT FACILITIES" means the Financing Agreement dated August 13, 1996, between The CIT Group/Business Credit, Inc., as lender, and the Company, as borrower, as amended and modified as of the date hereof and the Security Agreement dated October 9, 1996, between Frontier Media Group, Inc., a Pennsylvania corporation, and Meridian Bank.

          "COMPANY EMPLOYEE PLAN" means any Employee Plan of any of the Company and its Subsidiaries.

          "COMPANY ERISA PLAN" means any ERISA Plan of any of the Company and its Subsidiaries.

          "COMPANY LICENSES" has the meaning stated in Section 4.11 of this Agreement.

          "COMPANY MATERIAL CONTRACTS" has the meaning stated in Section 4.20(a) of this Agreement.

          "COMPANY PREFERRED STOCK" has the meaning stated in Section 4.13(a) of this Agreement.

          "COMPANY PROPERTIES" has the meaning stated in Section 4.15(a) of this Agreement.

          "COMPANY PROPRIETARY RIGHTS" has the meaning stated in Section 4.16(a) of this Agreement.

          "COMPANY QUALIFIED PLAN" means any Qualified Plan of any of the Company and its Subsidiaries.

          "COMPANY SEC DOCUMENTS" has the meaning stated in Section 4.22 of this Agreement.

          "COMPANY STOCK OPTION" has the meaning stated in Section 1.1(l)(1) of this Agreement.

          "COMPANY STOCK OPTION PLAN" means the Company's 1995 Stock Option Plan, as amended as of the date of this Agreement and as further amended in accordance with the terms of this Agreement.

          "COMPANY STOCKHOLDERS MEETING" has the meaning stated in Section 7.1(k) of this Agreement.

          "COMPANY WARRANTS" has the meaning stated in Section 1.1(l)(2) of this Agreement.

          "COMPANY'S DISCLOSURE SCHEDULE" means the schedule with respect to certain matters referred to in Article IV of this Agreement that has been delivered by the Company to Qwest or Qwest Subsidiary, as such schedule may be modified in accordance with this Agreement.

          "COMPANY'S FINANCIAL ADVISOR" means Donaldson, Lufkin & Jenrette Securities Corporation.

          "CONSOLIDATED" means, as applied to any financial or accounting term, the term determined on a consolidated basis for a person and its Subsidiaries, excluding intercompany items and minority interests.

          "DEBT" of a person at any date means, without duplication, the sum of the following:

               (1) all obligations of the person (A) for borrowed money, (B) evidenced by bonds, debentures, notes or other similar instruments, (C) to pay the deferred purchase price of property or services, except current trade accounts payable arising in the ordinary course of business, (D) as purchaser under conditional sales contracts, (E) as lessee under capitalized leases, (F) under letters of credit issued for the account of the person and (G) arising under acceptance facilities; plus
                                                             ----

               (2)  all Debt of others Guaranteed by the person; plus
                                                                 ----

               (3) all Debt of others secured by a Lien on any asset of the person and whether or not such Debt is assumed by the person; plus
                                                                   ----

               (4) any balance sheet liability with respect to an ERISA Plan recognized pursuant to Financial Accounting Standards Board Statement 87 or 88, or with respect to post-retirement benefits other than pension benefits recognized pursuant to Financial Accounting Standards Board Statement 106; plus
     ----

               (5) any withdrawal liability under Section 4201 of ERISA with respect to a withdrawal from a Multiemployer Plan, as such liability shall have been set forth in a notice of withdrawal liability under Section 4219 of ERISA, and as adjusted from time to time subsequent to the date of such notice.

          "DEBT SECURITIES" of a person means the bonds, debentures, notes and other similar instruments of the person and all other securities convertible into or exchangeable or exercisable for any such debt securities, all rights or warrants to subscribe for or to purchase, all options for the purchase of, and all calls, commitments or claims of any character relating to, such debt securities and any securities convertible into or exchangeable or exercisable for any of the foregoing.

          "DEPARTMENT OF JUSTICE" means the Department of Justice of the United States of America.

          "DGCL" means the General Corporation Law of the State of Delaware, Title 8 Del. Code (S)(S)101 et seq., as amended.

          "DOLLARS" AND "$" refer to United States dollars and other lawful currency of the United States of America from time to time in effect.

          "EFFECTIVE TIME" has the meaning stated in Section 1.1(a) of this Agreement.

          "EMPLOYEE PLAN" of a person means any plan, contract, commitment, program, policy, arrangement or practice maintained or contributed to by the person and providing benefits to any current or former employee, director or agent of the person, or any spouse or dependent of such beneficiary, including, without limitation, (1) any ERISA Plan, (2) any Multiemployer Plan, (3) any other "EMPLOYEE BENEFIT PLAN" (within the meaning of Section 3(3) of ERISA), (4) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, stock appreciation rights, phantom stock, restricted stock, other stock-based pension, retainer, consulting, retirement, severance, welfare or incentive plan, contract, commitment, program, policy, arrangement or practice and (5) any plan, contract, commitment, program, policy, arrangement or practice providing for "fringe benefits" or perquisites, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave and medical, dental, hospitalization, life insurance and other types of insurance.

          "EMPLOYEE PLAN EVENT" means any of the following:

               (1) "REPORTABLE EVENT" (within the meaning of Section 4043 of ERISA) with respect to any ERISA Plan for which the requirement of notice to the PBGC has not been waived by regulation;

               (2) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any ERISA Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any ERISA Plan or the failure to make any required contribution to a Multiemployer Plan;

               (3) the provision by the administrator of any ERISA Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA;

               (4) the withdrawal from any ERISA Plan during a plan year by a "substantial employer" as defined in Section 4001(a)(2) of ERISA resulting in liability pursuant to Section 4062(e) or Section 4063 of ERISA;

               (5) the institution by the PBGC of proceedings to terminate any ERISA Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan;

               (6) the imposition of liability pursuant to Sections 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

               (7) the withdrawal in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA;

               (8) the occurrence of an act or omission which could give rise to the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), 502(i), 502(l) or 4071 of ERISA in respect of any such Employee Plan;

               (9) the assertion of a material claim (other than routine claims for benefits) against any Employee Plan other than a Multiemployer Plan or the assets of any Employee Plan, or against the person maintaining or contributing to such plan in connection with any such plan;

               (10) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or

               (11) the imposition of a lien pursuant to Sections 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any ERISA Plan.

          "ENVIRONMENTAL LAWS" means any and all presently existing federal, state, local and foreign Regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

          "EQUITY SECURITIES" of a person means the capital stock of the person and all other securities convertible into or exchangeable or exercisable for any shares of its capital stock, all rights or warrants to subscribe for or to purchase, all options for the purchase of, and all calls, commitments or claims of any character relating to, any shares of its capital stock and any securities convertible into or exchangeable or exercisable for any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974 and the related Regulations, in each case as amended as of the date hereof and as the same may be amended or modified from time to time. References to titles, subtitles, sections, paragraphs or other provisions of ERISA and the related Regulations also refer to successor provisions.

          "ERISA AFFILIATE", as applied to any person, means (1) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Code of which such person is a member, (2) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which such person is a member, and (3) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which such person, any corporation described in clause (1) above or any trade or business described in clause (2) above is a member. Any former ERISA Affiliate of Company or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or its Subsidiaries and with respect to liability arising after such period for which Company or its Subsidiaries could be liable under the Code or ERISA.

          "ERISA PLAN" of a person means an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, that is covered by Title

IV of ERISA or subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA that is maintained by the person, to which the person contributes or has an obligation to contribute or with respect to which the person is an "employer" (within the meaning of Section 3(5) of ERISA).

          "EXCESS SHARES" has the meaning stated in Section 1.1(f)(2) of this Agreement.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the related rules and regulations thereunder.

          "EXCHANGE AGENT" has the meaning stated in Section 1.1(c) of this Agreement.

          "EXCHANGE FUND" has the meaning stated in Section 1.1(c) of this Agreement.

          "EXCHANGE RATIO" has the meaning stated in Section 1.1(a)(2) of this Agreement.

          "FEDERAL TRADE COMMISSION" means the Federal Trade Commission of the United States of America.

          "GAAP" means generally accepted accounting principles as in effect in the United States of America from time to time.

          "GOVERNMENTAL BODY" means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state, county or local, domestic or foreign.

          "GROUP" has the meaning given such term in Section 13(d)(3) of the Exchange Act.

          "GUARANTEE" by any person means any obligation, contingent or otherwise, of the person directly or indirectly guaranteeing the payment or other performance of any Liability of any other person or in any manner providing for the payment or other performance of any Liability of any other person or the investment of funds in any other person or otherwise protecting the holder of such Liability against loss (whether by agreement to indemnify, to lease assets as lessor or lessee, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), but the term "GUARANTEE" does not include endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEE" used as a verb has a correlative meaning.

          "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules, regulations and published interpretations thereunder.

          "HAZARDOUS SUBSTANCE" means, collectively, (1) any petroleum or petroleum products, geothermal products, natural gas, flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB's), (2) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (3) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law and which is present in concentrations or at locations that present a threat to human health or the environment.

          "INDEMNIFIED PERSONS" has the meaning stated in Section 8.2(a) of this Agreement.

          "INVESTMENT" of a person means any investment in any other person (other than a Subsidiary), whether by means of loan, capital contribution, purchase of capital stock, obligations or other securities, or any commitment or option to make an investment or otherwise.

          "IRS" means the United States Internal Revenue Service or any Governmental Body succeeding to any or all of its functions.

          "KNOWLEDGE" of (1) an individual means the actual knowledge of such individual with respect to a representation or warranty of such person contained in any Transaction Document or (2) if a person that is not an individual, means, after reasonable inquiry by such person of each of the following persons, the actual knowledge of any of the officers or other employees of such person and its Subsidiaries having managerial responsibility for the portion of the operations, assets or liabilities of such person and its Subsidiaries with respect to which such knowledge of such person is being represented.

          "LIABILITIES" means all debts, claims, Actions, demands, rights, costs, expenses, liabilities, losses, damages, commitments and obligations (in each case whether fixed, contingent or absolute, matured, unmatured, or inchoate, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements of any person or disclosed in the notes thereto).

          "LICENSE" means any license, permit, franchise, certificate of authority, or order, or any extension, modification or waiver of the foregoing, required to be issued by a Governmental Body.

          "LIEN" means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, deposit arrangement, preference, priority, security interest, restriction on transfer or encumbrance of any kind (including, without limitation, any conditional sale contract, any capitalized lease or any financing lease having substantially the same economic effect as the foregoing and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

          "LOSS" means, with respect to any person, any cost, damage, disbursement, expense, liability, judgment, loss, deficiency, obligation, Tax, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable (including, without limitation, interest or other carrying costs, penalties, legal, accounting, expert witness, consultant and other professional fees and expenses incurred by such person in the investigation, collection, prosecution and defense of Actions (including, without limitation, claims in connection with the enforcement of any rights under any of the Transaction Documents) and amounts paid in settlement), that may be imposed on or otherwise incurred or suffered by such person.

          "MATERIAL ADVERSE EFFECT" means, with respect to a circumstance or event that is a condition to the obligation of a person in any Transaction Document or is the subject of a representation, warranty, covenant or other agreement of a person in any Transaction Document that includes a reference therein to the possible occurrence of a Material Adverse Effect, whether considered individually or together in the aggregate with all other circumstances or events that are included in the same condition or are the subject either of the same representation, warranty, covenant or other agreement or of other representations, warranties, covenants or other agreements by such person in the Transaction Documents, any one or more of the following:

          (1) a material adverse effect on the business, properties, operations, prospects or condition (financial or otherwise) of such person and its Subsidiaries, taken as a whole;

          (2) a material adverse effect on the ability of such person to perform its obligations under any Transaction Document to which it is or may become a party; or

          (3) the term or condition of an Approval, a Regulation, a decision, ruling, order or award of any arbitrator applicable to such person or its business, properties or operations or an Action, pending or threatened, in each case that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the conclusion of any of the Transactions.

          "MERGER" has the meaning stated in Recital A to this Agreement.

          "MERGER CONSIDERATION" has the meaning stated in Section 1.1(a)(2) of this Agreement.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in
Section 3(37) of ERISA.

          "NASD" means the National Association of Securities Dealers, Inc. and each person succeeding to the authority thereof with respect to matters contemplated by or arising from the Transaction Documents and the Transactions.

          "NASDAQ" means the National Association of Securities Dealers Automated Quotation/National Market.

          "OPTION" has the meaning stated in Section 1.2(a) of this Agreement.

          "OPTION AGREEMENT" has the meaning stated in Section 1.2(a) of this Agreement.

          "OPTION DOCUMENTS" means, collectively, the Option Agreements and all other agreements, instruments and other documents executed and delivered by any Principal Stockholder pursuant to any Option Agreement.

          "OPTION SHARES" has the meaning stated in Section 1.2(a) of this Agreement.

          "ORDINARY COURSE" means, with respect to any person and as of any date of determination, the conduct or operation of a line of business of such person in the ordinary course of such business, as then conducted and proposed to be conducted, in a manner consistent with the past business practices of such person and in accordance with the reasonable requirements of such business, in each case as determined with respect to such business as of such date of determination.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "PERMITTED LIENS" means, collectively, with respect to any of the Company and its Subsidiaries, (1) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings, (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar persons and other Liens imposed by applicable Regulations of any Governmental Body incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (3) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (4) Liens on real property which do not in the aggregate materially interfere with or impair the operation of any parcel of such real property for the purposes for which it is or may reasonably be expected to be used, (5) Liens securing the executory obligations of any person under any lease that constitutes an "operating lease" under GAAP, (6) Liens securing Debt permitted to be created, incurred, assumed or suffered to exist by any of the Company and its Subsidiaries pursuant to Section 7.2(d) of this Agreement, (7) Liens securing indebtedness created, incurred, assumed or suffered under the Access Agreement, and (8) other Liens approved by Qwest and Qwest Subsidiary in writing; provided,
                                                                       --------
however, that, with respect to each of clauses (1) - (6) above, to the extent
-------
that any such Lien
relates to, or secures the payment of, a Liability that is required to be accrued under GAAP, such Lien shall not be a Permitted Lien unless adequate accruals for such Liability have been established therefor by the Company or such Subsidiary on the financial statements referred to in Section 4.5 in conformity with GAAP. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any employee benefit plan or arrangement sponsored by, maintained by or contributed to by the Company or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such plan or arrangement shall be a Permitted Lien.

          "PERSON" means an individual, a corporation, a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated association or any other entity or organization, including a Governmental Body.

          "PRINCIPAL STOCKHOLDERS" means, collectively, Scott A. Baxter, Richard
M. Brown and Scott Harmolin.

          "PROPERTY" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "PROPRIETARY RIGHTS" means all copyrights, uncopyrighted works, trademarks, trademark rights, service marks, trade names, trade name rights, patents, patent rights, unpatented inventions, licenses, permits, trade secrets, know-how, inventions, computer software, seismic data and intellectual property rights and other proprietary rights together with applications and licenses for, and the goodwill of the business relating to, any of the foregoing.

          "PROXY STATEMENT/PROSPECTUS" has the meaning stated in Section 4.28 of this Agreement.

          "QUALIFIED PLAN" of a person means any ERISA Plan of the person and any other pension, profit sharing or stock bonus plan within the meaning of
Section 401(a) of the Code maintained by the person or to which the person contributes or has an obligation to contribute.

          "QWEST" has the meaning stated in the heading to this Agreement.

          "QWEST BREACH" has the meaning stated in Section 9.1(a)(3) of this Agreement.

          "QWEST COMMON STOCK" has the meaning stated in Section 1.1(a)(2) of this Agreement.

          "QWEST CREDIT FACILITY" has the meaning stated in Section 1.3(c) of this Agreement.

          "QWEST CREDIT TRANSACTIONS" means, collectively, the transactions undertaken pursuant to, or otherwise contemplated by, the Qwest Credit Facility.

          "QWEST PREFERRED STOCK" has the meaning stated in Section 5.13(a) of this Agreement.

          "QWEST PRIVATE LINE SERVICES AGREEMENT" means, collectively, the Private Line Services Agreement and the Master Collocation License Agreement, each dated as of September 13, 1998 and between Qwest Communications Corporation and the Company.

          "QWEST SEC DOCUMENTS" has the meaning stated in Section 5.20 of this Agreement.

          "QWEST SUBSIDIARY" has the meaning stated in the heading to this Agreement.

          "QWEST/PRINCIPAL STOCKHOLDERS DOCUMENTS" means, collectively, the Option Documents, the Voting Documents and the Stockholder Documents.

          "QWEST/PRINCIPAL STOCKHOLDERS TRANSACTIONS" means, collectively, the transactions undertaken pursuant to, or otherwise contemplated by, the Qwest/Principal Stockholders Documents.

          "QWEST'S DISCLOSURE SCHEDULE" means the schedule with respect to certain matters referred to in Article V of this Agreement that has been delivered by Qwest and Qwest Subsidiary to the Company, as such schedule may be modified in accordance with this Agreement.

          "REASONABLE BEST EFFORTS" means the use of all reasonable efforts, including, without limitation, the expenditure of amounts reasonably related to the objective sought to be achieved, with respect to matters and actions over which the person has or could reasonably be expected to exert any control or influence.

          "REGISTRATION RIGHTS AGREEMENT" has the meaning stated in Section 1.3(b) of this Agreement.

          "REGISTRATION STATEMENT" has the meaning stated in Section 5.21 of this Agreement.

          "REGULATION" means (1) any applicable law, rule, regulation, ordinance, judgment, decree, ruling, order, award, injunction, recommendation or other official action of any Governmental Body, and (2) any official change in the interpretation or administration of any of the foregoing by the Governmental Body or by any other Governmental Body or other person responsible for the interpretation or administration of any of the foregoing.

          "RESTRICTED PAYMENT" with respect to a person means the following:

               (1) any dividend or other distribution of any kind on any shares of the person's capital stock, except dividends payable solely in shares of its capital stock, other than an Equity Security of the person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or which is convertible into or exchangeable or exercisable for debt securities of the person or any of its Subsidiaries, and

               (2) any payments in cash or otherwise, on account of the purchase, redemption, retirement or acquisition of any Equity Securities of the person.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the related rules and regulations thereunder.

          "SERIES Q WARRANTS" has the meaning stated in Section 1.3(b) of this Agreement.

          "STOCKHOLDER AGREEMENT" has the meaning stated in Section 1.2(d) of this Agreement.

          "STOCKHOLDER DOCUMENTS" means, collectively, the Stockholder Agreements and all other agreements, instruments and other documents executed by any Principal Stockholder pursuant to any Stockholder Agreement.

          "SUBSIDIARY" of a person means (1) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the person or (2) a partnership or limited liability company in which the person or a Subsidiary of the person is, at the date of determination, a general partner, limited partner or member, as the case may be, but only if the person or its Subsidiary is entitled at any time to receive more than 50% of the amounts distributed or distributable by such partnership or limited liability company to the partners or members thereof whether upon dissolution or otherwise. Unless the context requires otherwise, references to one or more Subsidiaries shall be references to Subsidiaries of the Company.

          "SUPERIOR PROPOSAL" has the meaning stated in the proviso to the first sentence of Section 7.2(z) of this Agreement.

          "TAX RETURN" means a report, return or other information required to be filed by a person with or submitted to a Governmental Body with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the person.

          "TAXES" means all taxes, charges, fees, levies, duties, tariffs, imposts, withholdings, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any Governmental Body, including (without limitation) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties (civil and criminal), and additions to tax imposed with respect thereto.

          "TERMINATION DATE" has the meaning stated in Section 9.1(a) of this Agreement.

          "TRADING DAY" means, as applied to any class of stock, any day on which the NASDAQ or, if shares of such stock are not listed or admitted to trading on the NASDAQ, the principal national securities exchange on which the shares of such stock are listed or admitted for trading or, if the shares of such stock are not listed or admitted for trading on any national securities exchange, the NASDAQ or, if the shares of such stock are not included therein, any similar interdealer system then in general use in which the shares of such stock are included, is open for the trading of securities generally and with respect to which information regarding the sale of securities included therein, or with respect to which sales information is reported, is generally available.

          "TRANSACTION DOCUMENTS" means, collectively, this Agreement, the Qwest/Principal Stockholders Documents, the Qwest Credit Facility, the Qwest Private Line Services Agreement and all other instruments and documents executed and delivered by any person in connection with the conclusion of one or more of the transactions contemplated hereby and thereby.

          "TRANSACTIONS" means, collectively, the transactions undertaken pursuant to, or otherwise contemplated by, the Transaction Documents.

          "TRANSFER" means a sale, an assignment, a lease, a license, a pledge, a grant, a transfer or other disposition of, or the creating of a Lien on, an asset or any interest of any nature in an asset, including, without limitation, the beneficial ownership of such asset. The term "TRANSFER" used as a verb has a correlative meaning.

          "VOTING AGREEMENT" has the meaning stated in Section 1.2(a) of this Agreement.

          "VOTING DOCUMENTS" means, collectively, the Voting Agreements and all other agreements, instruments and other documents executed by any Principal Stockholder pursuant to any Voting Agreement.

          "WHOLLY-OWNED SUBSIDIARY" of a person means any Subsidiary all of the shares of capital stock or other ownership interests of which, except directors' qualifying shares, are at the time directly or indirectly owned by the person. Unless the context requires otherwise, references to one or more Wholly-Owned Subsidiaries shall be references to Wholly-Owned Subsidiaries of the Company.

                                                                       EXHIBIT A


                                    FORM OF

                               OPTION AGREEMENT


The Option granted by this Option Agreement has not, and the shares of Company Common Stock transferable upon the exercise thereof have not, been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of except in compliance with said Act.


          OPTION AGREEMENT dated as of September 13, 1998 between __________ ("OPTIONOR") and QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation (together with its successors and assigns, "OPTIONEE").

                                   RECITALS

          (A) Optionor beneficially owns __________ shares of common stock, par value $.001 per share (the "COMPANY COMMON STOCK"), of Icon CMT Corp., a Delaware corporation (the "COMPANY") [, including __________ shares of Company Common Stock issuable upon the exercise of Company Stock Options vested as of the date of this Agreement]. All such shares, together with all other shares of Company Common Stock with respect to which Optionor has beneficial ownership as of the date of this Agreement or acquires beneficial ownership on or before the Option Termination Date, are collectively referred to as the "OPTION SHARES".

          (B) Concurrently with the execution and delivery of this Agreement, the Company, Optionee and Qwest Subsidiary, a Delaware corporation ("QWEST SUBSIDIARY"), are entering into the Agreement and Plan of Merger dated as of September 13, 1998 (as amended or modified from time to time, the "MERGER AGREEMENT"). Terms not otherwise defined in this Agreement have the meanings stated in the Merger Agreement.

          (C) Concurrently with the execution and delivery of this Agreement, Optionor and Optionee are entering into the Voting Agreement and Proxy dated as of September 13, 1998 (the "VOTING AGREEMENT") to provide for, among other things, (1) the obligation of Optionor to vote the Option Shares to approve the Merger Agreement and the merger contemplated thereby (the "MERGER") and against any Business Combination (other than the Transactions), (2) the grant by Optionor to each of Optionee and Qwest Subsidiary of an irrevocable proxy in connection therewith, (3) certain other restrictions on the voting and the sale or other transfer of the Option Shares by Optionor, (4) certain restrictions on Optionor with respect to Business Combination Transactions (other than the Transactions) with respect to any of the Company and its Subsidiaries and (5) the obligation of Optionor to execute and deliver the Stockholder Agreement at or before the Closing of the Merger.

          (D) As contemplated by Section 1.2(b) of the Merger Agreement, Optionor and Optionee desire to enter into this Agreement to provide for, among other things, (1) the grant by Optionor to Qwest of an option to acquire the Option Shares, and (2) certain restrictions on the voting and the sale or other transfer of the Option Shares. This Agreement and each Assignment of Rights Agreement (as defined below) and all other agreements, instruments and other documents executed and delivered by Optionor in connection with any of the foregoing, are collectively referred to as the "OPTION DOCUMENTS".

          (E) Optionor acknowledges that Qwest and Qwest Subsidiary are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Optionor set forth in this Agreement and would not enter into the Merger if Optionor did not enter into this Agreement.


                                   AGREEMENT

          The parties agree as follows:

          SECTION 1.     TERM OF OPTION; EXERCISE OF OPTION; ADJUSTMENT OF
                         -------------------------------------------------
OPTION.
------

          (a)  Term of Option.  Subject to the conditions and on the terms of
               --------------
this Agreement, Optionor hereby grants Optionee the right (the "OPTION"), during the period commencing at the consummation of an Alternative Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries occurring after an Option Trigger and terminating at the Option Termination, to purchase from Optionor any or all of the Option Shares, in each case upon exercise of the Option and the payment therefor of an amount in cash equal to the product of the number of such Option Shares so purchased multiplied by $12.00 (the "OPTION CONSIDERATION"). The Option shall be void, have no value and be of no further effect with respect to any Exercise Notice delivered to Optionor after the Option Termination. The term "OPTION TRIGGER" means the first to occur of (1) the termination or purported termination of the Merger Agreement or the obligations of the parties thereunder, in any case without the prior written approval of Optionee, (2) the time of the occurrence or existence of any event or circumstance that would entitle any party to the Merger Agreement to exercise its right to terminate certain obligations of the parties thereunder pursuant to Section 9.1 of the Merger Agreement, (3) the public announcement (or written communication that is or becomes the subject of public disclosure) of a bona fide proposal by any person (other than Optionee or any Affiliate of, or any person acting in concert with, Optionee) with respect to a Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries, and (4) the occurrence of a breach by any Principal Stockholder of any obligation under an Option Agreement or a Voting Agreement. The term "OPTION TERMINATION" means 5:00 p.m., New York City time, on the date that is the first anniversary of the Option Commencement. The term "ALTERNATIVE TRANSACTION" means, whether concluded or intended to be concluded in one transaction or a series of transactions (other than the Transactions), (i) the acquisition from the Company or any holder thereof of Equity Securities of the Company as a result of which the holders of shares of Company Common Stock immediately before such transaction or series of transactions would beneficially own less than 40% of the shares of Company Common Stock issued and outstanding immediately after such transaction or series of transactions, (ii) the acquisition of shares of Common Stock from Optionor and transferees of shares of Company Common Stock pursuant to clauses (b), (c) and (d) of the proviso to Section 3 as a result of which Optionor and such transferees would beneficially own in the aggregate less than 50% of the shares of Company Common Stock beneficially owned by Optionor and such transferees in the aggregate immediately before such transaction or series of transactions, (iii) the merger or consolidation of the Company with or into any person other than a Wholly-Owned Subsidiary or (iv) the transfer of all or substantially all the assets of the Company and its Subsidiaries.

          (b)  Exercise of Option.  The Option may be exercised in whole or in
               ------------------
part, at any time, by delivery by Optionee to Optionor (no earlier than in connection with the consummation of an Alternative Transaction following the occurrence of an Option Trigger and no later than the Option Termination) of written notice (the "EXERCISE NOTICE") stating that Optionee is exercising the Option in respect of the number of Option Shares specified therein.

          (c)  Option Payment Election.  In connection with the delivery of an
               -----------------------
Exercise Notice, Optionee may elect, in its sole discretion, to require Optionor to repurchase the Option, or portion thereof, with respect to the Option Shares specified in the Exercise Notice for cash in an amount equal to the excess of the consideration per Option Share that would be received by the Optionor in the Alternative Transaction pursuant to which the Option may be exercised (such consideration, the "ALTERNATIVE TRANSACTION CONSIDERATION") over $12.00. The value of any Alternative Transaction Consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Optionee and reasonably acceptable to Optionor. The fees and expenses of such investment bank or financial advisor shall be shared equally by Optionor and Optionee.

          (d)  Adjustment of Option.  The number of Option Shares and the Option
               --------------------
Exercise Price shall be adjusted in the event of any change in Company Common Stock by reason of the issuance of any Equity Securities of the Company, stock or other non-cash dividends, extraordinary cash dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like on or after the date hereof and on or before the Option Termination Date, such that, in each case, the Optionee shall receive upon the payment of the Option Exercise Price the number and class of shares of Company Common Stock or other securities or property that would have been received in respect of an Option Share if the date on which the Option Share is acquired upon exercise of the Option had occurred immediately prior to such event, or the record date therefor, as applicable.

          (e)  Option Closing.
               --------------

               (1) The closing of the exercise of the Option or the repurchase referenced in Section 1(c) shall take place (the "OPTION CLOSING") on the second Business Day after the conditions set forth in Section 1(d)(2) with respect thereto shall have been satisfied or waived, as the case may be, or on such other date as approved by Optionor and Optionee in writing (the "OPTION CLOSING DATE"). The Option Closing shall take place at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York 10022, or at such other location as approved by Optionor and Optionee in writing. At the Option Closing, (1) Optionee shall pay to Optionor the Option Consideration or the Alternative Transaction Consideration then required to be paid by delivery of a certified or official bank check payable to Optionor or by wire transfer of immediately available funds in accordance with written wire instructions to be provided by Optionor and (2) Optionor shall deliver to Optionee one or more certificates representing any Option Shares then purchased by Optionee, duly endorsed in blank for transfer or accompanied by a stock power duly executed in blank, which certificates may bear any legends required by any agreement with the Company to appear thereon.

               (2) The obligations of each party under this Agreement with respect to the sale or purchase of the Option Shares at any Option Closing are subject to the satisfaction of the following conditions, unless waived by such party at or before the Option Closing:

               (A) Optionee shall have obtained the Approval required under the Hart-Scott-Rodino Act, and all waiting, review or appeal periods under the Hart-Scott-Rodino Act or otherwise prescribed with respect to each Approval shall have terminated or expired, as the case may be; and

               (B) the sale or purchase, as the case may be, of such Option Shares shall not violate, result in a breach of or constitute a default under any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which any of such party and its Subsidiaries or any of their properties may be bound or affected, except for violations, breaches or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on such party.


          SECTION 2.     COVENANTS OF OPTIONOR.
                         ---------------------

          (a)  Voting. Until the later of the day following the Termination Date
               ------
and payment in full by the Company of all amounts then owed to Optionee and Qwest Subsidiary pursuant to Section 9.2 of the Merger Agreement, subject to the receipt of proper notice and the absence of a preliminary or permanent injunction or other final order by any United States federal court or state court barring such action, Optionor shall do the following:

               (1) be present, in person or represented by proxy, at each meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, so that all Option Shares then entitled to vote may be counted for the purposes of determining the presence of a quorum at such meetings; and

               (2) at each such meeting and with respect to each such written consent, except as otherwise approved in writing in advance by Optionee (which approval may be granted, withheld, conditioned or delayed in its sole discretion), vote (or cause to be voted) all such Option Shares (A) against any action or agreement that would result in any breach of any representation, warranty, covenant or agreement of Optionor contained in any Option Document, that would or could reasonably be expected to impede, interfere with, prevent or materially delay the conclusion of any of the transactions contemplated by this Agreement or that would or could reasonably be expected to materially reduce the benefits to Optionee of such transactions and (B) against any amendment to the articles of incorporation or the certificate of incorporation, as the case may be, or bylaws of the Company.

          (b)  Compliance With Regulations.  Optionor shall comply in all
               ---------------------------
respects with all Regulations of each Governmental Body and all decisions, rulings, orders and awards of each arbitrator applicable to it or its business, properties or operations, in connection with the exercise of the Option, including, without limitation, use its reasonable best efforts to comply (and exchange information with other persons to enable them to comply) with any applicable requirements under the Hart-Scott-Rodino Act relating to filing and furnishing information to the Department of Justice and the Federal Trade Commission, including, without limitation, the following:

               (1) assisting in the preparation and filing of the "Antitrust Improvements Act Notification and Report Form for Certain Mergers and Acquisitions" and taking all other action required by 16 C.F.R. Parts 801-803 (or any successor form or Regulation);

               (2) complying with any additional request for documents or information made by the Department of Justice or the Federal Trade Commission or by a court; and

               (3) causing all affiliated persons of the "ultimate parent entity" of the party within the meaning of the Hart-Scott-Rodino Act to cooperate and assist in the filing and compliance.

          (c)  Further Assurances.  Promptly upon request by Optionee, Optionor
               ------------------
shall correct any defect or error that may be discovered in any Option Document or in the exercise of the Option in whole or in part and execute, acknowledge, deliver, file, re-file, register and re-register, any and all such further acts, certificates, assurances and other instruments as

Optionee may require from time to time in order (1) to carry out more effectively the purposes of each Option Document, (2) to enable Optionee to exercise and enforce its rights and remedies under each Option Document and (3) to better transfer, preserve, protect and confirm to Optionee the rights granted or now or hereafter intended to be granted to Optionee under each Option Document or under each other instrument executed in connection with or pursuant to each Option Document.

          (d)  Option Commencement Notice.  Optionor shall notify Optionee
               --------------------------
promptly in writing of the occurrence of the Option Commencement and of the consummation of any Business Combination Transaction (other than the Transactions) prior to such consummation, it being understood that the giving of such notice by Optionor shall not be a condition to the right of Optionee to exercise the Option.

          SECTION 3.     TRANSFER OF OPTION SHARES.  Until the day following the
                         -------------------------
Option Termination Date, Optionor shall not sell or otherwise transfer (or offer to sell or otherwise transfer) any Option Shares, or any interest therein, to any person other than Optionee; provided that Optionor may (a) transfer Option
                                --------
Shares to Qwest Subsidiary or any Affiliate thereof in connection with the conclusion of the Transactions (b) transfer Option Shares to one or more members of Optionor's immediate family or trusts with respect to which one or more of Optionor and such members are the exclusive beneficiaries, (c) pledge or create a security interest in or other Lien on not more than __________ Option Shares in the aggregate to secure bona fide indebtedness, of Option or owned to one or more financial institutions, (d) transfer Option Shares to any other person approved in advance in writing by Optionee, which approval may be granted, withheld, conditioned or delayed in the sole discretion of Optionee [and (e) sell the minimum number of Option Shares required to be sold to satisfy the express obligations of Optionor under Section 7.1 of the Property Settlement and Support Agreement dated as of August 10, 1998 between Optionor and his wife (in the form delivered by Optionor to Optionee, the "PROPERTY SETTLEMENT AND SUPPORT AGREEMENT")]; provided further that it shall be a condition to (x) each such
              -------- -------
transfer referred to in the preceding clauses (b) and (d) that such transferee shall (1) execute and deliver to Optionee the Transferee Agreement in the form of Annex 1 attached hereto and (2) execute and deliver to Optionee a replacement
   -------
option identical in all respects to this Agreement except for the change in the name of Optionor and (y) each such transfer referred to in the preceding clause
(c) that such transferee shall agree that Optionor shall have the right to exercise all voting rights with respect to the Option Shares so transferred and that no such transfer shall prevent, limit or interfere with Optionor's compliance with, or performance of its obligations under, this Agreement, absent a default under the terms of the related pledge or security agreement. The term "TRANSFER" means a sale, an assignment, a pledge, a grant, a transfer or other disposition of, or the creation of a Lien on, any Option Shares or any interest of any nature in any Option Shares, including, without limitation, the beneficial ownership of such Option Shares. The terms "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Regulation 13D-G under the Exchange Act).

          SECTION 4.     TRANSFER OF OPTION.  Optionee may transfer its rights
                         ------------------
and delegate its obligations under this Agreement (including, without limitation, the rights of Optionee under Sections 5 and 6) with respect to any Option Shares to any person at any time; provided that the proposed assignee
                                         --------
shall execute and deliver to Optionor the Assignee Agreement in the form of

Annex 2 attached hereto.
-------


          SECTION 5.     POWER OF ATTORNEY.
                         -----------------

          (a)  Appointment.  Optionor hereby irrevocably appoints the Optionee
               -----------
(acting in its capacity as attorney-in-fact pursuant hereto, the "ATTORNEY-IN-FACT") as the true and lawful attorney-in-fact and agent of Optionor, with power of substitution and resubstitution, to act in the name, place and stead of Optionor solely with respect to the following:

               (1) to take all actions necessary or appropriate to transfer or cause the transfer to the Optionee of any Option Shares purchased by the Optionee in accordance with the terms of this Agreement; and

               (2) to instruct the Company, on behalf of Optionor, to issue and deliver to the Optionee the Option Shares acquired upon exercise of the Option pursuant to this Agreement.

          (b)  Confirmation.  Optionor hereby acknowledges and confirms that the
               ------------
Power of Attorney granted pursuant to this Section 5 is coupled with an interest and, therefore, shall be irrevocable and shall not be terminated by any act of Optionor or by operation of law, whether by the death, disability, liquidation or dissolution of Optionor or by the occurrence of any other event or events, and if, after the execution hereof, Optionor dies or is disabled, liquidated or dissolved, or if any other such event or events shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact shall nevertheless be authorized and directed to complete all such transactions as if such death, disability, liquidation or dissolution or other event or events had not occurred and regardless of notice thereof.

          (c)  Termination.  The Power of Attorney granted under this Section 5
               -----------
shall terminate at 5:00 p.m., New York City time, on the Option Termination
Date.

          SECTION 6.     LEGEND.  Optionor shall cause the following legend to
                         ------
be printed, typed, stamped or otherwise impressed on each certificate for the Option Shares and any certificates issued in exchange therefor or upon transfer thereof (other than to Optionee), other than certificates for Option Shares referred to in clause (c) of the proviso to Section 3:

          "The shares represented by this certificate are subject to an option to purchase and certain voting and transfer restrictions contained in the Option Agreement dated as of September 13, 1998 from the registered holder to Qwest Communications International Inc."

          SECTION 7.     REPRESENTATIONS AND WARRANTIES OF OPTIONOR.  Optionor
                         ------------------------------------------
represents and warrants to Optionee as follows:

          (a)  Existence and Power.  If Optionor is not a natural person,
               -------------------
Optionor (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or is a limited liability company, general partnership or limited partnership formed and validly existing under the laws of the jurisdiction of its formation and (2) has all necessary power and authority (as a corporation, limited liability company, general partnership or limited partnership, as the case may be) to execute and deliver each Option Document to which it is or may become a party.

          (b)  Authorization; Contravention.  Subject to obtaining the Approval
               ----------------------------
referred to in Section 7(c), the execution and delivery by Optionor of each Option Document to which it is or may become a party and the performance by it of its obligations under each of those Option Documents have been duly authorized by all necessary action (as a corporation, limited liability company, general partnership or limited partnership, as the case may be), if Optionor is not a natural person, and do not and will not (1) contravene, violate, result in a breach of or constitute a default under, (A) its articles of incorporation, certificate of incorporation, operating agreement, partnership agreement, bylaws or articles or deed of trust, as applicable, (B) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which Optionor, the Option Shares or any of its other properties may be bound or affected or (C) any agreement, indenture or other instrument to which Optionor is a party or by which Optionor, the Option Shares or any of its other properties may be bound or affected or (2) result in or require the creation or imposition of any Lien on the Option Shares or any of the other properties now owned or hereafter acquired by it.

          (c)  Approvals. Except with respect to the Approval required under the
               ---------
Hart-Scott-Rodino Act, no Approval of any Governmental Body or other person is required or advisable on the part of Optionor for (1) the due execution and delivery by Optionor of any Option Document to which it is or may become a party, (2) the conclusion of the transactions contemplated by this Agreement and the other Option Documents, (3) the performance by Optionor of its obligations under each Option Document to which it is or may become a party and (4) the exercise by Optionee of its rights and remedies under each Option Document to which Optionor is or may become a party. Each such Approval shall have been obtained, all actions by each person required to be taken in connection with each such Approval shall have been taken and all prescribed waiting, review or appeal periods with respect to each such Approval shall have terminated or expired, as the case may be, in each case on or before the Option Closing Date.

          (d)  Binding Effect.  Each Option Document is, or when executed and
               --------------
delivered by Optionor will be, the legally valid and binding obligation of Optionor, enforceable against Optionor in accordance its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          (e)  Ownership.  Optionor is the sole beneficial owner of all the
               ---------
Option Shares, free and clear of all Liens except the Liens created by this Agreement and the Voting Agreement and Liens permitted by clause (c) of the proviso to Section 3. As of the date of this Agreement, Optionor does not beneficially own any Equity Securities of the Company other than the Option Shares. At the Option Closing, Optionor will be the sole beneficial owner of the Option Shares to be sold, assigned and transferred by it under this Agreement on such date, and no other person will have any beneficial ownership interest in or to such Option Shares. Optionor has, and, at the Option Closing, will have, good right, full power and lawful authority to sell, assign and transfer to Optionee all its right, title and interest in and to such Option Shares, free and clear of all Liens. Immediately after the sale, assignment and transfer of such Option Shares pursuant to this Agreement, upon the registration of such Option Shares in the name of Optionee in the stock records of the Company and assuming that Optionee is a purchaser for value and without notice of any adverse claim, Optionee will have all the rights, title and interest of Optionor in and to such Option Shares, free and clear of all Liens.

          (f)  Litigation.  There is no Action pending against Optionor or, to
               ----------
the knowledge of Optionor, threatened against Optionor or any other person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under any Option Document or the performance by any party of its obligations under any Option Document.

          (g)  Voting and Transfer Restrictions.  To the knowledge of Optionor,
               --------------------------------
except with respect to the Option Documents and the Voting Documents, there is no agreement or arrangement restricting the voting of any Option Shares or, except with respect to the Option Documents, the Voting Documents and the pledge or security agreements creating the Liens permitted by clause (c) to the proviso to Section 3, there is no agreement or arrangement restricting the transfer of any Option Shares, or any interest therein.

          (h)  Fees for Financial Advisers, Brokers and Finders.  Optionor has
               ------------------------------------------------
not authorized any person to act as financial adviser, broker, finder or other intermediary that might be entitled to any fee, commission, expense reimbursement or other payment of any kind from any person upon the conclusion of or in connection with any of the transactions contemplated by this Agreement.

          (i)  Continuing Representations and Warranties.  Each of the
               -----------------------------------------
representations and warranties made by Optionor in any Option Document as of any date other than the date on which Optionor first executes this Agreement shall be true and correct in all material respects on and as of each Option Closing Date.

          SECTION 8.     MISCELLANEOUS PROVISIONS.
                         ------------------------

          (a)  Notices.  All notices, requests and other communications to any
               -------
party under any Option Document shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

          (b)  No Waivers; Remedies; Specific Performance.
               ------------------------------------------

               (1) No failure or delay by Optionee in exercising any right, power or privilege under any Option Document shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Option Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

               (2) In view of the uniqueness of the agreements contained in the Option Documents and the transactions contemplated hereby and thereby and the fact that Optionee would not have an adequate remedy at law for money damages in the event that any obligation under any Option Document is not performed in accordance with its terms, Optionor therefore agrees that Optionee shall be entitled to specific enforcement of the terms of each Option Document in addition to any other remedy to which Optionee may be entitled, at law or in equity.

          (c)  Amendments, Etc.  No amendment, modification, termination, or
               ---------------
waiver of any provision of any Option Document, and no consent to any departure by Optionor or Optionee from any provision of any Option Document, shall be effective unless it shall be in writing and signed and delivered by Optionor and Optionee, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

          (d)  Successors and Assigns; Third Party Beneficiaries.
               -------------------------------------------------

               (1) Optionee may assign its rights and delegate its obligations under each Option Document only pursuant to Section 4. Optionor may assign its rights and delegate its obligations under any Option Document only pursuant to Section 3. Any assignment or delegation in contravention of this Section 8(d) shall be void ab initio and shall not relieve the
                                     -- ------
     assigning or delegating party of any obligation under any Option Document.

               (2) The provisions of each Option Document shall be binding upon and inure to the benefit of the parties, the express beneficiaries thereof (to the extent provided therein) and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

          (e)  Governing Law.  Each Option Document shall be governed by and
               -------------
construed in accordance with the internal laws of the State of New York.

          (f)  Counterparts; Effectiveness.  Each Option Document may be signed
               ---------------------------
in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

          (g)  Severability of Provisions.  Any provision of any Option Document
               --------------------------
that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Option Document or affecting the validity or enforceability of the provision in any other jurisdiction.

          (h)  Headings and References.  Article and section headings in any
               -----------------------
Option Document are included for the convenience of reference only and do not constitute a part of the Option Document for any other purpose. References to parties, express beneficiaries, articles and sections in any Option Document are references to parties to or the express beneficiaries and sections of the Option Document, as the case may be, unless the context shall require otherwise.

          (i)  Entire Agreement.  The Option Documents embody the entire
               ----------------
agreement and understanding of Optionor and Optionee, and supersedes all prior agreements or understandings, with respect to the subject matters of the Option Documents.

          (j)  Survival. Except as otherwise specifically provided in any Option
               --------
Document, each representation, warranty or covenant of a party contained in the Option Document shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under the Option Document.

          (k)  Exclusive Jurisdiction.  Each party, and each express beneficiary
               ----------------------
of an Option Document as a condition of its right to enforce or defend any right under or in connection with such Option Document, (1) agrees that any Action with respect to any Option Document or any transaction contemplated by any Option Document shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the
               ----- --- ----------
bringing of any legal action in those jurisdictions; provided,
                                                     --------
however, that any party may assert in an Action in any other jurisdiction or
-------
venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may thereafter not be asserted by such party in an original Action in the courts referred to in clause (1) above.

          (l) Waiver of Jury Trial.  Each party, and each express beneficiary of
              --------------------
an Option Document as a condition of its right to enforce or defend any right under or in connection with such Option Document, waives any right to a trial by jury in any Action to enforce or defend any right under any Option Document and agrees that any Action shall be tried before a court and not before a jury.

          (m) Affiliate.  Nothing contained in any Option Document shall
              ---------
constitute Optionee an "affiliate" of any of the Company and its Subsidiaries within the meaning of the Securities Act and the Exchange Act, including, without limitation, Rule 501 under the Securities Act and Rule 13e-3 under the Exchange Act.

          (n) Non-Recourse.  No recourse under any Option Document shall be had
              ------------
against any "controlling person" (within the meaning of Section 20 of the Exchange Act) of any party or the stockholders, directors, officers, employees, agents and Affiliates of the party or such controlling persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, stockholder, director, officer, employee, agent or Affiliate, as such, for any obligations of the party under any Option Document or for any claim based on, in respect of or by reason of such obligations or their creation.


                              ____________________

                           [Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above in New York, New York.


                         OPTIONOR:



                         ---------------------------------------------
                         Name:

                         Address:  1200 Harbor Boulevard
                                   Weehawken, New Jersey 07087
                                   Fax: 201-601-1917

                         With a copy to:

                                   Parker Chapin Flattau & Klimpl, LLP
                                   1211 Avenue of the Americas
                                   New York, NY 10036
                                   Attention:  Michael Weinsier
                                   Fax: 212-704-6288


                         QWEST COMMUNICATIONS INTERNATIONAL
                           INC.


                         By:
                              ----------------------------------------
                              Joseph P. Nacchio
                              President and Chief Executive Officer

                         Address:  1000 Qwest Tower
                                   555 Seventeenth Street
                                   Denver, Colorado  80202
                                   Attention:     Marc B. Weisberg
                                   ---------
                                   Fax: 303-992-1723

                         With a copy to:

                                   O'Melveny & Myers LLP
                                   153 East 53rd Street
                                   New York, NY  10022
                                   Attention:     Drake S. Tempest
                                   ---------
                                   Fax:  212-326-2061

                                                                         ANNEX 1


                                    FORM OF

                              TRANSFEREE AGREEMENT
                              --------------------



                                                     [Date]


Qwest Communications International Inc.
1000 Qwest Tower
555 Seventeenth Street
Denver, CO 80202



          Re:  Option Agreement dated as of September 13, 1998
               between [Optionor] and Qwest Communications International Inc.
               ----------------------------------------------------------------


Ladies and Gentlemen:

          __________ ("TRANSFEROR") proposes to transfer to the undersigned
__________ shares of common stock, par value $.001 per share, of Icon CMT Corp. (the "TRANSFERRED SHARES") that are subject to the Option Agreement dated as of September 13, 1998 (the "OPTION AGREEMENT") between [Optionor] and Qwest Communications International Inc. ("QWEST"). Terms not otherwise defined in this letter agreement have the meanings stated in the Option Agreement.

          This letter agreement is delivered to you pursuant to Section 3 of the Option Agreement. The undersigned has reviewed the Option Agreement and, to the extent necessary to understand the meaning of terms used in the Option Agreement that are defined in the Merger Agreement, the Merger Agreement. The undersigned acknowledges that the Option Agreement provides that the execution and delivery of this letter agreement by the undersigned is a condition precedent to the validity and effectiveness of the proposed transfer.

          The undersigned agrees that, if and for so long as it holds any Transferred Shares, the undersigned:

          (1) shall be deemed to be the "Optionor" with respect to such Transferred Shares under the Option Agreement;

          (2) shall be bound by all of the terms and provisions of the Option Agreement with respect to such Transferred Shares, including, without limitation, Section 5 (Power of Attorney) of the Option Agreement;

          (3) shall assume all obligations of Transferor under the Option Agreement with respect to such Transferred Shares, including, without limitation, Section 5 (Power of Attorney) of the Option Agreement; and

          (4) until the day after the Option Termination Date, shall not transfer any Transferred Shares, or any interest therein, except in accordance with the provisions of the Option Agreement.

The undersigned understands that, if the undersigned were not to agree with the foregoing, Transferor would be forbidden by the Option Agreement from transferring the Option Shares to the undersigned and that any such purported transfer would be void.

                                   Very truly yours,

                                   [TRANSFEREE]


                                   By:
                                        --------------------------------
                                        Name:
                                        Title:

                                   Address:

                                                                         ANNEX 2


                                    FORM OF

                               ASSIGNEE AGREEMENT
                               ------------------



                                                     [Date]


[Optionor]
________________________
________________________
________________________



          Re:  Option Agreement dated as of September 13, 1998
               between [Optionor] and Qwest Communications International Inc.
               --------------------------------------------------------------


Ladies and Gentlemen:

          __________ ("ASSIGNOR") proposes to transfer to the undersigned the rights of Assignor under the Option Agreement (the "OPTION AGREEMENT") dated as of September 13, 1998 and between [Optionor] and Qwest Communications International Inc. ("QWEST") with respect to __________ shares of common stock, par value $.001 per share, of Icon CMT Corp. (the "SHARES") [, except that Assignor does not propose to transfer to the undersigned the rights of Assignor under Sections 2(a), _____ and _____ of the Option Agreement with respect to the Shares]. This letter agreement is delivered to you pursuant to Section 4 of the Option Agreement.

          The undersigned has reviewed the Option Agreement and, to the extent necessary to understand the meaning of terms used in the Option Agreement that are defined in the Merger Agreement, the Merger Agreement. The undersigned acknowledges that the Option Agreement states that the execution and delivery of this letter agreement by the undersigned is a condition precedent to the validity and effectiveness of the proposed assignment.

          The undersigned agrees that, if and for so long as it holds any rights under the Option Documents, the undersigned:

          (1) shall be deemed to be the "Optionee" under the Option Agreement with respect to the Shares;

          (2) shall be bound by all of the terms and provisions of the Option Agreement with respect to the Shares, including, without limitation,
     Section 5 (Power of Attorney) of the Option Agreement;

          (3) shall assume all obligations of Assignor under the Option Agreement with respect to the Shares; and

          (4) [shall have no rights under Sections 2(a), _____ and _____ of the Option Agreement with respect to the Shares.]

The undersigned understands that, if the undersigned were not to agree with the foregoing, the Assignor would be forbidden by the Option Agreement from assigning to the undersigned any of its rights under the Option Agreement and that any such purported assignment would be void.

                                   Very truly yours,

                                   [ASSIGNEE]


                                   By:
                                        ----------------------------------
                                        Name:
                                        Title:

                                   Address:

                                   Telecopy:

                                                                       EXHIBIT B


                                    FORM OF

                           VOTING AGREEMENT AND PROXY


          VOTING AGREEMENT AND PROXY dated as of September 13, 1998 between __________ ("STOCKHOLDER") and QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation (together with its successors and assigns, "QWEST").

                                    RECITALS

          A. Stockholder beneficially owns __________ shares of common stock, par value $.001 per share (the "COMPANY COMMON STOCK"), of Icon CMT Corp., a Delaware corporation (the "COMPANY") [, including __________ shares of Company Common Stock issuable upon the exercise of Company Stock Options vested as of the date of this Agreement]. All such shares, together with all other shares of capital stock of the Company with respect to which Stockholder has beneficial ownership as of the date of this Agreement or acquires beneficial ownership on or before the Termination Date, are collectively referred to as the "RESTRICTED COMPANY SHARES".

          B. Concurrently with the execution and delivery of this Agreement, the Company, Qwest and Qwest Subsidiary, a Delaware corporation ("QWEST SUBSIDIARY"), are entering into the Agreement and Plan of Merger dated as of September 13, 1998 (as amended or modified from time to time, the "MERGER AGREEMENT"), providing for, among other things, the merger of Qwest Subsidiary with and into the Company (the "MERGER"). Terms not otherwise defined in this Agreement have the meanings stated in the Merger Agreement.

          C. Concurrently with the execution and delivery of this Option Agreement, Stockholder and Qwest are entering into the Option Agreement dated as of September 13, 1998 (the "Option Agreement") to provide for, among other things, (1) the grant by Stockholder to Qwest of an option to acquire the Restricted Company Shares and (2) certain restrictions on the voting and the sale or other transfer of the Restricted Company Shares.

          D. As contemplated by Section 1.2(c) of the Merger Agreement, Stockholder and Qwest desire to enter into this Agreement to provide for, among other things, (1) the obligation of Stockholder to vote the Restricted Company Shares to approve the Merger Agreement and the merger contemplated thereby (the "MERGER") and against any Business Combination (other than the Transactions),
(2) the grant by Stockholder to each of Qwest and Qwest Subsidiary of an irrevocable proxy in connection therewith, (3) certain restrictions on the voting and the sale or other transfer of the Restricted Company Shares by Stockholder, (4) certain restrictions on Stockholder with respect to Business Combination Transactions (other than the Transactions) with respect to any of the Company and its Subsidiaries and (5) the obligation of Stockholder to execute and deliver the Stockholder Agreement at or before the Closing of the Merger. This Agreement and all other agreements, instruments and other documents executed and delivered by Stockholder in connection with this Agreement are collectively referred to as the "VOTING DOCUMENTS".

          E. Stockholder acknowledges that Qwest and Qwest Subsidiary are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement and would not enter into the Merger Agreement if Stockholder did not enter into this Agreement.

                                   AGREEMENT

          The parties agree as follows:

          SECTION 1.     COVENANTS OF STOCKHOLDER.
                         ------------------------

          (a) Voting.  Until the later of the day following the Termination Date
              ------
and payment in full by the Company of all amounts then owed to Qwest and Qwest Subsidiary pursuant to Section 9.2 of the Merger Agreement, subject to the receipt of proper notice and the absence of a preliminary or permanent injunction or other final order by any United States federal court or state court barring such action, Stockholder shall do the following:

               (1) be present, in person or represented by proxy, at each meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, so that all Restricted Company Shares then entitled to vote may be counted for the purposes of determining the presence of a quorum at such meetings; and

               (2) at each such meeting held before the Effective Time and with respect to each such written consent, vote (or cause to be voted) the Restricted Company Shares (A) to approve each of the Merger Agreement and the Merger, and any action required in furtherance thereof, (B) except as otherwise approved in writing in advance by Qwest (which approval may be granted, withheld, conditioned or delayed in its sole discretion), against any action or agreement that would result in any breach of any representation, warranty, covenant or agreement of Stockholder or the Company contained in any Transaction Document, that would or could reasonably be expected to impede, interfere with, prevent or materially delay the conclusion of any of the Transactions or that would or could reasonably be expected to materially reduce the benefits to Qwest or Qwest Subsidiary of the Transactions, (C) except as otherwise approved in writing in advance by Qwest (which approval may be granted, withheld, conditioned or delayed in its sole discretion), against any Business Combination Transaction (other than the Transactions) and (D) except as otherwise approved in writing in advance by Qwest (which approval may be granted, withheld, conditioned or delayed in its sole discretion), against any amendment to the articles of incorporation or the certificate of incorporation, as the case may be, or bylaws of the Company.

          (b) Business Combination Transactions.  Until the day following the
              ---------------------------------
Termination Date, Stockholder shall not do any of the following or enter into any agreement or other arrangement (other than the Voting Documents and the Option Documents) with respect to any of the following:

               (1) enter into any agreement with respect to or take any other action to effect any Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries;

               (2) solicit, initiate or encourage (including, without limitation, by way of furnishing information) any inquiry or the making of any proposal to any of the Company, its Subsidiaries and its stockholders from any person (other than Qwest, Qwest Subsidiary or any Affiliate of, or any person acting in concert with, Qwest or Qwest Subsidiary) which constitutes, or may reasonably be expected to lead to, a proposal with respect to a Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries, or endorse any Business Combination Transaction (other than the Transactions) with respect to any of the Company and its Subsidiaries; or

               (3) continue, enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing;

provided that the restrictions set forth in this Section 1(b) shall not prevent
--------
Stockholder from serving as a director of any of the Company and its Subsidiaries and in that capacity complying with his fiduciary obligations. If Stockholder receives a proposal with respect to a Business Combination Transaction with respect to any of the Company and its Subsidiaries, then Stockholder shall, by written notice delivered within 24 hours after receipt of such proposal, inform Qwest and Qwest Subsidiary of the terms and conditions of such proposal and the identity of the person making the a proposal with respect to such Business Combination Transaction. Stockholder agrees that the restrictions in this Section 1(b) are reasonable and properly required to accomplish the purposes of this Agreement.

          (c) Stockholder Agreement.  At or before the Closing, Stockholder
              ---------------------
shall execute and deliver to Qwest a Stockholder Agreement substantially in the form of Exhibit B to the Merger Agreement (the "STOCKHOLDER AGREEMENT").

          SECTION 2.     IRREVOCABLE PROXY.  Stockholder hereby revokes any
                         ------------------
previous proxies and appoints each of Qwest and Qwest Subsidiary, with full power of substitution, as attorney and proxy of the undersigned, (1) to attend any and all meetings of stockholders of the Company, (2) to vote in accordance with the provisions of Section 1 the Restricted Company Shares that the undersigned is then entitled to vote, (3) to grant or withhold in accordance with the provisions of Section 1 all written consents with respect to the Restricted Company Shares that the undersigned is then entitled to vote, and (4) to represent and otherwise to act for the undersigned in the same manner and with the same effect as if the undersigned were personally present, with respect to all matters subject to Section 1. This proxy shall be deemed to be a proxy coupled with an interest, is irrevocable until the day following the Termination Date and shall not be terminated by operation of law upon the occurrence of any event. Stockholder authorizes such attorney and proxy to substitute any other person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.

          SECTION 3.     TRANSFER OF RESTRICTED COMPANY SHARES.  Until the day
                         -------------------------------------
following the Termination Date, Stockholder shall not transfer any Restricted Company Shares to any person other than Qwest; provided that Stockholder may (a)
                                               --------
transfer Restricted Company Shares to Qwest Subsidiary or any Affiliate thereof in connection with the conclusion of the Transactions, (b) transfer Restricted Company Shares to one or more members of Stockholder's immediate family or trusts with respect to which one or more of Stockholder and such members are the exclusive beneficiaries, (c) pledge or create security interest in or other Liens on not more than ___________ Restricted Company Shares in the aggregate to secure bona fide indebtedness of Stockholder owed to one or more financial institutions, (d) any other person approved in advance in writing by Qwest, which approval may be granted, withheld, conditioned or delayed in the sole discretion of Qwest [and (e) sell the minimum number of Restricted Company Shares required to be sold to satisfy the express obligations of Stockholder under Section 7.1 of the Property Settlement and Support Agreement dated as of August 10, 1998 between Stockholder and his wife (in the form delivered by Stockholder to Qwest)]; provided further that it shall be a condition to (x)
                        -------- -------
each such transfer referred to in the preceding clauses (b) and (d) that such transferee shall (1) execute and deliver to Stockholder the Transferee Agreement in the form of Annex 1 attached hereto and (2) execute and deliver to Qwest an
               -------
agreement identical in all respects to this Agreement except for the change in the name of Stockholder and the number of shares of Company Common Stock beneficially owned by Stockholder and (y) each such transfer referred to in the preceding clause (c) that such transferee shall agree that Stockholder (and Qwest with respect to the proxy referred to in Section 2) shall have the right to exercise all voting rights with respect to the Restricted Company Shares so transferred and that no such transfer shall prevent, limit or interfere with Stockholder's compliance with, or performance of its obligations under, this Agreement, absent a default under the terms of the related pledge or security agreement. The term "TRANSFER" means a sale, an assignment, a pledge, a grant, a transfer or other disposition of, or the creation of a Lien on, any Restricted Company Shares or any interest of any nature in any Restricted Company Shares, including, without limitation, the beneficial ownership of such Restricted Company Shares. The terms "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Regulation 13D-G under the Exchange Act).

          SECTION 4.     REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.
                         ---------------------------------------------
Stockholder represents and warrants to Qwest as follows:

          (a) Existence and Power.  If Stockholder is not a natural person,
              -------------------
Stockholder (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or is a limited liability company, general partnership or limited partnership formed and validly existing under the laws of the jurisdiction of its formation and (2) has all necessary power and authority (as a corporation, limited liability company, general partnership or limited partnership, as the case may be) to execute and deliver each Voting Document to which it is or may become a party.

          (b) Authorization; Contravention.  The execution and delivery by
              ----------------------------
Stockholder of each Voting Document and the performance by it of its obligations under each Voting Document have been duly authorized by all necessary action (as a corporation, limited liability company, general partnership or limited partnership, as the case may be), if Stockholder is not a natural person, and do not and will not (1) contravene, violate, result in a breach of or constitute a default under, (A) its articles of incorporation, certificate of incorporation, operating agreement, partnership agreement, bylaws or articles or deed of trust, as applicable, (B) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which Stockholder, the Restricted Company Shares or any of its other properties may be bound or affected or (C) any agreement, indenture or other instrument to which Stockholder is a party or by which Stockholder, the Restricted Company Shares or any of its other properties may be bound or affected or (2) result in or require the creation or imposition of any Lien on the Restricted Company Shares or any of the other properties now owned or hereafter acquired by it.

          (c) Approvals.  No Approval of any Governmental Body or other person
              ---------
is required or advisable on the part of Stockholder for (1) the due execution and delivery by Stockholder of any Voting Document to which it is or may become a party, (2) the conclusion of the transactions contemplated by this Agreement and the other Voting Documents, (3) the performance by Stockholder of its obligations under each Voting Document to which it is or may become a party and
(4) the exercise by Qwest of its rights and remedies under each Voting Document to which Stockholder is or may become a party.

          (d) Binding Effect.  Each Voting Document is, or when executed and
              --------------
delivered by Stockholder will be, the legally valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          (e) Ownership.  Stockholder is the sole beneficial owner of all the
              ---------
Restricted Company Shares, free and clear of all Liens except the Liens created by this Agreement and the Option Agreement and Liens permitted by clause (c) of the proviso to Section 3. As of the date of this Agreement, Stockholder does not beneficially own any Equity Securities of the Company other than the Restricted Company Shares. As of the time of the Company Stockholders Meeting, Stockholder will be the sole beneficial owner of all the Restricted Company Shares, free and clear of all Liens except the Liens created by this Agreement and the Option Agreement and Liens permitted by clause (c) of the proviso to
Section 3.

          (f) Litigation.  There is no Action pending against Stockholder or, to
              ----------
the knowledge of Stockholder, threatened against Stockholder or any other person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under any Voting Document or the performance by any party of its obligations under any Voting Document.

          SECTION 5.     RESTRICTIONS.
                         ------------

          (a) Legend.  The following legend shall be printed, typed, stamped or
              ------
otherwise impressed on each certificate for the Restricted Company Shares and any certificates issued in exchange therefor or upon transfer thereof (other than to Qwest or Qwest Subsidiary), other than certificates for Restricted Company Shares referred to in clause (c) of the proviso to Section 3:

               "The shares represented by this certificate are subject to certain voting and transfer restrictions contained in the Voting Agreement dated as of September 13, 1998 from the registered holder to Qwest Communications International Inc."

          (b) Stop Order.  Qwest may direct the Company to impose stop orders to
              ----------
prevent the transfer of the Restricted Company Shares on the books of the Company in violation of this Agreement.

          SECTION 6.     MISCELLANEOUS PROVISIONS.
                         ------------------------

          (a) Notices.  All notices, requests and other communications to any
              -------
party under any Voting Document shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

          (b) No Waivers; Remedies; Specific Performance.
              ------------------------------------------

               (1) No failure or delay by Qwest in exercising any right, power or privilege under any Voting Document shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Voting Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

               (2) In view of the uniqueness of the agreements contained in the Voting Documents and the transactions contemplated hereby and thereby and the fact that Qwest would not have an adequate remedy at law for money damages in the event that any obligation under any Voting Document is not performed in accordance with its terms, Stockholder therefore agrees that Qwest shall be entitled to specific enforcement of the terms of each Voting Document in addition to any other remedy to which Qwest may be entitled, at law or in equity.

          (c)  Amendments, Etc.
               ---------------

               (1) No amendment, modification, termination, or waiver of any provision of any Voting Document, and no consent to any departure by Stockholder or Qwest from any provision of any Voting Document, shall be effective unless it shall be in writing and signed and delivered by Stockholder and Qwest, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

               (2) Qwest may by written notice delivered from time to time to Stockholder terminate any or all of its rights under this Agreement and the proxy granted pursuant to Section 2 of this Agreement.

          (d) Successors and Assigns; Third Party Beneficiaries.
              -------------------------------------------------

               (1) Qwest may assign any of its rights or delegate any of its obligations under any Voting Document. Stockholder may assign its rights and delegate its obligations under any Option Document only pursuant to
     Section 3. Any assignment or delegation in contravention of this Section 6(d) shall be void ab initio and shall not relieve the assigning or
                        -- ------
     delegating party of any obligation under any Voting Document.

               (2) The provisions of each Voting Document shall be binding upon and inure to the benefit of the parties, the express beneficiaries thereof (to the extent provided therein) and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

          (e) Governing Law.  Each Voting Document shall be governed by and
              -------------
construed in accordance with the internal laws of the State of New York.

          (f) Severability of Provisions.  Any provision of any Voting Document
              --------------------------
that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Voting Document or affecting the validity or enforceability of the provision in any other jurisdiction.

          (g) Headings and References.  Article and section headings in any
              -----------------------
Voting Document are included for the convenience of reference only and do not constitute a part of the Voting Document for any other purpose. References to parties, express beneficiaries, articles and sections in any Voting Document are references to parties to or the express beneficiaries, articles and sections of the Voting Document, as the case may be, unless the context shall require otherwise.

          (h) Entire Agreement.  The Voting Documents embody the entire
              ----------------
agreement and understanding of Stockholder and Qwest, and supersedes all prior agreements or understandings, with respect to the subject matters of the Voting Documents.

          (i) Survival.  Except as otherwise specifically provided in any Voting
              --------
Document, each representation, warranty or covenant of a party contained in the Voting Document shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under the Voting Document.

          (j) Exclusive Jurisdiction.  Each party, and each express beneficiary
              ----------------------
of a Voting Document as a condition of its right to enforce or defend any right under or in connection with such Voting Document, (1) agrees that any Action with respect to any Voting Document or any transaction contemplated by any Voting Document shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the
               ----- --- ----------
bringing of any legal action in those jurisdictions; provided, however, that any
                                                     --------  -------
party may assert in an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may thereafter not be asserted by such party in an original Action in the courts referred to in clause (1) above.

          (k) Waiver of Jury Trial.  Each party, and each express beneficiary of
              --------------------
a Voting Document as a condition of its right to enforce or defend any right under or in connection with such Voting Document, waives any right to a trial by jury in any Action to enforce or defend any right under any Voting Document and agrees that any Action shall be tried before a court and not before a jury.

          (l) Affiliate.  Nothing contained in any Voting Document shall
              ---------
constitute Qwest an "affiliate" of any of the Company and its Subsidiaries within the meaning of the Securities Act and the Exchange Act, including, without limitation, Rule 501 under the Securities Act and Rule 13e-3 under the Exchange Act.

          (m) Non-Recourse.  No recourse under any Voting Document shall be had
              ------------
against any "controlling person" (within the meaning of Section 20 of the Exchange Act) of any party or the stockholders, directors, officers, employees, agents and Affiliates of the party or such controlling persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, stockholder, director, officer, employee, agent or Affiliate, as such, for any obligations of the party under any Voting Document or for any claim based on, in respect of or by reason of such obligations or their creation.


                              ____________________

                           [Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above in New York, New York.


                         STOCKHOLDER:


                         ----------------------------------------
                         Name:

                         Address:  1200 Harbor Boulevard
                                   Weehawken, New Jersey 07087
                                   Telecopy: 201-601-1917

                         With a copy to:

                                   Parker Chapin Flattau & Klimpl, LLP
                                   1211 Avenue of the Americas
                                   New York, NY 10036
                                   Attention:  Michael Weinsier
                                   Telecopy:  212-704-6288


                         QWEST COMMUNICATIONS INTERNATIONAL
                           INC.


                         By:
                              -----------------------------------------
                              Joseph P. Nacchio
                              President and Chief Executive Officer

                         Address:  1000 Qwest Tower
                                   555 Seventeenth Street
                                   Denver, Colorado  80202
                                   Attention:     Marc B. Weisberg
                                   ---------
                                   Fax: 303-992-1723

                         With a copy to:

                                   O'Melveny & Myers LLP
                                   153 East 53rd Street
                                   New York, NY  10022
                                   Attention:     Drake S. Tempest
                                   ---------
                                   Fax:  212-326-2061

                                                                         ANNEX 1


                                    FORM OF

                              TRANSFEREE AGREEMENT
                              --------------------



                                                      [Date]


Qwest Communications International Inc.
1000 Qwest Tower
555 Seventeenth Street
Denver, CO 80202



          Re:  Voting Agreement and Proxy dated as of September 13, 1998 between Stockholder and Qwest Communications International Inc.
               -----------------------------------------------------------------


Ladies and Gentlemen:

          __________ ("TRANSFEROR") proposes to transfer to the undersigned
__________ shares of common stock, par value $.001 per share, of Icon CMT Corp. (the "TRANSFERRED SHARES") that are subject to the Voting Agreement and Proxy dated as of September 13, 1998 (the "OPTION AGREEMENT") between Stockholder and Qwest Communications International Inc. ("QWEST"). Terms not otherwise defined in this letter agreement have the meanings stated in the Option Agreement.

          This letter agreement is delivered to you pursuant to Section 3 of the Voting Agreement and Proxy. The undersigned has reviewed the Voting Agreement and Proxy and, to the extent necessary to understand the meaning of terms used in the Voting Agreement and Proxy that are defined in the Merger Agreement, the Merger Agreement. The undersigned acknowledges that the Voting Agreement and Proxy provides that the execution and delivery of this letter agreement by the undersigned is a condition precedent to the validity and effectiveness of the proposed transfer.

          The undersigned agrees that, if and for so long as it holds any Transferred Shares, the undersigned:

          (1) shall be deemed to be the "Stockholder" with respect to such Transferred Shares under the Voting Agreement and Proxy;

          (2) shall be bound by all of the terms and provisions of the Voting Agreement and Proxy with respect to such Transferred Shares, including, without limitation, Section 2 (Irrevocable Proxy) of the Voting Agreement and Proxy;

          (3) shall assume all obligations of Transferor under the Voting Agreement and Proxy with respect to such Transferred Shares, including, without limitation, Section 2 (Irrevocable Proxy) of the Voting Agreement and Proxy; and

          (4) until the day following the Termination Date, shall not transfer any Transferred Shares, or any interest therein, except in accordance with the provisions of the Voting Agreement and Proxy.

The undersigned understands that, if the undersigned were not to agree with the foregoing, Transferor would be forbidden by the Voting Agreement and Proxy from transferring the Restricted Company Shares to the undersigned and that any such purported transfer would be void.

                                   Very truly yours,

                                   [TRANSFEREE]


                                   By:
                                        --------------------------------
                                        Name:
                                        Title:

                                   Address:

                                   Telecopy:

                                                                       EXHIBIT C


                                    FORM OF

                             STOCKHOLDER AGREEMENT


          STOCKHOLDER AGREEMENT dated as of __________, 199__ between __________ ("STOCKHOLDER") and QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation (together with its successors and assigns, "QWEST").

                                    RECITALS

          A. Stockholder will acquire, subject to adjustment for fractional shares, __________ shares of common stock, par value $.01 per share, of Qwest ("QWEST COMMON STOCK") pursuant to the Agreement and Plan of Merger dated as of September 13, 1998 (the "MERGER AGREEMENT") among Icon CMT Corp., a Delaware corporation, Qwest and Qwest Subsidiary, a Delaware corporation ("QWEST SUBSIDIARY"). Terms not otherwise defined in this Agreement have the meanings stated in the Merger Agreement.

          B. As contemplated by Sections 1.2(d) and 3.1(i) of the Merger Agreement and Section 1(c) of the Voting Agreement and Proxy dated as of September 13, 1998 between Stockholder and Qwest, Stockholder and Qwest desire to enter into this Agreement to provide for certain restrictions on the sale or other transfer by Stockholder of the shares of Qwest Common Stock received by Stockholder in the Merger (as such shares may be adjusted in the event of any change in the capital stock of Qwest by reason of stock dividends, split-ups, reverse split-ups, mergers, recapitalizations, subdivisions, conversions, exchanges of shares or the like, collectively, the "RESTRICTED QWEST SHARES"). This Agreement and all other agreements, instruments and other documents executed and delivered by Stockholder in connection with this Agreement are collectively referred to as the "STOCKHOLDER DOCUMENTS".

          C. Stockholder acknowledges that Qwest and Qwest Subsidiary entered into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement and would not have entered into the Merger Agreement if Stockholder had not agreed to enter into this Agreement.

                                   AGREEMENT

          The parties agree as follows:

          SECTION 1.     TRANSFERS.  Stockholder shall not sell or otherwise
                         ---------
transfer (or offer to sell or otherwise transfer) any of the Restricted Qwest Shares, or any interest therein, if, after giving effect to such sale or other transfer, Stockholder would be the sole beneficial owner of less than 60% of the Restricted Qwest Shares on __________ [the first anniversary of the Closing Date], 40% of the Restricted Qwest Shares on __________ [the second anniversary of the Closing Date] or 20% of the Restricted Qwest Shares on __________ [the third anniversary of the Closing Date], in each case free and clear of all Liens (except the Lien created by this Agreement); provided that Stockholder may (a) transfer Restricted Qwest Shares to one or
--------
more members of Stockholder's immediate family or trusts with respect to which Stockholder and one or more of such members are the exclusive beneficiaries, (b) sell or otherwise transfer any or all of the Restricted Qwest Shares pursuant to a Business Combination Transaction with respect to Qwest approved by the Board of Directors of Qwest [and (c) on or after __________, 1998, sell the minimum number of Restricted Qwest Shares required to be sold to satisfy the express obligations of Stockholder under Section 7.1 of the Property Settlement and Support Agreement dated as of August 10, 1998 between Optionor and his wife (in the form delivered by Stockholder to Qwest)]. Each Restricted Qwest Share sold or otherwise transferred by Stockholder pursuant to this Section 1 shall, at the effective time of such sale or other transfer, cease to be subject to this Agreement. The term "TRANSFER" means a sale, an assignment, a pledge, a grant, a transfer or other disposition of, or the creation of a Lien on, any Restricted Qwest Shares or any interest of any nature in any Restricted Qwest Shares, including, without limitation, the beneficial ownership of such Restricted Qwest Shares. The terms "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Regulation 13D-G under the Exchange Act).

          SECTION 2.     REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.
                         ---------------------------------------------
Stockholder represents and warrants to Qwest as follows:

          (a) Existence and Power.  If Stockholder is not a natural person,
              -------------------
Stockholder (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or is a limited liability company, general partnership or limited partnership formed and validly existing under the laws of the jurisdiction of its formation and (2) has all necessary power and authority (as a corporation, limited liability company, general partnership or limited partnership, as the case may be) to execute and deliver each Stockholder Document to which it is or may become a party.

          (b) Authorization; Contravention.  The execution and delivery by
              ----------------------------
Stockholder of each Stockholder Document to which it is or may become a party and the performance by it of its obligations under each of those Stockholder Documents have been duly authorized by all necessary action (as a corporation, limited liability company, general partnership or limited partnership, as the case may be), if Stockholder is not a natural person, and do not and will not
(1) contravene, violate, result in a breach of or constitute a default under,
(A) its articles of incorporation, certificate of incorporation, operating agreement, partnership agreement, bylaws or articles or deed of trust, as applicable, (B) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which Stockholder, the Restricted Qwest Shares or any of its other properties may be bound or affected or (C) any agreement, indenture or other instrument to which Stockholder is a party or by which Stockholder, the Restricted

Qwest Shares or any of its other properties may be bound or affected or (2) result in or require the creation or imposition of any Lien on the Restricted Qwest Shares or any of the other properties now owned or hereafter acquired by it.

          (c) Approvals.  No Approval of any Governmental Body or other person
              ---------
is required or advisable on the part of Stockholder for (1) the due execution and delivery by Stockholder of any Stockholder Document to which it is or may become a party, (2) the conclusion of the transactions contemplated by this Agreement and the other Stockholder Documents, (3) the performance by Stockholder of its obligations under each Stockholder Document to which it is or may become a party and (4) the exercise by Qwest of its rights and remedies under each Stockholder Document to which Stockholder is or may become a party.

          (d) Binding Effect.  Each Stockholder Document is, or when executed
              --------------
and delivered by Stockholder will be, the legally valid and binding obligation of Stockholder, enforceable against Optionor in accordance its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

          (e) Ownership.  Stockholder will acquire pursuant to the Merger
              ---------
Agreement the number of Restricted Qwest Shares specified in Recital A above.

          (f) Litigation.  There is no action, suit, investigation, complaint or
              ----------
other proceeding pending against Stockholder or, to the knowledge of Stockholder, threatened against Stockholder or any other person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under this Agreement or the performance by any party of its obligations under any Stockholder Document.

          SECTION 3.     LEGEND.  The following legend shall be printed, typed,
                         ------
stamped or otherwise impressed on each certificate for the Restricted Qwest Shares and any certificates issued in exchange therefor or upon transfer thereof (other than a permitted transfer pursuant to Section 1):

               "The shares represented by this certificate are subject to certain transfer restrictions contained in the Stockholder Agreement dated as of __________, 199__ between registered holder and Qwest Communications International Inc."

          SECTION 4.     MISCELLANEOUS PROVISIONS.
                         ------------------------

          (a) Notices.  All notices, requests and other communications to any
              -------
party under any Stockholder Document shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

          (b) No Waivers; Remedies; Specific Performance.
              ------------------------------------------

               (1) No failure or delay by Qwest in exercising any right, power or privilege under any Stockholder Document shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Stockholder Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

               (2) In view of the uniqueness of the agreements contained in the Stockholder Documents and the transactions contemplated hereby and thereby and the fact that Qwest would not have an adequate remedy at law for money damages in the event that any obligation under any Stockholder Document is not performed in accordance with its terms, Stockholder therefore agrees that Qwest shall be entitled to specific enforcement of the terms of each Stockholder Document in addition to any other remedy to which Qwest may be entitled, at law or in equity.

          (c) Amendments, Etc.  No amendment, modification, termination, or
              ---------------
waiver of any provision of any Stockholder Document, and no consent to any departure by Stockholder or Qwest from any provision of any Stockholder Document, shall be effective unless it shall be in writing and signed and delivered by Stockholder and Qwest, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

          (d) Successors and Assigns; Third Party Beneficiaries.
              -------------------------------------------------

               (1) Qwest may assign its rights and delegate its obligations under each Stockholder Document. Stockholder may assign its rights and delegate its obligations under any Stockholder Document only pursuant to
     Section 1. Any assignment or delegation in contravention of this Section 4(d) shall be void ab initio and shall not
                        -- ------
     relieve the assigning or delegating party of any obligation under any Stockholder Document.

               (2) The provisions of each Stockholder Document shall be binding upon and inure to the benefit of the parties, the express beneficiaries thereof (to the extent provided therein) and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

          (e) Governing Law.  Each Stockholder Document shall be governed by and
              -------------
construed in accordance with the internal laws of the State of New York.

          (f) Counterparts; Effectiveness.  Each Stockholder Document may be
              ---------------------------
signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

          (g) Severability of Provisions.  Any provision of any Stockholder
              --------------------------
Document that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Stockholder Document or affecting the validity or enforceability of the provision in any other jurisdiction.

          (h) Headings and References.  Article and section headings in any
              -----------------------
Stockholder Document are included for the convenience of reference only and do not constitute a part of the Stockholder Document for any other purpose. References to parties, express beneficiaries, articles and sections in any Stockholder Document are references to parties to or the express beneficiaries, articles and sections of the Stockholder Document, as the case may be, unless the context shall require otherwise.

          (i) Entire Agreement.  The Stockholder Documents embody the entire
              ----------------
agreement and understanding of Stockholder and Qwest, and supersedes all prior agreements or understandings, with respect to the subject matters of the Stockholder Documents.

          (j) Survival.  Except as otherwise specifically provided in any
              --------
Stockholder Document, each representation, warranty or covenant of a party contained in the Stockholder Document shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under the Stockholder Document.

          (k) Exclusive Jurisdiction.  Each party, and each express beneficiary
              ----------------------
of an Stockholder Document as a condition of its right to enforce or defend any right under or in connection with such Stockholder Document, (1) agrees that any Action with respect to any Stockholder Document or any transaction contemplated by any Stockholder Document shall be brought exclusively in the courts of the State of New York or of the United States of America
for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and
(3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non
                                                            ----- ---
conveniens, which it may now or hereafter have to the bringing of any legal
----------
action in those jurisdictions; provided, however, that any party may assert in
                               --------  -------
an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may thereafter not be asserted by such party in an original Action in the courts referred to in clause (1) above.

          (l) Waiver of Jury Trial.  Each party, and each express beneficiary of
              --------------------
an Stockholder Document as a condition of its right to enforce or defend any right under or in connection with such Stockholder Document, waives any right to a trial by jury in any Action to enforce or defend any right under any Stockholder Document and agrees that any Action shall be tried before a court and not before a jury.

          (m) Affiliate.  Nothing contained in this Agreement shall constitute
              ---------
Stockholder an "affiliate" of any of Qwest and its Subsidiaries within the meaning of the Securities Act and the Exchange Act, including, without limitation, Rule 501 under the Securities Act and Rule 13e-3 under the Exchange Act.

          (n) Non-Recourse.  No recourse under this Agreement shall be had
              ------------
against any "controlling person" (within the meaning of Section 20 of the Exchange Act) of any party or the stockholders, directors, officers, employees, agents and Affiliates of the party or such controlling persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, stockholder, director, officer, employee, agent or Affiliate, as such, for any obligations of the party under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.


                              ____________________

                           [Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above in New York, New York.


                         STOCKHOLDER:


                         ------------------------------------------
                         Name:

                         Address:  1200 Harbor Boulevard
                                   Weehawken, New Jersey 07087
                                   Telecopy: 201-601-1917

                         With a copy to:

                                   Parker Chapin Flattau & Klimpl, LLP
                                   1211 Avenue of the Americas
                                   New York, NY 10036
                                   Attention:  Michael Weinsier
                                   Telecopy:  212-704-6288


                         QWEST COMMUNICATIONS INTERNATIONAL
                           INC.


                         By:
                              ------------------------------------------
                              Joseph P. Nacchio
                              President and Chief Executive Officer

                         Address:  1000 Qwest Tower
                                   555 Seventeenth Street
                                   Denver, Colorado  80202
                                   Attention:     Marc B. Weisberg
                                   ---------
                                   Fax: 303-992-1723

                         With a copy to:

                                   O'Melveny & Myers LLP
                                   153 East 53rd Street
                                   New York, NY  10022
                                   Attention:     Drake S. Tempest
                                   ---------
                                   Fax:  212-326-2061

                                                                         ANNEX 1


                                    FORM OF

                              TRANSFEREE AGREEMENT
                              --------------------



                                                      [Date]


Qwest Communications International Inc.
1000 Qwest Tower
555 Seventeenth Street
Denver, CO 80202



          Re: Stockholder Agreement dated as of __________, 199__ between [Stockholder] and Qwest Communications International Inc.
               ---------------------------------------------------------


Ladies and Gentlemen:

          __________ (the "TRANSFEROR") proposes to transfer to the undersigned
__________ shares of common stock, par value $.01 per share, of Qwest Communications International Inc. (the "TRANSFERRED RESTRICTED QWEST SHARES") that are subject to the Stockholder Agreement dated as of __________, 199__ (the "STOCKHOLDER AGREEMENT") between [Stockholder] and Qwest Communications International Inc. Terms not otherwise defined in this letter agreement have the meanings stated in the Stockholder Agreement.

          This letter agreement is delivered to you pursuant to Section 1(b) of the Stockholder Agreement. The undersigned has reviewed the Stockholder Agreement and, to the extent necessary to understand the meaning of terms used in the Stockholder Agreement that are defined in the Merger Agreement, the Merger Agreement. The undersigned acknowledges that the Stockholder Agreement provides that the execution and delivery of this letter agreement by the undersigned is a condition precedent to the validity and effectiveness of the proposed transfer.

          The undersigned agrees that, if and for so long as it holds any Transferred Restricted Qwest Shares, the undersigned:

          (1) shall be deemed to be the "Stockholder" with respect to such Transferred Restricted Qwest Shares under the Stockholder Agreement;

          (2) shall be bound by all of the terms and provisions of the Stockholder Agreement with respect to such Transferred Restricted Qwest Shares;

          (3) shall assume all obligations of the Transferor under the Stockholder Agreement with respect to such Transferred Restricted Qwest Shares;

          (4) until the Termination Date, shall not sell or otherwise transfer (or offer to sell or otherwise transfer) any Transferred Restricted Qwest Shares, or any interest therein, except in accordance with the provisions of the Stockholder Agreement.

          The undersigned understands that, if the undersigned were not to agree with the foregoing, the Transferor would be forbidden by the Stockholder Agreement from transferring the Transferred Restricted Qwest Shares to the undersigned and that any such purported transfer would be void.

                                   Very truly yours,

                                   [TRANSFEREE]


                                   By:
                                        ----------------------------------
                                        Name:
                                        Title:

                                   Address:

                                   Telecopy:

                                                                       EXHIBIT D


                             TERMS AND CONDITIONS

                             QWEST CREDIT FACILITY


The following is a summary of the basic terms and conditions for the proposed financing. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to the Qwest Credit Facility and is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. Terms not otherwise defined in this summary have the meanings stated in the Merger Agreement.



BORROWER:                Icon CMT Corp. (the "COMPANY").

LENDER: Qwest Communications International Inc. ("QWEST") and its successors and assigns.

AMOUNT AND AVAILABILITY: Up to $15,000,000 (the "FACILITY AMOUNT"), of which (i)
                         up to an amount equal to the principal amount of the indebtedness outstanding under the Company Credit Facilities, but no more than $10,000,000, may be borrowed on the Initial Funding Date and (ii) up to $ 2,000,000 may be borrowed upon five day's notice in one advance during each calendar month thereafter. Advances shall be made in a minimum amount of $500,000 and integral multiplies thereof. The last advance must be made on or before January 15, 2000.

INITIAL FUNDING DATE:    January 31, 1999.

MATURITY DATE:           January 31, 2000.

USE OF PROCEEDS:         To (i) repay indebtedness outstanding under the Company
                         Credit Facilities, (ii) pay indebtedness owed under the Access Agreement, (iii) acquire equipment and (iv) pay general corporate expenses.

GUARANTORS:              All Subsidiaries of the Company.

COLLATERAL:              First perfected security interest in all existing and
                         after-acquired real and personal property of the Company and its Subsidiaries, including a pledge of 100% of the stock of all Subsidiaries.

                         Negative pledge of all assets of Company and its Subsidiaries.

INTEREST:                Before occurrence of a Material Adverse Condition at a
                         floating rate equal to the rate published in The Wall
                                                                      --------
                         Street Journal from time to time as the Prime Rate
                         --------------
                         ("PRIME"), plus 1.00%. After occurrence of Material
                                    ----
                         Adverse Condition at a floating rate, Prime plus 8.00%.
                                                                     ----
                         The term "MATERIAL ADVERSE CONDITION" means a material adverse effect on the business, properties, operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

                         After the occurrence and during the continuance of an event of default, interest shall accrue at a rate 2% per annum in excess of the amount otherwise then payable and shall be payable upon demand.

                         Interest will be paid monthly in arrears and upon the
                         maturity or termination of the Qwest Credit Facility
                         and computed on the basis of a 365-/366-day year.
WARRANTS;
REGISTRATION RIGHTS:     750,000 warrants issued at execution of Merger
                         Agreement and exercisable at $12.00 per share for 10 years with registration rights. The forms of warrant and registration rights agreement are attached as Exhibits E and F to the Merger Agreement, respectively.

PREPAYMENTS:             Optional prepayments of the loans will be permitted in
                         whole or in part at the option of the Company without premium or penalty.

                         Mandatory prepayments will be required as follows:

                         Asset Sale Proceeds:  the net after-tax cash proceeds
                         -------------------
                         of the sale or other disposition of any property or assets of the Company or any of the Subsidiaries, other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business in each case payable no later than the first business day following the date of receipt.

                         Insurance/Condemnation Proceeds:  the net cash
                         -------------------------------
                         proceeds received under any casualty insurance maintained by the Company or any of the Subsidiaries or as a result of the taking of any assets of the Company or any of the Subsidiaries pursuant to the power of eminent domain or condemnation, in each case payable no later than the first business day following the date of receipt.

                         Proceeds of Equity Offerings:  the net cash proceeds
                         ----------------------------
                         received from the issuance of equity securities of the Company any of its Subsidiaries, in each case payable no later than the first business day following the date of receipt.

                         Proceeds of Debt Issuances:  the net cash proceeds
                         --------------------------
                         received from certain issuances of debt securities by the Company or any of the Subsidiaries, in each case payable no later than the first business day following the date of receipt.

                         Prepayments shall be applied first to outstanding loans, and thereafter the commitment to make additional advances shall be reduced by an equivalent amount to the remaining proceeds.

DOCUMENTATION:           The Qwest Credit Facility will be subject to the
                         negotiation, execution and delivery of definitive loan and security documentation prepared by counsel to Qwest and in form and substance satisfactory to Qwest.

REPRESENTATIONS
AND WARRANTIES:          Customary and appropriate for transactions of this
                         type, including, without limitation, due organization and authorization, enforceability, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, employee benefit liabilities, environmental liabilities, perfection and priority of liens securing the Qwest
                         Credit Facility, full
                         disclosure, and incorporating by reference all representations and warranties in the Merger Agreement, whether or not the Merger Agreement remains in full force and effect.

COVENANTS:               Customary and appropriate affirmative and negative
                         covenants, including, without limitation, to limitations on other indebtedness, liens, investments, guarantees, restricted junior payments (dividends, redemptions and payments on subordinated debt), mergers and acquisitions, sales of assets, capital expenditures, leases, transactions with affiliates, conduct of business and other provisions customary and appropriate for financings of this type, including exceptions and baskets to be mutually agreed upon and incorporating by reference appropriate covenants in the Merger Agreement, whether or not the Merger Agreement remains in full force and effect.

EVENTS OF DEFAULT:       Customary and appropriate (subject to customary and
                         appropriate grace periods), including without limitation failure to make payments when due, defaults under other agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral, the occurrence of any volitional default under the Merger Agreement, the termination of the Merger Agreement pursuant to Section 9.1(a)(5) of the Merger Agreement, the consummation of a Business
                         Combination Transaction (other than the Transactions) with respect to the Company and its Subsidiaries.

CONDITIONS PRECEDENT TO  Customary and appropriate for a transaction of this
INITIAL AND              type, including, without limitation, customary
SUBSEQUENT ADVANCES:     closing documentation including opinions of borrower's
                         counsel, a certificate of the chief financial officer of Company as to the solvency of Company in form and substance satisfactory to Qwest, the absence of a volitional default under the Merger Agreement and the absence of consummation of a Business Combination
                         Transaction (other than the Transactions) with respect to the Company and the Subsidiaries. The absence of the occurrence of a Material Adverse Change is not a condition to the initial advance or any subsequent advance.

GOVERNING LAW:           New York. The Company will submit to the non-exclusive
                         jurisdiction of the federal and state courts of the State of New York and will waive any right to trial by jury.

EXPENSES AND INDEMNITY:  The Company will pay the expenses of Qwest, including the fees and expenses of Qwest's counsel, whether or not the closing of the facility occurs and shall indemnify and hold harmless Qwest and its directors, officers, employees, agents, attorneys and affiliates from and against any losses, claims, damages, liabilities or other expenses relating to the Qwest Credit Facility and pay legal and other expenses in connection with any investigation, litigation or other proceeding relating thereto.

                                                                       EXHIBIT E


                                    FORM OF

                                ICON CMT CORP.

                               SERIES Q WARRANTS

                           TO PURCHASE COMMON STOCK

                              AT $.001 PER SHARE
                            (SUBJECT TO ADJUSTMENT)


The Warrant represented by this certificate and the shares of Common Stock issuable upon the exercise hereof have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of except in compliance with said Act. This Warrant and such shares are also subject to the restrictions stated in a Registration Rights Agreement dated as of September 13, 1998, a copy of which is on file at the office of the Secretary of the Company.

        Certificate Number                                  Certificate for

              ----                                                ----
                                                                Warrants
This certificate is transferable
  in __________, __________


                                ICON CMT CORP.

             Incorporated under the laws of the State of Delaware

    THIS CERTIFIES THAT, for value received, QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation, or registered assigns, is entitled to purchase from ICON CMT CORP., a Delaware corporation (the "COMPANY"), at any time and from time to time after the date of this Warrant and prior to 5:00 p.m., New York time, on the Expiration Date, at the purchase price of $12.00 per share (as such price may be adjusted pursuant to Section 7, the "WARRANT PRICE") the total number of shares of common stock, par value $.001 per share (the "COMMON STOCK"), of the Company, which is equal to the number of Warrants set forth above (as such number of shares may be adjusted pursuant to Section 7, the "WARRANT SHARES"). Terms not otherwise defined herein have the meanings stated in Section 20.

     SECTION 1.  TRANSFERABILITY OF WARRANTS.
                 ---------------------------

          1.1  Warrant Register and Registration.  The Secretary of the Company
               ---------------------------------
shall keep or cause to be kept at the office of the Company books for the registration and transfer (the "WARRANT REGISTER") of this Warrant certificate and any other Warrant certificate issued hereunder (collectively including the initial Warrant, the "WARRANTS"). The Warrants shall be numbered and shall be registered in the Warrant Register as they are issued. The Company and the Secretary of the Company shall be entitled to treat a person as the owner in fact for all purposes of each Warrant registered in such person's name (each registered owner is herein referred to as a "HOLDER" of such Warrant) and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer, or with such knowledge of such facts that its participation therein amounts to bad faith.

     1.2  Transfer.  The Warrants shall be transferable only on the Warrant
          --------
Register upon delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative, which endorsement shall be guaranteed by a bank or trust company located in the United States of America or by a broker or dealer that is a member of a registered national securities exchange, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of transfer by an attorney, the original power of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Secretary of the Company. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and remain with the Secretary of the Company in its discretion. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the persons entitled thereto.

     1.3  Form of Warrant.  The Warrants shall be executed on behalf of the
          ---------------
Company by its Chairman of the Board, President or one of its Vice Presidents and attested to by the Secretary of the Company or an Assistant Secretary. The signature of any of such officers on the Warrants may be manual or facsimile.

   SECTION 2.  EXCHANGE OF WARRANTS.  Each Warrant may be exchanged at the
               --------------------
option of the holder thereof for another Warrant or Warrants entitling the holder thereof to purchase a like aggregate number of Warrant Shares as the Warrant or Warrants surrendered then entitle such holder to purchase. Any holder desiring to exchange a Warrant or Warrants shall make such request in writing delivered to the Secretary of the Company, and shall surrender, properly endorsed, which endorsement shall be guaranteed as provided in Section 1.2 hereof if the new Warrant or Warrants are to be issued other than in the name of the holder, the Warrant or Warrants to be so exchanged at the office of the Secretary of the Company. Thereupon, a new Warrant or Warrants, as the case may be, as so requested, shall be delivered to the person entitled thereto.

     SECTION 3.  TERM OF WARRANTS; EXERCISE OF WARRANTS; DISTRIBUTIONS.
                 -----------------------------------------------------

          3.1  Term of Warrants.  Each holder shall have the right, at any time
               ----------------
before 5:00 p.m., New York time, on September 13, 2008, or, if such date is not a Business Day, the next Business Day (the "EXPIRATION DATE") to purchase from the Company the number of fully paid and nonassessable Warrant Shares that the holder may at the time be entitled to purchase on exercise of such Warrants at the Warrant Price in effect on such date. After the Expiration Date, any previously unexercised Warrants shall be void, have no value and be of no further effect.

          3.2  Exercise of Warrants.
               --------------------

               (a) A Warrant may be exercised upon surrender to the Company, in care of the Secretary of the Company, of the Warrant to be exercised, together with the duly completed and signed form of Election to Purchase attached hereto, and upon payment to the Company of the Warrant Price for the number of Warrant Shares in respect of which such Warrant is then exercised. Payment of the aggregate Warrant Price shall be made by wire transfer of immediately available funds in accordance with written wire transfer instructions to be provided by the Company.

               (b) Subject to Section 5, upon such surrender of the Warrant and payment of the Warrant Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the holder and in such name or names as the holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants, together with a check or cash in respect of any fraction of a share of Common Stock otherwise deliverable upon such exercise, as provided in Section 5. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Warrant Price; provided that if,
                                                             --------
at the date of surrender of such Warrant and payment of such Warrant Price, the transfer books for the Warrant Shares or other class of stock purchasable upon the exercise of such Warrant shall be closed, the certificates for the Warrant Shares in respect of which such Warrant is then exercised shall be issuable as of the date on which such books shall next be opened (whether before or after the Expiration Date) and until such date the Company shall be under no duty to deliver any certificate for such Warrant Shares; provided, further that the
                                                 --------  -------
transfer books, unless otherwise required by law, shall not be closed at any one time for a period longer than 20 days.

               (c) The rights of purchase represented by the Warrant shall be exercisable, at the election of the holders thereof, either in full or from time to time in part.

If a Warrant is exercised in respect of less than all of the Warrant Shares purchasable on such exercise at any time prior to the Expiration Date, a new Warrant evidencing the remaining Warrant Shares will be issued, and the Company shall deliver the new Warrant pursuant to the provisions of this Section 3.2.

               (d) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering of Common Stock or a Business Combination, such exercise may at the election of the holder be conditioned upon the conclusion of such transaction, in which case such exercise shall not be deemed to be effective until the conclusion of such transaction.

          3.3  Distributions.  If the Company shall at any time (1) issue
               -------------
rights or warrants to all holders of shares of Common Stock, entitling them (for a period not exceeding forty-five (45) days after the date of issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Average Market Price per share of Common Stock or to subscribe for or purchase Derivative Securities providing for the purchase of shares of Common Stock upon the conversion, exchange or exercise thereof at a price per share of Common Stock less than the Average Market Price per share of Common Stock, in each case on the record date fixed for the determination of shareholders entitled to receive such right or warrant, or (2) declare or pay any dividend or other distribution on the Common Stock (including, without limitation, any distribution of other or additional stock or other securities or property or rights or warrants to subscribe for or purchase securities of any of the Company and its Subsidiaries by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement), other than a dividend payable in shares of Common Stock or Derivative Securities, then the Company may, at the same time or times, pay a distribution on or in respect of each Warrant which is equivalent to such dividend or other distribution declared or paid on each share of Common Stock, multiplied by the number of shares of Common Stock into which each Warrant may be exercised on the record date for such action.

     SECTION 4.  ADJUSTMENT OF WARRANT PRICE AND NUMBER OF WARRANT SHARES.  The
                 --------------------------------------------------------
number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as hereinafter described.

          4.1  Mechanical Adjustments.  The number of Warrant Shares
               ----------------------
purchasable upon the exercise of each Warrant and the Warrant Price payable in connection therewith shall be subject to adjustment from time to time as follows:

               (a) If the Company shall at any time pay a dividend on the Common Stock (including, if applicable, shares of Common Stock held by the Company in treasury or by a Subsidiary) in shares of the Common Stock, subdivide its outstanding shares of Common Stock into a larger number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or otherwise effect a reclassification or recapitalization of the Common Stock, then, in each such case, the number of Warrant

Shares thereafter issuable upon exercise of this Warrant shall be adjusted so that this Warrant shall thereafter be exercisable for the number of Warrant Shares equal to the number of shares of Common Stock which the holder would have held after the occurrence of any of the events described above had this Warrant been exercised in full immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph (a) shall become effective retroactively to the related record date in the case of a dividend and shall become effective on the related effective date in the case of a subdivision, combination, reclassification or recapitalization.

          (b) Except with respect to Permitted Issuances, if the Company or a Subsidiary shall at any time issue or sell shares of Common Stock at a purchase price per share of Common Stock (the value of any consideration, if other than cash, to be determined as provided in Section 4.1(h)) less than the Average Market Price per share of Common Stock on the date of issuance or sale (for the purpose of this paragraph (b), the "ADJUSTMENT DATE"), then, in each such case, the number of Warrant Shares thereafter issuable upon exercise of this Warrant after such Adjustment Date shall be determined by multiplying the number of Warrant Shares issuable upon exercise of this Warrant on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such date of issuance or sale and the number of additional shares of Common Stock so issued or sold, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such date of issuance or sale and the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Average Market Price. For the purposes of this paragraph (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company or by a Subsidiary.

          (c) Except with respect to Permitted Issuances, if the Company or a Subsidiary shall at any time issue or sell Derivative Securities (as defined below) providing for the purchase of shares of Common Stock upon the conversion, exchange or exercise thereof at a price per share of Common Stock (taking into account any consideration received by the Company upon the issuance or sale of such Derivative Securities and any additional consideration to be received upon the conversion, exchange or exercise thereof, the value of such consideration, if other than cash, to be determined as provided in Section 4.1(h)) less than the Average Market Price per share of Common Stock on the date of issuance or sale (for the purpose of this paragraph (c), the "ADJUSTMENT DATE"), then, in each such case, the number of Warrant Shares thereafter issuable upon exercise of this Warrant after such Adjustment Date shall be determined by multiplying the number of Warrant Shares issuable upon exercise of this Warrant on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such Adjustment Date and the number of additional shares of Common Stock so offered for subscription or purchase upon the conversion, exchange or exercise of such Derivative Securities, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such Adjustment Date and the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Average Market Price. Such adjustment shall be made whenever any such Derivative Securities are issued, and shall become effective on the date of issuance retroactive to the Adjustment Date. If all the shares of Common Stock so offered for subscription or purchase are not delivered upon the final conversion, exchange or exercise of such Derivative Securities, then, upon the final conversion, exchange or exercise of such Derivative Securities, or the expiration, cancellation or other termination thereof, the number of Warrant Shares issuable upon exercise of this Warrant shall thereafter be readjusted to the number of Warrant Shares which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the conversion, exchange or exercise of such Derivative Securities, or the expiration, cancellation or other termination thereof rather than upon the number of shares of Common Stock so offered for subscription or purchase. If the purchase price provided for in any Derivative Securities, the additional consideration, if any, payable upon the conversion, exchange or exercise of any Derivative Securities or the rate at which any Derivative Securities are convertible into or exchangeable or exercisable for Common Stock shall change at any time (including, without limitation, at the time of or after such conversion, exchange or exercise but excluding any change as a result of any event that would cause the number of Warrant Shares to have been adjusted pursuant to Section 4.1), the number of Warrant Shares issuable upon exercise of this Warrant in effect at the time of such change shall be readjusted to the number of Warrant Shares issuable upon exercise of this Warrant which would have been in effect at such time had such Derivative Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, on the related Adjustment Date, and such readjustment shall become effective on the date of such change retroactive to the Adjustment Date; provided, that no such readjustment shall have the effect
                     --------
of decreasing the number of Warrant Shares issuable upon the exercise of this Warrant by an amount in excess of the amount of the adjustment initially made with respect to the issuance or sale of the Derivative Securities. For the purposes of this paragraph (c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company or by a Subsidiary.

          (d) Except with respect to Permitted Issuances, if the Company or a Subsidiary shall at any time distribute to all the holders of Common Stock (1) Derivative Securities providing for the purchase of shares of Common Stock upon the conversion, exchange or exercise thereof (other than those referred to in Section 4.1(c)) or any evidence of indebtedness or other securities of the Company (other than Common Stock) or (2) assets (other than cash) having a fair market value (as determined in a resolution adopted by the Board of Directors of the Company, which shall be conclusive evidence of such fair market value) in an amount during any 12-month period equal to more than 10% of the Market Capitalization of the Company on the day immediately preceding the date of declaration or authorization of such distribution by the Board of Directors of the Company (for the purpose of this paragraph (d), the "ADJUSTMENT DATE"), then, in each such case, the number of Warrant Shares issuable upon exercise of this Warrant after the record date with respect to such distribution shall be determined by multiplying the number of Warrant Shares issuable upon exercise of one Warrant on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the Average Market Price per share of Common Stock on such date of declaration or authorization and the denominator of which shall be such Average Market Price less the then fair market value (as determined by the Board of Directors of the Company as provided above) of the portion of the assets, rights, warrants, evidences of indebtedness or other securities so distributed applicable to one
(1) share of Common Stock. Such adjustment shall be made whenever any such distribution is made, and shall become effective on the date of such distribution retroactive to the Adjustment Date.

          (e) Except with respect to the payment by the Company of a distribution on or in respect of the Warrants pursuant to Section 3.3, if the Company shall at any time declare or pay a dividend or other distribution on the Common Stock other than a stock dividend payable solely in shares of Common Stock or a cash dividend paid out of current earnings (the value of any such dividend or other distribution, if other than cash, to be determined as provided in Section 4.1(h)), then, in each such case, the number of Warrant Shares thereafter issuable upon exercise of this Warrant after the record date therefor (for the purpose of this paragraph (d), the "ADJUSTMENT DATE") shall be determined by multiplying the number of Warrant Shares issuable upon exercise of this Warrant on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such Adjustment Date and the number of additional shares of Common Stock which the aggregate value of such dividend or distribution would purchase at the Average Market Price per share of Common Stock on the date immediately preceding such Adjustment Date and the denominator of which shall be the number of shares of Common Stock outstanding on such Adjustment Date. For the purposes of this paragraph (e), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company or by a Subsidiary.

          (f) If the Company or a Subsidiary shall at any time purchase shares of Common Stock at a price per share of Common Stock (the value of any consideration, if other than cash, to be determined as provided in Section 4.1(h)) less than the Average Market Price per share of the Common Stock on the date of such purchase (for the purpose of this paragraph (f), the "ADJUSTMENT DATE"), then, in each such case, the number of Warrant Shares thereafter issuable upon exercise of this Warrant after such Adjustment Date shall be determined by multiplying the number of Warrant Shares issuable upon exercise of this Warrant on the date immediately preceding such Adjustment Date by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such Adjustment Date and the number of additional shares of Common Stock which the aggregate purchase price of the total number of shares so purchased would purchase at such Average Market Price and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such Adjustment Date and the number of shares of Common Stock so purchased. For the purposes of this paragraph (f), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company or by a Subsidiary.

          (g) In case of any capital reorganization or any reclassification (other than a change in par value) of the capital stock of the Company, or of any exchange or conversion of the Common Stock for or into securities of another corporation, or in case of the consolidation or merger of the Company with or into any other person (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or in case of any sale or conveyance of all or substantially all of the assets of the Company, the person formed by such consolidation or resulting from such capital reorganization, reclassification or merger or which acquires such assets, as the case may be, shall make provision such that this Warrant shall thereafter be exercisable for the kind and amount of shares of stock, other securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance, as the case may be, by a holder of the shares of Common Stock equal to the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to the effective date of such capital reorganization, reclassification of capital stock, merger, consolidation, sale or conveyance, assuming (1) such holder of Common Stock of the Company is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made as the case may be ("CONSTITUENT ENTITY"), or an affiliate of a constituent entity, and (2) such person failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance and, in any case appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holder, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the number of Warrant Shares issuable upon exercise of this Warrant) shall thereafter be applicable, as near as reasonably may be, in relation to any shares of stock or other securities or other property thereafter deliverable upon exercise of this Warrant. The provisions of this paragraph (g) shall similarly apply to successive consolidations, mergers, sales or conveyances.

          (h) If any shares of Common Stock or Derivative Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any shares of Common Stock or Derivative Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price thereof as of the date of receipt. In case any shares of Common Stock or Derivative Securities are issued to the owners of the non-surviving or selling entity in connection with any merger or consolidation or sale, lease or conveyance of all or substantially all the assets of such entity, or other business combination in which the Company is the surviving or purchasing entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock or Derivative Securities, as the case may be. The fair value of any consideration received by the Company or dividends or distributions paid by the Company, in each case, other than cash or marketable securities, shall be determined jointly by the Company and the holders of at least a majority of the total number of Warrants then outstanding (the "REQUIRED HOLDERS"). If such persons are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Required Holders, whose determination shall be final and binding on the Company and all holders of the Warrants. The fees and expenses of such appraiser shall be paid by the Company.

          (i) If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution on the Common Stock or (2) to subscribe for or purchase shares of Common Stock or Derivative Securities, then such record date shall be deemed to be the date of the payment or distribution of such dividend or other distribution or the date of issuance and sale of any shares of Common Stock deemed to have been issued or sold in connection therewith. If shares of Common Stock are not so issued or sold, then the number of Warrant Shares issuable upon exercise of this Warrant shall thereafter be readjusted to the number of Warrant Shares which would have been in effect that such shares of Common Stock not been deemed to have been issued.

          (j) All calculations under this Section 4 shall be made to the nearest one-thousandth of a share of Common Stock.

          (k) Whenever the number of Warrant Shares issuable upon the exercise of this Warrant is adjusted or readjusted pursuant to paragraphs (a) through
(i), inclusive, above, the Warrant Price payable upon exercise of this Warrant shall be adjusted or readjusted by multiplying such Warrant Price immediately prior to the related Adjustment Date by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of this Warrant immediately preceding such Adjustment Date, and the denominator of which shall be the number of Warrant Shares so purchasable immediately thereafter; provided
                                                                       --------
that no such readjustment pursuant to paragraph (c) above with respect to the conversion, exchange or exercise, or expiration, cancellation or other termination, of any Derivative Securities shall have the effect of increasing the Warrant Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance or sale of such Derivative Securities.

          (l) If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's board of directors shall make an appropriate adjustment in the number of Warrant Shares issuable upon exercise of this Warrant and the Warrant Price so as to protect the rights of this Warrant.

          (m) For all purposes of this Warrant, the term "SHARES OF COMMON STOCK" shall mean (1) the class of stock designated as the Common Stock of the Company at the date of this Warrant or (2) any other class of stock resulting from successive changes or reclassification of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to paragraphs (a) through (l), inclusive, above, the holder shall become entitled to receive any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in paragraphs (a) through (l), inclusive, above, and the provisions of Sections 4.2, 4.3, 4.4 and 4.5, inclusive, with respect to the Warrant Shares, shall apply on like terms to any such other shares.

     4.2  Time of Adjustments.  Each adjustment required by Section 4.1 shall be
          -------------------
effective as and when the event requiring such adjustment occurs.

     4.3  Notice of Adjustment.  Whenever the number of Warrant Shares
          --------------------
purchasable upon the exercise of each Warrant or the Warrant Price is adjusted as herein provided, the Company shall promptly mail by first class mail, postage prepaid, to each holder a certificate of the chief financial officer of the Company (who may be the regular accountants employed by the Company) setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Such certificate shall be conclusive evidence of the correctness of such adjustment.

     4.4  No Adjustment for Dividends.  Except as provided in Section 4.1, no
          ---------------------------
adjustment shall be made during the term of this Warrant or upon the exercise of this Warrant in respect of any dividends declared or paid on the Common Stock.

     4.5  Statement on Warrants.  Irrespective of any adjustments in the Warrant
          ---------------------
Price or the number or kind of shares purchasable upon the exercise of Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the initial Warrant.

   SECTION 5.  FRACTIONAL INTERESTS.  No fractional Warrant Shares shall be
               --------------------
issued upon the exercise of Warrants, but in lieu thereof the Company shall pay therefor in cash an amount equal to the product obtained by multiplying the Closing Price per Warrant Share on the Trading Day immediately preceding the date of exercise of the Warrant times such fraction. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares that shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented.

   SECTION 6.  TAXES.  The Company shall pay any and all issue and other taxes
               -----
that may be payable in respect of any issue or delivery of Warrant Shares upon the exercise of this Warrant; provided, however, that the Company shall not be
                              --------  -------
required to pay any tax or taxes
that may be payable in respect of any transfer involved in the issue or delivery of any Warrant or certificates for Warrant Shares in a name other than that of the registered holder of such Warrant, and no such issue or delivery shall be made unless and until the person requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

   SECTION 7.  RESERVATION OF WARRANT SHARES; VALID ISSUANCE; PURCHASE OF
               ----------------------------------------------------------
WARRANTS; CANCELLATION OF WARRANTS.
----------------------------------

     7.1  Reservation of Warrant Shares.  There have been reserved, and the
          -----------------------------
Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Common Stock that shall from time to time be sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. All Warrants surrendered in the exercise of the rights thereby evidenced shall thereupon be cancelled by the Company and retired. Promptly after the Expiration Date, the Secretary of the Company shall certify to the Company the aggregate number of Warrants then outstanding, and thereafter no shares of Common Stock shall be subject to reservation in respect of such Warrants. The Company shall from time to time take all necessary actions, in accordance with the laws of the State of Delaware, to increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the exercise of all the then outstanding Warrants.

     7.2  Valid Issuance.  All shares of Common Stock or other securities issued
          --------------
upon exercise of the Warrants will, upon issuance in accordance with the terms hereof, be validly issued, fully paid and nonassessable, free from all liens, charges, security interests and encumbrances created by the Company with respect to the issuance and delivery thereof and not subject to preemptive rights.

    7.3   Purchase of Warrants by the Company.  Any of the Company and its
          -----------------------------------
Subsidiaries shall have the right, except as limited by law, other agreements or herein, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate.

     7.4  Cancellation of Warrants.  If any of the Company and its Subsidiaries
          ------------------------
shall purchase or otherwise acquire Warrants, the same shall thereupon be cancelled by the Company and retired. The Company shall cancel any Warrant surrendered for exchange, substitution, transfer or exercise in whole or in part.

   SECTION 8.  MUTILATED OR MISSING WARRANTS.  If any Warrant shall be
               -----------------------------
mutilated, lost, stolen or destroyed and the Company shall receive evidence thereof and indemnity reasonably satisfactory to it, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest. An applicant for such a substitute Warrant shall comply with such other reasonable requirements and pay such reasonable charges as the Company may prescribe.

   SECTION 9.   NO RIGHTS AS STOCKHOLDER.  Nothing contained in this Warrant or
                ------------------------
in any of the Warrants shall be construed as conferring upon the holders or their transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

   SECTION 10.  NOTICE TO HOLDERS.  At any time prior to the expiration of the
                -----------------
Warrants and prior to their exercise, if any of the following events shall occur:

          (1) the Company shall declare any dividend (or any other distribution) on Common Stock other than a cash dividend or shall declare or authorize repurchase of in excess of 10% of the then outstanding shares of Common Stock; or

          (2) the Company shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of Common Stock or any Derivative Securities; or

          (3) the Company shall propose any capital reorganization, recapitalization, subdivision or reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value or from no par value to par value), or any consolidation or merger to which the Company is a party for which approval of any stockholders of the Company shall be required, or the sale, transfer or lease of all or substantially all of the assets of the Company; or

          (4) the voluntary or involuntary dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets and business as an entirety) shall be proposed;

then the Company shall give notice in writing of such event to the holders at least 15 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, or subscription rights, or for the determination of stockholders entitled to vote on such proposed consolidation, merger, sale, transfer or lease of assets, dissolution, liquidation or winding up. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

   SECTION 11.  NOTICES.  All notices, requests and other communications with
                -------
respect to the Warrants shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given to the holder at the address in the Warrant Register and the Company at its offices in 1200 Harbor Boulevard, Weehawken, New Jersey

07087, fax: 201-601-1917 (with a copy to Parker Chapin Flattau & Klimpl, LLP, 1211 Avenue of the Americas, New York, NY 10036, attention: Michael Weinsier, fax: 212-704-6288), or at any other address as the holder or the Company, as the case may be, may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

   SECTION 12.  NO WAIVERS; REMEDIES; SPECIFIC PERFORMANCE.
                ------------------------------------------

     (a) Prior to the Expiration Date, no failure or delay by any holder in exercising any right, power or privilege with respect to the Warrants shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Warrants shall be cumulative and not exclusive of any rights or remedies provided by law.

     (b) In view of the uniqueness of the Warrants, a holder would not have an adequate remedy at law for money damages in the event that any of the obligations arising under the Warrants is not performed in accordance with its terms, and the Company therefore agrees that the holder shall be entitled to specific enforcement of the terms of the Warrants in addition to any other remedy to which they may be entitled, at law or in equity.

   SECTION 13.  AMENDMENTS, ETC.  No amendment, modification, termination, or
                ---------------
waiver of any provision of a Warrant, and no consent to any departure from any provision of the Warrant, shall be effective unless it shall be in writing and signed and delivered by the Company and the holder, and then it shall be effective only in the specific instance and for the specific purpose for which it is given. The rights of the holder and the terms and provisions of this Warrant including, without limitation, the performance of the obligations of the Company hereunder, shall not be affected in any manner whatsoever by the terms and provisions of any other agreement, whether entered into prior to or after the date of this Warrant.

   SECTION 14.  GOVERNING LAW.  The Warrants shall be governed by and construed
                -------------
in accordance with the internal laws of the State of New York.

   SECTION 15.  SEVERABILITY OF PROVISIONS.  Any provision of the Warrants that
                --------------------------
is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Warrants or affecting the validity or enforceability of the provision in any other jurisdiction.

   SECTION 16.  HEADINGS AND REFERENCES.  Headings in the Warrants are included
                -----------------------
for the convenience of reference only and do not constitute a part of the Warrants for any other purpose. References to parties and sections in the Warrant are references to the parties or the sections of the Warrant, as the case may be, unless the context shall require otherwise.

   SECTION 17.  EXCLUSIVE JURISDICTION.  Each of the Company and the holder, by
                ----------------------
acceptance hereof, (1) agrees that any legal action with respect to the Warrant shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any
----- --- ----------
legal action in those jurisdictions; provided, however, that any party may
                                     --------  -------
assert in a legal action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such legal action, may thereafter not be asserted by such party in an original legal action in the courts referred to in clause (1) above.

   SECTION 18.  WAIVER OF JURY TRIAL.  Each of the Company and the holder
                --------------------
waives, by acceptance hereof, any right to a trial by jury in any legal action to enforce or defend any right under the Warrants or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with the Warrants and agrees that any legal action shall be tried before a court and not before a jury.

   SECTION 19.  MERGER OR CONSOLIDATION OF THE COMPANY.  The Company will not
                --------------------------------------
merge or consolidate with or into any other corporation unless the corporation resulting from such merger or consolidation (if not the Company) shall expressly assume, by supplemental agreement, the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company.

   SECTION 20.  DEFINITIONS.  For purposes of this Warrant, the following terms
                -----------
have the following meanings:

               (a) "AVERAGE MARKET PRICE" per share of Common Stock on any date means the average of the daily Closing Prices for the fifteen (15) consecutive Trading Days commencing twenty (20) Trading Days before such date.

               (b) "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which Banking institutions located in such state are authorized or required by law or other governmental action to close.

               (c) "BUSINESS COMBINATION" means, whether concluded or intended to be concluded in one transaction or series of transactions, each of the following:

          (1) the merger or consolidation of any of the Company and its Subsidiaries with or into any person other than the Company or a wholly-owned Subsidiary of the Company;

          (2) the transfer of a substantial portion of the assets of any of the Company and its Subsidiaries to any person or group other than the Company or a wholly-owned Subsidiary of the Company;

          (3) an acquisition from any of the Company, it Subsidiaries and its stockholders of any shares of Common Stock or other securities of the Company; or

          (4) any tender offer (including a self-tender offer) or exchange offer, recapitalization, liquidation, dissolution or similar transaction involving any of the Company and its Subsidiaries;

               (d) "CLOSING PRICE" means, as applied to any class of stock on any date, the last reported sales price, regular way, per share of such stock on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in each case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if shares of such stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of such stock are listed or admitted to trading, or, if the shares of such stock are not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations Systems ("NASDAQ") or, if not so reported, as reported by any similar interdealer system then in general use, or, if on any such date the shares of stock are not quoted or reported by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of stock selected by the Board of Directors of the Company, if such stock is the Common Stock, or by holders of at least a majority of the total number of Warrants, if such stock is not the Common Stock. If the Common Stock is not publicly held or so listed or publicly traded, "CLOSING PRICE" means the fair market value per share as determined in good faith by the Board of Directors of the Company.

               (e) "DERIVATIVE SECURITIES" means securities convertible into or exchangeable or exercisable for shares of Common Stock, rights or warrants to subscribe for or purchase shares of Common Stock, options for the purchase of, or calls, commitments or other claims of any character relating to, shares of Common Stock or any securities convertible into or exchangeable for any of the foregoing.

               (f) "MARKET CAPITALIZATION" as of any date means the product obtained by multiplying (A) the number of shares of Common Stock outstanding on such date by (B) the Average Market Price per share of the Common Stock on such date.

               (g)  "PERMITTED ISSUANCES" means each of the following:

          (1) the issuance of shares of Common Stock upon the exercise of stock options outstanding as of September 13, 1998 and issued by the Company to current and former employees of the Company and its Subsidiaries;

          (2) the issuance of shares of Common Stock upon the exercise of warrants outstanding as of September 13, 1998; and

          (3) the issuance of shares of Common Stock upon the exercise of the Warrants; and

          (4) the issuance and distribution by the Company of any securities with respect to which the Company shall pay a distribution on or in respect of the Warrants pursuant to Section 3.2.

               (h) "SUBSIDIARY" means (A) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or (B) a partnership or limited liability company in which the Company or a Subsidiary of the Company is, at the date of determination, a general or limited partner of such partnership or a member of such limited liability company, but only if the Company or its Subsidiary is entitled to receive more than fifty percent of the assets of such partnership or limited liability company upon its dissolution.

               (i) "TRADING DAY" means, as applied to any class of stock, any day on which the New York Stock Exchange or, if shares of such stock are not listed or admitted to trading on the New York Stock Exchange, the principal national securities exchange on which the shares of such stock are listed or admitted for trading or, if the shares of such stock are not listed or admitted for trading on any national securities exchange, the NASDAQ or, if the shares of such stock are not included therein, any similar interdealer system then in general use in which the shares of such stock are included, is open for the trading of securities generally and with respect to which information regarding the sale of securities included therein, or with respect to which sales information is reported, is generally available.


                         ____________________________

                          [Intentionally Left Blank]

          THIS WARRANT is executed and delivered by the Company on the date set forth below in New York, New York.



Dated:    September 13, 1998                    ICON CMT CORP.


Attest:   _____________________________         By:   __________________________
          Name:                                       Scott A. Baxter
          Title:                                      President and Chief
                                                       Executive Officer

                                ICON CMT CORP.

                             Election to Purchase

                                 Mail Address

____________                       ____________
____________                       ____________
____________                       ____________

     The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for and to purchase thereunder, shares of the stock provided for herein, and requests that certificates for such shares be issued in the name of

               __________________________________________________

               __________________________________________________
              (Please Print Name, Address and Social Security No.)

               __________________________________________________

and, if said number of shares shall not be all the shares purchasable thereunder, that a new Warrant Certificate for the balance remaining of the shares purchasable under the within Warrant Certificate be registered in the name of the undersigned holder of this Warrant or his Assignee as below indicated and delivered to the address stated below.

Date: _________________, 19___.

Name of holder of this Warrant or Assignee: _____________________
              (Please Print)

Address:  ____________________________________________
          ____________________________________________

Signature:        ______________________________________

Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular without alteration or enlargement or any change whatever unless this Warrant has been assigned.

Signature Guaranteed:____________________________________________

                                  ASSIGNMENT

                (To be signed only upon assignment of Warrant)

     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
    IDENTIFYING NUMBER OF ASSIGNEE

[________________________________] ______________________________

_________________________________________________________________
Attorney to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

DATED: _____________, 19___.

Signature of Registered holder:________________________________

Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular without alteration or enlargement or any change whatever unless this Warrant has been assigned.

Signature Guaranteed: __________________________________________

                                                                       EXHIBIT F


                                    FORM OF

                         REGISTRATION RIGHTS AGREEMENT


     REGISTRATION RIGHTS AGREEMENT dated as of September 13, 1998 between ICON CMT CORP., a Delaware corporation (the "COMPANY"), and QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation ("STOCKHOLDER").

                                   RECITALS

     A. Concurrently with the execution and delivery of this Agreement, the Company, Stockholder and Qwest Subsidiary, a Delaware corporation ("QWEST SUBSIDIARY"), are entering into the Agreement and Plan of Merger dated as of September 13, 1998 (as amended or modified from time to time, the "MERGER AGREEMENT"). Terms not otherwise defined in this Agreement have the meanings stated in the Merger Agreement.

     B. As contemplated by Section 1.3(c) of the Merger Agreement, concurrently with the execution and delivery of this Agreement the Company is issuing to Stockholder Warrants dated September 13, 1998 (the "WARRANTS") for the purchase of 750,000 shares of common stock, par value $.001 per share, of the Company (the "COMPANY COMMON STOCK"). Shares of Company Common Stock issued from time to time upon the exercise of the Warrants are collectively referred to as the "REGISTRABLE SHARES".

     C. Each of the Company and Stockholder desire to enter into this Agreement to provide for, among other things, the registration under the Securities Act of the disposition of the Registrable Shares. The execution and delivery of this Agreement is a condition precedent to the respective obligations of the parties on the Option Closing Date.


                                   AGREEMENT

     The parties agree as follows:

     SECTION 1.  DEMAND REGISTRATION RIGHTS.
                 --------------------------

          (a) From and after September 13, 1998 (the "COMMENCEMENT DATE") and to and including the date that is the tenth anniversary of the Commencement Date, subject to extension pursuant to Section 4 (as so extended from time to time, the "TERMINATION DATE"), on one or more occasions when the Company shall have received the written request of Stockholder or holders of at least 100,000 Registrable Shares in the aggregate (as such number of shares may be adjusted in the event of any change in the capital stock of the

Company by reason of stock dividends, split-ups, reverse split-ups, mergers, recapitalizations, subdivisions, conversions, exchanges of shares or the like) that have been acquired directly or indirectly from Stockholder and to which rights under this Section 1 shall have been assigned pursuant to Section 13(a) (each such person, when requesting registration under this Section 1 or under Section 2 and thereafter in connection with any such registration, being hereinafter referred to as a "REGISTERING STOCKHOLDER"), the Company shall give written notice of the receipt of such request to each potential Registering Stockholder, and each other person known by the Company to have rights with respect to the registration under the Securities Act of the disposition of securities of the Company. The Company shall use commercially reasonable efforts as promptly as practicable to include in a Registration Statement the Registrable Shares owned by the Registering Stockholders (collectively, "TRANSACTION REGISTRABLE SHARES") that in each case shall have been duly specified by such Registering Stockholders by written notice received by the Company not later than 10 Business Days after the Company shall have given written notice to the Registering Stockholders pursuant to this Section 1(a).

               (b) If the Registering Stockholders initiating a request for registration of Registrable Shares pursuant to Section 1 (a) shall state in such written notice that they intend to distribute the Transaction Registrable Shares covered by their request by means of an underwritten offering, the Company shall include such information in the written notice delivered by the Company pursuant to Section 1(a). The Registering Stockholders holding a majority of the Transaction Registrable Shares shall select the managing underwriter for the offering and any additional investment bankers and managers to be used in connection with the offering, with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

               (c)  Notwithstanding anything herein to the contrary:

          (1) The Company shall not be required to prepare and file pursuant to this Section 1 a Registration Statement including less than 100,000 Transaction Registrable Shares in the aggregate (as such number of shares may be adjusted in the event of any change in the capital stock of the Company by reason of stock dividends, split-ups, reverse split-ups, mergers, recapitalizations, subdivisions, conversions, exchanges of shares or the like);

          (2) subject to the following clause (3), the Company shall not be required to prepare and file pursuant to this Section 1 more than two Registration Statements in the aggregate; provided that a Registration
                                               --------
     Statement shall be deemed not to have been prepared and filed if the same does not become effective for any reason other than the withdrawal therefrom of 50% or more of the Transaction Registrable Shares requested to be included in such Registration Statement or the determination by Registering Stockholders owning 50% or more of such Transaction Registrable Shares not to proceed with the contemplated distribution of such Transaction Registrable Shares; and

          (3) if a requested registration pursuant to this Section 1 shall involve an underwritten offering, and if the managing underwriter shall advise the Company, and the Registering Stockholders in writing that, in its opinion, the number of Transaction Registrable Shares proposed to be included in the registration is so great as to adversely affect the offering, including the price at which the Transaction Registrable Shares could be sold, the Company shall include in the registration the maximum number of securities which it is so advised can be sold without the adverse effect, allocated as follows:

               (A)  first, all Transaction Registrable Shares duly requested to
                    -----
     be included in the registration, allocated pro rata among all Registering Stockholders on the basis of the relative number of Transaction Registrable Shares that each Registering Stockholder shall have duly requested to be included in the registration; and

               (B)  second, any other securities proposed to be registered by
                    ------
     the Company other than for its own account, including, without limitation, securities proposed to be registered by the Company pursuant to the exercise by any person other than a Registering Stockholder of a "piggy-back" right requesting the registration of shares of Common Stock in circumstances similar to those contemplated by Section 2;

     provided that if 50% or more of the Transaction Registrable Shares
     --------
     requested to be included in a registration pursuant to this Section 1 are so excluded from any registration and an investment banking firm of recognized national standing shall advise the Company that the number of the Transaction Registerable Shares requested to be registered, at the time of the request and in light of the market conditions then prevailing, did not exceed the number that would have an adverse effect on the offering of such Transaction Registrable Shares, including the price of which such Transaction Registrable Shares could be sold, there shall be provided one additional registration under the preceding clause (2)(A) in respect of each such exclusion.

               SECTION 2.  PIGGY-BACK REGISTRATION RIGHTS.
                           ------------------------------

               (a) From and after the Commencement Date to and including the date that is the tenth anniversary of the Commencement Date, if the Company shall determine to register or qualify by a registration statement filed under the Securities Act and under any applicable state securities laws, any offering of any Equity Securities of the Company, other than an offering with respect to which a Registering Stockholder shall have requested a registration pursuant to
Section 1, the Company shall give notice of such determination to each potential Registering Stockholder and each other person known by the Company to have rights with respect to the registration under the Securities Act of the disposition of securities of the Company. The Company shall use commercially reasonable efforts as promptly as practicable to include in a Registration Statement the Registrable Shares owned by the Registering Stockholders (collectively, "TRANSACTION REGISTRABLE SHARES") that in each case shall have been duly specified by such Registering Stockholders by written notice received by the Company not later than 20 Business Days after the Company shall have given written notice to the Registering Stockholders pursuant to this
Section 2(a).

               (b)  Notwithstanding anything herein to the contrary:

          (1) The Company shall not be required by this Section 2 to include any Registrable Shares in a registration statement on Form S-4 or S-8 (or any successor form) or a registration statement filed in connection with an exchange offer or other offering of securities solely to the then existing stockholders of the Company; and

          (2) if a registration pursuant to this Section 2 involves an underwritten offering, the Company shall select the managing underwriter for the offering and any additional investment bankers and managers to be used in connection with the offering, and if the managing underwriter advises the Company in writing that, in its opinion, the number of securities requested to be included in the registration is so great as to adversely affect the offering, including the price at which the securities could be sold, the Company shall include in the registration the maximum number of securities which it is so advised can be sold without the adverse effect, allocated as follows:

               (A)  first, all securities proposed to be registered by the
                    -----
     Company for its own account;

               (B)  second, all securities proposed to be registered by the
                    ------
     Company pursuant to the exercise by any person other than a Registering Stockholder of a "demand" right requesting the registration of shares of Company Common Stock in circumstances similar to those contemplated by
     Section 1; and

               (C)  fourth, any other securities proposed to be registered by
                    ------
     the Company other than for its own account, including, without limitation, Transaction Registrable Shares duly requested to be included in the registration and securities proposed to be registered by the Company pursuant to the exercise by any person other than a Registering Stockholder or an Other Registering Stockholder of a "piggy-back" right requesting the registration of shares of Company Common Stock in circumstances similar to those contemplated by this Section 2, allocated pro rata among all Registering Stockholders and such other persons on the basis of the relative number of Transaction Registrable Shares or other securities that each Registering Stockholder or other person has duly requested to be included in such registration.

          SECTION 3.  REGISTRATION PROVISIONS.  With respect to each
                      -----------------------
registration pursuant to this Agreement:

               (a) Notwithstanding anything herein to the contrary, the Company shall not be required to include in any registration any of the Registrable Shares owned by a Registering Stockholder if (1) the Company shall deliver to the Registering Stockholder an opinion, satisfactory in form, scope and substance to the Registering Stockholder and addressed to the Registering Stockholder by legal counsel satisfactory to the Registering Stockholder, to the effect that the distribution of such Registrable Shares proposed by the Registering Stockholder is exempt from registration under the Securities Act and all applicable state securities laws, (2) such Registering Stockholder or any underwriter of such Registrable Shares shall fail to furnish to the Company the information in respect of the distribution of such Registrable Shares that may be required under this Agreement to be furnished by the Registering Stockholder or the underwriter to the Company or (3) if such registration involves an underwritten offering, such Registrable Shares are not included in such underwritten offering on the same terms and conditions as shall be applicable to the other securities being sold through underwriters in the registration or the Registering Stockholder fails to enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwritten offering.

               (b) The Company shall make available for inspection by each Registering Stockholder participating in the registration, each underwriter of Transaction Registrable Shares owned by the Registering Stockholder and their respective accountants, counsel and other representatives all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility in connection with each registration of Transaction Registrable Shares owned by the Registering Stockholder, and shall cause the Company's officers, directors and employees to supply all information reasonably requested by any such person in connection with such registration; provided that records
                                                         --------
and documents which the Company determines, in good faith, after consultation with counsel for the Company and counsel for the Registering Stockholder or underwriter, as the case may be, to be confidential and which it notifies such persons are confidential shall not be disclosed to them, except in each case to the extent that (1) the disclosure of such records or documents is necessary to avoid or correct a misstatement or omission in the Registration Statement or (2) the release of such records or documents is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Registering Stockholder shall, upon learning that disclosure of any such records or documents is sought in a court of competent jurisdiction, give notice to the Company, and allow the Company, at the Company's expense, to undertake appropriate action and to prevent disclosure of any such records or documents deemed confidential.

               (c) Each Registering Stockholder shall furnish, and shall cause each underwriter of Transaction Registrable Shares owned by the Registering Stockholder to be distributed pursuant to the registration to furnish, to the Company in writing promptly upon the request of the Company the information regarding the Registering Stockholder or the underwriter, the contemplated distribution of the Transaction Registrable Shares and the other information regarding the proposed distribution by the Registering Stockholder and the underwriter that shall be required in connection with the proposed distribution by the applicable securities laws of the United States of America and the states thereof in which the Transaction Registrable Shares are contemplated to be distributed. The information furnished by any Registering Stockholder or any underwriter shall be certified by the Registering Stockholder or the underwriter, as the case may be, and shall be stated to be specifically for use in connection with the registration.

               (d) The Company shall use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission the Registration Statement, including the Prospectus, and each amendment thereof or supplement thereto, under the Securities Act and as required under any applicable state securities laws, on the form that is then required or available for use by the Company to permit each Registering Stockholder, upon the effective date of the Registration Statement, to use the Prospectus in connection with the contemplated distribution by the Registering Stockholder of the Transaction Registrable Shares requested to be so registered. A registration pursuant to
Section 1 shall be effected pursuant to Rule 415 (or any similar provision then in force) under the Securities Act if the manner of distribution contemplated by the Register Stockholder initiating the request for such registration shall include an offering on a delayed or continuous basis. The Company shall furnish to each Registering Stockholder drafts of the Registration Statement and the Prospectus and each amendment thereof or supplement thereto for its timely review prior to the filing thereof with the Securities and Exchange Commission. If any Registration Statement refers to any Registering Stockholder by name or otherwise as the holder of any securities of the Company but such reference is not required by the Securities Act or any similar federal statute then in force, then the Registering Stockholder shall have the right to require, the deletion of such reference. The Company shall deliver to each Registering Stockholder, without charge, one executed copy of the Registration Statement and each amendment or post-effective amendment thereof and one copy of each document incorporated therein by reference. If the registration shall have been initiated solely by the Company or shall not have been initiated by a Registering Stockholder, the Company shall not be obligated to prosecute the registration, and may withdraw the Registration Statement at any time prior to the effectiveness thereof, if the Company shall determine in good faith not to proceed with the offering of securities included in the Registration Statement. In all other cases, the Company shall use commercially reasonable efforts to cause the Registration Statement to become effective and, as soon as practicable after the effectiveness thereof, shall deliver to each Registering Stockholder evidence of the effectiveness and a reasonable supply of copies of the Prospectus and each amendment thereof or supplement thereto. The Company consents to the use by each Registering Stockholder of each Prospectus and each amendment thereof and supplement thereto in connection with the distribution, in accordance with this Agreement, of the Transaction Registrable Shares owned by the Registering Stockholder. In addition, if necessary for resale by the Registering Stockholders, the Company shall qualify or register in such states as may be reasonably requested by each Registering Stockholder the Transaction Registrable Shares of the Registering Stockholder that shall have been included in the

Registration Statement; provided that the Company shall not be obligated to file
                        --------
any general consent to service of process or to qualify as a foreign corporation in any state in which it is not subject to process or qualified as of the date of the request. The Company shall advise Stockholder and each Registering Stockholder in writing, promptly after the occurrence of any of the following, of (1) the filing of the Registration Statement or any Prospectus, or any amendment thereof or supplement thereto, with the Securities and Exchange Commission, (2) the effectiveness of the Registration Statement and any post-effective amendment thereto, (3) the receipt by the Company of any communication from the Securities Exchange Commission with respect to the Registration Statement or the Prospectus, or any amendment thereof or supplement thereto, including, without limitation, any stop order suspending the effectiveness thereof, any comments with respect thereto and any requests for amendments or supplements and (4) the receipt by the Company of any notification with respect to the suspension of the qualification of Transaction Registrable Shares owned by the Registering Stockholders for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

               (e) The Company shall use commercially reasonable efforts to cause the Registration Statement to remain effective under the Securities Act and the Prospectus to remain current, including the filing of necessary amendments, post-effective amendments and supplements, and shall furnish copies of such amendments, post-effective amendments and supplements to the Registering Stockholders, so as to permit the Registering Stockholders to distribute the Transaction Registrable Shares owned by them in their respective manner of distribution during their respective contemplated periods of distribution, but in no event longer than nine consecutive months from the effective date of the Registration Statement; provided that the period shall be increased by the
                        --------
number of days that any Registering Stockholder shall have been required by
Section 4 to refrain from disposing under the registration any of the Transaction Registrable Shares owned by the Registering Stockholder. During such respective contemplated periods of distribution, the Company shall comply with the provisions of the Securities Act applicable to it with respect to the disposition of all Transaction Registrable Shares owned by the Registering Stockholders that shall have been included in the Registration Statement in accordance with their respective contemplated manner of disposition by the Registering Stockholders set forth in the Registration Statement, the Prospectus or the supplement, as the case may be.

               (f) The Company shall notify each Registering Stockholder, at any time when a prospectus with respect to the Transaction Registrable Shares owned by the Registering Stockholders is required to be delivered under the Securities Act, when the Company becomes aware of the happening of any event as a result of which the Prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading; and, as promptly as practicable thereafter, but subject to Sections 4 and 5, the Company shall use commercially reasonable efforts to prepare and file with the Securities and Exchange Commission an amendment or supplement to the Registration Statement or the Prospectus so that, as thereafter delivered to the purchasers of such Transaction Registrable Shares, such Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company also shall notify each Registering Stockholder, when the Company becomes aware of the occurrence thereof, of the issuance by the Securities and Exchange Commission of an order suspending the effectiveness of the Registration Statement; and, as promptly as practicable thereafter, but subject to Sections 4 and 5, the Company shall use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment.

               (g) If requested by any Registering Stockholder or an underwriter of Transaction Registrable Shares owned by the Registering Stockholder, the Company shall as promptly as practicable prepare and file with the Securities and Exchange Commission an amendment or supplement to the Registration Statement or the Prospectus containing such information as the Registering Stockholder or the underwriter requests to be included therein, including, without limitation, information with respect to the Transaction Registrable Shares being sold by the Registering Stockholder to the underwriter, the purchase price being paid therefor by such underwriter and other terms of the underwritten offering of the Transaction Registrable Shares to be sold in such offering.


               (h) Each Registering Stockholder shall (1) offer to sell or otherwise distribute Registrable Shares in reliance upon a registration contemplated pursuant to Section 1 or 2 only if such Registrable Securities are Transaction Registrable Securities and after the related Registration Statement shall have been filed with the Securities and Exchange Commission, (2) sell or otherwise distribute Registrable Shares in reliance upon such registration only if such Registrable Securities are Transaction Registrable Securities and the related Registration Statement is then effective under the Securities Act, (3) not sell or otherwise distribute Transaction Registrable Securities during any period specified in a Suspension Notice delivered to the Registering Stockholder pursuant to Section 4 or after receiving a Termination Notice pursuant to
Section 5 (until the Registering Stockholder shall have received written notice from the Company pursuant to Section 3(d) that the registration of such Transaction Registrable Shares is again effective) and (4) report to the Company distributions made by the Registering Stockholder of Transaction Registrable Shares pursuant to the Prospectus. Each Registering Stockholder shall distribute Transaction Registrable Shares only in accordance with the manner of distribution contemplated by the Prospectus with respect to the Transaction Registrable Shares owned by the Registering Stockholder. Each Registering Stockholder, by participating in a registration pursuant to this Agreement, acknowledges that the remedies of the Company at law for failure by the Registering Stockholder to comply with the undertaking contained in this paragraph (i) would be inadequate and that the failure would not be adequately compensable in damages and would cause irreparable harm to the Company, and therefore agrees that undertakings made by the Registering Stockholder in this paragraph (h) may be specifically enforced.

               (i) If the registration involves an underwritten offering, the Company shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting and shall deliver to each Registering Stockholder, its counsel and each underwriter of Transaction Registrable Shares owned by the Registering Stockholders to be distributed pursuant to such registration, the certificates, opinions of counsel and comfort letters that are customarily delivered in connection with underwritten offerings.

               (j) Prior to sales of such Transaction Registrable Shares, the Company shall cooperate with each Registering Stockholder and each underwriter of Transaction Registrable Shares owned by the Registering Stockholder to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing the Transaction Registrable Shares to be sold under the Registration Statement, and to enable such Transaction Registrable Shares to be in such denominations and registered in such names as the Registering Stockholder or the underwriter may request.

               (k) The Company shall use commercially reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first calendar month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

               (l) The Company shall use commercially reasonable efforts to cause the Transaction Registrable Shares to be listed on each national securities exchange on which Company Common Stock shall then be listed, if any, and to be qualified for inclusion in the NASDAQ/National Market, as the case may be, if Company Common Stock is then so qualified, and in each case if the listing or inclusion of the Transaction Registrable Shares is then permitted under the rules of such national securities exchange or the NASD, as the case may be.

               (m) For the purposes of this Agreement, the following terms shall have the following meanings:

          (1) "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close;

          (2) "PROSPECTUS" means (A) the prospectus relating to the Transaction Registrable Shares owned by the Registering Stockholders included in a Registration Statement, (B) if a prospectus relating to the Transaction Registrable Shares shall be filed with the Securities and Exchange Commission pursuant to Rule 424 (or any similar provision then in force) under the Securities Act, such prospectus, and (C) in the event of any amendment or supplement to the prospectus after the effective date of the Registration Statement, then from and after the effectiveness of the amendment or the filing with the Securities and Exchange Commission of the supplement, the prospectus as so amended or supplemented;

          (3) "REGISTRATION STATEMENT" means (A) a registration statement filed by the Company in accordance with Section 3(d), including exhibits and financial statements thereto, in the form in which it shall become effective, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 (or any similar provision or forms then in force) under the Securities Act and information deemed to be a part of such registration statement pursuant to paragraph (b) of Rule 430A (or any similar provision then in force) and (B) in the event of any amendment thereto after the effective date of the registration statement, then from and after the effectiveness of the amendment, the registration statement as so amended; and

          (4) information "CONTAINED", "INCLUDED" or "STATED" in a Registration Statement or a Prospectus (or other references of like import) includes information incorporated by reference.

          SECTION 4.     BLACKOUT PROVISIONS.
                         -------------------

               (a) Notwithstanding anything in this Agreement to the contrary, by delivery of written notice to any of the Registering Stockholders and the other holders of Registrable Shares (a "SUSPENSION NOTICE"), stating which one or more of the following limitations shall apply to the addressee of such Suspension Notice, the Company may (1) postpone effecting a registration under this Agreement, (2) require such addressee to refrain from disposing of Transaction Registrable Shares under the registration or (3) require such addressee to refrain from otherwise disposing of any Registrable Shares or other Equity Securities of the Company owned by such addressee (whether pursuant to Rule 144 or 144A under the Securities Act or otherwise), in each case for a reasonable time specified in the notice but not exceeding 60 days (which period may not be extended or renewed).

               (b) The Company may postpone effecting a registration or apply to any person specified in clauses (2) and (3) of paragraph (a) above any of the limitations specified such clauses if (1) the Company is then taking, or proposes to take, any of the actions referred to in Section 3(f), (2) an investment banking firm of recognized national standing shall advise the Company in writing that effecting the registration or the disposition by such person of Registrable Shares or other Equity Securities of the Company, as the case may be, would materially and adversely affect an offering of Equity Securities of the Company the preparation of which had then been commenced or (3) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would materially and adversely affect the interests of the Company.

               (c)  If the Company shall take any action pursuant to paragraph
(a) above, the period during which the Registering Stockholders may exercise their respective rights under Sections 1 and 2 shall be extended by one day beyond the Termination Date for each day that, pursuant to this Section 4, the Company postpones effecting a registration, requires any person to refrain from disposing of Transaction Registrable Shares under a registration or otherwise requires any person to refrain from disposing of Registrable Shares or other Equity Securities of the Company.

          SECTION 5.  TERMINATION PROVISIONS.  Notwithstanding anything in this
                      -----------------------
Agreement to the contrary, if, in the opinion of counsel for the Company, there shall have arisen any legal impediment to the offering of Transaction Registrable Shares pursuant to this Agreement or if any legal action or administrative proceeding shall have been instituted or threatened or any other claim shall have been made relating to the registration or the offer made by the related prospectus or against any of the parties involved in the offering, the Company may at any time upon written notice (a "TERMINATION NOTICE") to each Registering Stockholder participating in the registration (1) terminate the effectiveness of the related Registration Statement or (2) withdraw from the Registration Statement the Transaction Registrable Shares owned by the Registering Stockholder; provided that, promptly after those matters shall be
                         --------
resolved to the satisfaction of counsel for the Company, then, pursuant to
Section 1 or 2, as the case may be, the Company shall cause the registration of Transaction Registrable Shares formerly covered by the Registration Statement that were removed from registration by the action of the Company.

          SECTION 6.  EXPENSES.
                      ---------

               (a) The Company shall bear all expenses of the following in connection with the registration of Transaction Registrable Shares pursuant to this Agreement, whether or not any related Registration Statement shall become effective :

          (1) preparing, printing and filing each Registration Statement and Prospectus and each qualification or notice required to be filed under federal and state securities laws or the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") in connection with a registration pursuant to Section 1;

          (2) all fees and expenses of complying with federal and state securities laws and the rules and regulations of the NASD;

          (3) furnishing to each Registering Stockholder one executed copy of the related Registration Statement and the number of copies of the related Prospectus that may be required by Sections 3(d) and 3(e) to be so furnished, together with a like number of copies of each amendment, post-effective amendment or supplement;

          (4)  performing its obligations under Sections 3(d) and 3(j);

          (5) printing and issuing share certificates, including the transfer agent's fees, in connection with each distribution so registered; and

          (6) preparing audited financial statements required by the Securities Act and the rules and regulations thereunder to be included in the Registration Statement and preparing audited financial statements for use in connection with the registration other than audited financial statements required by the Securities Act and the rules and regulations thereunder;

          (7) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties);

          (8) premiums or other expenses relating to liability insurance required by the Company or underwriters of the Registering Stockholders;

          (9) fees and disbursements of underwriters of the Registering Stockholders customarily paid by issuers or sellers of securities;

          (10) listing of the Registrable Shares on national securities exchanges and inclusion of the Registrable Shares on the NASDAQ/National Market; and

          (11) fees and expenses of any special experts retained by the Company in connection with the registration.

               (b) The Registering Stockholders shall bear all other expenses incident to the distribution by the respective Registering Stockholders of the Transaction Registrable Shares owned by them in connection with a registration pursuant to this Agreement, including, without limitation (but excluding the expenses referred to in paragraph (a)(8) above), the selling expenses of the Registering Stockholders, commissions, underwriting discounts, insurance, fees of counsel for the Registering Stockholders and their underwriters.


          SECTION 7.  INDEMNIFICATION
                      ---------------

               (a) The Company shall indemnify and hold harmless each Registering Stockholder participating in a registration pursuant to this Agreement, each underwriter of Transaction Registrable Shares owned by the Registering Stockholder to be distributed pursuant to the registration, each partner in the Registering Stockholder, the officers and directors of the Registering Stockholder and the underwriter and each person, if any, who controls the Registering Stockholder, any partner in the Registering Stockholder or the underwriter within the meaning of Section 15 (or any successor provision) of the Securities Act, and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Registering Stockholder and each other person indemnified pursuant to this Section 7(a) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the
                                                             --------
Company shall not be liable in any case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Registering Stockholder or the underwriter of such Transaction Registrable Shares specifically for use in the Registration Statement or the Prospectus.

               (b) Each Registering Stockholder, by participating in a registration pursuant to this Agreement, thereby agrees to indemnify and to hold harmless the Company and its officers and directors and each person, if any, who controls any of them within the meaning of Section 15 (or any successor provision) of the Securities Act, and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Company and each other person indemnified pursuant to this Section 7(b) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that (x) this Section 7(b) shall apply only if (and only to the extent
--------
that) the statement or omission was made in reliance upon and in conformity with information furnished to the Company in writing by the Registering Stockholder specifically for use in the Registration Statement or the Prospectus and (y) in no event shall the liability of a Registering Stockholder under this Section 7 exceed the amount of the gross proceeds paid to the Registering Stockholder in consideration of the sale of Transaction Registrable Shares pursuant to such registration.

               (c) If any action or proceeding (including any governmental investigation or inquiry) shall be brought, asserted or threatened against any person indemnified under this Section 7, the indemnified person shall promptly notify the indemnifying party in writing, and the indemnifying party shall assume the defense of the action or proceeding, including the employment of counsel satisfactory to the indemnified person and the payment of all expenses. The indemnified person shall have the right to employ separate counsel in any action or proceeding and to participate in the defense of the action or proceeding, but the fees and expenses of that counsel shall be at the expense of the indemnified person unless:

          (1) the indemnifying party shall have agreed to pay those fees and expenses; or

          (2) the indemnifying party shall have failed to assume the defense of the action or proceeding or shall have failed to employ counsel reasonably satisfactory to the indemnified person in the action or proceeding; or

          (3) the named parties to the action or proceeding (including any impleaded parties) include both the indemnified person and the indemnifying party, and the indemnified person shall have been advised by counsel that there may be one or more legal defenses available to the indemnified person that are different from or additional to those available to the indemnifying party (in which case, if the indemnified person notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified person; it being understood, however, that the indemnifying party shall not, in connection with any one action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the indemnified person, which firm shall be designated in writing by the indemnified person).

The indemnifying party shall not be liable for any settlement of any action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the indemnifying party shall indemnify and hold harmless the indemnified person from and against any loss or liability by reason of the settlement or judgment.

               (d) If the indemnification provided for in this Section 7 is unavailable to an indemnified person (other than by reason of exceptions provided in this Section 7) in respect of losses, claims, damages, liabilities or expenses referred to in this Section 7, then each applicable indemnifying party, in lieu of indemnifying the indemnified person, shall contribute to the amount paid or payable by the indemnified person as a result of the losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified person on the other in connection with the statements or omissions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified person and by these persons' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence. The amount paid or payable by a person as a result of the losses, claims, damages, liabilities and expenses shall be deemed to include any legal or other fees or expenses reasonably incurred by the person in connection with investigating or defending any action or claim. Notwithstanding in the foregoing to the contrary, no Registering Stockholder or underwriter of Transaction Registrable Shares owned by the Registering Stockholder shall be required to contribute any amount in excess of the amount by which (1) in the case of the Registering

Stockholder, the gross proceeds paid to the Registering Stockholder in consideration of the sale pursuant to the registration of Transaction Registrable Shares owned by it or (2) in the case of the underwriter, the total price at which such Transaction Registrable Shares purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that the Registering Stockholder or underwriter, as the case may be, has otherwise been required to pay by reason of any untrue or alleged untrue statement or omission. No person guilty of fraudulent representation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.

               (e) Each Registering Stockholder participating in a registration pursuant to Section 1 shall cause each underwriter of any Transaction Registrable Shares owned by the Registering Stockholder to be distributed pursuant to the registration to agree in writing on terms reasonably satisfactory to the Company to indemnify and to hold harmless the Company and its officers and directors and each person, if any, who controls any of them within the meaning of Section 15 (or any similar provision then in force) of the Securities Act, and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to reimburse the Company and each other person indemnified pursuant to the agreement for any legal or any other expense reasonably incurred in connection with investigating or defending any claim, loss, damage, liability or action; provided that the agreement shall apply only
                                   --------
if (and only to the extent that) the statement or omission was made in reliance upon and in conformity with information furnished to the Company in writing by the underwriter specifically for use in the Registration Statement or the Prospectus.

          SECTION 8.  TRANSFER RESTRICTIONS.
                      ---------------------

               (a) Stockholder acknowledges that, the Company has issued the Warrants and, upon the exercise thereof, will issue the Registrable Shares to Stockholder pursuant to an exemption from registration under the Securities Act. Stockholder represents that (1) it has acquired the Warrants and will acquire Registrable Shares for investment and without any view toward distribution of any of Registrable Securities to any other person, (2) it will not sell or otherwise dispose of the Warrants or Registrable Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and (3) before any sale or other disposition of any of the Warrants or Registrable Shares other than in a sale registered under the Securities Act or pursuant to Rule 144 or 144A (or any similar provisions then in force) under the Securities Act (unless the Company shall have been advised by counsel that the sale does not meet the requirements of Rule 144 or Rule 144A, as the case may be, for such sale), it will deliver to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such registration is unnecessary.

               (b) (1) Except as provided to the contrary in this Section 8, each instrument or certificate evidencing or representing any Registrable Shares, and any certificate issued in exchange therefor or upon conversion, exercise or transfer thereof, shall bear legends substantially in the following form:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SAID. ACT THE ARE ALSO SUBJECT TO THE RESTRICTIONS STATED IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF SEPTEMBER 13, 1998, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY."

                    (2) Except as provided to the contrary in this Section 8, each instrument or certificate evidencing or representing any Warrant, and any certificate issued in exchange therefor or upon conversion, exercise or transfer thereof, shall bear legends substantially in the following form:

               "THE WARRANT REPRESENTED BY THIS CERTIFICATE AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SAID ACT. THIS WARRANT AND SUCH SHARES ARE ALSO SUBJECT TO THE RESTRICTIONS STATED IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF SEPTEMBER 13, 1998, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE SECRETARY OF THE COMPANY."

               (c) If the holder of any Warrant or any Registrable Shares shall request in writing that the Company remove any or all of the legends stated in
Section 8(b) from the instruments or certificates evidencing or representing such Registrable Shares, then, as soon as practicable following the later of the date of receipt of such request and the date of receipt of such instruments or certificates bearing such legends, the Company shall issue and deliver to the registered owner of such Registrable Shares or its registered transferee instruments or certificates evidencing or representing such Warrant or such Registrable Shares without such legends if either (1) such substitute instruments or certificates are issued in connection with a sale that is registered under the Securities Act or (2) (A) one year shall have elapsed from the date of the consummation of the Merger and the provisions of Rule 145(d)(2) under the Securities Act are then available to the holder or (B) Stockholder has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Stockholder, or a "no-action" letter obtained by the holder from the staff of the Securities and Exchange Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Securities Act no longer apply to such shares.

          SECTION 9.  EXEMPT SALES.
                      ------------

               (a) The Company shall make all filings with the Securities and Exchange Commission required by paragraph (c) of Rule 144 (or any similar provision then in force) under the Securities Act to permit the sale of Registrable Shares by any holder thereof (other than an Affiliate of the Company) to satisfy the conditions of Rule 144 (or any similar provision then in force). The Company shall, promptly upon the written request of the holder of Registrable Shares, deliver to such holder a written statement as to whether the Company has complied with all such filing requirements.

               (b) Prior to sales of Registrable Shares proposed to be sold pursuant to an exemption from the registration requirements of the Securities Act, the Company shall, subject to Section 8(c), cooperate with Principal Stockholder and each other holder of Purchaser Securities to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing such Purchaser Securities.

          SECTION 10.  MERGER, CONSOLIDATION, EXCHANGE, ETC.  In the event,
                       ------------------------------------
directly or indirectly, (1) the Company shall merge with and into, or consolidate with, any other person or (2) any person shall merge with and into, or consolidate, the Company and the Company shall be the surviving corporation of such merger or consolidation and, in connection with such merger or consolidation, all or part of the Registrable Shares shall be changed into or exchanged for stock or other securities of any other person, then, in each such case, proper provision shall be made so that such other person shall be bound by the provisions of this Agreement and the term the "Company" shall thereafter be deemed to refer to such other person.

          SECTION 11.  NOTICES.  All notices, requests and other communications
                       -------
to any party under this Agreement shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given to the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by mail, 72 hours after the communication is deposited in the mails properly addressed with first class postage prepaid or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

          SECTION 12.  NO WAIVERS; REMEDIES.  No failure or delay by any party
                       --------------------
in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 13.  AMENDMENTS, ETC.  No amendment, modification, termination
                       ---------------
or waiver of any provision of this Agreement, and no consent to any departure by a party to this Agreement from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the other party to this Agreement, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

           SECTION 14.  SUCCESSORS AND ASSIGNS.
                        ----------------------

               (a) Each holder of Registrable Shares may assign to any transferee of Registrable Shares its rights and delegate to the transferee its obligations under this Agreement including, without limitation, the rights of assignment pursuant to this Section 14; provided that such transferee assignee
                                        --------
shall accept such rights and assume such obligations for the benefit of the Company by written instrument, in form and substance reasonably satisfactory to the Company. Thereafter, without any further action by any person, all references in this Agreement to the holder of such Registrable Shares, and all comparable references, shall be deemed to be references to the transferee, and the transferor shall be released from each obligation or liability under this Agreement with respect to the Registrable Shares so transferred.

               (b) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement, the express beneficiaries thereof and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

          SECTION 15.  GOVERNING LAW.  This Agreement shall be governed by and
                       -------------
construed in accordance with the internal laws of the State of New York.

          SECTION 16.  COUNTERPARTS; EFFECTIVENESS.  This Agreement may be
                       ---------------------------
signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

          SECTION 17.  SEVERABILITY OF PROVISIONS.  Any provision of this
                       --------------------------
Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

          SECTION 18.  HEADINGS AND REFERENCES.  Section headings in this
                       -----------------------
Agreement are included for the convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to parties, express beneficiaries and sections in this Agreement are references to the parties to or the express beneficiaries and sections of this Agreement, as the case may be, unless the context shall require otherwise.

          SECTION 19.  ENTIRE AGREEMENT.  This Agreement embodies the entire
                       ----------------
agreement and understanding of the parties and supersedes all prior agreements or understandings with respect to the subject matters of this Agreement.

          SECTION 20.  SURVIVAL.  Except as otherwise specifically provided in
                       --------
this Agreement, each representation, warranty or covenant of each party contained in to this Agreement shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by the other party of a related condition precedent to the performance by such other party of an obligation under this Agreement.

          SECTION 21.  EXCLUSIVE JURISDICTION.  Each party, and each express
                       ----------------------
beneficiary of this Agreement as a condition of its right to enforce or defend any right under or in connection with this Agreement, (1) agrees that any Action with respect to this Agreement or any transaction contemplated by this Agreement shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case sitting in the Borough of Manhattan, State of New York, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any
----- --- ----------
legal action in those jurisdictions; provided, however, that any party may
                                     --------  -------
assert in an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may thereafter not be asserted by such party in an original Action in the courts referred to in clause (1) above.

          SECTION 22.  WAIVER OF JURY TRIAL.  Each party waives any right to a
                       --------------------
trial by jury in any Action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any Action shall be tried before a court and not before a jury.

          SECTION 23.  AFFILIATE.  Nothing contained in this Agreement shall
                       ---------
constitute Stockholder or any Registering Stockholder an "affiliate" of any of the Company and its Subsidiaries within the meanings of the Securities Act or the Exchange Act, respectively, including, without limitation, Rule 501 under the Securities Act and Rule 13e-3 under the Exchange Act.

          SECTION 24.  NON-RECOURSE.  No recourse under this Agreement shall be
                       ------------
had against any "controlling person" (within the meaning of Section 20 of the Exchange Act) of any party or the stockholders, directors, officers, employees, agents and Affiliates of such party or such controlling persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, stockholder, director, officer, employee, agent or Affiliate, as such, for any obligations of such party under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

          SECTION 25.  NO INCONSISTENT AGREEMENTS.  The Company shall not enter
                       --------------------------
into, or amend or otherwise modify, any agreement to afford to any person other than Stockholder and the holders of Registrable Shares rights with respect to the registration under the Securities Act of shares of Company Common Stock or other securities or the inclusion of any such shares or other securities in any registration that are inconsistent with, or conflict with, the rights of Stockholder and the holders of Registrable Shares under this Agreement, including, without limitation, Sections 1 and 2.


                         ____________________________

                          [Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above in New York, New York.


                 ICON CMT CORP.

                 By: ____________________________________________
                     Scott A. Baxter
                     President and Chief Executive Officer

                 Address:  1200 Harbor Boulevard
                           Weehawken, NJ 07087
                           Attention:  Scott A. Baxter
                           ---------
                           Fax:  201-601-1917

                 With a copy to:

                           Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                           New York, NY  10036
                           Attention:  Michael Weinsier
                           ---------
                           Fax:  212-704-6288

                 QWEST COMMUNICATIONS INTERNATIONAL
                   INC.


                 By: _______________________________________________
                     Joseph P. Nacchio
                     President and Chief Executive Officer

                 Address:     1000 Qwest Tower
                              555 Seventeenth Street
                              Denver, Colorado  80202
                              Attention:   Marc B. Weisberg
                              ---------
                              Fax:  303-992-1723

                 With a copy to:

                              O'Melveny & Myers LLP
                              153 East 53rd Street
                              New York, NY  10022
                              Attention:   Drake S. Tempest
                              ---------
                              Fax:   212-326-2061

                                                               EXHIBIT 3.1(J)(1)



                    FORM OF QWEST TAX REPRESENTATION LETTER

            [LETTERHEAD OF QWEST COMMUNICATIONS INTERNATIONAL INC.]


                                    [Date]

[Counsel for the Company]
[Address]

      Re: Representation Letter for Proposed Merger Opinion
          -------------------------------------------------

Gentlemen:

    This letter is being furnished in connection with the merger (the "MERGER") of Qwest 1998-I Acquisition Corp., a Delaware corporation ("QWEST SUBSIDIARY") and a wholly-owned subsidiary of Qwest Communications International Inc., a Delaware corporation ("QWEST"), with and into Icon CMT Corp., a Delaware corporation (the "COMPANY"), in exchange for shares of voting common stock, par value $.01 per share, of Qwest ("QWEST COMMON STOCK") pursuant to the Agreement and Plan of Merger dated as of September 13, 1998 (the "MERGER AGREEMENT"), among Qwest, Qwest Subsidiary, and the Company. All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

    Qwest represents and warrants as follows:

    1. The representations and warranties set forth in the Merger Agreement will be true, correct and complete as if made at the Effective Time. The facts relating to the Merger as described in the Merger Agreement insofar as they relate to Qwest or Qwest Subsidiary are true, correct and complete in all material respects.

    2. The fair market value of Qwest Common Stock and other consideration (including cash in lieu of fractional shares), if any, received by each stockholder of the Company in the Merger will be approximately equal to the fair market value of the Company stock surrendered by such stockholder in the Merger.

    3. Neither Qwest nor any person related to Qwest has any plan or intention to redeem or acquire any shares of Qwest Common Stock issued pursuant to the Merger. For purposes of this representation, persons are considered to be "related" if such persons are related within the meaning of Treasury Regulation
(S)1.368-1(e).

[Counsel of the Company]
[Date]
Page 2

    4. None of the compensation received by any stockholder-employee of the Company will be separate consideration for, or allocable to, any of his shares of Company Common Stock. None of the shares of Qwest Common Stock received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to unrelated third parties bargaining at arm's length for similar services.

    5. Immediately following the Merger, the Company will hold at least 90 percent of the fair market value of Qwest Subsidiary's net assets and at least 70 percent of the fair market value of Qwest Subsidiary's gross assets held immediately prior to the Merger. Following the Merger, Qwest intends to, and absent a change in circumstances which occurs after, and is not in connection with, the Merger, will, cause the Company to hold (a) at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger, and (b) at least 90 percent of the fair market value of Qwest Subsidiary's net assets and at least 70 percent of the fair market value of Qwest Subsidiary's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid to Company stockholders who receive cash or other property (including cash for fractional shares), amounts used by the Company or Qwest Subsidiary to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company will be included in the assets of the Company or Qwest Subsidiary, as the case may be, immediately prior to the Merger.

    6. Prior to the Merger, Qwest will be in control of Qwest Subsidiary within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the"Code").

    7. Qwest has no plan or intention to cause the Company, following the Merger, to issue additional shares of its stock that would result in Qwest's losing control of the Company within the meaning of Section 368(c) of the Code. Immediately following the Merger, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Qwest's acquisition or retention of control of the Company, as defined in Section 368(c) of the Code.

    8. Qwest has no plan or intention (a) to liquidate the Company, (b) to merge the Company with or into another corporation, (c) to sell or otherwise dispose of the stock of the Company except for transfers of stock to a member of Qwest's qualified group or to a qualified partnership, or (d) to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Qwest Subsidiary, except for dispositions made in the ordinary

[Counsel of the Company]
[Date]
Page 3

course of business or transfers to a member of Qwest's qualified group or to a qualified partnership. For purposes of this representation, "Qwest's qualified group" is the qualified group within the meaning of Treasury Regulation (S)1.36 8-1(d)(4)(ii) in which Qwest is the issuing corporation, and a "qualified partnership" is a partnership in which members of Qwest's qualified group, in the aggregate, own at least 331/3 percent of the capital and profits interests in the partnership.

    9. Qwest Subsidiary will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the Merger.

    10. Qwest Subsidiary has been newly formed solely to consummate the Merger and, prior to the Effective Time, Qwest Subsidiary has not conducted and will not conduct any business activity or other operation of any kind (except for the issuance of its stock to Qwest).

    11. Following the Merger, Qwest intends to, and absent a change in circumstances which occurs after, and is not in connection with, the Merger, will, cause the Company to continue its historic business or use a significant portion of its historic business assets in a business within the meaning of Treasury Regulation (S)1.368-1(d).

    12. Qwest, Qwest Subsidiary, the Company, and the stockholders of the Company will pay their respective expenses, if any, incurred in connection with the Merger. Neither Qwest nor Qwest Subsidiary will pay or assume any expense of the Company in connection with the transactions described in the Merger Agreement.

    13. There is no intercorporate indebtedness existing between Qwest and the Company or between Qwest Subsidiary and the Company that was issued, acquired, or will be settled at a discount.

    14. In the Merger, shares of Company stock representing control of the Company, as defined in Section 368(c) of the Code, will be exchanged solely for Qwest Common Stock. For purposes of this representation, shares of Company stock exchanged for cash or other property originating with Qwest will be treated as outstanding Company stock on the date of the Merger.

    15. Qwest does not own, nor has it owned during the past five years, any shares of the stock of the Company.

    16. Neither Qwest nor Qwest Subsidiary is an investment company as defined in Section 368(a)(2)(F) of the Code.

[Counsel of the Company]
[Date]
Page 4

    17. The payment of cash in lieu of fractional shares of Qwest Common Stock is solely for the purpose of avoiding the expense and inconvenience to Qwest of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders instead of issuing fractional shares of Qwest Common Stock will be issued in the Merger to the Company stockholders in exchange for their shares of Company stock. The fractional share interests of each Company stockholder will be aggregated (except in cases where the beneficial interests cannot be identified or it would be improper to aggregate), and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Qwest Common Stock.

    18. Qwest and Qwest Subsidiary and after the Merger, the Company, will treat the Merger as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Neither Qwest nor Qwest Subsidiary, nor after the Merger, the Company, will take any position that is inconsistent with the treatment of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a determination within the meaning of Section 1313(a)(1) of the Code or by applicable state or local income or franchise tax law.

    19. Other than those described in the Merger Agreement, the Joint Proxy Statement/Prospectus of Qwest and the Company or Qwest's Registration Statement on Form S-4, there are no agreements, arrangements or understandings (whether written or oral) between or among (a) any of Qwest, its subsidiaries, affiliates or stockholders, on the one hand, and (b) any of the Company, its subsidiaries, affiliates or stockholders on the other hand, concerning the Merger.

    Qwest represents and warrants that the foregoing representations are true, correct and complete at the Effective Time as well as on the date hereof, and Qwest will notify you in writing of any changes therein prior to the Effective Time and prior to the Closing.

    Qwest understands the foregoing representations and has had the opportunity to discuss these representations, their meaning and factual support therefor with its tax advisors before signing this letter. Qwest recognizes that you will be relying on these representations in connection with your rendering an opinion regarding the federal income tax treatment of the Merger to the Company and its stockholders.

[Counsel of the Company]
[Date]
Page 5

    The undersigned has authority to sign this representation letter on behalf of Qwest and is an executive officer of Qwest fully familiar with its operations and ownership.

          Very truly yours,


          QWEST COMMUNICATIONS INTERNATIONAL INC.



          By:  _______________________________
               Name:
               Title:

                                                               EXHIBIT 3.1(J)(2)



                   FORM OF COMPANY TAX REPRESENTATION LETTER

                         [LETTERHEAD OF ICON CMT CORP.]


                                             [Date]

[Counsel for the Company]
[Address]

      Re: Representation Letter for Proposed Merger Opinion
          -------------------------------------------------

Gentlemen:

    This letter is being furnished in connection with the merger (the "MERGER") of Qwest 1998-I Acquisition Corp., a Delaware corporation ("QWEST SUBSIDIARY") and a wholly-owned subsidiary of Qwest Communications International Inc., a Delaware corporation ("QWEST"), with and into Icon CMT Corp., a Delaware corporation (the "COMPANY"), in exchange for shares of voting common stock, par value $.01 per share, of Qwest ("Qwest Common Stock") pursuant to the Agreement and Plan of Merger dated as of September 13, 1998 (the "MERGER AGREEMENT"), among Qwest, Qwest Subsidiary, and the Company. All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

    The Company represents and warrants as follows:

    1. The representations and warranties set forth in the Merger Agreement will be true, correct and complete as if made at the Effective Time. The facts relating to the Merger as described in the Merger Agreement insofar as they relate to the Company are true, correct and complete in all material respects.

    2. The fair market value of Qwest Common Stock and other consideration (including cash in lieu of fractional shares), if any, received by each stockholder of the Company in the Merger will be approximately equal to the fair market value of the Company stock surrendered by such stockholder in the Merger.

    3. At least 50 percent of the aggregate value of all Company stock outstanding immediately prior to the Merger is preserved in the Merger within the meaning of Treasury Regulation (S)1.368-1(e). For purposes of this representation, the value of a share of Company stock is considered to be preserved in the Merger if the share of Company stock is exchanged for Qwest Common Stock in the Merger. However, the value of a share of Company stock is not preserved in the Merger (and is treated as outstanding immediately prior to the Merger) if

[Counsel for the Company]
[Date]
Page 2

and to the extent that (a) in connection with the Merger, the share of Company stock is acquired by Qwest or a person related to Qwest for consideration other than Qwest Common Stock, (b) if, prior to the Merger, the share of Company stock was redeemed by the Company or acquired by a person related to the Company, (c) if, in connection with the Merger, Qwest Common Stock issued in the Merger is redeemed or acquired by a person related to Qwest, or (d) to the extent that prior to and in connection with the Merger, an extraordinary distribution (as such term is used in Treasury Regulation (S)1.368-1T(e)) is made with respect to the share of Company stock.

    Neither the Company nor any person related to the Company has redeemed or acquired nor does the Company or any person related to the Company have any plan or intention to redeem or acquire any shares of Company stock or make an extraordinary distribution with respect to any shares of Company stock. To the best of the Company's knowledge, neither Qwest nor any person related to Qwest has any plan or intention to redeem or acquire any shares of Qwest Common Stock issued pursuant to the Merger.

    For purposes of this representation, persons are considered "related" if such persons are related within the meaning of Treasury Regulation (S)1.368-1(e).

    4. None of the compensation received by any stockholder-employee of the Company will be separate consideration for, or allocable to, any of his shares of Company Common Stock. None of the shares of Qwest Common Stock received by any stockholder-employee will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any stockholder-employee will be for services actually rendered and will be commensurate with amounts paid to unrelated third parties bargaining at arm's length for similar services.

    5. Following the Merger, the Company will hold (a) at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger, and (b) to the best of the Company's knowledge, at least 90 percent of the fair market value of Qwest Subsidiary's net assets and at least 70 percent of the fair market value of Qwest Subsidiary's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid to Company stockholders who receive cash or other property (including cash for fractional shares), amounts used by the Company or Qwest Subsidiary to pay reorganization expenses, all redemptions and distributions (except for regular, normal dividends) made by the Company and all assets disposed of by the Company in contemplation of the Merger (except in the ordinary course of business) will be included in the assets of the Company or Qwest Subsidiary as the case may be, immediately prior to the Merger.

[Counsel for the Company]
[Date]
Page 3

    6. To the best of the Company's knowledge, prior to the Merger, Qwest will be in control of Qwest Subsidiary within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "CODE").

    7. The Company has no plan or intention to issue additional shares of its stock that would result in Qwest's losing control of the Company within the meaning of Section 368(c) of the Code. At the Effective Time, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Qwest's acquisition or retention of control of the Company, as defined in Section 368(c) of the Code.

    8.  To the best of the Company's knowledge, Qwest has no plan or intention
(a) to liquidate the Company, (b) to merge the Company with or into another corporation, (c) to sell or otherwise dispose of the stock of the Company except for transfers of stock to a member of Qwest's qualified group or to a qualified partnership, or (d) to cause the Company to sell or otherwise dispose of any of its assets or of any of the assets acquired from Qwest Subsidiary, except for dispositions made in the ordinary course of business or transfers to a member of Qwest's qualified group or to a qualified partnership. For purposes of this representation, "Qwest's qualified group" is the qualified group within the meaning of Treasury Regulation (S)1.368-1(d)(4)(ii) in which Qwest is the issuing corporation, and a "qualified partnership" is a partnership in which members of Qwest's qualified group, in the aggregate, own at least 331/3 percent of the capital and profits interests in the partnership.

    9. Qwest Subsidiary will have no liabilities assumed by the Company, and will not transfer to the Company any assets subject to liabilities, in the Merger.

    10. To the best of the Company's knowledge, Qwest Subsidiary has been newly formed solely to consummate the Merger and, prior to the Effective Time, Qwest Subsidiary has not conducted and will not conduct any business activity or other operation of any kind (except for the issuance of its stock to Qwest).

    11. To the best of the Company's knowledge, following the Merger, the Company will continue its historic business assets in a business or use a significant portion of its historic business assets in a business within the meaning of Treasury Regulation (S)1.368-1(d). No assets of the Company have been disposed of in any manner prior to the Merger nor does the Company have any plan or intention to dispose of any such assets, except in the ordinary course of business.

[Counsel for the Company]
[Date]
Page 4

    12. Qwest, Qwest Subsidiary, the Company, and the stockholders of the Company will pay their respective expenses, if any, incurred in connection with the Merger. Neither Qwest nor Qwest Subsidiary will pay or assume any expense of the Company in connection with the transactions described in the Merger Agreement.

    13. There is no intercorporate indebtedness existing between Qwest and the Company or between Qwest Subsidiary and the Company that was issued, acquired, or will be settled at a discount.

    14. In the Merger, shares of Company stock representing control of the Company, as defined in Section 368(c) of the Code, will be exchanged solely for Qwest Common Stock. For purposes of this representation, shares of Company stock exchanged for cash or other property originating with Qwest will be treated as outstanding Company stock on the date of the Merger.

    15. Qwest does not own, nor has it owned during the past five years, any shares of the stock of the Company.

    16. The Company, and to the best of the Company's knowledge, Qwest and Qwest Subsidiary are not investment companies as defined in Section 368(a)(2)(F) of the Code.

    17. At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

    18. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    19. The payment of cash in lieu of fractional shares of Qwest Common Stock is solely for the purpose of avoiding the expense and inconvenience to Qwest of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders instead of issuing fractional shares of Qwest Common Stock will be issued in the Merger to the Company stockholders in exchange for their shares of Company stock. The fractional share interests of each Company stockholder will be aggregated (except in cases where the beneficial interests cannot be identified or it would be improper to aggregate), and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Qwest Common Stock.

[Counsel for the Company]
[Date]
Page 5

    20. The Company will treat the Merger as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The Company will not take any position that is inconsistent with the treatment of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a determination within the meaning of Section 1313(a)(1) of the Code or by applicable state or local income or franchise tax law.

    21. Other than those described in the Merger Agreement, the Joint Proxy Statement/Prospectus of Qwest and the Company or Qwest's Registration Statement on Form S-4, there are no agreements, arrangements or understandings (whether written or oral) between or among (a) any of Qwest, its subsidiaries, affiliates or stockholders, on the one hand, and (b) any of the Company, its subsidiaries, affiliates or stockholders on the other hand, concerning the Merger.

    22. The Company represents and warrants that the foregoing representations are true, correct and complete at the Effective Time as well as on the date hereof, and the Company will notify you in writing of any changes therein prior to the Effective Time and prior to the Closing.

    The Company understands the foregoing representations and has had the opportunity to discuss these representations, their meaning and factual support therefor with its tax accountants before signing this letter. The Company recognizes that you will be relying on these representations in connection with your rendering an opinion regarding the federal income tax treatment of the Merger to the Company and its stockholders.

    The undersigned has authority to sign this representation letter on behalf of the Company and is an executive officer of the Company fully familiar with its operations and ownership.

                         Very truly yours,

                         ICON CMT CORP.


                         By: ______________________________
                             Name:
                             Title:

                                                               EXHIBIT 3.1(J)(3)


                              FORM OF TAX OPINION

                                    [Date]

Icon CMT Corp.
1200 Harbor Boulevard
Weehawken, New Jersey 07087


    Re:   Tax Consequences of Merger of Icon CMT Corporation
          --------------------------------------------------


Gentlemen:

    We have acted as counsel to Icon CMT Corp., a Delaware corporation (the "COMPANY"), in connection with the proposed merger (the "MERGER") of Qwest 1998-I Acquisition Corp. ("SUBSIDIARY"), a Delaware corporation and a wholly-owned subsidiary of Qwest Communications International Inc., a Delaware corporation ("PARENT"), with and into the Company, pursuant to the terms of the Agreement and Plan of Merger dated as of September 13, 1998 (the "MERGER AGREEMENT"), among the Company, Parent and Subsidiary. This opinion is being rendered pursuant to the Merger Agreement. All capitalized terms not otherwise defined herein have the meaning assigned to them in the Merger Agreement.

    In connection with this opinion, we have examined a copy of the Merger Agreement and Qwest's Registration Statement on Form S-4 as filed with the Securities Exchange Commission on ________, 1998 (the "FORM S-4"). In our examination, we have assumed the genuineness of all signatures, the legal capacity and corporate authority of all parties, and the authenticity and conformity to originals of all documents submitted to us. In rendering the opinion set forth below, we have assumed that the parties will act in accordance with the terms, representations and covenants contained in the Merger Agreement. In addition, we have relied upon certain written representations and covenants of Qwest and the Company, copies of which are annexed hereto (the "REPRESENTATION LETTERS"), and have assumed that the parties will act in accordance with the representations and covenants set forth therein.

    Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and Qwest and the Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

Icon CMT Corp.
[Date]
Page 2

    As a tax-free reorganization, the Merger will have the following Federal income tax consequences for the Company and its stockholders:

    1. The Company will not recognize any gain or loss as a result of the Merger.

    2. No gain or loss will be recognized by holders of Company Common Stock as a result of the exchange of such shares for shares of Qwest Common Stock pursuant to the Merger, except to the extent of any cash received in lieu of a fractional share of Qwest Common Stock. Each stockholder of the Company receiving cash in lieu of a fractional share of Qwest Common Stock will be treated as having received such fractional share and as having sold it for the cash received, thereby recognizing gain or loss equal to the difference between the amount of cash received and that stockholder's tax basis in the fractional share. Such gain or loss will generally be capital gain or loss, unless the deemed sale is essentially equivalent to a dividend within the meaning of
Section 302 of the Code.

    3. The tax basis of the shares of Qwest Common Stock received by each stockholder of the Company (including any fractional share deemed to have been received by that stockholder) will be equal to the tax basis of such stockholder's shares of Company Common Stock exchanged in the Merger.

    4. The holding period for the shares of Qwest Common Stock received by each stockholder of the Company (including any fractional share deemed to have been received by that stockholder) will include the holding period for the shares of Company Common Stock of such stockholder exchanged in the Merger.

    The foregoing opinion relates only to the U.S. federal income tax consequences of the Merger to a U.S. person who holds the Company Common Stock as a capital asset within the meaning of Section 1221 of the Code. In addition, it does not apply to certain types stockholders who are subject to special treatment under the Code in light of their particular situations.

    Our opinion is based upon our analysis of those provisions of the Code, Treasury Regulations, administrative rulings and proceedings and case law as of the date hereof which we deem relevant. It should be noted that such authority is subject to change retroactively as well as prospectively, and that we have no duty to advise you of any such changes or their effect upon this opinion. It should also be recognized that the Internal Revenue Service may disagree with our conclusions and that a court may uphold such contrary positions. Finally, in expressing our opinions, we have relied on the facts, representations and covenants as set forth in the Merger Agreement, the Form S-4 and the Representation Letters. We have not made any independent

Icon CMT Corp.
[Date]
Page 3

analysis of any of the items or information set forth therein or reviewed any other documentation in connection therewith. If any of the facts are determined to be different than those stated therein or any of the representations or covenants are breached, our conclusions may no longer be applicable.

    Except as set forth above, we express no opinion as to the tax consequences, whether Federal, state, local or foreign, of the Merger to any party, or of any transactions related to the Merger or contemplated by the Merger Agreement.
This opinion is being furnished only to you in connection with the Merger and may be relied upon solely by your and your stockholders in connection with the Merger. This opinion may not be used or relied upon by any other person or for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                               Very truly yours,

                                                               EXHIBIT 3.1(K)(7)


                                    FORM OF

                   U.S. REAL PROPERTY INTEREST CERTIFICATION


    The undersigned is __________ of Icon CMT Corp., a Delaware corporation (the "COMPANY"). This certificate is delivered to Qwest Communications International Inc., a Delaware corporation ("QWEST"), and Qwest 1998-I Acquisition Corp., a Delaware corporation ("QWEST SUBSIDIARY"), pursuant to Section 3.1(k)(7) of the Agreement and Plan of Merger dated as of September 13, 1998 among the Company, Qwest and Qwest Subsidiary, as the same may have been amended as of the date hereof (the "MERGER AGREEMENT"). Terms not otherwise defined herein have the meanings stated in the Merger Agreement.

    To inform Qwest and Qwest Subsidiary that no withholding is required pursuant to section 1445 of the Code with respect to Qwest's acquisition of the Company, the undersigned hereby certifies the following on behalf of the Company that the Company is not, and has not been at any time during the period specified in section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" as that term is defined in section 897(c)(2) of the Code.

    Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

                                ICON CMT CORP.



Date: ____________________                      ____________________
                                   Name:
                                  Title:

                                                                  EXHIBIT 3.1(L)



                                    FORM OF

                 AFFILIATE LETTER FOR AFFILIATES OF THE COMPANY


                                  [Date]

Qwest Communications International Inc.
1000 Qwest Tower
555 Seventeenth Street
Denver, CO 80202


Attention of Marc B. Weisberg


Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Icon CMT Corp., a Delaware corporation (the "COMPANY"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "SECURITIES ACT").

    Pursuant to the terms of the Agreement and Plan of Merger dated as of September 13, 1998 among the Company, Qwest Communications International Inc., a Delaware corporation ("QWEST"), and Qwest Subsidiary, a Delaware corporation ("QWEST SUBSIDIARY"), as amended (the "MERGER AGREEMENT"), Qwest Subsidiary will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the "MERGER"). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

    As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of Qwest (the "QWEST COMMON STOCK") in exchange for shares (or upon exercise of options for shares) of common stock, par value $.001 per share, of the Company ( the "COMPANY COMMON STOCK") owned by me.

    1. I hereby represent, warrant and covenant to Qwest that, if I receive any shares of Qwest Common Stock in the Merger:

            (a) I shall not make any sale or other transfer of such shares (or any interest therein) in violation of the Securities Act.

            (b) I have carefully read this letter and the Merger Agreement and discussed with my counsel or counsel for the Company the requirements of such documents and other applicable limitations upon my ability to sell or otherwise transfer such shares (or any interest therein), to the extent I felt necessary.

            (c) I have been advised that the issuance of such shares to me in the Merger has been registered with the Securities and Exchange Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (i) I may be deemed to be an affiliate of the Company and (ii) the distribution by me of such shares has not been registered under the Securities Act, I may not sell or otherwise transfer such shares (or any interest therein) issued to me in the Merger unless (x) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Securities Act, (y) such sale or other transfer has been registered under the Securities Act or (z) in the opinion of counsel reasonably acceptable to Qwest, such sale or other transfer is otherwise exempt from registration under the Securities Act.

            (d) I understand that, except as provided for in the Merger Agreement, Qwest is under no obligation to register the sale or other transfer of such shares (or any interest therein) by me or on my behalf under the Securities Act, except as provided in paragraph 2(a) below, to take any other action necessary in order to make compliance with an exemption from such registration available.

            (e) I also understand that there will be placed on the certificates for such shares issued to me, or any substitutions therefor, a legend stating in substance:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED SEPTEMBER 13, 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY."

            (f) I also understand that unless a sale or transfer of such shares by me is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Qwest reserves the right to put the following legend on the certificates issued to my transferee:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND

            WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

            (g) Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

        2. By Qwest's acceptance of this letter, Qwest agrees with me that, if I receive any shares of Qwest Common Stock in the Merger:

            (a) For so long as and to the extent necessary to permit me to sell such shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Qwest shall (i) use its reasonable best efforts to (x) file, on a timely basis, all reports and data required to be filed with the Securities and Exchange Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "EXCHANGE ACT"), and (y) furnish to me upon request a written statement as to whether Qwest has complied with such reporting requirements during the 12 months preceding any proposed sale of the shares by me under Rule 145, and (ii) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Qwest has filed all reports required to be filed with the Securities and Exchange Commission under Section 13 of the Exchange Act during the preceding 12 months.

      (b) It is understood and agreed that certificates for such shares having the legends set forth in paragraphs (e) and (f) above will be substituted by delivery of certificates without such legend if (i) one year shall have elapsed from the date of the consummation of the Merger and the provisions of Rule 145(d)(2) under the Securities Act are then available to me or (ii) Qwest has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Qwest, or a "no-action" letter obtained by the undersigned from the staff of the Securities and Exchange Commission, to the effect that the restrictions imposed by Rule 144 and Rule 145 under the Securities Act no longer apply to such shares.

                         Very truly yours,


                         ___________________________
                         Name:


ACCEPTED AND AGREED:


QWEST COMMUNICATIONS INTERNATIONAL INC.



By:  ______________________
     Name:
     Title:

Date:

                                                         ANNEX B


      [LETTERHEAD OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION]


                               September 13, 1998


Board of Directors
Icon CMT Corp.
1200 Harbor Boulevard
Weehawken, New Jersey 07087

Dear Sirs:

  You have requested our opinion as to the fairness from a financial point of view to the holders of common stock (other than the holders of common stock of the Company who are Affiliates of the Company) of Icon CMT Corp. (the "Company") of the Merger Consideration (as defined below) to be received by such holders of common stock pursuant to the terms of the Agreement and Plan of Merger, dated as of September 13, 1998 (the "Agreement"), among the Company, Qwest Communications International Inc. ("Qwest") and Qwest 1998-I Acquisition Corp. ("Sub"), pursuant to which Sub will be merged (the "Merger") with and into the Company. Any capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Agreement.

  Pursuant to the Agreement, each share of common stock, par value $.001 per share, of the Company (the "Company Common Stock") will be converted (excluding shares held by the Company, Qwest, Sub or their respective Wholly-Owned Subsidiaries) into the right to receive (i) if the average trading price of the common stock on the NASDAQ, par value $.01 per share, of Qwest, ("Qwest Common Stock") for the 15 consecutive trading days ending on the trading day that is three Business Days before the date of the Company Stockholder Meeting (the "Average Market Price") is not more than $37.50 nor less than $27.00, a number of shares of Qwest Common Stock equal to $12.00 divided by the Average Market Price, (ii) if the Average Market Price is more than $37.50, .3200 of a share of Qwest Common Stock, and (iii) if the Average Market Price is less than $27.00,
 .4444 of a share of Qwest Common Stock (the "Merger Consideration").

  In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Qwest, including information provided during discussions with their respective managements. Included in the information provided during discussions with the Company's management were certain financial projections of the Company for the period beginning December 31, 1997 and ending December 31, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company and Qwest with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock and Qwest Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

  In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Qwest or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have relied on the representation of management of the Company that the financial projections have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company, assuming the Company would be able to satisfy its anticipated funding needs on satisfactory terms and timing. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

  Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to prices at which Qwest Common Stock will trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company and Qwest in the past and has been compensated for such services. DLJ is being compensated for services rendered in connection with the Merger, including the delivery of this opinion.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration to be received by holders of Company Common Stock (other than holders of Company Common Stock who are Affiliates of the Company) pursuant to the Agreement is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: /s/  Louis P. Friedman
                                              -----------------------------
                                              Louis P. Friedman
                                              Managing Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such officer's or director's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expense which such officer or director actually and reasonably incurred.

     In accordance with Section 102(b)(7) of the DGCL, the Amended and Restated Certificate of Incorporation of Qwest, as amended (the "Qwest Certificate of Incorporation"), provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for
(i) breaches of their duty of loyalty to Qwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

     The Qwest Certificate of Incorporation and the Bylaws of Qwest (the "Qwest Bylaws") provide for indemnification of Qwest's officers and directors to the fullest extent permitted by applicable law, except that the Qwest Bylaws provide that Qwest is required to indemnify an officer or director in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of Qwest. In addition, Qwest maintains insurance policies which provide coverage for its officers and directors in certain situations where Qwest cannot directly indemnify such officers or directors.

     Pursuant to Section 145 of the DGCL and the Qwest Certificate of Incorporation and the Qwest Bylaws, Qwest maintains directors' and officers' liability insurance coverage.

Item 21.  Exhibits and Financial Statement Schedules.

     The following documents are filed as part of this Registration Statement:

Exhibit No.                             Description
-----------                             -----------

 3.1**         Amended and Restated Certificate of Incorporation of Qwest.
 3.2           Certificate of Amendment of Amended and Restated Certificate of
               Incorporation of Qwest (incorporated by reference to the exhibit of the same number to Qwest's Registration Statement on Form S-3
               (File No. 333-58617) filed July 7, 1998).
 3.3           Bylaws of Qwest (incorporated by reference to exhibit 3 in
               Qwest's Form 10-Q for the quarter ended September 30, 1997 (File
               No. 000-22609)).
 4.1(a)***     Indenture dated as of October 15, 1997 with Bankers Trust Company
               (including form of Qwest's 9.47% Senior Discount Notes due 2007 and 9.47% Series B Senior Discount Notes due 2007 as an exhibit thereto).
 4.1(b)****    Indenture dated as of August 28, 1997 with Bankers Trust Company
               (including form of Qwest's 10 7/8% Series B Senior Notes due 2007 as an exhibit thereto).
 4.1(c)****    Indenture dated as of January 29, 1998 with Bankers Trust Company
               (including form of Qwest's 8.29% Senior Discount Notes due 2008 and 8.29% Series B Senior Discount Notes due 2008 as an exhibit thereto).
 4.2****       Registration Agreement dated January 29, 1998 with Salomon
               Brothers Inc relating to Qwest's 8.29% Senior Discount Notes due
               2008.
 4.3           Third Amended and Restated Credit Agreement, dated as of
               September 5, 1997, by and among LCI International Inc., First
               Union National Bank, Nationsbank of Texas, N.A., and the Bank of
               New York (incorporated by reference to exhibit 4(c)(xv) in LCI's
               Quarterly Report on Form 10-Q for the quarter ended September 30,
               1997).
 4.4           Indenture dated as of June 23, 1997 between LCI International,
               Inc., and First Trust National Association, as trustee, Providing for the Issuance of Senior Debt Securities, including Resolutions of the Pricing Committee of the Board of Directors establishing the terms of the 7.25% Senior Notes due June 15, 2007
               (incorporated by reference to exhibit 4(c) in LCI's Current
               Report on Form 8-K dated June 23, 1997).
 5.1           Opinion of O'Melveny & Myers LLP with respect to the legality of the Qwest Common Stock being registered.
 8.1           Opinion of Parker Chapin Flattan & Klimpl, LLP with respect to certain tax matters.
10.1**         Growth Share Plan, as amended, effective October 1, 1996.
10.2**         Employment Agreement dated December 21, 1996 with Joseph P.
               Nacchio.
10.3**         Promissory Note dated November 20, 1996 and Severance Agreement dated December 1, 1996 with Robert S. Woodruff.
10.4****       Equity Compensation Plan for Non-Employee Directors.
10.5**+        IRU Agreement dated as of October 18, 1996 with Frontier
               Communications International Inc.
10.6**+        IRU Agreement dated as of February 26, 1996 with WorldCom Network
               Services, Inc.
10.7**+        IRU Agreement dated as of May 2, 1997 with GTE.
10.8**         Equity Incentive Plan.
10.9****       Employment Agreement dated March 7, 1997 with Stephen M.
               Jacobsen.
10.10****      Employment Agreement dated October 8, 1997 with Lewis O. Wilks.
10.11****      Employment Agreement dated September 26, 1997 with Brij
               Khandelwal.
10.12****      Employment Agreement dated September 19, 1997 with Larry Seese.
10.13****      Growth Share Plan Agreement with Joseph P. Nacchio, effective
               January 1, 1997, and Amendment thereto.
10.14****      Non-Qualified Stock Option Agreement with Joseph P. Nacchio, effective June 1997.

10.15 Employment Agreement, dated as of October 18, 1993, between LCI International Management Services, Inc. and Joseph A. Lawrence (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1994).*
10.16 LCI International, Inc. 1992 Stock Option Plan (incorporated by reference to LCI's Registration Statement No. 33-60558).*
10.17 LiTel Communications, Inc. 1993 Stock Option Plan (incorporated by reference to LCI's Registration Statement No. 33-60558).*
10.18 LCI International, Inc. 1994/1995 Stock Option Plan (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1993).*
10.19 LCI International, Inc. and Subsidiaries Nonqualified Stock Option Plan for Directors (incorporated by reference to LCI's Registration Statement No. 33-67368).*
10.20 LCI International, Inc. 1995/1996 Stock Option (incorporated by reference to LCI's Proxy Statement for the 1995 Annual Meeting of Shareowners).*
10.21 Employment Agreement, dated as of March 20, 1994, between LCI International, Inc. and H. Brian Thompson (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1994).*
10.22 LCI International Management Services, Inc. Supplemental Executive Retirement Plan (incorporated by reference to LCI's Quarterly Report on Form 10-Q for the quarter ended March 31,
               1995).*
10.23 Employment Agreement, dated as of October 1, 1995 between LCI International Management Services, Inc., and Larry Bouman (incorporated by reference to exhibit 10(1)(xviii) in LCI's Annual Report on Form 10-K for the year ended December 31,
               1995).*
10.24 1997/1998 LCI International, Inc. Stock Option Plan (incorporated by reference to exhibit 10(1)(xxi) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).*
10.25 LCI International, Inc. and Subsidiaries Executive Incentive Compensation Plan (incorporated by reference to exhibit 10(1)(xxii) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).*
10.26 Contractor Agreement dated January 18, 1993 by and between LCI International Telecom Corp. and American Communications Network, Inc. (incorporated by reference to LCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995). Portions of this exhibit have been omitted pursuant to a request for confidential treatment.*
10.27 Transfer and Administrative Agreement among Enterprise Funding Corporation, LCI SPC I, Inc., LCI International Telecom Corp., NationsBank, N.A. and certain other parties thereto, dated August 29, 1996 (incorporated by reference to exhibit 10(r)(i) in LCI's Quarterly Report on Form 10-Q for the quarter ended September 30,
               1996).
10.28 Receivables Purchase Agreement dated August 29, 1996, among LCI International Telecom Corp. and LCI SPC I, Inc. (incorporated by reference to exhibit 10(r)(ii) in LCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996).
10.29 Subordinated Intercompany Revolving Note, dated August 29, 1996, issued to LCI International Telecom Corp. by LCI SPC I, Inc. (incorporated by reference to exhibit 10(r)(iii) in LCI's Quarterly Report on Form 10-Q for the quarter ended September 30,
               1996).
10.30 Support Agreement, dated August 29, 1996, by LCI International, Inc. in favor of LCI SPC I, Inc. (incorporated by reference to exhibit 10(r)(iv) in LCI's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996).
10.31 Participation Agreement dated as of November 1996 among LCI International, Inc., as the Construction Agent and as the Lessee, First Security Bank, National Association, as the Owner Trustee under the Stuart Park Trust the various banks and lending institutions which are parties thereto from time to time as the Holders, the various banks and lending institutions which are parties thereto from time to time as the Lenders and NationsBank of

               Texas, N.A., as the Agent for the Lenders (incorporated by reference to exhibit 10(s)(i) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).
10.32 Unconditional Guaranty Agreement dated as of November 15, 1996 made by LCI International, Inc., as Guarantor in favor of NationsBank of Texas, N.A., as Agent for the ratable benefit of the Tranche A Lenders (incorporated by reference to exhibit 10(s)(ii) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).
10.33 Agency Agreement between LCI International, Inc., as the Construction Agent and First Security Bank, National Association, as the Owner Trustee under the Stuart Park Trust as the Lessor dated as of November 15, 1996 (incorporated by reference to exhibit 10(s)(iii) in LCI's Annual Report on Form 10-K for the year ended December 31, 1996).
10.34 Deed of Lease Agreement dated as of November 15, 1996 between First Security Bank, National Association as the Owner Trustee under the Stuart Park Trust, as Lessor and LCI International, Inc. as Lessee (incorporated by reference to exhibit 10(s)(iv) in LCI's Annual Report on Form 10-K for the year ended December 31,
               1996).
21.1           Subsidiaries of the Registrant.
23.1           Consent of KPMG Peat Marwick LLP.
23.2           Consent of Arthur Andersen LLP.
23.3           Consent of Grant Thornton LLP.
23.4           Consent of PricewaterhouseCoopers LLP.
23.5           Consent of Ernst & Young LLP.
23.6           Consent of Dollinger, Smith & Co.
23.7           Consent of O'Melveny & Myers LLP (contained in Exhibit 5.1).
23.8           Consent of Parker Chapin Flattan & Klimpl, LLP (contained in
               Exhibit 8.1).
24.1           Power of Attorney.
99.1           Form of Proxy.
99.2           Consent of Donaldson, Lufkin & Jenrette Securities Corporation.

*    Indicates executive compensation plans and arrangements.

     (ii) Financial Statement Schedules. The following is a complete list of Financial Statement Schedules filed as part of this Registration Statement:

Schedule IIA Qwest Communications International Inc. Valuation and Qualifying Accounts.
Schedule IIB   LCI International, Inc. Valuation and Qualifying Accounts.

Schedule IIC   Icon CMT Corporation Valuation and Quality Accounts.
______________________________________________________

** Incorporated by reference to the exhibit of the same number in Form S-1 as declared effective on June 23, 1997 (File No. 333-25391).
*** Incorporated by reference to exhibit 4.1 in Form S-4 as declared effective on January 5, 1998 (File No. 333-42847).
**** Incorporated by reference to the exhibit of the same number in Qwest's Form 10-K for the year ended December 31, 1997.
+ Portions have been omitted pursuant to a request for confidential treatment.
++ Incorporated by reference herein from Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-49915) filed by Qwest on May 13, 1998.



Item 22.  Undertakings.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES

    PURSUANT THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED QWEST COMMUNICATIONS INTERNATIONAL INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON _______ __, 1998.

                    QWEST COMMUNICATIONS INTERNATIONAL INC.


               By:    /s/ ROBERT S. WOODRUFF
                   ----------------------------------------------------
               Name: Robert S. Woodruff
               Title: Executive Vice President--Finance


                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS, ROBERT W. WOODRUFF, HIS ATTORNEY-IN-FACT, WITH THE POWER OF SUBSTITUTION, FOR HIM IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT (INCLUDING POST-EFFECTIVE AMENDMENTS), AND TO FILE THE SAME, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT, OR HIS SUBSTITUTE OR SUBSTITUTES, MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


       SIGNATURE                     CAPACITY                  DATE
       ---------                     --------                  ----

/s/ PHILIP F. ANSCHUTZ*       Chairman of the Board       _________ __, 1998
-------------------------
    PHILIP F. ANSCHUTZ

/s/ H. BRIAN THOMPSON*        Vice Chairman of the Board  _________ __, 1998
-------------------------
    H. BRIAN THOMPSON

/s/ JOSEPH P. NACCHIO*        Director, President and     _________ __, 1998
-------------------------
    JOSEPH P. NACCHIO           Chief Executive Officer
                                (Principal Executive
                                Officer)

 /s/ ROBERT S. WOODRUFF*      Director and Executive      _________ __, 1998
-------------------------
     ROBERT S. WOODRUFF         Vice President--
                                Finance and Chief
                                Financial Officer
                                (Principal Financial
                                Officer and Principal
                                Accounting

                                Officer)

/s/ CANNON Y. HARVEY*           Director                    _________ __, 1998
-----------------------
    CANNON Y. HARVEY

/s/ JORDAN L. HAINES*           Director                    _________ __, 1998
-----------------------
    JORDAN L. HAINES

/s/ DOUGLAS M. KARP*            Director                    _________ __, 1998
-----------------------
    DOUGLAS M. KARP

/s/ VINOD KHOSLA*               Director                    _________ __, 1998
-----------------------
    VINOD KHOSLA

/s/ RICHARD T. LIEBHABER*       Director                    _________ __, 1998
------------------------
    RICHARD T. LIEBHABER

/s/ DOUGLAS L. POLSON*          Director                    _________ __, 1998
-----------------------
    DOUGLAS L. POLSON

/s/ CRAIG D. SLATER*            Director                    _________ __, 1998
-----------------------
    CRAIG D. SLATER

/s/ W. THOMAS STEPHENS*         Director                    _________ __, 1998
-----------------------
    W. THOMAS STEPHENS

/s/ ROY A. WILKENS*              Director                    _________ __, 1998
-----------------------
    ROY A. WILKENS


* By:  /s/ ROBERT S. WOODRUFF
       ----------------------
       Robert S. Woodruff
       as attorney-in-fact

                                                                  SCHEDULE IIC
                                ICON CMT CORP.
                       VALUATION AND QUALIFYING ACCOUNTS
                                (In thousands)


                                                                    Additions
                                                              ----------------------
                                                 Balance at   Charged to  Charged to                Balance at
                                                 beginning    costs and     other                     end of
                                                 of period    expenses     accounts     Deductions     period
                                                 ----------   ----------  ----------    ----------  ----------
Allowance for Doubtful Accounts
  Year ended December 31, 1995                      112         225            -              (2)       335
  Year ended December 31, 1996                      335         109            -              (2)       442
  Year ended December 31, 1997                      442          13            -               -        445


Valuation reserve - deferred tax assets
  Year ended December 31, 1995                        -           -            -               -          -
  Year ended December 31, 1996                        -       3,296            -               -      3,296
  Year ended December 31, 1997                    3,296       5,482            -               -      8,778

                    QWEST COMMUNICATIONS INTERNATIONAL INC.

                               INDEX TO EXHIBITS


   Exhibit
   Number       Exhibit Description
   ------       -------------------

    5.1         Opinion of O'Melveny & Myers LLP.

    8.1         Opinion of Parker Chapin Flattau & Klimpl, LLP.

   21.1         Subsidiaries of the Registrant

   23.1         Consent of KPMG Peat Marwick LLP.

   23.2         Consent of Arthur Andersen LLP.

   23.3         Consent of Grant Thornton LLP.

   23.4         Consent of PricewaterhouseCoopers LLP.

   23.5         Consent of Ernst & Young LLP.

   23.6         Consent of Dollinger, Smith & Co.

   24.1         Power of Attorney.

   99.1         Form of Proxy.

   99.2         Consent of Donaldson, Lufkin & Jenrette Securities Corporation.